As filed with the Securities and Exchange Commission on June 11, 2010
Registration No. 333-166448

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1
to
Form S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

LEGACY HEALTHCARE PROPERTIES TRUST INC.
(Exact name of registrant as specified in governing instruments)

189 South Orange Avenue
South Tower, Suite 1150
Orlando, Florida 32801
(407) 412-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas J. Hutchison III
Chairman and Chief Executive Officer
Legacy Healthcare Properties Trust Inc.
189 South Orange Avenue
South Tower, Suite 1150
Orlando, Florida 32801
(407) 412-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Wright, Esq. Daniel M. LeBey, Esq. Hunton & Williams LLP 951 East Byrd Street Richmond, Virginia 23219 Tel: (804) 788-8200 Fax: (804) 788-8218	Jay L. Bernstein, Esq. Per B. Chilstrom, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel: (212) 878-8000 Fax: (212) 878-8375

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, JUNE 11, 2010
PRELIMINARY PROSPECTUS

           Shares

Common Stock

This is the initial public offering of our common stock. No public market currently exists for our common stock. We are offering all of the       shares of common stock offered by this prospectus. We expect the public offering price to be $      per share.

We intend to apply to have our common stock listed on the New York Stock Exchange, or the NYSE, under the symbol “LRP.”

Concurrently with this offering, in a separate private placement, we will sell an aggregate of           shares of common stock to our executive officers at a price per share equal to the public offering price per share in this offering.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our short taxable year ending December 31, 2010. The shares of common stock offered by this prospectus are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT. Our charter, subject to certain exceptions, limits beneficial and constructive ownership to no more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the following and other material risks of investing in our common stock in “Risk Factors” beginning on page 15 of this prospectus:

➢	We have no operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

➢	If we are unable to timely complete the purchase of the six senior housing facilities we currently have under contract or at all, we will have no immediate designated use for substantially all of the net proceeds of this offering and the concurrent private placement, we may experience delays in locating and securing attractive alternative investments, and we will have incurred substantial expenses without our stockholders realizing the expected benefits.

➢	We depend on the efforts and expertise of the members of our management team and our business would be adversely affected by the loss of their services.

➢	Upon completion of the acquisition of the six senior housing facilities that we currently have under contract, affiliates of Senior Lifestyle Management, L.L.C. will account for substantially all of our revenues.

➢	Due to our concentration in senior housing, a downturn in the senior housing or general health care industry would adversely affect our operations and financial condition.

➢	To the extent we use the net proceeds from this offering and the concurrent private placement to make distributions to our stockholders, the amount of cash we have available to invest in senior housing facilities or for other purposes would be reduced.

➢	We will depend on our facility operators for a significant portion of our revenues and operating income. Any inability or unwillingness by our facility operators to satisfy their obligations to us under their agreements with us could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

➢	Our failure to qualify, or our failure to remain qualified, as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$	$

Underwriting discount and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional           shares of our common stock at the public offering price, less the underwriting discount and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discount and commissions will be $      and our total proceeds, before expenses, will be $        .

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about          , 2010.

UBS Investment Bank

The date of this prospectus is        , 2010.

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

i

Summary

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors” beginning on page 15, before making a decision to invest in our common stock. In this prospectus, references to “our company,” “we,” “us” and “our” mean Legacy Healthcare Properties Trust Inc., a Maryland corporation, and its subsidiaries and references to our “operating partnership” mean Legacy Healthcare Properties, LP, a Delaware limited partnership, the subsidiary through which we will conduct our business. We consider Thomas J. Hutchison III, our Chairman and Chief Executive Officer, and Phillip M. Anderson, Jr., our President and Chief Operating Officer, to be our promoters. Upon completion of this offering and the concurrent private placement, we will form one or more taxable REIT subsidiaries, each a TRS, including (i) a wholly-owned TRS holding company and its subsidiaries to which we may lease certain of our facilities and which we collectively refer to as our TRS lessee and (ii) other TRSs through which we may provide non-customary services to residents at certain facilities, which we refer to as TRS service providers. Unless the context requires otherwise, references in this prospectus to our “facility operators” refer to the third-party operators that will net lease senior housing facilities from us and to the third-party operators that will manage senior housing facilities that we anticipate leasing to our TRS lessee.

Unless otherwise indicated, the information contained in this prospectus assumes: (1) the shares of common stock to be sold in this offering are sold at an assumed public offering price equal to $       , which is the initial public offering price set forth on the cover of this prospectus; (2) the sale in a concurrent private placement to our executive officers of an aggregate of           shares of our common stock at a price per share equal to the public offering price without the payment by us of any placement fees; and (3) the underwriters’ over-allotment option to purchase up to an additional           shares of our common stock is not exercised.

OUR COMPANY

We are a self-advised real estate company that was recently organized to acquire, own and actively asset manage income-producing senior housing facilities that derive substantially all of their revenues from private payment sources, generate stable cash flows and have the potential for long-term capital appreciation. Shortly after completion of this offering and the concurrent private placement, we expect to complete the acquisition of six high quality senior housing facilities located in Florida, Illinois, New Jersey, New York and Virginia for an aggregate contractual purchase price of $246.0 million excluding transaction costs and the assumption of certain deposit liabilities. We believe the markets in which these facilities are located exhibit strong demand, high barriers to entry and limited new supply. These facilities contain 1,041 independent and assisted living units with a weighted average occupancy of approximately 90.1% for the three months ended March 31, 2010. Substantially all of the revenues at these facilities are derived from private payment sources. The acquisition of these facilities demonstrates our ability to execute our growth strategy and acquire senior housing facilities that meet our targeted acquisition criteria.

We were formed in April 2010 to utilize the substantial experience and extensive network of relationships in the senior housing and real estate industries of our management team, which is led by Thomas J. Hutchison III, our Chairman and Chief Executive Officer, to identify and acquire independent living facilities, or ILFs, assisted living facilities, or ALFs, which may include Alzheimer’s/dementia care units or free-standing Alzheimer’s/dementia care facilities, and continuing care retirement communities which, in each case, generate substantially all of their revenues from private payment sources. We will generally target high quality facilities that occupy a market leading position within their local markets and are located in and around metropolitan areas with strong demographic profiles, high barriers to entry and limited new supply, as well as in destination retirement areas such as California, Florida, North Carolina, South Carolina and Texas. While not a primary focus of our strategy, we may also opportunistically acquire additional types of senior housing facilities, including but not limited to senior apartments and skilled nursing facilities.

We intend to capitalize on our management team’s prior experience in utilizing creative and flexible acquisition, lease and management structures to facilitate acquisitions and, where appropriate, to participate on an after-tax basis in operating improvements and capture potential growth in facility-level cash flows. We may, for example, lease certain facilities to our TRS lessee, which will contract with facility operators to operate these facilities, or lease our facilities to facility operators pursuant to net leases that will provide for the payment of base rent subject to annual escalators and require additional percentage rent based on gross revenues. For certain facilities, such as skilled nursing facilities, that possess slower growth characteristics or reimbursement risk from government programs such as Medicare and Medicaid, we may use traditional net lease structures even if the facilities are eligible for the TRS lessee structure. Alternatively, we may lease the units in certain facilities directly to the residents and form a TRS to provide services to the residents.

A key element of our strategy is to employ a dedicated and experienced asset management team to proactively manage our facility operators in order to improve operational performance and enhance the return on our investments. We plan to dedicate substantially more resources to asset management than many companies in our industry, which we believe will provide us with a competitive advantage. Although we do not intend to operate our facilities, our management team and the asset managers we intend to employ will actively participate with our facility operators in various aspects of the operations of our facilities, including property positioning and repositioning, operations analysis, physical design, renovation, capital improvements, resident experience and overall strategic direction. Our facilities will be managed by or leased to experienced operators that we believe have track records of growth and profitability.

We intend to elect and qualify to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2010.

MARKET OPPORTUNITY

We believe the current market presents an attractive environment for us to invest in senior housing facilities. We expect the supply of suitable acquisition opportunities to grow as (i) senior housing operators seek to monetize real estate assets to fund growth in their core businesses, (ii) investment managers seek liquidity for investors in limited life funds and (iii) senior housing owners, operators and investors continue to face challenges refinancing debt used to acquire or develop senior housing facilities at peak-market prices during the period from 2003 to 2007. Moreover, we believe we will face less competition in the senior housing market compared to other commercial real estate sectors since generalist real estate investors have refocused on distressed assets in the multifamily, industrial, office and retail sectors in preference to the senior housing sector. In addition, senior housing cash flows should benefit from favorable demand and supply dynamics. Specifically, we believe that senior housing cash flows will benefit as occupancy levels revert to historical averages. This reversion will be driven by favorable demographic trends and limited supply growth given capital constraints in the senior housing industry and the overall economy.

Upon completion of this offering, the concurrent private placement and the acquisition of the six senior housing facilities that we currently have under contract, we expect to have approximately           million of cash available to invest in additional senior housing facilities. We believe our growth-oriented capital structure, together with our management team’s extensive network of long-standing relationships in the senior housing and real estate industries and the team’s depth of experience in using creative and flexible transaction structures, position us to take advantage of the opportunities described above.

OUR COMPETITIVE ADVANTAGES

We expect to have the following competitive advantages:

➢	Proven track record of acquiring senior housing facilities. Our management team has a proven track record of identifying and acquiring senior housing facilities. Mr. Hutchison, our Chairman and Chief Executive Officer, served in various capacities as an executive officer of CNL Retirement Properties, Inc., or CNL Retirement, and as an executive officer of CNL Retirement Corp., the external advisor of CNL Retirement, from February 2000 through September 2005. Mr. Anderson, our President and Chief Operating Officer, also served as an executive officer of CNL Retirement and its external advisor from 1999 through October 2006. Mr. Hutchison and Mr. Anderson, together with other real estate professionals, that included members of our management team, oversaw the investment of approximately $2.7 billion in equity capital that was raised by CNL Retirement. In particular, during their respective terms of service as executives at CNL Retirement, Mr. Hutchison was instrumental in identifying acquisition opportunities and negotiating the material terms of such acquisitions. Mr. Anderson had primary responsibility for underwriting the senior housing acquisition opportunities, assessing the quality of facility management and asset managing CNL Retirement’s facilities after they were acquired, in addition to assisting Mr. Hutchison in sourcing senior housing acquisition opportunities. Moreover, after Mr. Hutchison resigned from his positions with CNL Retirement, Mr. Anderson managed the performance of all CNL Retirement senior housing and health care properties and participated as a key member of the transaction team in connection with the merger of CNL Retirement with HCP, Inc. CNL Retirement was a public, non-traded REIT that raised capital through a series of continuous offerings of its common stock at a fixed price of $10.00 from its inception in 1998 through March 2006. For information regarding the returns generated by CNL Retirement, see “Business — Our Management Team’s Track Record.”

➢	Proven acquiror of senior housing facilities with access to off-market acquisition opportunities. Our management team has substantial experience in the senior housing and real estate industries and has developed an extensive network of long-standing relationships with senior housing owners, operators and developers, brokers, banks, insurance companies, publicly-traded companies, fund managers, REITs, private investors and other parties who invest in or otherwise provide capital to the senior housing industry. We believe these long-standing relationships will provide us with access to a significant pipeline of off-market acquisition opportunities that may not be available to other buyers.

➢	Attractive initial portfolio with strong embedded growth. We believe the six senior housing facilities we have under contract are high quality facilities that occupy market-leading positions in markets with strong demand, high barriers to entry and limited new supply. We believe the acquisition of these facilities will provide us with a strong platform to facilitate our future growth.

➢	Internal growth focus. Unlike many companies in our industry that seek to generate internal growth through annual rent escalators tied to increases in the Consumer Price Index, or CPI, we intend to structure our transactions, where appropriate, to capture potential growth in facility-level cash flows on an after-tax basis. Our management team has substantial experience structuring net leases that require facility operators to pay, in addition to base rent, percentage rent based on gross revenues. In addition, certain members of our management team and certain of our director nominees have substantial experience in the hospitality REIT industry where the TRS lessee structure has been utilized since 2001. We believe this gives us a competitive advantage to the extent we implement the TRS lessee structure for certain facilities we acquire.

➢	Growth-oriented capital structure. After the completion of this offering, the concurrent private placement and the acquisition of the six senior housing facilities that we currently have under contract, we expect to have approximately $ million of cash to invest in additional facilities. We believe certain of our competitors face challenges from the recent economic downturn, such as deteriorating facility-level cash flows and excessive leverage combined with upcoming debt maturities, which will keep management focused on balance sheet repair rather than pursuing senior housing acquisitions. We will not have these issues, which will enable the members of our management team to dedicate substantial amounts of their time to sourcing, negotiating and completing senior housing acquisitions. We also intend to obtain a revolving credit facility to provide us with additional liquidity to, among other things, pursue acquisitions which may require capital exceeding the funds raised in this offering. There is no assurance that we will be successful in securing a revolving credit facility on terms that are acceptable to us or at all.

➢	Active asset management. Given our strategy of employing creative and flexible acquisition, leasing and management structures to facilitate acquisitions and, where appropriate, to participate on an after-tax basis in operating improvements and capture potential growth in facility-level cash flows, we plan to dedicate substantially more resources to asset management than many companies in our industry, which we believe will provide us with a competitive advantage.

➢	Committed management team with interests aligned with stockholders. Our management team will invest $ in our common stock in the concurrent private placement. In addition, we will grant an aggregate of shares of our common stock to our executive officers upon completion of this offering which, together with the shares they will purchase in the concurrent private placement, will result in ownership by our management team of approximately % of our outstanding common stock upon the completion of this offering and the concurrent private placement. Further, we will grant performance-based options to purchase an aggregate of shares of our common stock to our executive officers upon completion of this offering. The shares of common stock will be fully vested upon grant. The performance-based options will be subject to performance-based vesting criteria to be determined by the compensation committee of our board of directors. We believe that our management team’s equity ownership in our company will strongly align the team’s interests with those of our stockholders.

OUR PORTFOLIO

The following table sets forth information regarding the senior housing facilities that we have under contract and expect to acquire after completion of this offering and the concurrent private placement:

		Number
	Type of	of units		Year built/last
Facility/Location	facility	ILF	ALF(1)	major renovation	Occupancy(2)

Lake Barrington Woods—Lake Barrington, IL	ILF	130	62	2000	96.8%
Bella Terra—Jackson, NJ	ILF	124	91	2001	88.3
Baywinde—Webster, NY(3)	ILF	134	78	2001	89.0
Walden Place—Cortlandville, NY	ALF	0	80	2001	97.4
Chancellor’s Village—Fredericksburg, VA	ILF	147	40	1989/1998	78.1
Mangrove Bay—Jupiter, FL	ILF	101	54	2002	97.0

Total/Weighted Average		636	405		90.1%

(1)	Includes 88 Alzheimer’s/dementia care units.

(2)	For the three months ended March 31, 2010, the occupancy rates shown represent the average occupancy rate for the period determined by calculating the average of the average monthly occupancy rates for each month in the quarter.

(3)	Consists of a campus that includes nine separate buildings, eight of which are referred to as Castle Pointe and one of which is referred to as Sage Harbor.

The aggregate contractual purchase price excluding transaction costs and the assumption of certain deposit liabilities for the six facilities is $246.0 million. Approximately $88.0 million of the contractual purchase price will be paid in cash. The remainder of the contractual purchase price will be paid through our assumption of approximately $158.0 million of in-place mortgage debt.

The purchase and sale agreement for the six senior housing facilities contains various customary conditions to closing. There can be no assurances that all of these conditions will be satisfied or waived and that we will be able to complete the acquisition of these facilities on the terms described herein or at all.

As further described in “Material Federal Income Tax Considerations,” following completion of this offering and our receipt of the private letter ruling from the Internal Revenue Service, or IRS, that we intend to request confirming our ability to lease the six facilities we have under contract to our TRS lessee and the regulatory approvals required to transfer the operating licenses for these facilities to our TRS lessee, we intend to lease these facilities to our TRS lessee. Pending receipt of these approvals, we will enter into new or assume and modify existing net leases with affiliates of Senior Lifestyle Management, L.L.C., or Senior Lifestyle Management, the management company that currently operates these facilities. Each lease will have a term that expires on January 31, 2012, with a possible extension for a period not to exceed 18 months, and will require the tenants to pay us aggregate fixed rent at an annual rate of approximately $16.3 million in 2010, $18.5 million in 2011, $20.7 million in 2012 and $21.0 million in 2013. We will have the right to terminate each lease at any time without penalty and the tenant will have no further obligations under the terminated lease, including, so long as no tenant event of default exists upon termination, the payment of accrued and unpaid rent. If the IRS does not confirm our ability to use a TRS lessee for certain of these facilities, we will either lease the units at the facilities directly to the residents and use a TRS to provide services to the residents or net lease the facilities to affiliates of Senior Lifestyle Management under long-term net leases that provide for the payment of base rent subject to annual escalators as well as additional percentage rent based on gross revenues.

The tenants at the four facilities located in states other than New York will each enter into a management agreement with Senior Lifestyle Management with a term of 20 years. The tenants at the two facilities located in New York will each enter into a management agreement with Senior Lifestyle Management with an initial term of five years, subject to three five-year extensions exercisable at the option of Senior Lifestyle Management. We are not a party to these management agreements. Under these management agreements, the tenant will be required to pay Senior Lifestyle Management a base management fee equal to a percentage of the gross revenue generated at the facilities, as well as additional incentive fees that will be payable to Senior Lifestyle Management to the extent the net operating income of the facilities on a combined basis exceeds certain thresholds. Senior Lifestyle Management will also be entitled to receive a success fee upon a sale of the applicable facility under certain circumstances. If we terminate any of the leases described above and enter into a new lease with our TRS lessee, the management agreement will be assigned by the applicable tenant to our TRS lessee.

If a management agreement is terminated by a tenant, including our TRS lessee if the management agreement has been assigned to our TRS lessee, other than as a result of Senior Lifestyle Management’s failure to achieve certain operating performance targets or for cause, the tenant will be required to pay Senior Lifestyle Management a buy-out fee in an amount that decreases over the term of the management agreement. A tenant, including our TRS lessee if the management agreement has been assigned to our TRS lessee, may also be required to pay Senior Lifestyle Management a buy-out fee if the tenant terminates the management agreement due to the manager’s failure to meet certain operating performance requirements.

For a detailed description of the terms of the purchase and sale agreement, leases and the management agreements, see “Business—Our Portfolio.”

INVESTMENT STRATEGY

Our objective is to maximize total returns to our stockholders through the payment of consistent cash distributions and the achievement of long-term capital appreciation in our properties. We intend to achieve this objective by acquiring senior housing facilities that generate substantially all of their revenues from private payment sources. We will target facilities that occupy a market-leading position within their local markets and that are located in and around metropolitan areas with strong demographic profiles, as well as in destination retirement areas.

Our primary focus will be on identifying and acquiring the following facilities:

➢	independent living facilities;

➢	assisted living facilities, including freestanding Alzheimer’s/dementia care facilities; and

➢	continuing care retirement communities.

While not a primary focus of our strategy, we may also opportunistically acquire from time to time additional types of senior housing facilities, including but not limited to senior apartments and skilled nursing facilities.

OUR GROWTH STRATEGIES

Our objective is to maximize total returns to our stockholders through the payment of consistent cash distributions and the achievement of long-term capital appreciation in our properties through the pursuit of the following growth strategies:

➢	Capitalize on network of relationships to pursue off-market transactions. We plan to pursue off-market transactions in our target markets through the long-standing relationships our management team has developed over the past 20 years. We believe these relationships will be a significant source of senior housing acquisition opportunities.

➢	Utilize creative and flexible transaction structures to participate in operating improvements. We intend to capitalize on our management team’s prior experience in utilizing creative and flexible acquisition, management and lease structures that allow senior housing REITs to capture potential growth in facility-level cash flows.

➢	Maximize value through active asset management. Based on our management team’s prior experience, we expect to allocate a significant portion of our staffing resources to asset management based on an active ownership philosophy that engages our facility operators in a cooperative relationship. Although we do not intend to operate our senior housing facilities directly, we will actively participate with our facility operators in various aspects of the operations of our facilities, including positioning and repositioning, operations analysis, physical design, renovation, capital improvements, resident experience and overall strategic direction.

SUMMARY RISK FACTORS

An investment in our common stock involves various risks. You should carefully consider the matters discussed in “Risk Factors” beginning on page 15 of this prospectus before you decide whether to invest in our common stock. Some of the risks include the following:

➢	We have no operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

➢	If we are unable to timely complete the purchase of the six senior housing facilities we currently have under contract or at all, we will have no immediate designated use for substantially all of the net proceeds of this offering and the concurrent private placement, we may experience delays in locating and securing attractive alternative investments, and we will have incurred substantial expenses without our stockholders realizing the expected benefits.

➢	We depend on the efforts and expertise of the members of our management team and our business would be adversely affected by the loss of their services.

➢	Upon completion of the acquisition of the six senior housing facilities that we currently have under contract, affiliates of Senior Lifestyle Management will account for substantially all of our revenues.

➢	Due to our concentration in senior housing, a downturn in the senior housing or general health care industry would adversely affect our operations and financial condition.

➢	To the extent we use the net proceeds from this offering and the concurrent private placement to make distributions to our stockholders, the amount of cash we have available to invest in senior housing facilities or for other purposes would be reduced.

➢	We will depend on our facility operators for a significant portion of our revenues and operating income. Any inability or unwillingness by our facility operators to satisfy their obligations to us under their agreements with us could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

➢	Our failure to qualify, or our failure to remain qualified, as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

OUR ORGANIZATIONAL STRUCTURE

We were formed as a Maryland corporation on April 7, 2010. We are the sole general partner of our operating partnership, Legacy Healthcare Properties, LP, the subsidiary through which we will conduct substantially all of our operations and make substantially all of our investments. Upon completion of this offering and the concurrent private placement, we will contribute to our operating partnership the net proceeds of this offering and the concurrent private placement as our initial capital contribution in exchange for units of limited partnership interests in our operating partnership, or OP units. In the future, we may issue OP units as consideration for the purchase of senior housing facilities or in accordance with our 2010 Equity Incentive Plan.

The following chart shows our anticipated operating structure and the anticipated ownership structure of our company following completion of this offering and the concurrent private placement:

(1)	Includes an aggregate of (i) shares of our common stock that our executive officers have agreed to purchase in the concurrent private placement, (ii) an aggregate of 25,000 shares of restricted common stock that we will grant to our director nominees pursuant to our 2010 Equity Incentive Plan upon completion of this offering and (iii) an aggregate of shares of our common stock, representing 1.6% of the total number of shares of our common stock being offered in this offering and the concurrent private placement, that we will grant to our executive officers pursuant to our 2010 Equity Incentive Plan upon completion of this offering, which will be fully vested upon grant. If the size of this offering changes or the underwriters exercise their over-allotment option, the number of shares of common stock to be granted to our executive officers will be adjusted to an aggregate amount equal to 1.6% of the total number of shares sold in this offering and the concurrent private placement. Excludes performance-based options to purchase an aggregate of shares of our common stock, representing in the aggregate 1.8% of the total number of shares of our common stock being offered in this offering and the concurrent private placement, that we will grant to our executive officers upon completion of this offering. These performance-based options will be subject to performance-based vesting criteria to be determined by the compensation committee of our board of directors. If the size of this offering changes or the underwriters exercise their over-allotment option, the number of options to be granted to our executive officers will be adjusted to an aggregate amount equal to 1.8% of the total number of shares sold in this offering and the concurrent private placement.

TAX STATUS

We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ending on December 31, 2010. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, as amended, or the Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2010 and continuing thereafter.

As a REIT, we generally will not be subject to federal income tax on our taxable income that we distribute currently to our stockholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. If we fail to qualify for taxation as a REIT in any taxable year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we will be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and assets and to federal income and excise taxes on our undistributed income. Additionally, any income earned by our TRS lessee and any other TRS will be fully subject to federal, state and local corporate income tax.

In order for the income from our health care real estate operations to constitute “rents from real property” for purposes of the gross income tests required for REIT qualification under the Code, we cannot directly operate any of our facilities. Instead, we must lease our facilities. In some cases, we expect to lease our facilities to our TRS lessee. Our TRS lessee will pay rent to us that can qualify as “rents from real property,” provided that the facilities leased to the TRS lessee are treated as “qualified health care facilities” and the TRS lessee engages facility operators that are “eligible independent contractors” to manage the facilities. A TRS is a corporate subsidiary of a REIT that jointly elects with the REIT to be treated as a TRS of the REIT and that pays federal income tax at regular corporate rates on its taxable income. By leasing certain facilities to our TRS lessee, we will be able to participate in the operating growth at these facilities on an after-tax basis. Our facilities that are not leased to our TRS lessee will generally be leased to third-party facility operators pursuant to long-term net leases that provide for base rent subject to annual escalators plus percentage rent based on gross revenues or we may lease the units at certain of the facilities directly to the residents and provide services to those residents through a TRS. As further described in “Material Federal Income Tax Considerations,”

following the completion of this offering, our receipt of the private letter ruling from the IRS that we intend to request confirming our ability to lease the facilities we have under contract to our TRS lessee and the regulatory approvals required to transfer the operating licenses for these facilities to our TRS lessee, we intend to lease these initial facilities to our TRS lessee. Pending receipt of these approvals, we will enter into new or assume and modify existing net leases with affiliates of Senior Lifestyle Management, the management company that currently operates these facilities. If the IRS does not confirm our ability to use a TRS lessee for certain of these facilities, we will either lease the units at the facilities directly to the residents and use a TRS to provide services to the residents or net lease the facilities to an affiliate of Senior Lifestyle Management under a long-term net lease that provides for the payment of base rent subject to annual escalators as well as additional percentage rent based on gross revenues.

DISTRIBUTION POLICY

We intend to make distributions consistent with our intent to be taxed as a REIT under the Code. We intend to make regular quarterly distributions to our common stockholders out of funds legally available therefor beginning at such time as our board of directors determines that we have acquired senior housing facilities generating sufficient cash flow to do so. Until we invest a substantial portion of the net proceeds of this offering and the concurrent private placement in senior housing facilities, we expect our distributions will be nominal. We cannot predict the timing of our senior housing facility investments or when we will commence paying quarterly distributions.

In order to qualify for taxation as a REIT, we intend to make annual distributions to our stockholders of at least 90% of our REIT taxable income each year, determined without regard to the deduction for dividends paid and excluding any net capital gains. We cannot assure you as to when we will begin to generate sufficient cash flow to make distributions to our stockholders or our ability to sustain those distributions. Distributions will be authorized by our board of directors and declared by us based upon a variety of factors deemed relevant by our directors. Distributions to our stockholders generally will be taxable to our stockholders as ordinary income; however, because a significant portion of our investments will be equity ownership interests in senior housing facilities, which will generate depreciation and other non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. To the extent consistent with maintaining our qualification as a REIT, we may retain any earnings that accumulate in our TRS lessee or any other TRS.

RESTRICTIONS ON OWNERSHIP OF OUR COMMON STOCK

In order to help us qualify as a REIT, among other reasons, our charter, subject to certain exceptions, restricts the amount of our shares that a person may beneficially or constructively own. Our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our charter also contains other restrictions on ownership and transfer which are described under “Description of Shares of Capital Stock—Restrictions on Ownership and Transfer.”

Our board of directors, in its sole discretion, may prospectively or retroactively exempt a person from the ownership limit and certain other restrictions on ownership and transfer in our charter and may establish or increase an excepted holder percentage limit for such person.

OUR INFORMATION

Our principal executive offices are located at 189 South Orange Avenue, South Tower, Suite 1150, Orlando, Florida 32801. Our telephone number is (407) 412-9200. We expect to maintain a website at www.LRPreit.com upon completion of this offering. The contents of our website are not a part of this prospectus.

The offering

Common stock we are offering	shares

Common stock to be outstanding after this offering and the concurrent private placement	shares(1)

Use of proceeds	We will contribute the net proceeds of this offering and the concurrent private placement to our operating partnership. Our operating partnership will use approximately $88.0 million of the net proceeds to fund the cash portion of the $246.0 million contractual purchase price for the six senior housing facilities that we currently have under contract, and approximately $4.6 million to pay the closing costs related to the acquisition. Our operating partnership will use the remaining net proceeds to invest in additional senior housing facilities in accordance with our investment strategy described in this prospectus and for general business purposes. Prior to the full investment of the remaining net proceeds in senior housing facilities, we intend to invest the remaining net proceeds in interest-bearing, short-term securities or money-market accounts that are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in senior housing facilities. We will use approximately $ of the net proceeds to reimburse out-of-pocket expenses incurred by Mr. Hutchison and his affiliates in connection with our formation, this offering and the acquisition of our initial portfolio of senior housing facilities. See “Use of Proceeds.”

Proposed NYSE symbol	“LRP”

Ownership and transfer restrictions	Our charter, subject to certain exceptions, limits beneficial and constructive ownership to no more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. See “Description of Shares of Capital Stock—Restrictions on Ownership and Transfer.”

(1)	As of the date of this prospectus, we have a total of 1,000 shares of common stock outstanding. We sold these shares to Mr. Hutchison in connection with our formation and initial capitalization for total consideration of $1,000. At the closing of this offering, we will repurchase these shares from Mr. Hutchison for $1,000. Accordingly, the 1,000 shares of common stock that we currently have outstanding are excluded from the number of shares of our common stock to be outstanding immediately after the closing of this offering. The number of shares to be outstanding immediately after the closing of this offering includes:

➢	shares of our common stock that we are offering in this offering;

➢	an aggregate of shares of our common stock that our executive officers have agreed to purchase in the concurrent private placement;

➢	an aggregate of 25,000 shares of restricted common stock that will be granted to our director nominees pursuant to our 2010 Equity Incentive Plan upon completion of this offering; and

➢	an aggregate of shares of our common stock, representing 1.6% of the total number of shares of our common stock being offered in this offering and the concurrent private placement,

that we will grant to our executive officers pursuant to our 2010 Equity Incentive Plan upon completion of this offering. These shares will be fully vested upon grant. If the size of this offering changes or the underwriters exercise their over-allotment option, the number of shares of common stock to be granted to our executive officers will be adjusted to an aggregate amount equal to 1.6% of the total number of shares sold in this offering and the concurrent private placement.

The number of shares of our common stock outstanding immediately after the closing of this offering excludes:

➢	shares of our common stock issuable pursuant to the exercise of the underwriters’ over-allotment option;

➢	performance-based options to purchase an aggregate of shares of our common stock, representing in the aggregate 1.8% of the total number of shares of our common stock being offered in this offering and the concurrent private placement, to be granted to our executive officers pursuant to our 2010 Equity Incentive Plan upon completion of this offering. These performance-based options will be subject to performance-based vesting criteria to be determined by the compensation committee of our board of directors. If the size of this offering changes or the underwriters exercise their over-allotment option, the number of options to be granted to our executive officers will be adjusted to an aggregate amount equal to 1.8% of the total number of shares sold in this offering and the concurrent private placement; and

➢	any additional shares that are available for future issuance under our 2010 Equity Incentive Plan.

Summary pro forma financial and other data

The following summary pro forma condensed consolidated balance sheet data as of March 31, 2010 has been prepared to reflect adjustments to our historical consolidated balance sheet to illustrate the estimated effect of the following transactions as if they had occurred on March 31, 2010:

(i)   the initial public offering of           shares of our common stock for a public offering price of $      per share, net of the underwriting discount and commissions;

(ii)  the concurrent private placement of          shares of our common stock to our executive officers for a price per share of $      per share, without payment of any placement fee;

(iii)  the grant pursuant to our 2010 Equity Incentive Plan of an aggregate of           shares of common stock to our executive officers and an aggregate of 25,000 shares of restricted common stock to our director nominees upon completion of this offering and the concurrent private placement;

(iv)  the grant pursuant to our 2010 Equity Incentive Plan of performance-based options to purchase an aggregate of       shares of our common stock to our executive officers with an exercise price per share equal to the public offering price in this offering, which options will be subject to performance-based vesting criteria to be determined by the compensation committee of our board of directors;

(v)  the acquisition, following the closing of the initial public offering and the concurrent private placement, of the six senior housing facilities we have under contract for approximately $88.0 million in cash, funded from the net proceeds of the initial public offering and the concurrent private placement, the assumption of approximately $158.0 million of long-term indebtedness, the payment of $4.6 million of closing costs and the assumption of approximately $15.9 million of deposit liabilities associated with the six facilities; and

(vi)  the formation of our company and the operating partnership.

The following summary pro forma condensed consolidated operating data for the quarter ended March 31, 2010 and the year ended December 31, 2009 has been prepared to illustrate the estimated effect of the transactions described in items (i) through (vi) above, assuming such transactions were completed on January 1, 2009, and also includes our anticipated operating costs and estimated payments under the proposed leases between our company and affiliates of Senior Lifestyle Management.

The following summary pro forma financial and other data should be read in conjunction with (i) our historical audited consolidated balance sheet and the notes thereto appearing elsewhere in this prospectus, (ii) our unaudited pro forma financial statements and the notes thereto appearing elsewhere in this prospectus, (iii) the historical audited and unaudited consolidated financial statements of WSL IV and the notes thereto appearing elsewhere in this prospectus, (iv) the historical audited and unaudited financial statements of SL Jupiter and the notes thereto appearing elsewhere in this prospectus, and (v) the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in this prospectus. We have based our unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following summary pro forma financial and other data are presented for informational purposes only and do not purport to be indicative of our future results of operations or financial condition and should not be viewed as indicative of our future results of operations or financial condition.

The following table presents our unaudited pro forma condensed consolidated balance sheet data as of March 31, 2010 (in thousands):

Pro Forma
March 31,
2010

Health care properties	$264,972
Cash and cash equivalents	$143,622
Total assets	$410,174
Long term debt	$158,075
Total liabilities and stockholders’ equity	$

The following table presents our unaudited pro forma condensed consolidated operating data for the quarter ended March 31, 2010 and the year ended December 31, 2009 (in thousands, except per share amounts):

	Pro Forma	Pro Forma
	Quarter Ended	Year Ended
	March 31,	December 31,
	2010	2009

Operating Data
Revenues
Rental income	$4,500	$18,001
Net residence services	—	—
Membership fees	—	317

Total revenues	$4,500	$18,318

Operating expenses
Salaries and benefits	825	3,302
Real estate taxes and insurance	32	128
General and administrative	416	1,665
Depreciation and amortization	1,709	6,838

Total operating expenses	$2,982	$11,933

Net operating income	1,518	6,385

Interest expense and loan cost amortization	(1,030)	(4,994)

Net income	$488	$1,391

Net income per share
Basic	$	$
Diluted	$	$
Weighted average number of shares outstanding
Basic
Diluted
Other Data
Funds from operations	$2,197	$8,229
EBITDA	$3,227	$13,223

The following table presents a reconciliation of our pro forma net income to pro forma funds from operations, or FFO, for the quarter ended March 31, 2010 and the year ended December 31, 2009 (in thousands):

	Pro Forma	Pro Forma
	Quarter Ended	Year Ended
	March 31,	December 31,
	2010	2009

Net income	$488	$1,391
Depreciation and amortization	1,709	6,838

Funds from operations	$2,197	$8,229

The following table presents a reconciliation of our pro forma net income to our pro forma EBITDA for the quarter ended March 31, 2010 and the year ended December 31, 2009 (in thousands):

	Pro Forma	Pro Forma
	Quarter Ended	Year Ended
	March 31,	December 31,
	2010	2009

Net income	$488	$1,391
Depreciation and amortization	1,709	6,838
Interest expense and loan cost amortization	1,030	4,994

EBITDA	$3,227	$13,223

FFO and EBITDA are not financial measures computed under United States generally accepted accounting principles, or GAAP. For additional information, see “Selected Pro Forma Financial Information.”

Risk factors

An investment in our common stock involves risks. In addition to other information contained in this prospectus, you should carefully consider the following risks before acquiring shares of our common stock offered by this prospectus. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations, our ability to make cash distributions to our stockholders and the market price of our common stock, which could cause you to lose all or a significant portion of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

RISKS RELATED TO OUR BUSINESS

We have no operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

We were organized in April 2010 and have no operating history. We currently own no senior housing facilities and will only commence operations upon completion of this offering and the concurrent private placement. Our ability to make or sustain distributions to our stockholders will depend on many factors, including our availability to identify attractive acquisition opportunities that satisfy our investment criteria, our success in completing acquisitions on favorable terms, the level and volatility of interest rates, readily accessible short-term and long-term financing on favorable terms, and conditions in the financial markets, the real estate market and the economy. We will face competition in acquiring high quality senior housing facilities. The value of the facilities that we acquire may decline substantially after we purchase them. Additionally, the past performance of CNL Retirement and CNL Hotels contained herein should not be viewed as an indication of the future performance of our company. There can be no guarantee that we will have similar opportunities to invest in assets that generate similar returns.

We may not be able to successfully operate our business or implement our operating policies and strategies successfully, which may affect our ability to make or sustain distributions to our stockholders. Furthermore, there can be no assurance that we will be able to generate sufficient operating cash flows to pay our operating expenses and make distributions to our stockholders.

We are a newly formed company and subject to the risks of any newly established business enterprise.

As a newly formed company, we are subject to the risks of any newly established business enterprise, including risks that we will be unable to attract and retain qualified personnel, create effective operating and financial controls and systems or effectively manage our anticipated growth, any of which could have a material adverse effect on our business and our operating results.

Although we are in various stages of reviewing and negotiating a number of potential senior housing acquisitions, we have not yet committed a substantial portion of the net proceeds from this offering to any specific senior housing facilities other than the six facilities we currently have under contract and, therefore, you will be unable to evaluate the allocation of a substantial amount of the net proceeds from this offering and the concurrent private placement or the economic merits of some of our acquisitions prior to making your investment decision.

Although we are in various stages of reviewing and negotiating a number of potential senior housing acquisitions, we have not yet committed a substantial portion of the net proceeds from this offering to any specific senior housing facilities other than the six facilities we currently have under contract, and

Risk factors

therefore, you will be unable to evaluate the allocation of a substantial amount of the net proceeds from this offering and the concurrent private placement or the economic merits of some of our acquisitions prior to making your investment decision. As a result, we will have broad authority to invest the net proceeds in any real estate investments that we may identify in the future and we may use those proceeds to make investments with which you may not agree. In addition, our investment policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. These factors will increase the uncertainty, and thus the risk, of investing in our common stock. Our failure to apply the net proceeds effectively or find suitable facilities to acquire in a timely manner or on acceptable terms could result in returns that are substantially below expectations or result in losses.

Until appropriate investments can be identified, we intend to invest the net proceeds in interest-bearing, short-term securities or money-market accounts that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from our investments in senior housing facilities. We may not be able to identify senior housing facilities that meet our investment criteria, we may not be successful in completing any investment we identify and our investments may not produce acceptable, or any, returns. We may be unable to invest the proceeds on acceptable terms, or at all.

If we are unable to timely complete the purchase of the six senior housing facilities we currently have under contract or at all, we will have no immediate designated use for substantially all of the net proceeds of this offering and the concurrent private placement, we may experience delays in locating and securing attractive alternative investments, and we will have incurred substantial expenses without our stockholders realizing the expected benefits.

We intend to use a portion of the net proceeds from this offering and the concurrent private placement to fund the cash portion of the purchase price for the six senior housing facilities that we currently have under contract. We cannot assure you that we will acquire any of these facilities because the acquisitions are subject to a variety of factors, such as the satisfaction of closing conditions, including receipt of certain licenses, lender consents and other third-party consents and approvals. If we acquire any of these facilities, we must acquire all of them. As a result, we cannot terminate the purchase of a particular facility, even if there is a problem with that facility, without jeopardizing our ability to acquire the other facilities. If we are unable to complete the purchase of the six facilities that we currently have under contract, we will have no specific designated use for the net proceeds from this offering and the concurrent private placement and investors will be unable to evaluate in advance the manner in which we invest, or the economic merits of the facilities we may ultimately acquire with, the net proceeds.

In addition, if we do not complete the purchase of the facilities within our anticipated time frame or at all, we may experience delays in locating and securing attractive alternative investments. These delays could result in our future operating results not meeting expectations and adversely affect our ability to make distributions to our stockholders.

Furthermore, if we are unable to complete the purchase of the six senior housing facilities we have under contract, we may forfeit a deposit of up to $10.5 million. If we do not complete the purchase of these facilities, other than as a result of the failure of the sellers to satisfy their obligations or the failure of certain other conditions precedent to closing under the purchase agreement, we will forfeit the deposit.

Our facilities may be subject to unknown or contingent liabilities which could cause us to incur substantial costs.

The senior housing facilities that we acquire may be subject to unknown or contingent liabilities for which we may have no recourse, or only limited recourse, against the sellers. In general, the

Risk factors

representations and warranties provided under the transaction agreements related to our acquisition of senior housing facilities may not survive the closing of the transactions. While we will likely seek to require the sellers to indemnify us with respect to breaches of representations and warranties that survive and with respect to pre-closing liabilities that we do not agree to assume, such indemnification may be limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on indemnifiable losses. For example, the purchase and sale agreement relating to the six senior housing facilities provides that, if the closing occurs, the liability of the seller will not, in the aggregate, exceed $500,000 for claims arising out of breaches of the sellers’ representations and warranties, in the case of the facility located in Florida, and $1.5 million, in the case of the other facilities. There is no guarantee that we will recover any amounts with respect to losses due to breaches by the sellers of their representations and warranties or arising out of successor liability from pre-closing liabilities. In addition, the total amount of costs and expenses that may be incurred with respect to liabilities associated with these facilities may exceed our expectations, and we may experience other unanticipated adverse effects, all of which may adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

Our remedies will be limited if the sellers default and fail to perform their contractual obligations under the purchase agreement that relates to the six senior housing facilities we currently have under contract.

In the event that the sellers of these six senior housing facilities that we currently have under contract fail to perform their contractual obligations, we will have limited remedies. For example, if the sellers default, we would have the right to seek specific performance. In seeking specific performance, we would face considerable delays and expense in completing the acquisition of these facilities, if at all. Pursuing specific performance may also prevent or delay us from identifying and acquiring attractive alternative investments in which to invest the net proceeds from this offering and the concurrent private placement. If we were to elect to terminate the agreement in lieu of pursuing a lawsuit, our remedies would likely be limited to the return of our deposit and, in certain circumstances where the sellers have acted intentionally, reimbursement of our actual due diligence costs (not to exceed $350,000) plus, where the sellers have acted both intentionally and in bad faith, the additional payment to us of liquidated damages of $1.5 million. We cannot assure you that our deposit will be returned or the sellers will have sufficient funds to reimburse our due diligence expenses or pay the liquidated damages.

Our due diligence will be limited and we will obtain limited representations and warranties in the purchase and sale agreement related to our acquisition of the six senior housing facilities we have under contract.

The purchase and sale agreement for the six senior housing facilities contains limited representations and warranties regarding these facilities. For example, while the sellers have represented that they have provided all material environmental reports prepared by third party consultants relating to the facilities that are in their possession, the environmental representations relating to such facilities (1) are generally qualified by the sellers’ knowledge, (2) do not specifically include violations of environmental laws by the sellers, the entities that own or ground lease the facilities, the tenants, or the business that manages the facilities, and (3) do not include representations regarding remediation of hazardous materials (including mold or infectious medical waste) at the facilities or the properties.

There can be no assurance that we will complete the acquisition of any of the senior housing facilities that we have identified as potential acquisition targets or that we will identify other senior housing facilities for acquisition.

There can be no assurance that we will complete the acquisition of any of the senior housing facilities that we have identified as potential acquisition targets, including the one senior housing facility we have

Risk factors

under a non-binding letter of intent, or that we will be able identify other acquisition targets that meet our investment criteria. Our acquisition of the senior housing facilities that we have identified as potential acquisition targets, or of any other senior housing properties that we identify in the future, will depend on, among other things, the willingness of the parties to proceed with the contemplated transaction and our ability to negotiate mutually satisfactory acquisition terms with the sellers and to enter into binding purchase and sale agreements with the sellers. Even if we do enter into binding purchase and sale agreements, we cannot assure you that the closing conditions under those agreements will be satisfied and that we will close on the acquisitions. Our inability to acquire properties in the future that satisfy our investment criteria would have an adverse effect on our operating results and our ability to pay dividends to our stockholders.

We may not be successful in identifying and completing off-market acquisitions and other suitable acquisitions or investment opportunities, which may impede our growth and materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

A key component of our growth strategy is to acquire senior housing facilities before they are widely marketed by the owners, or “off-market.” Facilities that are acquired off-market are typically more attractive to us as a purchaser because of the absence of a formal marketing process, which could lead to higher prices. If we cannot obtain off-market deal flow in the future, our ability to locate and acquire facilities at attractive prices could be materially and adversely affected.

We expect to compete for investment opportunities with entities that may have substantially greater financial resources than we have. These entities generally may be able to accept more risk than we can prudently manage. This competition may generally limit the number of suitable investment opportunities offered to us or the number of facilities that we are able to acquire. This competition may also increase the bargaining power of facility owners seeking to sell to us, making it more difficult for us to acquire new facilities on attractive terms.

Because our management team will have broad discretion to invest the net proceeds of this offering and the concurrent private placement, it may make investments where the returns are substantially below expectations or which result in net operating losses.

Our management team will have broad discretion, within the general investment criteria established by our board of directors, to invest the net proceeds of this offering and the concurrent private placement and to determine the timing of such investments. Our management team may therefore make investments where the returns are substantially below expectations or which result in net losses.

Our investment policies are subject to revision from time to time in our board’s discretion, which could diminish stockholder returns below expectations.

Our investment policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Such discretion could result in investments that may not yield returns consistent with investors’ expectations.

We depend on the efforts and expertise of the members of our management team and our business would be adversely affected by the loss of their services.

We depend on the efforts and expertise of the members of our management team, including Mr. Hutchison, our Chairman and Chief Executive Officer, and Mr. Anderson, our President and Chief Operating Officer, to execute our strategy. The loss of the services of the members of our management team, and our inability to find suitable replacements, would have an adverse effect on our business.

Risk factors

We intend to invest primarily in high quality private-pay senior housing facilities, a segment of the senior housing market that is highly competitive.

Private-pay senior housing is a competitive segment of the senior housing industry. Our senior housing facilities will compete on the basis of location, affordability, quality of service, reputation and availability of alternative care environments. Our senior housing facilities will rely on the willingness and ability of seniors to select senior housing options. Our facility operators may have competitors with greater marketing and financial resources and may be able to offer incentives or reduce fees charged to residents thereby potentially reducing the perceived affordability of our facilities during downturns in the economy. Additionally, the high demand for quality caregivers in a given market could increase the costs associated with providing care and services to residents. These and other factors could cause the amount of our revenue generated by private payment sources to decline or our operating expenses to increase. In periods of weak demand, as may occur during a general economic recession, profitability is negatively affected by the relatively high fixed costs of operating a senior housing facility.

Failure of the general economy to exhibit improvement or other events that adversely affect the ability of seniors to afford the fees and costs associated with living in a senior housing facility could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Costs to seniors associated with senior housing facilities are generally not reimbursable under government reimbursement programs such as Medicaid and Medicare. Only seniors with income or assets meeting or exceeding certain standards can typically afford to pay our resident and service fees and, in some cases, entrance fees. Economic downturns, softness in the housing market, reductions or declining growth of government entitlement programs, such as social security benefits, or stock market volatility could adversely affect the ability of seniors to afford the fees for our senior housing facilities. If our facility operators are unable to retain and/or attract seniors with sufficient income, assets or other resources required to pay entrance and other resident fees charged at our senior housing facilities, our occupancy rates could decline, which could, in turn, materially adversely affect our business, results of operations and financial condition and our ability to make distributions to our stockholders.

The inability of seniors to sell their homes could negatively impact occupancy rates, revenues, cash flows and results of operations of the facilities we acquire.

Recent housing price declines and reduced home mortgage availability have negatively affected the U.S. housing market, with certain geographic areas experiencing more acute deterioration than others. Downturns in the housing markets, such as the one we have recently experienced, could adversely affect the ability (or perceived ability) of seniors to afford our entrance fees and resident fees as potential residents frequently use the proceeds from the sale of their homes to cover the cost of these fees. Specifically, if seniors have a difficult time selling their homes, these difficulties could impact their ability to relocate into or finance their stays at our facilities with private resources. If the recent volatility in the housing market continues for a prolonged period, our occupancy rates, revenues, cash flows and results of operations could be negatively impacted.

Upon completion of the acquisition of the six senior housing facilities that we currently have under contract, affiliates of Senior Lifestyle Management will account for substantially all of our revenues.

Upon completion of the acquisition of the six senior housing facilities that we currently have under contract, affiliates of Senior Lifestyle Management will account for substantially all of our revenues. This concentration of credit risk in one facility operator makes us more vulnerable economically than if we entered into leases and management agreements with several facility operators. Any adverse developments in this facility operator’s business and affairs, financial strength or ability to operate our

Risk factors

facilities efficiently and effectively could have a material adverse effect on our results of operations. We cannot assure you that this facility operator will have sufficient assets, income and access to financing and insurance coverage to enable it satisfy its lease obligations to us or effectively and efficiently operate the six facilities we intend to acquire with a portion of the net proceeds from this offering and the concurrent private placement. The failure or inability of this facility operator to satisfy its lease obligations to us or effectively and efficiently operate these facilities would materially reduce our revenues and net income, which could in turn reduce the amount of our distributable cash and cause our stock price to decline. Our pursuit of any remedies upon a default under any agreement between us and the facility operator may be impacted by our consideration of the effect such remedies will have on other facilities leased to or managed by the facility operator.

With respect to senior housing facilities that we lease to our facility operators, we will depend on our facility operators for a significant portion of our revenues and operating income. Any inability or unwillingness by our facility operators to satisfy their obligations to us under their agreements with us could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

With respect to senior housing facilities that we lease to our facility operators, rental income paid by our facility operators will be a significant source of our total revenues and operating income. Since our leases with our facility operators generally will be net leases, we will depend on our facility operators not only for rental income, but also to pay insurance, taxes, utilities and maintenance and repair expenses in connection with the leased facilities. Any inability or unwillingness by our facility operators to make rental payments to us or to otherwise satisfy their obligations under their agreements with us could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders. Any failure by our facility operators to effectively conduct their operations could adversely affect their business reputation and ability to attract and retain residents in facilities we lease to our facility operators. This could also have a material adverse effect on our results of operations and our ability to make distributions to our stockholders. We anticipate that our leases will require our facility operators to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with our facility operators’ respective businesses. We cannot assure you that our facility operators or their respective subsidiaries will have sufficient assets, income, access to financing and insurance coverage to enable it to satisfy these indemnification obligations.

With respect to senior housing facilities leased to our TRS lessee, adverse developments in our facility operators’ respective businesses, affairs or financial condition could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

With respect to senior housing facilities leased to our TRS lessee, these facilities will be operated by our facility operators pursuant to incentivized management agreements. Although we expect our TRS lessee to have various rights as the lessee of these facilities under these management agreements, we will rely on our facility operators’ personnel, good faith, expertise, historical performance, technical resources and information systems, proprietary information and judgment to manage the facilities leased to our TRS lessee efficiently and effectively. We also will rely on our facility operators to set resident fees, to provide accurate property-level financial results for our facilities in a timely manner and to otherwise operate those facilities in accordance with the terms of our management agreements and in compliance with all applicable laws and regulations. Various factors could cause our facility operators’ costs to operate these facilities to increase. For example, a shortage of trained personnel or general inflationary pressures may force our facility operators to enhance the pay and benefits packages offered to compete effectively for such personnel, and our facility operators may not be able to offset such added costs by increasing the rates charged to residents. Increases in our facility operators’ costs, failure on the part of our facility operators to attract and retain qualified personnel or changes in our facility operators’

Risk factors

management teams could adversely affect the revenue we receive from the facilities leased to our TRS lessee and operated by our facility operators.

Our facility operators may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to meet their obligations to us.

Our facility operators may be subject to claims that their services have resulted in resident injury or other adverse effects. The insurance coverage that will be maintained by our facility operators, whether through commercial insurance or self-insurance, may not cover all claims made against them or continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to our facility operators due to state law prohibitions or limitations of availability. As a result, our facility operators operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. From time to time, there may also be increases in government investigations of long-term care providers, as well as increases in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or government investigation, whether currently asserted or arising in the future, could lead to potential termination from government programs, large penalties and fines and otherwise have a material adverse effect on a facility operator’s financial condition. If a facility operator is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if a facility operator is required to pay uninsured punitive damages, or if a facility operator is subject to an uninsurable government enforcement action, the facility operator could be exposed to substantial additional liabilities, which could result in its bankruptcy or insolvency or have a material adverse effect on a facility operator’s business and its ability to meet its obligations to us.

Moreover, advocacy groups that monitor the quality of care at senior housing facilities have sued senior housing facility operators and called upon state and federal legislators to enhance their oversight of trends in senior housing facility ownership and quality of care. Patients have also sued senior housing facility operators and have, in certain cases, succeeded in winning very large damage awards for alleged abuses. This litigation and potential litigation in the future will materially increase the costs incurred by our facility operators for monitoring and reporting quality of care compliance. In addition, the cost of medical malpractice and liability insurance has increased and may continue to increase so long as the present litigation environment affecting the operations of senior housing facilities continues. Increased costs could limit our facility operator’s ability to meet their obligations to us, potentially decreasing our revenue and increasing our collection and litigation costs. To the extent we are required to remove or replace a facility operator, our revenue from the affected facility could be reduced or eliminated for an extended period of time.

Finally, if we lease a senior housing facility to our TRS lessee rather than leasing the facility to a facility operator, our TRS lessee will become subject to state licensing requirements that apply to senior housing facility operators and our TRS lessee will have increased liability resulting from events or conditions that occur at the facility, including for example injuries to residents at the facility that are caused by the negligence or misconduct of the facility operator or its employees. Insurance may not cover all such liabilities.

We face potential adverse consequences of bankruptcy or insolvency by our facility operators.

We are exposed to the risk that our facility operators could become bankrupt or insolvent. This risk would be magnified to the extent that a facility operator leased or managed multiple facilities. Although the net master lease we expect to enter into in connection with our acquisition of the six senior housing facilities we have under contract provides, and we expect our lease and management agreements will

Risk factors

provide, us with the right to exercise certain remedies in the event of default on the obligations owing to us or upon the occurrence of certain insolvency events, the bankruptcy and insolvency laws afford certain rights to a party that has filed for bankruptcy or reorganization. For example, a debtor-lessee may reject its lease with us in a bankruptcy proceeding. In such a case, our claim against the debtor-lessee for unpaid and future rents would be limited by the statutory cap of the U.S. Bankruptcy Code. This statutory cap might be substantially less than the remaining rent actually owed under the lease, and it is quite likely that any claim we might have for unpaid rent would not be paid in full. In addition, a debtor-lessee may assert in a bankruptcy proceeding that its lease should be re-characterized as a financing agreement. If such a claim is successful, our rights and remedies as a lender, compared to a landlord, would generally be more limited. Similarly, if a debtor-manager seeks bankruptcy protection, the automatic stay provisions of the U.S. Bankruptcy Code would preclude us from enforcing our remedies against the manager unless relief is first obtained from the court having jurisdiction over the bankruptcy case.

Restrictive covenants in our management agreements could preclude us from taking actions with respect to the sale or refinancing of a senior housing facility that would otherwise be in our best interest.

Although we intend to enter into flexible management agreements that will provide us with the ability to sell or refinance our senior housing facilities without the consent of or obligation to the facility operator, we may enter into management agreements that contain some restrictive covenants or acquire facilities subject to existing management agreements that do not allow such flexibility. For example, the terms of some management agreements may require that we pay the facility manager a termination fee or a buy-out fee if we or the buyer wishes to terminate the management agreement upon the sale of a facility or may restrict our ability to sell a facility unless the purchaser is not a competitor of the facility operator and assumes the related management agreement and meets specified other conditions. If we enter into any such management agreements, or acquire facilities with such terms, we may be precluded from taking actions that would otherwise be in our best interest or could cause us to incur substantial expense.

We may have only limited rights to terminate our management agreements with our facility operators, and we may be unable to replace our facility operators if our management agreements are terminated or not renewed.

Various legal and contractual considerations may limit or delay our exercise of any termination rights contained in the management agreements we intend to enter into with facility operators. In the event these management agreements are terminated for any reason or are not renewed upon expiration of their terms, we will have to find another facility operator for the facilities covered by those agreements. We believe there are a number of qualified national and regional senior housing operators that would be interested in managing our facilities. However, we cannot assure you that we will be able to locate another suitable facility operator or, if we are successful in locating such a facility operator, that such facility operator will manage the properties effectively and efficiently. Any such inability or lengthy delay in replacing a facility operator following termination or non-renewal of our management agreements could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

If we are unable to successfully manage our growth, our operating results and financial condition could be adversely affected.

Our ability to grow our business will depend upon our management team’s business contacts and their ability to successfully hire, train, supervise and manage additional personnel, including the team of dedicated asset managers that we intend to employ following completion of this offering. We may not

Risk factors

be able to hire and train sufficient personnel or develop management, information and operating systems suitable for our expected growth. If we are unable to manage any future growth effectively, our operating results and financial condition could be adversely affected.

Our TRS lessee structure subjects us to the risk of increased operating expenses.

Our TRS lessee will engage facility operators pursuant to management agreements and will pay these managers a fee for operating the facilities and reimburse certain expenses paid by these managers; however, the TRS lessee will receive all the operating profit or losses at the facility, net of corporate income tax, and we will be subject to the risk of increased operating expenses.

We will be exposed to various operational risks, liabilities and claims with respect to our senior housing facilities that may adversely affect our ability to generate revenues and/or increase our costs, which could have a material adverse effect on our results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

Through our ownership of senior housing facilities, we will be exposed to various operational risks, liabilities and claims with respect to our facilities. These risks include fluctuations in occupancy levels, the inability to achieve economic resident fees (including anticipated increases in those fees), rent control regulations, increases in costs of materials, energy, labor (as a result of unionization or otherwise) and services, national and regional economic conditions, the imposition of new or increased taxes, capital expenditure requirements, professional and general liability claims and the availability and costs of professional and general liability insurance. Any one or a combination of these factors could result in operating deficiencies at our senior housing facilities, which could have a material adverse effect on our facility operators’ results of operations and their ability to meet their obligations to us and operate our facilities effectively and efficiently, which in turn could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

Our ability to make distributions to our stockholders is subject to fluctuations in our financial performance, operating results and unanticipated capital improvements requirements.

To qualify for taxation as a REIT, we will be required to distribute at least 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gains) each year to our stockholders, and we generally expect to make distributions in excess of such amount. To the extent we satisfy the 90% distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal income tax on the retained taxable income. In the event of downturns in our operating results, unanticipated capital improvements to our senior housing facilities or other factors we may be unable to declare or pay distributions to our stockholders. The timing and amount of distributions are in the sole discretion of our board of directors which will consider, among other factors, our financial performance, any debt service obligations, any debt covenants, and capital expenditure requirements. We cannot assure you that we will generate sufficient cash in order to fund distributions.

We may rely on credit enhancements to our leases for minimum rent payments.

Our leases may have credit enhancement provisions, such as guarantees or shortfall reserves provided by a third-party. These credit enhancement provisions may terminate at either a specific time during the lease term or once operating thresholds are met or exceeded. After the termination of a credit enhancement, we may only look to the facility operator to make lease payments, and if our facilities are unable to generate sufficient cash flow to meet minimum rent payments and the facility operator does not otherwise have the resources to make rent payments, our results of operations, financial performance and distributions to stockholders could be adversely affected.

Risk factors

We may make distributions to our stockholders before we have fully invested the net proceeds from this offering and the concurrent private placement, which would, among other things, reduce our cash available to invest in senior housing facilities and may reduce the returns we are able to generate for our stockholders.

Prior to the time we have fully invested the net proceeds of this offering and the concurrent private placement, we may fund distributions to our stockholders for the purpose of satisfying the requirements for qualification as a REIT for federal income tax purposes, or for any other authorized corporate purpose. We may use cash on hand which may include cash flow from operations or net proceeds of this offering and the concurrent private placement. In such an event, it is possible that we could make distributions in excess of our earnings and profits and thereby reduce our funds available to invest in senior housing facilities, which may adversely affect our financial results and reduce the returns on your investment in our common stock. In addition, funding such distributions may constitute a return of capital to our stockholders, which could have the effect of reducing each stockholder’s tax basis in our common stock.

Our future growth depends on obtaining new financing and if we cannot obtain financing in the future, our growth will be limited.

We may not be able to fund acquisitions and capital improvements solely from cash provided from our operating activities because we must distribute to our stockholders at least 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gains) each year to satisfy the requirements for qualification as a REIT for federal income tax purposes. As a result, our ability to fund acquisitions and capital improvements through retained earnings will be limited. Our ability to generate external growth by acquiring senior housing facilities will be limited if we cannot obtain satisfactory debt or equity financing, which will depend on capital markets conditions. We cannot assure you that we will be able to obtain additional equity or debt financing or that we will be able to obtain such financing on favorable terms. Specifically, while we intend to seek to arrange a credit facility to fund investments and operating activities following the investment of the net proceeds of this offering, we have no commitment from any lender at the current time and there can be no assurance that we will be able to arrange a credit facility in the future on acceptable terms, or at all.

Our debt service obligations could adversely affect our overall operating results, may require us to sell facilities, may jeopardize our qualification as a REIT and could adversely affect our ability to make distributions to our stockholders and the market price of our common stock.

In connection with the acquisition of the six senior housing facilities that we have under contract, we expect to assume an aggregate of approximately $158.0 million of in-place mortgage debt. These mortgage loans mature on June 1, 2013. Although the in-place mortgage debt is made up of individual mortgage loans related to the individual facilities, most of the mortgage loans contain cross-default and cross-collateralization provisions which means that a default under any one of the loans could trigger a default under the other loans. Furthermore, our business strategy generally contemplates the use of both secured and unsecured debt to finance long-term growth. While we intend to use leverage prudently, our governing documents contain no limitations on the amount of debt that we can incur and our board of directors may approve increases in our leverage at any time without stockholder approval. As a result, we may be able to incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

➢	our operating cash flow will be insufficient to make required payments of principal and interest;

➢	our leverage may increase our vulnerability to adverse economic and industry conditions;

Risk factors

➢	we may be required to dedicate a substantial portion of our operating cash flow from operations to payments on our debt, thereby reducing cash available for distribution to our stockholders, funds available for operations and capital expenditures, future business opportunities or other purposes;

➢	the terms of any refinancing we seek may not be as favorable as the terms of the debt being refinanced; and

➢	the terms of our debt may limit our ability to make distributions to our stockholders and the market price of our common stock.

If we violate covenants in our debt agreements, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all.

If we are unable to repay our debt obligations in the future, we may be forced to refinance debt or dispose of or encumber our assets, which could adversely affect distributions to stockholders.

If we do not have sufficient funds to repay the debt we expect to assume in connection with our acquisition of the six senior housing facilities we have under contract or any other debt we incur in the future at maturity, or before maturity in the event we breach our debt agreements and our lenders exercise their right accelerate repayment, it may be necessary to refinance the debt through additional debt or equity financings. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of senior housing facilities on disadvantageous terms, potentially resulting in losses. We may place mortgages on senior housing facilities that we acquire to secure a revolving credit facility or other debt. To the extent we cannot meet any future debt service obligations, we will risk losing some or all of our senior housing facilities that may be pledged to secure our obligations to foreclosure. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our senior housing facilities in order to meet our debt service obligations at times which may not permit us to receive an attractive return on our investments.

Interest expense on any debt we incur may limit our cash available for distribution to our stockholders.

The debt we expect to assume in connection with our acquisition of the six senior housing facilities we have under contract bears interest at a variable rate and we may incur additional variable rate debt in the future. Higher interest rates could increase debt service requirements on any variable rate debt that we incur and could reduce the amounts available for distribution to our stockholders, as well as reduce funds available for our operations, future business opportunities, or other purposes.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations and our ability to make distributions to our stockholders.

To the extent consistent with our intention to qualify as a REIT for federal income tax purposes, we may obtain in the future one or more forms of interest rate protection—in the form of swap agreements, interest rate cap contracts or similar agreements—to “hedge” against the possible negative effects of interest rate fluctuations. For example, in connection with our assumption of the in-place mortgage debt that is secured by the six senior housing facilities we have under contract, we will be required to obtain an interest rate cap. However, such hedging implies costs and we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreement will honor their obligations thereunder.

Risk factors

Joint venture investments that we make could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners’ financial condition and disputes between us and our joint venture partners.

We may co-invest in senior housing facilities with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a senior housing facility, partnership, joint venture or other entity. In this event, we would not be in a position to exercise sole decision-making authority regarding the facility, partnership, joint venture or other entity. Investments through partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that joint venture partners might become bankrupt, fail to fund their share of required capital contributions, make poor business decisions or block or delay necessary decisions. Joint venture partners may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor our joint venture partners would have full control over the partnership or joint venture. Disputes between us and our joint venture partners may result in litigation or arbitration that would increase our expenses and prevent the members of our management team from focusing its time and effort on our business. Consequently, action by, or disputes with, our joint venture partners might result in subjecting the facilities owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our joint venture partners.

Unanticipated expenses and insufficient demand for senior housing facilities in new geographic markets could adversely affect our profitability and our ability to make distributions to our stockholders.

As part of our business strategy, we may acquire senior housing facilities in geographic areas in which the members of our management team may have little or no operating experience and in which potential customers may not be familiar with benefits of and care provided by that particular facility. As a result, we may have to incur costs relating to the opening, operation and promotion of such facilities that are substantially greater than those incurred in other areas. These facilities may attract fewer residents than other senior housing facilities we may acquire, while at the same time, we may incur substantial additional costs with such facilities. As a result, the results of operations at any facilities that we may acquire in unfamiliar markets may be less than those of other senior housing facilities that we may acquire. Unanticipated expenses and insufficient demand could adversely affect our financial condition and results of operations.

The conflicts of interest policy we will adopt may not adequately address all of the conflicts of interest that may arise with respect to our activities.

In order to avoid any actual or perceived conflicts of interest with our directors, officers or employees, we intend to adopt a conflicts of interest policy to specifically address some of the conflicts relating to our activities. Although under this policy the approval of a majority of our disinterested directors will be required to approve any transaction, agreement or relationship in which any of our directors, officers or employees has an interest, there is no assurance that this policy will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to us. In addition, our current board of directors consists only of Mr. Hutchison, and as a result, the transactions and agreements entered into in connection with our formation prior to this offering and the concurrent private placement have not been approved by any independent or disinterested directors.

Risk factors

RISKS RELATED TO THE SENIOR HOUSING INDUSTRY

Our failure or the failure of our facility operators to comply with licensing and certification requirements, the requirements of governmental programs, fraud and abuse regulations or new legislative developments may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

The operations of our facilities are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing laws. The ultimate timing or effect of any changes in these laws and regulations cannot be predicted. Failure to obtain licensure or loss or suspension of licensure or certification may prevent a facility from operating or result in a suspension of certain revenue sources until all licensure or certification issues have been resolved. Facilities may also be affected by changes in accreditation standards or procedures of accrediting agencies that are recognized by governments in the certification process. State laws may require compliance with extensive standards governing operations and agencies administering those laws regularly inspect such facilities and investigate complaints. Failure to comply with all regulatory requirements could result in the loss of the ability to provide or bill and receive payment for health care services. Additionally, transfers of operations of senior housing facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and real estate. We may have no direct control over our facility operators’ ability to meet regulatory requirements and failure to comply with these laws, regulations and requirements may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Cost control and other health care reform measures may reduce reimbursement revenue available to our senior housing facilities.

The health care industry is facing various challenges, including increased government and private payor pressure on health care providers to control costs and the vertical and horizontal consolidation of health care providers. The pressure to control health care costs has intensified in recent years as a result of the national health care reform debate and has continued as Congress attempts to slow the rate of growth of federal health care expenditures as part of its effort to balance the federal budget. Similar debates are ongoing at the state level in many states. These trends are likely to lead to reduced or slower growth in reimbursement for services provided by our operators at some of our senior housing facilities and could therefore result in reduced profitability, which may have an adverse affect on our results of operations, our ability to make distributions to our stockholders and the market price of our common stock.

Each year, legislative proposals are introduced or proposed in Congress and in some state legislatures that would effect major changes in the health care system, nationally or at the state level. We cannot predict whether any proposals will be adopted or, if adopted, what effect, if any, these proposals would have on our facility operators and, thus, our business.

Health care, including the long-term care and assisted living sectors, remains a dynamic, evolving industry. On March 23, 2010, the Patient Protection and Affordable Care Act of 2010 was enacted and on March 30, 2010, the Health Care and Education Reconciliation Act was enacted, which in part modified the Patient Protection and Affordable Care Act. Together, the two Acts serve as the primary vehicle for comprehensive health care reform in the United States. The two Acts are intended to reduce the number of individuals in the United States without health insurance and effect significant other changes to the ways in which health care is organized, delivered and reimbursed. The legislation will become effective in a phased approach, beginning in 2010 and concluding in 2018. At this time, the effects of the legislation and its impact on our business are not yet known. Our business, results of operations and ability to pay cash distributions to our stockholders could be materially and adversely effected by the two Acts and further governmental initiatives undertaken pursuant to the two Acts.

Risk factors

Current economic conditions may reduce demand for senior housing facilities and adversely affect operating profitability.

The performance of the senior housing industry is linked to the performance of the general economy and, specifically, the housing market in the United States. It is also sensitive to personal wealth and available fixed income of seniors and their adult children. Declines in home values, consumer confidence and net worth due to adverse general economic conditions may reduce demand for senior housing.

We cannot predict how severe or prolonged the global economic downturn will be or how the senior housing industry will be impacted by it. A further extended period of economic weakness would likely have an adverse impact on our revenues and negatively affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

Events which adversely affect the ability of seniors to afford our daily resident fees could cause our occupancy rates, resident fee revenues and results of operations to decline.

In general, assisted and independent living services currently are not reimbursable under government reimbursement programs, such as Medicare and Medicaid. Substantially all of the resident fee revenues generated by our facilities will be derived from private payment sources consisting of income or assets of residents or their family members. Only seniors with income or assets meeting or exceeding the comparable median in the regions where our facilities are located typically can afford to pay the daily resident and care fees. The current economic downturn and decline in the housing market, as well as other events such as changes in demographics, could adversely affect the ability of seniors to afford these fees. If our facility operators are unable to attract and retain seniors with sufficient income, assets or other resources required to pay the fees associated with assisted and independent living services, our occupancy rates, resident fee revenues and results of operations could decline, which, in turn, could have a material adverse effect on our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

Overbuilding in markets in which our senior housing facilities are located could adversely affect our future occupancy rates, operating margins and profitability.

Although we intend to target senior housing facilities in markets that have high barriers to entry for new facilities, barriers to entry in the senior housing industry are not substantial in all markets. Consequently, the development of new senior housing facilities could outpace demand. If the development of new senior housing facilities outpaces demand for those asset types in the markets in which our facilities are located, those markets may become saturated. Overbuilding in our markets, therefore, could cause us to experience decreased occupancy, reduced operating margins and lower profitability.

Termination of resident lease agreements could adversely affect our revenues and earnings.

Applicable regulations governing assisted living facilities generally require written resident lease agreements with each resident. Most of these regulations also require that each resident have the right to terminate the resident lease agreement for any reason on reasonable notice or upon the death of the resident. Our facility operators cannot contract with residents to stay for longer periods of time, unlike typical apartment leasing arrangements with terms of up to one year or longer. In addition, the resident turnover rate in our facilities may be difficult to predict. If a large number of resident lease agreements terminate at or around the same time, and if our units remained unoccupied, then our revenues and earnings could be adversely affected, which, in turn, could have a material adverse effect on us.

Risk factors

The Employee Free Choice Act could substantially increase the cost of doing business by increasing wage and benefit costs.

A number of members of the legislative and executive branches of the Federal government have stated that they support the Employee Free Choice Act, which, if enacted, would discontinue the current practice of having an open process where both the union and the employer are permitted to educate employees regarding the pros and cons of joining a union before having an election by secret ballot. Under the Employee Free Choice Act, the employees would only hear the union’s side of the argument before making a commitment to join the union. The Employee Free Choice Act would permit unions to quietly collect employee signatures supporting the union without notifying the employer and permitting the employer to explain its views before a final decision is made by the employees. Once a union has collected signatures from a majority of the employees, the employer would have to recognize, and bargain with, the union. If the employer and the union fail to reach agreement on a collective bargaining contract within a certain number of days, both sides would be forced to submit their respective proposals to binding arbitration and a federal arbitrator would be permitted to create an employment contract binding on the employer. If the Employee Free Choice Act is enacted, a number of the senior housing facilities we will own or seek to acquire could become unionized.

Generally, unionized senior housing employees are subject to a number of work rules which increase expenses and decrease operating margins at unionized facilities. We believe that the unionization of senior housing employees may result in a significant decline in profitability and property value, which could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

GENERAL RISKS RELATED TO REAL ESTATE

The ownership of real estate is subject to various risks beyond our control.

The ownership of real estate is affected by many factors beyond our control, including:

➢	adverse changes in international, national, regional and local economic and market conditions;

➢	changes in interest rates and in the availability, cost and terms of debt financing;

➢	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

➢	the ongoing need for capital improvements, particularly in older structures;

➢	changes in operating expenses; and

➢	civil unrest, acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism.

We may decide to sell senior housing facilities in the future. We cannot predict whether we will be able to sell any facility for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a facility.

We may be required to expend funds to correct defects or to make improvements before a facility can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a senior housing facility, we may agree to lock-out provisions that materially restrict us from selling that facility for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that facility. These factors and any others that would impede our ability to respond to adverse changes in the performance of the senior housing facilities or a need for liquidity could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

Risk factors

Due to our concentration in senior housing, a downturn in the senior housing or general health care industry would adversely affect our operations and financial condition.

We invest primarily in real estate—in particular, senior housing facilities. This concentration exposes us to all of the risks inherent in investments in real estate to a greater degree than if our portfolio was diversified, and these risks are magnified by the fact that our real estate investments are limited to facilities used in the senior housing industry. If the current downturn in the real estate industry continues or intensifies, it could adversely affect the value of our facilities and our ability to sell facilities for a price or on terms acceptable to us. A downturn in the senior housing industry could negatively impact our operating income and earnings, as well as our facility operators’ ability to make rental or other payments to us, which, in turn, could have a material adverse effect on our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

Because real estate investments are relatively illiquid, our ability to quickly sell or exchange any of our facilities in response to changes in economic or other conditions will be limited. We cannot give any assurances that we will recognize full value for any facility that we are required to sell for liquidity reasons. This inability to respond quickly to changes in the performance of our investments could adversely affect our business, results of operations and financial condition.

Furthermore, the health care industry is highly regulated, and changes in government regulation and reimbursement in the past have had material adverse consequences on the industry in general, which consequences may not have been contemplated by lawmakers and regulators. We cannot assure you that future changes in government regulation of health care will not have a material adverse effect on the health care industry, including our senior housing operations and facility operators. These adverse effects may be more pronounced than if we diversified our investments outside of real estate or outside of senior housing.

Increases in property taxes would increase our operating costs, reduce our income and adversely affect our ability to make distributions to our stockholders.

Each of our senior housing facilities will be subject to real and personal property taxes. These taxes may increase as tax rates change and as the facilities are assessed or reassessed by taxing authorities. If property taxes increase, our financial condition, results of operations and our ability to make distributions to our stockholders could be materially and adversely affected and the market price of our common stock could decline.

Actions by competitors may have an adverse effect on our ability to deploy capital.

Existing health care REITs, private funds, investment pools or well capitalized new competitors in our sector may present challenges and competitive bidding for projects that meet our investment criteria. These competitive forces may reduce the number or volume of feasible acquisition targets in the future.

Noncompliance with environmental laws and releases of hazardous substances could subject us to fines and liabilities, which could adversely affect our operating results.

The senior housing facilities that we acquire will be subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require us, as owner or operator of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the release of the contamination. These laws also apply to persons who owned or operated a property at the time that it became contaminated, and therefore it is possible that we could incur these costs even after we sell some of the properties we acquire. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property. Under the environmental

Risk factors

laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment.

Furthermore, various court decisions have established that third parties may recover damages for personal injury, as well as for damage to property and to natural resources caused by contamination. For instance, a person exposed to asbestos while staying in a senior housing facility may seek to recover damages if he or she suffers personal injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals (such as swimming pool treatment chemicals at a senior housing facility) to manage them carefully and to notify local officials that the chemicals are being used.

We could be responsible for any of the costs discussed above. The costs to clean up a contaminated property, to defend against a claim, to satisfy a judgment or pay a penalty, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our stockholders. We have obtained a Phase I environmental site assessment for each of the six senior housing facilities that we have under contract and expect to obtain Phase I environmental site assessments for facilities we acquire in the future. Based on these Phase I environmental site assessments and the sellers’ representations in the purchase and sale agreement related to the six senior housing facilities we have under contract, we are not aware of any material environmental liabilities related to these facilities. However, these environmental site assessments may not reveal all environmental costs that might have a material adverse effect on our business, assets, results of operations or liquidity and may not identify all potential environmental liabilities. For example, the Phase I environmental site assessments did not include a comprehensive mold investigation.

As a result, we may become subject to material environmental liabilities. We can make no assurances that (1) future laws or regulations will not impose material environmental liabilities on us, or (2) the environmental condition of our senior housing facilities will not be affected by the condition of the properties in the vicinity of our senior housing facilities (such as the presence of leaking underground storage tanks on an adjacent up-gradient property) or by third parties unrelated to us.

Our senior housing facilities may contain or develop harmful or toxic mold, which could lead to liability for adverse health effects and costs of remediation.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce harmful airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. Some of the facilities in our portfolio may contain harmful amounts of microbial matter, such as mold and mildew. The presence of such microbial matter at any of our properties could require us to undertake a costly remediation program to contain or remove the material from the affected property. The presence of such microbial matter could also expose us to liability from residents, employees and others if property damage or health concerns arise.

Any mortgage debt obligations we incur will expose us to increased risk of property losses to foreclosure, which could adversely affect our financial condition, cash flow and ability to satisfy our other debt obligations and make distributions to our stockholders.

Incurring mortgage debt increases our risk of property losses, because any defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing the loan for which we are in default. For tax purposes, a foreclosure of any of our facilities would be treated as a sale of the facility for a purchase price equal to the outstanding balance

Risk factors

of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the facility, we would recognize taxable income on foreclosure but would not receive any cash proceeds. As a result, we may be required to identify and utilize other sources of cash for distributions to our stockholders of that income.

In addition, any default under our mortgage debt obligations may increase the risk of our default on other indebtedness. If this occurs, our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders may be adversely affected.

Capital expenditure requirements at our facilities may be costly and require us to incur debt, postpone improvements, reduce distributions or otherwise adversely affect the results of our operations and the market price of our common stock.

Some of the senior housing facilities we acquire may have a need for renovations and capital improvements at the time of acquisition and all of the facilities we acquire will have an ongoing need for renovations and other capital improvements, including replacement, from time to time, of furniture, fixtures and equipment. In addition, if we incur indebtedness, as we intend to do in the future, our lenders will likely require that we set aside annual amounts for capital improvements to our properties. These capital improvements may give rise to the following risks:

➢	possible environmental problems;

➢	construction cost overruns and delays;

➢	the possibility that revenues will be reduced while rooms or service elements are out of service due to capital improvement projects;

➢	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on attractive terms; and

➢	uncertainties as to market demand or a loss of market demand after capital improvements have begun.

The costs of renovations and capital improvements could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

Real estate development and redevelopment is subject to timing, budgeting and other risks that may adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

Though not intended to be a primary focus of our initial investment strategy, we may engage in the development and redevelopment of senior housing facilities if suitable opportunities arise. Development and redevelopment involves a number of risks, including risks associated with:

➢	construction delays or cost overruns that may increase project costs;

➢	the receipt of zoning, occupancy and other required governmental permits and authorizations;

➢	development costs incurred for projects that are not pursued to completion;

➢	acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

➢	the negative impact of construction on operating performance during and soon after the construction period;

➢	the ability to raise capital; and

➢	governmental restrictions on the nature or size of a project.

Risk factors

We may not have control over facilities under construction and we may be subject to risks in connection with a developer’s ability to control construction costs and the timing of completion of construction or a developer’s ability to build in conformity with plans, specifications and timetables.

We cannot assure you that any development or redevelopment project will be completed on time or within budget. Our inability to complete a project on time or within budget could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

Uninsured and underinsured losses could result in a loss of capital.

We intend to maintain comprehensive insurance on each of our facilities, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by senior housing facility owners. There are no assurances that coverage will be available at reasonable rates. Various types of catastrophic losses, like earthquakes and floods, and losses from terrorist activities may not be insurable or may not be economically insurable. Lenders may require such insurance and our failure to obtain such insurance could constitute a default under loan agreements.

In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a senior housing facility, as well as the anticipated future revenue from the facility. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the facility. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a senior housing facility after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed facility.

Compliance with the Americans with Disabilities Act could require us to incur substantial costs.

Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or in private litigants winning damages. In June 2008, the Department of Justice proposed a substantial number of changes to the Accessibility Guidelines under the ADA. In January 2010, final publication and implementation of these regulations, pending a comprehensive review by the current administration, was suspended. If implemented as proposed, the new guidelines could cause some of the senior housing facilities we acquire to incur costly measures to become fully compliant. If we are required to make substantial modifications to facilities we acquire, whether to comply with the Americans with Disabilities Act, or the ADA, or other changes in governmental rules and regulations, our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders could be adversely affected.

We may incur significant unexpected costs to comply with fire, safety and other regulations, which could adversely impact our financial condition, results of operations, and ability to make distributions.

The senior housing facilities that we acquire are subject to various additional federal, state and local regulatory requirements, such as state and local fire and safety requirements, building codes and land use regulations. If we fail to comply with these requirements, we could be subject to governmental fines or private damage awards. We believe that the six senior housing facilities we currently have under contract are currently in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether future requirements, including any

Risk factors

requirements that may emerge from pending or future climate change legislation, will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow, the per share trading price of our common stock, our ability to satisfy our debt service obligations and our ability to pay distributions to you.

RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

Provisions of our charter may limit the ability of a third party to acquire control of us by authorizing our board of directors to authorize issuances of additional securities.

Upon completion of this offering and the concurrent private placement, our charter will authorize our board of directors to issue up to 500 million shares of common stock and up to 100 million shares of preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase or decrease the aggregate number of our shares or the number of shares of any class or series that we have the authority to issue and to classify or reclassify any unissued shares of common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may authorize the issuance of additional shares or establish a series of common or preferred stock that may have the effect of delaying or preventing a change in control of our company, including transactions at a premium over the market price of our shares, even if stockholders believe that a change in control is in their interest.

We are subject to anti-takeover provisions, which may have the effect of delaying, deferring or preventing a transaction or change in control of our company.

Our charter and bylaws contain various procedural and other requirements which could make it difficult for stockholders to effect certain corporate actions. For example, our board of directors has the power to increase or decrease the aggregate number of authorized shares of our stock or the number of authorized shares of any class or series of our stock, to cause us to issue additional shares of common stock or preferred stock and to fix the terms of one or more classes or series of our stock without stockholder approval. These provisions, along with the restrictions on ownership and transfer contained in our charter and certain provisions of Maryland law described below, could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our securities. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Provisions of Maryland law may limit the ability of a third party to acquire control of us by requiring our board of directors or stockholders to approve proposals to acquire our company or effect a change in control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, applicable to Maryland corporations may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

➢	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of us who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock) or an affiliate of any interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations, unless, among other conditions, our common stockholders

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receive a minimum price, as defined in the MGCL, for their stock and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares; and

➢	“control share” provisions that provide that our “control shares” (defined as voting shares of stock which, when aggregated with all other shares of stock controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding shares owned by the acquirer, by our officers or by our employees who are also directors of our company.

By resolution of our board of directors, we have opted out of the business combination provisions of the MGCL and provided that any business combination between us and any other person is exempt from the business combination provisions of the MGCL, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons). In addition, pursuant to a provision in our bylaws, we have opted out of the control share provisions of the MGCL. However, our board of directors may by resolution elect to opt in to the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Additionally, Title 8, Subtitle 3 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain provisions, such as a classified board, some of which we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then current market price.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Under Maryland law, generally, a director will not be liable if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

➢	actual receipt of an improper benefit or profit in money, property or services; or

➢	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our charter authorizes us to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our directors and officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with other companies.

Risk factors

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter provides that a director may be removed only for cause (as defined in our charter) and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. Our charter also provides that vacancies on our board of directors may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements prevent stockholders from removing directors except for cause and with a substantial affirmative vote and from replacing directors with their own nominees and may prevent a change in control of our company that is in the best interests of our stockholders.

The ability of our board of directors to change our major policies without the consent of stockholders may not be in your interest.

Our board of directors determines our major policies, including policies and guidelines relating to our acquisitions, leverage, financing, growth, operations and distributions to stockholders. Our board may amend or revise these and other policies and guidelines from time to time without the vote or consent of our stockholders. Accordingly, our stockholders will have limited control over changes in our policies and those changes could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

We will enter into an employment agreement with each of our executive officers that will require us to make payments in the event the officer’s employment is terminated by us without cause, by the officer for good reason or if we do not renew the agreements.

The agreements that we will enter into with our executive officers upon completion of this offering and the concurrent private placement provide benefits under certain circumstances that could make it more difficult for us to terminate these executive officers and may prevent or deter a change in control of our company that would otherwise be in the interest of our stockholders.

If we fail to implement and maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud. As a result, our stockholders could lose confidence in our financial results, which could harm our business and the value of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We are a newly formed company that will develop financial and operational reporting and control systems. We may in the future discover areas of our internal controls that need improvement. Section 404 of the Sarbanes-Oxley Act of 2002 will require us to evaluate and report on our internal controls over financial reporting and have our independent auditors annually issue their own opinion on our internal controls over financial reporting. While we intend to undertake substantial work to prepare for compliance with Section 404, we cannot be certain that we will be successful in implementing or maintaining adequate internal controls over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. If we or our independent auditors discover a material weakness in our internal controls, the disclosure of that fact, even if quickly remedied, could reduce the market value of our common stock. Additionally, the existence of any material weakness or significant deficiency in respect of our internal controls would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner.

Risk factors

RISKS RELATED TO THIS OFFERING

We have not established a minimum distribution payment level and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

We have not established a minimum distribution payment level, and our ability to make distributions to our stockholders may be adversely affected by the risk factors described in this prospectus. Because we will commence operations only upon completion of this offering and the concurrent private placement, we may not generate sufficient income to make distributions to our stockholders and cannot predict when distributions consisting, in part, of cash flow from the senior housing facilities we expect to acquire will commence. To the extent we use the net proceeds from this offering or the concurrent private placement to make distributions to our stockholders, the amount of cash we have available to invest in senior housing facilities or for other purposes would be reduced.

Our board of directors has the sole discretion to determine the timing, form and amount of any distributions to our stockholders and there can be no assurance as to the determinations our board of directors will make in respect of any of our future dividends.

Our board of directors has the sole discretion to determine the timing, form and amount of any distributions to our stockholders, subject to applicable law. The amount of such distributions may be limited until we have a portfolio of income-generating senior housing facilities. Our board of directors will make determinations regarding distributions based upon, among other factors, our financial performance, any debt service obligations, any debt covenants, and capital expenditure requirements. Among the factors that could impair our ability to make distributions to our stockholders are:

➢	our inability to invest the net proceeds of this offering and the concurrent private placement;

➢	our inability to realize attractive returns on our investments;

➢	unanticipated expenses or reduced revenues that reduce our cash flow or non-cash earnings; and

➢	decreases in the value of our facilities.

As a result, no assurance can be given that we will be able to make distributions to our stockholders at any time in the future or that the level of any distributions we do make to our stockholders will increase or even be maintained over time, any of which could materially and adversely affect the market price of our common stock.

A portion of our distributions may constitute a return of capital, which would have the effect of reducing the basis of a stockholder’s investment in our common stock.

Distributions that we make to our stockholders generally will be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our accumulated earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.

We cannot assure you that a public market for our common stock will develop and your ability to sell our common stock may be limited.

Prior to this offering, there has not been a public market for our common stock. We intend to apply to have our common stock listed on the NYSE. However, we cannot assure you that a regular trading market for our common stock will develop or, if one does develop, that any such market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate an

Risk factors

investment in our common stock. The initial public offering price will be determined by us and the representatives of the underwriters. We cannot assure you that the price at which the common stock will sell in the public market after the closing of this offering will not be lower than the price at which they are sold by the underwriters.

Common stock eligible for future sale may adversely affect the prevailing market prices for our common stock.

We cannot predict the effect, if any, of future sales of common stock, or the availability of common stock for future sale, on the market price of our common stock. Sales of substantial amounts of common stock (including shares issued to our directors and officers), or the perception that these sales could occur, may adversely affect prevailing market prices for our common stock.

Each of our directors and officers who has received share grants has entered into a lock-up agreement with respect to his or her common stock, restricting the sale of such person’s shares, for 180 days after the date of this prospectus. The representatives, at any time, may release all or a portion of the common stock subject to the foregoing lock-up provisions. If the restrictions under such agreements are waived, the affected common stock may be available for sale into the market, which could reduce the market price for our common stock.

We also may issue from time to time additional common stock or limited partnership interests in our operating partnership in connection with the acquisition of properties and we may grant demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of our common stock or the perception that these sales could occur may adversely affect the prevailing market price for our common stock or may impair our ability to raise capital through a sale of additional equity securities.

The market price of our common stock may be volatile due to numerous circumstances beyond our control.

The trading prices of equity securities issued by REITs historically have been affected by changes in market interest rates. One of the factors that may influence the price of our common stock is the annual yield from distributions on our common stock as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of our common stock to demand a higher annual yield, which could reduce the market price of our common stock.

Other factors that could affect the market price of our common stock include the following:

➢	actual or anticipated variations in our quarterly results of operations;

➢	changes in market valuations of companies in the health care, senior housing or real estate industries;

➢	changes in expectations of future financial performance or changes in estimates of securities analysts;

➢	fluctuations in stock market prices and volumes;

➢	our issuances of common stock or other securities in the future;

➢	the addition or departure of key personnel; and

➢	announcements by us or our competitors of acquisitions, investments or strategic alliances.

Risk factors

Future offerings of debt or equity securities ranking senior to our common stock may limit our operating and financial flexibility and may adversely affect the market price of our common stock.

If we decide to issue debt or equity securities in the future ranking senior to our common stock or otherwise incur indebtedness, it is possible that these securities or indebtedness will be governed by an indenture or other instrument containing covenants restricting our operating flexibility and limiting our ability to make distributions to our stockholders. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges, including with respect to distributions, more favorable than those of our common stock and may result in dilution to owners of our common stock. Because our decision to issue debt or equity securities in any future offering or otherwise incur indebtedness will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or financings, any of which could reduce the market price of our common stock and dilute the value of our common stock.

FEDERAL INCOME TAX RISK FACTORS

Our failure to qualify, or our failure to remain qualified, as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

We intend to elect to be taxed as a REIT for federal income tax purposes, commencing with our short taxable year beginning on the business day prior to the closing of this offering and ending December 31, 2010. However, qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which only a limited number of judicial and administrative interpretations exist. Even an inadvertent or technical mistake could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis.

Moreover, new tax legislation, administrative guidance or court decisions, in each instance potentially applicable with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our shares. If, for any reason, we failed to qualify as a REIT and we were not entitled to relief under certain Code provisions, we would be unable to elect REIT status for the four taxable years following the year during which we ceased to so qualify which would negatively impact the value of our common stock.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

To qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined before the deduction for dividends paid and excluding any net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

➢	85% of our REIT ordinary income for that year;

➢	95% of our REIT capital gain net income for that year; and

➢	any undistributed taxable income from prior years.

Risk factors

We intend to distribute our taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that TRSs distribute their after-tax net income to their parent REIT or their stockholders.

Our taxable income may substantially exceed our net income as determined based on United States generally accepted accounting principles, or GAAP, because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell properties at prices or at times that we regard as unfavorable in order to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year.

Complying with REIT requirements may cause us to forego otherwise attractive business opportunities or liquidate otherwise attractive investments.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our shares. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

The formation of our TRS lessee increases our overall tax liability.

Our TRS lessee will be subject to federal and state income tax on its taxable income, which will consist of the revenues from the senior housing facilities leased by the TRS lessee, net of the operating expenses for such properties and rent payments to us. Accordingly, although our ownership of our TRS lessee will allow us to participate in the operating income from our properties leased to our TRS lessee on an after tax basis in addition to receiving rent, that operating income will be fully subject to federal and state income tax. The after-tax net income of the TRS lessee is available for distribution to us.

Our ownership of our TRSs will be limited and our transactions with our TRSs will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross operating income from operations pursuant to management contracts. A subsidiary that intends to

Risk factors

be treated as a TRS of a REIT and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Our TRSs will pay applicable federal, foreign, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us but is not required to be distributed by our TRSs to us. We anticipate that the aggregate value of the securities of our TRSs will be less than 25% of the value of our total assets (including our TRSs’ securities). Furthermore, we will monitor the value of our respective investments in our TRSs for the purpose of ensuring compliance with TRS ownership limitations. In addition, we will scrutinize all of our transactions with our TRSs to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation discussed above or to avoid application of the 100% excise tax discussed above.

If the leases of our senior housing facilities are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT and would be subject to higher taxes and have less cash available for distribution to our stockholders.

To qualify as a REIT, we must satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as “rents from real property.” Rents paid to our operating partnership by our TRS lessee and third-party lessees pursuant to the leases of our senior housing facilities will constitute substantially all of our gross income. In order for such rent to qualify as “rents from real property” for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. If our leases are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT.

If our TRS lessee failed to qualify as a TRS or the facility operators engaged by our TRS lessee do not qualify as “eligible independent contractors,” we would fail to qualify as a REIT and would be subject to higher taxes and have less cash available for distribution to our stockholders.

Rent paid by a lessee that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. We expect to lease certain of our senior housing facilities to our TRS lessee. So long as our TRS lessee qualifies as a TRS, it will not be treated as a “related party tenant” with respect to our properties that are managed by an independent facility operator that qualifies as an “eligible independent contractor.” We believe that our TRS lessee will qualify to be treated as TRSs for federal income tax purposes, but there can be no assurance that the IRS will not challenge the status of a TRS for federal income tax purposes or that a court would not sustain such a challenge. If the IRS were successful in disqualifying our TRS lessee from treatment as a TRS, it is possible that we would fail to meet the asset tests applicable to REITs and a significant portion of our income would fail to qualify for the gross income tests. If we failed to meet either the asset or gross income tests, we would likely lose our REIT qualification for federal income tax purposes.

Additionally, if the facility operators engaged by our TRS lessee do not qualify as “eligible independent contractors,” we would fail to qualify as a REIT. Each of the facility operators that enter into a management contract with our TRS lessee must qualify as an “eligible independent contractor” under

Risk factors

the REIT rules in order for the rent paid to us by our TRS lessee to be qualifying income for purposes of the REIT gross income tests. Among other requirements, in order to qualify as an eligible independent contractor a facility operator must not own, directly or indirectly, more than 35% of our outstanding shares and no person or group of persons can own more than 35% of our outstanding shares and the ownership interests of the facility operator, taking into account certain ownership attribution rules. The ownership attribution rules that apply for purposes of these 35% thresholds are complex. Although we intend to monitor ownership of our shares by our facility operators and their owners, there can be no assurance that these ownership levels will not be exceeded.

Our ability to lease certain of the senior housing facilities we acquire from operators to our TRS lessee will be limited by the ability of those senior housing facilities to qualify as “qualified health care properties” and the ability of those operators to qualify as “eligible independent contractors.”

We intend to lease certain of the senior housing facilities we acquire from operators and that constitute “qualified health care properties” to our TRS lessee and to cause our TRS lessee to contract with those operators to manage the health care operations at those facilities. Our ability to utilize this TRS lessee structure may be limited by the ability of those senior housing facilities to qualify as “qualified health care properties” and the ability of the operators from whom we acquire “qualified health care properties” to qualify as “eligible independent contractors.”

A “qualified health care property” includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility. We expect that some of the properties that we will acquire will not be treated as “qualified health care properties.” To the extent a property does not constitute a “qualified health care property,” we will be unable to utilize the TRS lessee structure with respect to that property, and instead may lease the property back to the operator pursuant to a net lease. One of the initial properties we have under contract contains solely assisting living units, and consequently, will constitute a “qualified health care property.” With respect to the remaining five initial properties, four are senior housing facilities containing both independent and assisted living units housed in the same building and one is a senior housing facility containing both independent living and assisted living units housed on the same campus, in each case with a majority of the units constituting independent living units. Under current law, it is unclear whether such facilities will constitute “qualified health care properties.” Consequently, we intend to initially lease our initial properties to affiliates of Senior Lifestyle Management, the management company that currently operates those properties, and to request a private letter ruling from the IRS confirming that our initial properties constitute “qualified health care properties.” If we do not receive a private letter ruling that confirms our ability to lease the six facilities that we currently have under contract to our TRS lessee and the regulatory approvals required to transfer the operating licenses for these facilities to our TRS lessee, we will either lease the facilities to affiliates of Senior Lifestyle Management under a long-term net lease that provides for the payment of base rent subject to annual escalators as well as percentage rent based on gross revenue or we could lease the units at the facilities directly to the residents and provide services to these residents through a TRS.

In order to qualify as an “eligible independent contractor,” among other requirements, an operator (or any related person) must be actively engaged in the trade or business of operating “qualified health care properties” for persons who are not related to us or our TRS lessee. Consequently, if an operator (or a related person) from whom we acquire a “qualified health care property” does not operate sufficient “qualified health care properties” for third parties, the operator will not qualify as an “eligible independent contractor.” Under this scenario, we would either be required to contract with another

Risk factors

third party operator who qualifies as an “eligible independent contractor,” which could serve as a disincentive for the current operator to sell the property to us, or we would be unable to lease the property to our TRS lessee and instead would likely lease the property back to the operator pursuant to a long-term net lease.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates has been reduced by legislation to 15% (through the end of 2010). Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Under recently issued IRS guidance, we may pay taxable dividends of our common stock and cash, in which case stockholders may sell shares of our common stock to pay tax on such dividends, placing downward pressure on the market price of our common stock.

Under recently issued IRS guidance, we may distribute taxable dividends that are payable in cash and common stock at the election of each stockholder. Under Revenue Procedure 2010-12, up to 90% of any such taxable dividend paid with respect to our 2010 and 2011 taxable years could be payable in shares of our common stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for federal income tax purposes. As a result, stockholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. If we utilize Revenue Procedure 2010-12 and a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock. We do not currently intend to utilize Revenue Procedure 2010-12.

The prohibited transactions tax may limit our ability to engage in transactions, including dispositions of assets, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We may be subject to the prohibited transaction tax upon a disposition of real property. Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, we cannot assure you that we can comply with the safe harbor or that we will avoid owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of real property or may conduct such sales through a TRS.

Risk factors

The ability of our board of directors to revoke our REIT qualification without stockholder approval may subject us to federal income tax and reduce distributions to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders and on the market price of our common stock.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new federal income tax law, regulation, or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

The stock ownership restrictions of the Code for REITs and the 9.8% stock ownership limit in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities.

In order to qualify as a REIT for each taxable year after 2010, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity actually or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year for each taxable year after 2010. To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, our charter prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would result in our failing to qualify as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT.

Cautionary note regarding forward-looking statements

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature.

➢	our business and investment strategy;

➢	our expected operating results;

➢	completion of acquisitions;

➢	our ability to successfully implement proposed acquisition, lease and management structures;

➢	our ability to obtain future financing arrangements;

➢	our expected leverage levels;

➢	our understanding of our competition;

➢	market and industry trends and expectations;

➢	anticipated capital expenditures; and

➢	use of the net proceeds of this offering and the concurrent private placement.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, prospects, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our common stock. Additionally, the following factors could cause actual results to vary from our forward-looking statements:

➢	the factors discussed in this prospectus, including those set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of this prospectus;

➢	general volatility of the capital markets and the market price of our common stock;

➢	performance of the senior housing, health care and real estate industries in general;

➢	legislative developments that impact the senior housing, and health care and real estate industries;

➢	changes in our business or investment strategy;

➢	changes in market conditions within the senior housing industry and in the availability of senior housing facilities for acquisition;

➢	our ability to satisfy closing conditions and obtain regulatory and other rulings, approvals and consents;

➢	availability, terms and deployment of capital;

➢	availability of and our ability to attract and retain qualified personnel;

➢	our leverage levels;

➢	our capital expenditures;

➢	our ability to satisfy the requirements for qualification and taxation as a REIT for federal income tax purposes;

Cautionary note regarding forward-looking statements

➢	changes in our industry and the market in which we operate, interest rates or the general U.S. or international economy; and

➢	the degree and nature of our competition.

When we use the words “will,” “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $      million after deducting the underwriting discount and commissions and other estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, our net proceeds will be approximately $      million.

Concurrently with the completion of this offering, we will sell an aggregate of           shares of common stock to our executive officers in a private placement at a price per share equal to the public offering price per share in this offering shown on the cover of this prospectus, without payment of any placement fee by us, yielding an additional $      million of net proceeds to us.

We will contribute the net proceeds of this offering and the concurrent private placement to our operating partnership. Our operating partnership will use approximately $92.6 million of the net proceeds to fund (i) the approximate $88.0 million cash portion of the $246.0 million contractual purchase price for the six senior housing facilities that we currently have under contract and (ii) the payment of approximately $4.6 million of closing costs related to the acquisition. We will also assume approximately $158.0 million of in-place mortgage debt that encumbers the six facilities and $15.9 million of deposit liabilities.

Our operating partnership will use the remaining net proceeds to invest in additional senior housing facilities in accordance with our investment strategy described in this prospectus, and for general business purposes. Prior to the full investment of the remaining net proceeds in senior housing facilities, we intend to invest the remaining net proceeds in interest-bearing, short-term securities or money-market accounts which are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participations. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in senior housing facilities.

Although we do not currently intend to use any of the net proceeds from this offering or the concurrent private placement to fund distributions to our stockholders, to the extent we use net offering proceeds to fund distributions, these payments may be treated as a return of capital to our stockholders and the amount of cash we have available to invest in senior housing facilities or for other purposes would be reduced.

We will use approximately $      of the proceeds of this offering and the concurrent private placement to repurchase the 1,000 shares of our common stock that were issued to Mr. Hutchison when we were formed and to reimburse out-of-pocket expenses incurred by Mr. Hutchison and his affiliates in connection with our formation, this offering and the acquisition of our initial portfolio of facilities, including a $           earnest money deposit that Mr. Hutchison will advance on our behalf.

Capitalization

The following table sets forth:

➢	our actual capitalization as of April 16, 2010;

➢	our capitalization, as adjusted on a pro forma basis to give effect to (1) the sale of our common stock in this offering and the concurrent private placement, at an assumed offering price of $ per share, which is the initial public offering price set forth on the cover of this prospectus, and, in the case of the common stock sold in this offering, net of the underwriting discount and commissions and other expenses payable by us in connection with this offering, (2) the acquisition of the six senior housing facilities we have under contract and the assumption of the mortgage debt encumbering those facilities and (3) the repurchase of the 1,000 shares of common stock currently held by Mr. Hutchison for $1,000.

This table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Actual	Pro forma(1)
	as of	as of
	April 16, 2010	March 31, 2010

		(unaudited)

Cash	$	$
Long-term debt	—
Stockholders’ equity:
Preferred stock, $0.01 par value per share, no shares authorized, no shares issued and outstanding, actual; 100,000,000 shares authorized, no shares issued and outstanding, as adjusted	—	—
Common stock, $0.01 par value, 1,000 shares authorized, 1,000 shares issued and outstanding, actual; 500,000,000 shares authorized, shares issued and outstanding, as adjusted(1)	10
Additional paid-in capital	990
Total stockholders’ equity	1,000
Total capitalization	$1,000	$

(1)	Includes (i) an aggregate of 25,000 shares of restricted common stock that will be granted to our director nominees upon completion of this offering and (ii) an aggregate of shares of common stock that will be granted to our executive officers upon completion of this offering. The pro forma amounts exclude: (i) up to shares of common stock issuable upon exercise of the underwriters’ over-allotment option, (ii) performance-based options to purchase an aggregate of shares of our common stock to be granted to our executive officers upon completion of this offering, and (iii) the remaining shares reserved for future issuance under our 2010 Equity Incentive Plan (in addition to the stock grants and option grants that will be made upon completion of this offering as described above). If the size of this offering changes or the underwriters exercise their over-allotment option, the aggregate number of shares of common stock and the aggregate number of options to be granted to our executive officers upon completion of this offering will be adjusted to an aggregate amount equal to 1.6% and 1.8%, respectively, of the total number of shares sold in this offering and the concurrent private placement.

Distribution policy

We intend to make regular quarterly distributions to our common stockholders out of funds legally available therefor beginning at such time as our board of directors determines that we have acquired senior housing facilities generating sufficient cash flow to do so. Until we invest a substantial portion of the net proceeds of this offering and the concurrent private placement in senior housing facilities, we expect our distributions will be nominal. We cannot predict the timing of our senior housing facility investments or when we will commence paying quarterly distributions.

In order to qualify for taxation as a REIT, we intend to make annual distributions to our stockholders of an amount at least equal to:

➢	90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

➢	90% of the excess of our after-tax net income, if any, from foreclosure property over the tax imposed on such income by the Code; less

➢	the sum of certain items of non-cash income.

Generally, we expect to distribute 100% of our taxable income so as to avoid the tax on undistributed REIT taxable income. However, we cannot assure you as to when we will begin to generate sufficient cash flow to make distributions to our stockholders or our ability to sustain those distributions. See the section entitled “Material Federal Income Tax Considerations” below.

Distributions will be authorized by our board of directors and declared by us based upon a variety of factors, including:

➢	actual results of operations;

➢	the timing of the investment of the net proceeds of this offering;

➢	any debt service requirements;

➢	capital expenditure requirements for our properties;

➢	our taxable income;

➢	the annual distribution requirement under the REIT provisions of the Code;

➢	our operating expenses; and

➢	other factors that our board of directors may deem relevant.

Distributions to our stockholders generally will be taxable to our stockholders as ordinary income; however, because a significant portion of our investments will be ownership of equity interests in senior housing facilities, which will generate depreciation and other non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. To the extent that, in respect of any calendar year, cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable share distribution or distribution of debt securities. In addition, prior to the time we have fully invested the net proceeds of this offering and our concurrent private placement, we may fund our quarterly distributions out of such net proceeds, although we do not currently expect to do so. The use of our net proceeds for distributions could be dilutive to our financial results. In addition, funding our distributions from our net proceeds may constitute a return of capital to our investors, which would have the effect of reducing each stockholder’s basis in its common stock. Income as computed for purposes of the tax rules described above will not necessarily correspond to our income as determined for financial reporting purposes. To the extent consistent with maintaining our qualification as a REIT, we may retain earnings that accumulate in our TRS lessee or any other TRS we may form.

Selected pro forma financial information

The following selected pro forma condensed consolidated balance sheet data as of March 31, 2010 has been prepared to reflect adjustments to our historical consolidated balance sheet to illustrate the estimated effect of the following transactions as if they had occurred on March 31, 2010:

(i)	the initial public offering of shares of our common stock for a public offering price of $ per share, net of the underwriting discount and commissions;

(ii)	the concurrent private placement of shares of our common stock to our executive officers for a price per share of $ per share, without payment of any placement fee;

(iii)	the grant pursuant to our 2010 Equity Incentive Plan of an aggregate of shares of common stock to our executive officers and an aggregate of 25,000 shares of restricted common stock to our director nominees upon completion of this offering and the concurrent private placement;

(iv)	the grant pursuant to our 2010 Equity Incentive Plan of performance-based options to purchase an aggregate of shares of our common stock to our executive officers with an exercise price per share equal to the public offering price in this offering, which options will be subject to performance-based vesting criteria to be determined by the compensation committee of our board of directors;

(v)	the acquisition, following the closing of the initial public offering and the concurrent private placement, of the six senior housing facilities we have under contract for approximately $88.0 million in cash, funded from the net proceeds of the initial public offering and the concurrent private placement, the assumption of approximately $158.0 million of long-term indebtedness, the payment of $4.6 million of closing costs and the assumption of approximately $15.9 million of deposit liabilities associated with the six facilities; and

(vi)	the formation of our company and the operating partnership.

The following selected pro forma condensed consolidated operating data for the quarter ended March 31, 2010 and the year ended December 31, 2009 has been prepared to illustrate the estimated effect of the transactions described in items (i) through (vi) above, assuming such transactions were completed on January 1, 2009 and also includes our anticipated operating costs and estimated payments under the proposed leases between our company and affiliates of Senior Lifestyle Management.

The following selected pro forma financial and other data should be read in conjunction with (i) our historical audited consolidated balance sheet and the notes thereto appearing elsewhere in this prospectus, (ii) our unaudited pro forma financial statements and the notes thereto appearing elsewhere in this prospectus, (iii) the historical audited and unaudited consolidated financial statements of WSL IV and the notes thereto appearing elsewhere in this prospectus, (iv) the historical audited and unaudited financial statements of SL Jupiter and the notes thereto appearing elsewhere in this prospectus, and (v) the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in this prospectus. We have based our unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following selected pro forma financial and other data are presented for informational purposes only and do not purport to be indicative of our results of operations or financial condition even if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods indicated. The following selected pro forma financial and other data should not be viewed as indicative of our results of operations or financial condition in the future.

Selected pro forma financial information

The following table presents our unaudited pro forma condensed consolidated balance sheet data as of March 31, 2010 (in thousands):

Pro Forma
March 31,
2010

Health care properties	$264,972
Cash and cash equivalents	$143,622
Total assets	$410,174
Long term debt	$158,075
Total liabilities and stockholders’ equity	$

The following table presents our unaudited pro forma consolidated combined operating data for the quarter ended March 31, 2010 and the year ended December 31, 2009 (in thousands, except per share amounts):

	Pro Forma	Pro Forma
	Quarter Ended	Year Ended
	March 31,	December 31,
	2010	2009

Operating Data
Revenues
Rental income	$4,500	$18,001
Net residence services	—	—
Membership fees	—	317

Total revenues	$4,500	$18,318

Operating expenses
Salaries and benefits	825	3,302
Real estate taxes and insurance	32	128
General and administrative	416	1,665
Depreciation and amortization	1,709	6,838

Total operating expenses	$2,982	$11,933

Net operating income	1,518	6,385

Interest expense and loan cost amortization	(1,030)	(4,994)

Net income	$488	$1,391

Net income per share
Basic	$	$
Diluted	$	$
Weighted average number of shares outstanding
Basic
Diluted
Other Data
Funds from operations	$2,197	$8,229
EBITDA	$3,227	$13,223

Selected pro forma financial information

The following table presents a reconciliation of our pro forma net income to pro forma FFO for the quarter ended March 31, 2010 and the year ended December 31, 2009 (in thousands):

	Pro Forma
	Quarter Ended	Pro Forma
	March 31,	Year Ended
	2010	2009

Net income	$488	$1,391
Depreciation and amortization	1,709	6,838

Funds from operations	$2,197	$8,229

We consider FFO to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income. We calculate FFO in accordance with standards established by NAREIT which defines FFO as net income or loss determined in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment write downs, plus depreciation and amortization (excluding amortization of deferred financing costs) of real estate assets, and after adjustments for the portion of these items related to unconsolidated partnerships and joint ventures.

In calculating FFO, net income is determined in accordance with GAAP and includes the noncash effect of scheduled rent increases throughout the lease terms. This is a GAAP convention requiring real estate companies to report rental revenue based on the average rent per year over the life of the leases. We believe that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. We also believe FFO captures trends in occupancy rates, rental rates and operating costs. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP, which assumes that the value of real estate diminishes predictably over time. In addition, we believe FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs. However, FFO (1) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (2) is not necessarily indicative of cash flow available to fund cash needs and (3) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of our operating performance. FFO, as presented, may not be comparable to similarly titled measures reported by other equity REITS. Accordingly, we believe that in order to facilitate a clear understanding of our pro forma operating results, FFO should be considered only as supplemental information and only in conjunction with our pro forma net income as reported in the accompanying pro forma financial statements and notes thereto.

At this time, we have not made a determination regarding whether adjustments to the manner in which FFO is calculated in order to adjust for the effect of straight line rent, capital expenditures, depreciation and other adjustments are appropriate for our company. We will assess whether any such adjustments are appropriate during our first year of operations following completion of this offering.

Selected pro forma financial information

The following table presents a reconciliation of our pro forma net income to EBITDA for the quarter ended March 31, 2010 and the year ended December 31, 2009 (in thousands):

	Pro Forma	Pro Forma
	Quarter Ended	Year Ended
	March 31, 2010	2009

Net income	$488	$1,391
Depreciation and amortization	1,709	6,838
Interest expense and loan cost amortization	1,030	4,994

EBITDA	$3,227	$13,223

EBITDA is defined as net income (loss) (calculated in accordance with GAAP) excluding: (1) interest expense, (2) income tax benefit or expense; and (3) depreciation and amortization. We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance. By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and our capital structure. By excluding depreciation and amortization expense, which can vary by property based on factors unrelated to property operating performance, we and our investors can more accurately assess the financial performance of our portfolio. Our management also uses EBITDA as one measure in determining the value of acquisitions and dispositions. In addition, we believe EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, particularly in the health care and senior housing industry. However, because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements of our business, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to interest rate changes or increased borrowings. EBITDA should be considered only as a supplement to net income, net cash provided by operating activities or any other financial and operating performance measure prescribed by GAAP. Other equity REITs may calculate EBITDA differently than we do and, accordingly, our calculation of EBITDA may not be comparable to such other REITs’ EBITDA.

Management’s discussion and analysis of financial condition and results of operations

You should read the following discussion in conjunction with the information provided under the sections of this prospectus entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Selected Pro Forma Financial Information,” and “Business” and our audited balance sheet and the pro forma financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

OVERVIEW

We are a self-advised real estate company that was organized in April 2010 to acquire, own and actively asset manage income-producing senior housing facilities that derive substantially all of their revenues from private payment sources, generate stable cash flows and have the potential for long-term capital appreciation. As a newly formed company with no business activity to date, we have no historical operating history and only nominal assets, consisting of only cash contributed in connection with our formation. See “Capitalization.” However, shortly after completion of this offering and the concurrent private placement, we expect to complete the acquisition of six high quality senior housing facilities located in Florida, Illinois, New Jersey, New York and Virginia for an aggregate contractual purchase price of $246.0 million excluding transaction costs and the assumption of certain deposit liabilities, including approximately $88.0 million in cash and the assumption of approximately $158.0 million of in-place mortgage debt. Substantially all of the revenues at these facilities are derived from private payment sources.

We intend to elect and qualify to be treated as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2010. We will own our senior housing facilities and conduct substantially all operations through our operating partnership, Legacy Healthcare Properties, LP, and its subsidiaries. Upon completion of this offering and the concurrent private placement, we will own a 100% partnership interest in our operating partnership and be our operating partnership’s sole general partner. See “Operating Partnership and the Partnership Agreement.”

For us to qualify as a REIT for federal income tax purposes, we cannot operate the senior housing facilities we acquire. We will lease the facilities we acquire either to our TRS lessee which will engage facility operators that are “eligible independent contractors” to manage those facilities, or directly to third-party facility operators under lease agreements. We may also lease the individual units at certain of our facilities directly to the residents at those facilities and provide services to the residents through a TRS. Our TRS lessee or any TRS service provider will be treated as a TRS for federal income tax purposes and will be consolidated into our financial statements in accordance with GAAP. However, since both our operating partnership and our TRS lessee are controlled by us, our principal source of funds from any facilities we lease to our TRS lessee will, on a consolidated basis, be from the operations of those facilities. Our principal source of funds from any facilities we lease to third-party facility operators or residents will be from rental income paid by our facility operators under net lease agreements or by residents under lease agreements with those residents. If our TRS lessee or any TRS service provider provides services to the residents at a facility, our consolidated revenue will include the fees earned by these entities for those services and our consolidated expenses will include the expenses incurred by these entities in providing the services. The earnings of our TRS lessee or any TRS service provider will be fully subject to taxation as a C corporation, which will reduce our FFO and the cash otherwise available for distribution to our stockholders.

Management’s discussion and analysis of financial condition and results of operations

As further described in “Material Federal Income Tax Considerations,” following the completion of this offering and our receipt of the private letter ruling from the IRS that we intend to request confirming our ability to lease the six facilities we have under contract to our TRS lessee and the regulatory approvals required to transfer the operating licenses for these facilities to our TRS lessee, we intend to lease these facilities to our TRS lessee and engage Senior Lifestyle Management to manage the operations of these facilities pursuant to a management agreement. Pending receipt of these approvals, we will enter into new or assume and modify existing leases with affiliates of Senior Lifestyle Management, which we expect to terminate upon receipt of the private letter ruling and regulatory approvals. For more details regarding the terms of the management agreement and the new leases, see “Business—Our Portfolio—Senior Housing Facilities Under Contract.” Our unaudited pro forma condensed combined statement of operations for the quarter ended March 31, 2010 and for the year ended December 31, 2009 included elsewhere in this prospectus reflect the expected rental revenue to be received pursuant to the terms of the new leases and do not reflect the TRS lessee structure that we expect to put in place upon receipt of the private letter ruling and regulatory approvals. If we obtain such private letter ruling and regulatory approvals and then lease the facilities to our TRS lessee, the rental revenue presented in our unaudited pro forma condensed combined statement of operations would no longer be applicable and the operations of the facilities, by virtue of the TRS lessee structure, would be reflected in our statement of operations. We estimate that, if we had completed the acquisition of the six facilities we have under contract as of January 1, 2009, and implemented the TRS lessee structure immediately upon completion of the acquisition, while our pro forma total revenues for the quarter ended March 31, 2010 and the year ended December 31, 2009 would have increased from approximately $4.5 million and $18.1 million, respectively, to approximately $11.1 million and $43.4 million, respectively, our pro forma FFO for the quarter ended March 31, 2010 and the year ended December 31, 2009 would have been substantially consistent with the pro forma FFO for the quarter ended March 31, 2010 and the year ended December 31, 2009 presented elsewhere in this prospectus.

There can be no assurance, however, that we will obtain the necessary regulatory approvals or be able to utilize the TRS lessee structure as outlined above. If we obtain the necessary rulings and regulatory approvals, there can be no assurance that the revenues generated or operating expenses incurred by us will be consistent with the revenues and operating expenses reflected in the historical audited and unaudited financial statements of SL Jupiter and the historical audited and unaudited financial statements of Senior Lifestyle operators referenced below for the quarter ended March 31, 2010 and the year ended December 31, 2009.

We have included the historical audited and unaudited combined financial statements of six limited liability companies (SL Bella Terra, LLC, SL Barrington, LLC, SL Walden, LLC, SL Sage Harbor, LLC, SL Castle Pointe, LLC and SL Chancellor’s Village, LLC, which we collectively refer to as the Senior Lifestyle operators) and the historical audited and unaudited financial statements of SL Jupiter in this prospectus because we believe these financial statements and the notes thereto are meaningful to potential investors. These financial statements contain the historical operating history of the facilities we intend to acquire following the completion of this offering. These operations will be relevant to our future operating results whether or not we implement the TRS lessee structure described above.

See “Selected Pro Forma Financial Information” and the pro forma financial statements and the related notes for additional information.

FACTORS AFFECTING OUR BUSINESS AND THE BUSINESS OF OUR FACILITY OPERATORS

The success of our business is dependent on a number of macroeconomic, demographic demand and industry fundamental trends. These trends will influence our ongoing ability to source accretive investment opportunities while other factors will impact our facility operators’ ability to conduct the operations of our facilities profitably and meet their obligations to us.

Management’s discussion and analysis of financial condition and results of operations

Industry trends

The number of Americans age 65 and older is expected to grow significantly in aggregate numbers and as a relative percentage of the total U.S. population. For example, the United States Census Bureau projects that the segment of the U.S. population age 65 and older will grow from a combined 40.2 million in 2010 (13.0% of the total population), to 54.8 million in 2020 (16.1% of the total population) and to more than 72.0 million Americans age 65 and older by 2030 (19.3% of the total population).

Supply fundamentals have been an important factor in previous senior housing cycles, notably supply overhang due to overbuilding in the late 1990s, which produced a sustained period of lower supply growth that increased net absorption and contributed to significant sustained rate increases within the sector. According to NIC Map Data Analysis and the American Senior Housing Association’s 2009 State of Seniors Housing report, construction starts and new unit delivery reductions will cause industry supply growth to trend from an estimated 1.7% in 2008 to an estimated 1.3% for 2009, significantly below the historical average supply growth rate of 4.8% since 1985. We believe capital market dislocations, a scarcity of development capital and continued challenging credit market conditions will restrain supply growth in the near term.

For more information regarding industry trends, you should refer to “Business—Our Market Opportunity.”

Competitive environment for health care real estate investing

We expect to compete for investment opportunities with institutional investors, private equity investors, other REITs and numerous local, regional and national owners, in each of our target markets. Some of these entities may have substantially greater financial resources than we do and may be able and willing to accept more risk than we can prudently manage. Competition generally may increase the bargaining power of property owners seeking to sell and reduce the number of suitable investment opportunities offered to us or purchased by us.

The senior housing industry is highly competitive. Senior housing facilities we acquire will compete with other properties for residents in our markets. In addition, we must compete against home health care and other in home services which may allow residents to extend their stay in their apartment or home. Competitive factors include location, convenience, brand affiliation, rates, range of services, facilities and amenities or accommodations offered and quality of service. Competition in the markets in which our facilities will operate will include competition from existing, newly renovated and newly developed senior housing facilities in the relevant segments. Competition can adversely affect the occupancy and rates of our facilities, and thus our financial results, and may require us to provide additional amenities, incur additional costs or make capital improvements that we otherwise might not choose to make, which may adversely affect our profitability.

Liquidity and access to capital

Although our governing documents contain no limitations on the amount of debt that we can incur, we expect to maintain a low-leverage capital structure and intend to target the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference or redemption feature of any outstanding shares of preferred stock to approximately 40% of the cost basis of our total assets. In addition, our assumption of in-place mortgage debt in connection with our initial acquisition may cause our consolidated indebtedness to exceed the general limitation described above.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under a future revolving credit facility. We believe that net cash provided by operations will be adequate to fund operating requirements, including management fee payments made to our facility operators, to pay interest on any

Management’s discussion and analysis of financial condition and results of operations borrowings and fund dividends in accordance with the requirements to qualify as a REIT under federal income tax laws.

Our indebtedness outstanding upon the completion of this offering and the acquisition of our initial portfolio of senior housing facilities will be comprised principally of secured mortgage debt. Following the anticipated application of the net proceeds of this offering, we expect to have approximately $158.0 million of outstanding indebtedness, all of which will mature in 2013.

Factors affecting our operators’ profitability

Our revenues will be derived principally from rents we receive from net leases with our facility operators or from rents we receive from our TRS lessee pursuant to net leases if we are able to utilize the TRS lessee structure. Certain economic factors present both opportunities and risks to our facility operators and, therefore, influence their ability to meet their obligations to us. These factors will directly affect our facility operators’ operations and, given our reliance on their performance under our leases and management agreements, will present risks to us that may affect our results of operations or ability to meet our financial obligations.

Labor and related expenses typically represent our facility operators’ largest cost component. Therefore, the labor markets in which our facility operators operate will affect their ability to operate cost effectively and profitably. In order for our facility operators to be successful, they must possess the management capability to attract and maintain skilled and motivated workforces. Much of the required labor needed to operate senior housing facilities requires specific technical experience and education. As a result, our facility operators may be required to increase their payroll costs to attract labor and adequately staff their operations. Increases in labor costs due to higher wages and greater employee benefits required to attract and retain qualified personnel could affect our facility operators’ ability to meet their obligations to us.

For the facilities we net lease, we will seek to establish our rent at an appropriate level so that our facility operators are able to earn a reasonable return for their services and performance. This requires discipline to ensure that we do not overpay for the properties we acquire and negotiate long-term lease contracts with facility operators which fairly compensate us and them for the investment and operating risks associated with the business. While we operate in a competitive environment, we carefully assess the long-term risks facing our facility operators as we consider an investment. Because our leases are long-term arrangements, we are required to assess both the short and long-term capital needs of the properties we acquire. The senior housing facilities on which we focus are generally highly specialized real estate assets. We believe our dedicated management team has developed broad expertise in assessing the short and long-term needs of this asset class.

RESULTS OF OPERATIONS

As of the date of this prospectus, we have no operations because we have been in our organizational stage. We will not commence operations until we have closed the sale of all or a portion of the shares of our common stock offered hereby. Following the completion of this offering and the acquisition of our initial portfolio of facilities, our operations will consist primarily of revenues from the facility operators who will lease our facilities and our expenses will consist primarily of general and administrative expenses, salaries and benefits, interest expense on the mortgage debt we will assume, insurance costs and other general overhead expenses.

COMPONENTS OF OUR REVENUES AND EXPENSES

This section describes what we expect will be the components of our revenues and expenses following the completion of the acquisition of our initial portfolio of facilities. The components of our revenues and expenses are dependent upon whether our properties are leased to a third-party tenant who

Management’s discussion and analysis of financial condition and results of operations operates the facilities under a net lease agreement or we lease our properties to our TRS lessee and the TRS lessee enters into a management agreement with a qualified independent contractor to operate the day-to-day operations of the facility, which we refer to as the TRS lessee structure.

Revenues

Our rental income from our initial portfolio will consist primarily of the rents received from the third-party tenant operator of our facilities pursuant to a master lease agreement. The lease contains scheduled changes in rent payments, and, as a result, rental income will include unbilled rent relating to the straight-lining of rent based upon the cumulative rent to be paid pursuant to the lease recognized ratably over the term of the lease.

In addition to rent under the master lease arrangements, our revenue may include other cash payments owed to us by our third-party tenant operators.

To the extent that we lease our facilities to our TRS lessee whose operations will be consolidated into our financial statements, we will also recognize rental income from residents at our facilities as well as resident services revenue.

Expenses

We will recognize a variety of cash and non-cash charges in our financial statements. Our cash expenses will consist primarily of general and administrative expenses, salaries and benefits, insurance costs, interest expense on the borrowings we will assume in connection with the acquisition of our initial portfolio and other corporate overhead. Our general and administrative costs will consist primarily accounting, legal and other professional fees. Our non-cash expenses will consist primarily of stock-based compensation expenses. To the extent that we lease our facilities to our TRS lessee whose operations will be consolidated into our financial statements, we will recognize expenses related to the operation of our facilities, including salaries, marketing costs, utilities, and repairs and maintenance.

Change in fair value of derivatives
The long-term debt agreements we will assume in connection with the acquisition of our initial portfolio are floating rate obligations. We will be required to obtain an interest rate cap for these floating rate obligations. In accordance with GAAP, all derivatives, including certain derivative instruments embedded in other contracts, are to be recorded as either an asset or liability measured at their fair value. We will recognize any changes in the fair value of the cap agreements in equity as a component of other comprehensive income.

Depreciation and amortization
We will incur depreciation expense on all of our acquired long-lived assets and amortization expense on any intangible assets acquired with an estimated useful life, resulting from the required application of purchase accounting in the initial recording of our real estate acquisitions. This non-cash expense is designed under GAAP to reflect the economic useful lives of our assets.

CRITICAL ACCOUNTING POLICIES

Below is a discussion of the accounting policies that we believe will be critical once we commence operations. We consider these policies critical because they require estimates about matters that are inherently uncertain, involve various assumptions and require significant management judgment, and because they are important for understanding and evaluating our reported financial results. These judgments will affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements and the reported amounts of revenue and expenses during the reporting periods. Applying different estimates or assumptions may result in materially

Management’s discussion and analysis of financial condition and results of operations different amounts reported in our financial statements. From time to time, we will re-evaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments would be made in subsequent periods to reflect more current estimates and assumptions about matters that are inherently uncertain.

Revenue recognition

For properties leased to our TRS lessee, we will recognize rental income as earned under rental agreements with the residents of our facilities which typically have terms of one year or less. We also will recognize resident services revenue, which consists of ancillary charges to residents for services such as personal care and assistance with daily living activities, upon completion of the applicable service.

For properties net leased to facility operators, we will recognize rental revenue on a straight-line basis over the lease term when collectability is reasonably assured and the facility operator has taken possession or controls the physical use of the leased facility. For facilities acquired subject to leases, we will recognize revenue upon acquisition of the facility provided the facility operator has taken possession or controls the physical use of the leased facility. If the lease provides for tenant improvements, we will determine whether the tenant improvements, for accounting purposes, are owned by the facility operator or us. When we are the owner of the tenant improvements, the facility operator will not be considered to have taken physical possession or have control of the physical use of the leased facility until the tenant improvements are substantially completed. When the facility operator is the owner of the tenant improvements, any tenant improvement allowance funded will be treated as a lease incentive and amortized as a reduction of revenue over the lease term. The determination of ownership of the tenant improvements will be subject to significant judgment. If our assessment of the owner of the tenant improvements for accounting purposes were to change, the timing and amount of our revenue recognized would be impacted.

Certain leases with facility operators may provide for additional rents contingent upon a percentage of the facility’s revenue in excess of specified base amounts or other thresholds. Such revenue will be recognized when actual results reported by the facility operator, or estimates of facility operator results, exceed the base amount or other thresholds. The recognition of additional rents will require us to make estimates of amounts owed and to a certain extent will be dependent on the accuracy of the facility results reported to us by the facility operator. Our estimates may differ from actual results, which could be material to our consolidated financial statements.

We will maintain an allowance for doubtful accounts, including an allowance for straight-line rent receivables, for estimated losses resulting from facility operator defaults or the inability of facility operator to make contractual rent and for estimated losses resulting from residents defaults or inability of the residents to make their contractual rent payments. We will monitor the liquidity and creditworthiness of our facility operators on an ongoing basis. For facility operators this evaluation will consider industry and economic conditions, property performance, credit enhancements and other factors. For straight-line rent amounts, our assessment will be based on income recoverable over the term of the lease. We will exercise judgment in establishing allowances and consider payment history and current credit status in developing these estimates. These estimates may differ from actual results, which could be material to our consolidated financial statements.

Real estate

We will make estimates as part of our allocation of the purchase price of acquisitions of properties to the various components of the acquisition based upon the relative value of each component. Upon acquisition, we allocate the purchase price based on the fair value of the acquired land, building, furniture, fixtures and equipment, identifiable intangible assets, other assets and assumed liabilities. Identifiable intangible assets typically arise from contractual arrangements. We determine the

Management’s discussion and analysis of financial condition and results of operations acquisition-date fair values of all assets and assumed liabilities using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis) and that utilize appropriate discount and/or capitalization rates and available market information, and we utilize the services of independent third-party consultants to perform valuation studies to support our determinations of the fair values of assets acquired and liabilities assumed. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. Acquisition costs are expensed as incurred.

Renovations to our health care properties and/or replacements of assets that improve or extend the life of the asset are capitalized and depreciated over their estimated useful lives. Furniture, fixtures and equipment under capital leases are carried at the present value of the minimum lease payments.

Repair and maintenance costs are charged to expense as incurred.

Depreciation and amortization

Health care properties will be carried at cost and depreciated using the straight-line method over an estimated useful life of 25 to 40 years for buildings and one to seven years for furniture, fixtures and equipment. Intangible assets arising from contractual arrangements will typically be amortized over the life of the contract.

We will be required to make subjective assessments as to the useful lives and classification of our properties for purposes of determining the amount of depreciation expense to reflect each year with respect to the assets. These assessments may impact our results of operations.

Impairment of long-lived assets and goodwill

We will assess the carrying value of our real estate assets and related intangibles which we refer to as real estate assets, whenever events or changes in circumstances indicate that the carrying amount of a real estate asset or asset group may not be recoverable. Goodwill will be tested at least annually by applying the two-step approach. If the sum of the expected future net undiscounted cash flows is less than the carrying amount of the real estate assets, an impairment loss will be recognized by adjusting the asset’s carrying amount to its estimated fair value. If the fair value of a reporting unit containing goodwill is less than its carrying value, then a second step of the test will be needed to measure the amount of potential goodwill impairment. The second step will require the fair value of the reporting unit to be allocated to all the assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination at the date of the impairment test. The excess of the fair value of the reporting unit over the fair value of assets and liabilities will be the implied value of goodwill and will be used to determine the amount of impairment. The determination of the fair value of real estate assets and goodwill will involve significant judgment. This judgment will be based on our analysis and estimates of fair value of real estate assets and reporting units, and the future operating results and resulting cash flows of each real estate asset whose carrying amount may not be recoverable. Our ability to accurately predict future operating results and cash flows and estimate and allocate fair values will impact the timing and recognition of impairments. While we believe our assumptions will be reasonable, changes in these assumptions may have a material impact on our financial results. A property will be considered held for sale when a contract for sale is entered into, a substantial, non-refundable deposit has been committed by the purchaser, and sale is reasonably expected to close.

Stock-based compensation

Prior to the completion of this offering and the concurrent private placement, we will adopt our 2010 Equity Incentive Plan, which provides for the grant of stock options, stock awards, stock appreciation rights, performance units and other equity-based awards. Equity-based compensation will be recognized as an expense in our financial statements and measured at the fair value of the award on the date of

Management’s discussion and analysis of financial condition and results of operations grant. The amount of the expense may be subject to adjustment in future periods depending on the specific characteristics of the equity-based award and the application of the accounting guidance.

Income taxes

We intend to elect to be taxed as a REIT under the Code and intend to operate as such beginning with our short taxable year ending December 31, 2010. We expect to have little or no taxable income prior to electing REIT status. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders each year, computed without regard to the dividends paid deduction or net capital gain. As a REIT, excluding the taxes applicable to our TRS lessee, we generally will not be subject to federal income tax to the extent we currently distribute our taxable income to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and assets and to federal income and excise taxes on our undistributed income. Additionally, any income earned by our TRS lessee, and any other TRS we form in the future, will be fully subject to federal, state, and local corporate income tax.

As part of the process of preparing consolidated financial statements, significant judgment is required of management to evaluate our compliance with applicable REIT requirements. Our determinations are based on our interpretations of tax laws, and our conclusions may have an impact on the income tax expense recognized. Events or circumstances which may require adjustments to income tax expense include: (i) our ability to qualify as a REIT, (ii) audits conducted by federal and state taxing authorities, and (iii) changes in tax laws.

RECENTLY ISSUED ACCOUNTING STANDARDS

In April 2009, the Financial Accounting Standards Board, or FASB, issued additional disclosure provisions of Accounting Standards Codification, or ASC, 825-10, Financial Instruments—Overall, which we refer to as ASC 825-10. ASC 825-10 requires disclosures about fair value of financial instruments for interim reporting periods of publicly-traded companies in addition to the annual financial statements. ASC 825-10 is effective for interim periods ending after June 15, 2009. Prior period presentation is not required for comparative purposes at initial adoption. The adoption of ASC 825-10 on June 30, 2009 will not have a material impact on our consolidated financial position or results of operations.

In April 2009, the FASB issued an amendment to ASC 320-10, Investment-Debt and Equity Securities—Overall, which we refer to as ASC 320-10. ASC 320-10 amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. The amended provision of ASC 320-10 is effective for fiscal years and interim periods ending after June 15, 2009. The adoption of ASC 320-10 on June 30, 2009 will not have a material impact on our consolidated financial position or results of operations.

In April 2009, the FASB issued an amendment to ASC 820-10, Fair Value Measurements and Disclosures—Overall, which we refer to as ASC 820-10. ASC 820-10 provides additional guidance for estimating fair value when the volume and level of activity for both financial and nonfinancial assets or

Management’s discussion and analysis of financial condition and results of operations liabilities have significantly decreased. ASC 820-10 is effective for fiscal years and interim periods ending after June 15, 2009 and shall be applied prospectively. The adoption of ASC 820-10 on June 30, 2009 will not have a material impact on our consolidated financial position or results of operations.

In May 2009, the FASB issued ASC 855, Subsequent Events, which we refer to as ASC 855. ASC 855 provides general guidelines to account for the disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. These guidelines are consistent with current accounting requirements, but clarify the period, circumstances, and disclosures for properly identifying and accounting for subsequent events. ASC 855 is effective for interim periods and fiscal years ending after June 15, 2009. The adoption of ASC 855 on June 30, 2009 will not have a material impact on our consolidated financial position or results of operations.

In June 2009, the FASB issued Accounting Standards Update No. 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, which we refer to as Update No. 2009-17. Update No. 2009-17 requires enterprises to perform a qualitative approach to determining whether or not a variable interest entity will need to be consolidated on a continuous basis. This evaluation will be based on an enterprise’s ability to direct and influence the activities of a variable interest entity that most significantly impact its economic performance. Update No. 2009-17 is effective for interim periods and fiscal years beginning after November 15, 2009. The adoption of Update No. 2009-17 will not have a material impact on our consolidated financial position or results of operations.

In June 2009, the FASB Accounting Standards Codification, or the Codification, was issued in the form of ASC 105, Generally Accepted Accounting Principles, which we refer to as ASC 105. Upon issuance, the Codification became the single source of authoritative, nongovernmental U.S. GAAP. The Codification reorganized GAAP pronouncements into accounting topics, which are displayed using a single structure. Certain SEC guidance is also included in the Codification and will follow a similar topical structure in separate SEC sections. ASC 105 is effective for interim periods and fiscal years ending after September 15, 2009. The adoption of the Codification will not have a material impact on our consolidated financial position or results of operations.

In August 2009, the FASB issued Accounting Standards Update No. 2009-04, Accounting for Redeemable Equity Instruments—Amendment to Section 480-10-S99 (SEC Update), which we refer to as Update No. 2009-04. This update requires that preferred securities, or instruments with similar characteristics, such as noncontrolling interests, that are redeemable for cash or other assets be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer. The SEC believes that it is necessary to highlight the future cash obligations attached to this type of security so as to distinguish it from permanent capital. The adoption of Update No. 2009-04 will not have a material impact on our consolidated financial position or results of operations.

In January 2010, the FASB issued Accounting Standards Update No. 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification. The amendments in this update clarify that a decrease in ownership resulting from sales of in substance real estate should be accounted for under the guidelines in ASC Sub Topics 360-20, Property, Plant, and Equipment, and ASC Sub Topics 976-605, Retail/Land. This update will not have a material impact on our consolidated financial position or results of operations.

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES

Although our governing documents contain no limitations on the amount of debt that we can incur, we expect to maintain a low-leverage capital structure and intend to target the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference or redemption feature

Management’s discussion and analysis of financial condition and results of operations of any outstanding shares of preferred stock to approximately 40% of the cost basis of our total assets. In addition, our assumption of in-place mortgage debt in connection with our initial acquisition may cause our consolidated indebtedness to exceed the general limitation described above.

We anticipate that our total pro forma consolidated indebtedness will be approximately $158.0 million upon completion of the acquisition of the six senior housing facilities we have under contract.

Our short-term and long-term liquidity requirements consist primarily of funding our operating expenses and other expenditures directly associated with our properties, including:

➢	Distributions paid to our stockholders pursuant to our distribution policy and to maintain our REIT status;

➢	Interest expense and scheduled principal payments on our indebtedness;

➢	Acquisition of properties;

➢	Capital expenditures to improve our properties;

➢	Recurring repairs and maintenance expenditures required to maintain our properties; and

➢	Certain taxes affiliated with our TRS lessee structure.

We expect to meet our short term liquidity needs through a combination of the following:

➢	Cash on hand;

➢	Cash provided by operations;

➢	Net proceeds from this offering;

➢	Deposits from our membership programs; and

➢	Reserves established for the replacement of furniture, fixtures and equipment.

We expect to meet our long term liquidity needs through a combination of the following:

➢	Our ability to refinance borrowings on our properties;

➢	Issuance of additional equity and/or debt securities; and

➢	Sources described above with respect to our short-term liquidity.

In addition to the sources described above, we intend to obtain a revolving credit facility to provide us with additional liquidity to, among other things, pursue acquisitions which may require capital exceeding the funds raised in this offering. There is no assurance that we will be successful in securing a revolving credit facility on terms that are acceptable to us or at all.

We do not currently intend to reserve funds to retire existing secured or unsecured indebtedness upon maturity.

In order to remain qualified as a REIT, we are required to distribute at least 90% of our REIT taxable income, excluding net capital gains and determined without regard to the dividends paid deduction, to stockholders. We intend to pay distributions to our stockholders on a quarterly basis pursuant to our distribution policy, as more fully described under “Distribution Policy.” In addition, we utilize our capital to acquire or develop properties or entities that own properties and invest in joint ventures that acquire and own properties. Our properties will require recurring investment related to capital expenditures and general capital improvements.

We intend to invest in senior housing facilities only as suitable opportunities arise. In the near-term, we intend to fund future investments in properties with the net proceeds of this offering and the concurrent private placement and borrowings assumed or executed in connection with such acquisitions. Longer term, we intend to finance our additional senior housing investments and scheduled debt maturities under our mortgages with the net proceeds from additional issuances of common stock and issuances of

Management’s discussion and analysis of financial condition and results of operations

OP units in our operating partnership and through long-term secured and unsecured borrowings which we anticipate will have staggered maturities. Over time, we intend to take advantage of the strength of the senior housing segment in obtaining attractive long-term debt from government sponsored entities, or GSEs, such as the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac. For example, Fannie Mae is the lender of the approximately $158.0 million of in-place mortgage debt that we will assume in connection with the acquisition of our initial portfolio of facilities.

Although we have no formal written agreement with Mr. Hutchison or any of his affiliates to do so, we intend to use approximately $      of the net proceeds of this offering and the concurrent private placement to reimburse out-of-pocket costs incurred by Mr. Hutchison and his affiliates in connection with our formation, this offering and the acquisition of our initial portfolio of facilities.

DEFERRED AND REFUNDABLE ENTRANCE FEES

Our pro forma financial information includes the receipt and recognition of member deposits and membership fee income representing the required entrance fee paid by residents of rented units, pursuant to a membership contract entered into at the time of the execution of the residency agreement. Under most membership arrangements, a portion of the upfront fee paid is refundable to the resident in accordance with the underlying residency agreement. The remaining amount of the entrance fee is accounted for as deferred revenue and included in the balance of other liabilities, and a portion is recognized each year as membership fee revenue, depending upon the terms of the residency agreement. Under the membership program, deposits generally become refundable upon the member’s withdrawal from the program and a request for a refund. However, for a substantial majority of our deposits, our obligation to refund the deposit of a member who has requested a refund occurs only after we have entered into a new resident agreement with a new resident upon the resale of the specific unit. We recognize a liability for the membership deposits, which do bear interest, and recognize the cash flow from these deposits. On a pro forma basis, our accrued deposit liability pertaining to deferred and refundable entrance fees was approximately $15.9 million as of March 31, 2010.

COMMITMENTS

Upon the completion of the acquisition of our initial portfolio, we expect to have long-term indebtedness totaling approximately $158.0 million. The following table summarizes the repayment schedule for such indebtedness for each of the years from 2010 to 2013 assuming we do not exercise our conversion right which would extend the term for up to 10 years (in thousands):

2010	$1,186
2011	2,477
2012	2,574
2013	151,838

Total	$158,075

Management’s discussion and analysis of financial condition and results of operations

PRO FORMA CONSOLIDATED INDEBTEDNESS

We anticipate that, upon completion of the acquisition of our initial portfolio, we will have approximately $158.0 million of outstanding mortgage debt, all of which will bear interest at a floating rate. This indebtedness is expected to be comprised of the following (in thousands):

			Pro Forma
			Principal Balance as of
	Interest Rate(1)	Maturity Date	March 31, 2010

Mortgage debt(2)	3 month DMBS + 2.15%	6/1/2013	$125,050
Mortgage debt(3)	3 month DMBS + 2.15%	6/1/2013	33,025

Total Indebtedness			$158,075

(1)	The “DMBS rate” refers to the discounted mortgage-backed securities rate quoted by Fannie Mae. The weighted average DMBS rate for April 2010, based on reported trades occurring during such month, was 0.2299%.

(2)	Cross-collateralized and cross-defaulted mortgage debt secured by Lake Barrington Woods, Bella Terra, Baywinde, Walden Place and Chancellor’s Village.

(3)	Mortgage debt secured by Mangrove Bay. This mortgage debt is not cross-collateralized or cross-defaulted.

MATERIAL COVENANTS OF OUR PRO FORMA CONSOLIDATED OUTSTANDING INDEBTEDNESS

We expect that our outstanding pro forma indebtedness as a result of the acquisition of our initial portfolio will be secured by the individual health care facilities and the loans will be cross-defaulted and cross-collateralized. We anticipate that, in addition to the pro forma indebtedness, any additional indebtedness incurred in connection with our acquisitions of facilities or portfolios of facilities will generally contain customary affirmative covenants, which are also found in our outstanding pro forma indebtedness, specific to the facility or facilities such as financial reporting and standard lease requirements and negative covenants, including, among others, restrictions on or require approval for the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the facility or an interest in the facility, (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of, any other person and (iv) change the management of the facilities.

CONTRACTUAL OBLIGATIONS

As of the date of this prospectus, we had entered into the purchase and sale agreement relating to the acquisition of our initial portfolio. Other than the aforementioned purchase and sale agreement we did not have any material contractual obligations.

OFF-BALANCE SHEET ARRANGEMENTS

As of the date of this prospectus, we had no off-balance sheet transactions.

FUNDS FROM OPERATIONS

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Due to certain unique operating characteristics of real estate companies, NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which it believes more accurately reflects the operating performance of a REIT such as us. FFO is not equivalent to our net income or loss as determined under GAAP.

Management’s discussion and analysis of financial condition and results of operations

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization (excluding amortization of deferred financing costs) of real estate assets, and after adjustments for the portion of these items related to unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.

We consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance. Our FFO reporting will comply with NAREIT’s policy described above. For additional information, see “Selected Pro Forma Financial Information.”

At this time, we have not made a determination regarding whether any adjustments to the manner in which we calculate FFO in order to adjust for the effect of straight line rent, capital expenditures, depreciation and other adjustments are appropriate for our company. We will assess whether any such adjustments are appropriate during our first year of operations following completion of this offering.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk.

We may be exposed to the effects of interest rate changes primarily as a result of long-term debt used to acquire properties and make loans and other permitted investments. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk. To achieve our objectives, we may borrow at fixed rates or variable rates. We may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. In connection with our assumption of the in-place mortgage debt that is secured by the initial portfolio of facilities that we have under contract, we will be required to enter into an interest rate cap. We will not enter into derivative transactions for speculative purposes.

We estimate that a one-percentage point increase in the variable interest rate on our outstanding pro forma indebtedness as of March 31, 2010 and as of December 31, 2009 would have resulted in additional interest expense of approximately $0.4 million for the quarter ended March 31, 2010 and approximately $1.6 million for the year ended December 31, 2009.

In addition to changes in interest rates, the value of our future investments is subject to fluctuations based on changes in local and regional economic conditions and changes in the creditworthiness of facility operators, which may affect our ability to refinance our debt if necessary.

Management’s discussion and analysis of financial condition and results of operations

Upon completion of the acquisition of the six senior housing facilities that we currently have under contract, an affiliate of Senior Lifestyle Management is expected to account for substantially all of our revenues. This concentration of credit risk in one facility operator makes us more vulnerable economically than if we entered into leases and management agreements with several facility operators. Any adverse developments in this facility operator’s business and affairs, financial strength or ability to operate our facilities efficiently and effectively could have a material adverse effect on our results of operations. We cannot assure you that this facility operator will have sufficient assets, income and access to financing and insurance coverage to enable it satisfy its lease obligations to us or effectively and efficiently operate the six facilities we intend to acquire with a portion of the net proceeds from this offering and the concurrent private placement. The failure or inability of this facility operator to satisfy its lease obligations to us or effectively and efficiently operate these facilities would materially reduce our revenues and net income, which could in turn reduce the amount of our distributable cash and cause our stock price to decline. Our pursuit of any remedies upon a default under any agreement between us and the facility operator may be impacted by our consideration of the effect such remedies will have on other facilities leased to or managed by the facility operator.

INFLATION

We expect to be exposed to inflation risk as income from future long-term leases will be a significant source of our cash flows from operations. For our leased facilities, we expect there to be provisions in the majority of our leases that will protect us from the impact of inflation. These provisions may include rent steps, reimbursement billings for operating expense pass-through charges, and real estate tax and insurance reimbursements on a per square foot allowance. However, due to the long-term nature of the anticipated leases, they may not re-set frequently enough to cover inflation. For our non-leased facilities, we will be subject to inflation risks if our facility operators are unable to increase the costs of services provided by them at our facilities to negate the effects of inflation.

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OUR COMPANY

We are a self-advised real estate company that was recently organized to acquire, own and actively asset manage income-producing senior housing facilities that derive substantially all of their revenues from private payment sources, generate stable cash flows and have the potential for long-term capital appreciation. Shortly after completion of this offering and the concurrent private placement, we expect to complete the acquisition of six high quality senior housing facilities located in Florida, Illinois, New Jersey, New York and Virginia for an aggregate contractual purchase price of $246.0 million excluding transaction costs and the assumption of certain deposit liabilities. We believe the markets in which these facilities are located exhibit strong demand, high barriers to entry and limited new supply. These facilities contain 1,041 independent and assisted living units with a weighted average occupancy of approximately 90.1% for the three months ended March 31, 2010. Substantially all of the revenues at these facilities are derived from private payment sources. The acquisition of these facilities demonstrates our ability to execute our growth strategy and acquire senior housing facilities that meet our targeted acquisition criteria.

We were formed in April 2010 to utilize the substantial experience and extensive network of relationships in the senior housing and real estate industries of our management team, which is led by Thomas J. Hutchison III, our Chairman and Chief Executive Officer, to identify and acquire independent living facilities, assisted living facilities, which may include Alzheimer’s/dementia care units or free-standing Alzheimer’s/dementia care facilities, and continuing care retirement communities which, in each case, generate substantially all of their revenues from private payment sources. We will generally target high quality facilities that occupy a market leading position within their local markets and are located in and around metropolitan areas with strong demographic profiles, high barriers to entry and limited new supply, as well as in destination retirement areas such as California, Florida, North Carolina, South Carolina and Texas. While not a primary focus of our strategy, we may also opportunistically acquire additional types of senior housing facilities, including but not limited to senior apartments and skilled nursing facilities.

We intend to capitalize on our management team’s prior experience in utilizing creative and flexible acquisition, lease and management structures to facilitate acquisitions and, where appropriate, to participate on an after-tax basis in operating improvements and capture potential growth in facility-level cash flows. We may, for example, lease certain facilities to our TRS lessee, which will contract with facility operators to operate these facilities, or lease our facilities to facility operators pursuant to net leases that will provide for the payment of base rent subject to annual escalators and require additional percentage rent based on gross revenues. For certain facilities, such as skilled nursing facilities, that possess slower growth characteristics or reimbursement risk from government programs such as Medicare and Medicaid, we may use traditional net lease structures even if the facilities are eligible for the TRS lessee structure. Alternatively, we may lease the units in certain facilities directly to the residents and form a TRS to provide services to the residents.

A key element of our strategy is to employ a dedicated and experienced asset management team to proactively manage our facility operators in order to improve operational performance and enhance the return on our investments. We plan to dedicate substantially more resources to asset management than many companies in our industry, which we believe will provide us with a competitive advantage. Although we do not intend to operate our facilities, our management team and the asset managers we intend to employ will actively participate with our facility operators in various aspects of the operations of our facilities, including property positioning and repositioning, operations analysis, physical design, renovation, capital improvements, resident experience and overall strategic direction. Our facilities will

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be managed by or leased to experienced operators that we believe have track records of growth and profitability.

We believe the current market presents an attractive environment for us to invest in senior housing facilities. We expect the supply of suitable acquisition opportunities to grow as (i) senior housing operators seek to monetize real estate assets to fund growth in their core businesses, (ii) investment managers seek liquidity for investors in limited life funds and (iii) senior housing owners, operators and investors continue to face challenges refinancing debt used to acquire or develop senior housing facilities at peak-market prices during the period from 2003 to 2007. Moreover, we believe we will face less competition in the senior housing market compared to other commercial real estate sectors since generalist real estate investors have refocused on distressed assets in the multifamily, industrial, office and retail sectors in preference to the senior housing sector. In addition, senior housing cash flows should benefit from favorable demand and supply dynamics. Specifically, we believe that senior housing cash flows will benefit as occupancy levels revert to historical averages. This reversion will be driven by favorable demographic trends and limited supply growth given capital constraints in the senior housing industry and the overall economy.

Upon completion of this offering, the concurrent private placement and the acquisition of the six senior housing facilities that we currently have under contract, we expect to have approximately $      million of cash available to invest in additional senior housing facilities. We believe our growth-oriented capital structure, together with our management team’s extensive network of long-standing relationships in the senior housing and real estate industries and the team’s depth of experience in using creative and flexible transaction structures, position us to take advantage of the opportunities described above.

We intend to elect and qualify to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2010 and to hold our assets and conduct our operations through an operating partnership and other subsidiaries, including TRSs.

OUR MANAGEMENT TEAM’S TRACK RECORD

Our management team has a proven track record of acquiring senior housing facilities and creating value for investors. Our Chairman and Chief Executive Officer, Thomas J. Hutchison III, has more than 30 years of experience in the senior housing and real estate industries, including having served as the former Chief Executive Officer of CNL Retirement and CNL Hotels. Our President and Chief Operating Officer, Phillip M. Anderson, Jr., has more than 20 years of experience in the senior housing and real estate industries, including having served as the former Chief Operating Officer of CNL Retirement.

Mr. Hutchison served in various capacities as an executive officer of CNL Retirement, CNL Hotels and CNL Lifestyle Properties, Inc. (formerly CNL Income Properties, Inc.). Mr. Hutchison served as Chief Executive Officer and President of CNL Retirement from August 2003 to September 2005, as President from June 2002 to August 2003 and as Executive Vice President from February 2000 to June 2002. Mr. Hutchison served as Chief Executive Officer of CNL Hotels from February 2003 to April 2007, as President from June 2002 to March 2003, and as Executive Vice President from May 2000 to June 2002. Mr. Hutchison served as Chief Executive Officer of CNL Income Properties from August 2003 to August 2005 and as President from August 2003 to April 2004. In addition, Mr. Hutchison served as an executive officer of CNL Retirement Corp., the external advisor of CNL Retirement, from May 2000 to September 2005; of CNL Hospitality Corp., the external advisor of CNL Hotels, from May 2000 to April 2005; and of CNL Income Corp., the external advisor of CNL Income Properties, from August 2003 to August 2005. Phillip M. Anderson, Jr., our President and Chief Operating Officer, served as Executive Vice President and Chief Operating Officer of CNL Retirement and its external advisor from 1999 until October 2006. Mr. Hutchison and Mr. Anderson, as well as other real estate professionals, that included members of our management team, oversaw the investment of approximately $2.7 billion in equity capital that was raised by CNL Retirement. In particular, during their respective terms of service as executives at CNL Retirement, Mr. Hutchison was instrumental in identifying acquisition opportunities and negotiating the material terms of such acquisitions. Mr. Anderson had primary responsibility for underwriting the

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acquisition opportunities, assessing the quality of facility management and asset managing the facilities after they were acquired, in addition to assisting Mr. Hutchison in sourcing acquisition opportunities. Moreover, after Mr. Hutchison resigned from his positions with CNL Retirement, Mr. Anderson managed the performance of all CNL Retirement senior housing and health care properties and participated as a key member of the transaction team in connection with the merger of CNL Retirement with HCP, Inc.

Mr. Hutchison and Mr. Anderson, together with other officers and employees of CNL Retirement and its external advisor, that included members of our management team, contributed to the growth of CNL Retirement from a start-up company with no assets at the time of its formation in September 1998 into an SEC reporting health care REIT that, at the time of its sale to HCP, Inc. in October 2006, owned more than 270 senior housing facilities and other health care properties. CNL Retirement was a public, non-traded REIT that raised capital through a series of continuous offerings of its common stock at a fixed price of $10.00 from its inception in 1998 through March 26, 2006. As illustrated in the table below, from its inception through the closing of its merger with HCP, Inc., investors in CNL Retirement earned a weighted average internal rate of return of 22.3% and actual internal rates of return ranging from 10.8% to 65.6% depending on when they invested. CNL Financial Group, Inc. and its affiliates are not sponsors of and have no affiliation with our company, have not participated in the preparation of this prospectus and are not endorsing our company or an investment in our common stock.

CNL Retirement Properties, Inc. Illustrative Calculation of Internal Rate of Return

			Shares acquired
			through	Ending	Value of
		Total	dividend	shares	consideration	Total			Shares issued	Net income
	Share	dividends	reinvestment	owned per	received in the	stockholder			during period	during period
Period ended(1)	price	paid(2)	per share(3)	original share	HCP merger(4)	return(5)	IRR(6)		ended(7)	ended(8)

Period from 9/18/1998 to 9/30/1998	$10.00	$4.764	0.6437	1.6437	$22.83	128.3%	10.8%		20,000	N/A
Quarter Ended 12/31/1998	$10.00	$4.764	0.6437	1.6437	$22.83	128.3%	10.8%		0	N/A
Period from 9/18/1998 to 12/31/1998	$10.00	$4.764	0.6437	1.6437	$22.83	128.3%	10.8%		20,000	N/A
Quarter Ended 3/31/1999	$10.00	$4.764	0.6437	1.6437	$22.83	128.3%	11.2%		0	N/A
Quarter Ended 6/30/1999	$10.00	$4.764	0.6437	1.6437	$22.83	128.3%	11.6%		0	N/A
Quarter Ended 9/30/1999	$10.00	$4.764	0.6437	1.6437	$22.83	128.3%	12.0%		391,899	$(12,845)
Quarter Ended 12/31/1999	$10.00	$4.714	0.6351	1.6351	$22.71	127.1%	12.4%		128,129	$(15,545)
Year Ended 12/31/1999	$10.00	$4.751	0.6416	1.6416	$22.80	128.0%	11.8%		520,028	$(28,390)
Quarter Ended 3/31/2000	$10.00	$4.639	0.6223	1.6223	$22.53	125.3%	12.8%		118,587	$(25,178)
Quarter Ended 6/30/2000	$10.00	$4.564	0.6096	1.6096	$22.36	123.6%	13.1%		213,538	$182,463
Quarter Ended 9/30/2000	$10.00	$4.410	0.5840	1.5840	$22.00	120.0%	13.4%		145,685	$14,672
Quarter Ended 12/31/2000	$10.00	$4.235	0.5554	1.5554	$21.60	116.0%	13.7%		168,002	$52,821
Year Ended 12/31/2000	$10.00	$4.462	0.5928	1.5928	$22.12	121.2%	13.2%		645,812	$224,778
Quarter Ended 3/31/2001	$10.00	$4.060	0.5272	1.5272	$21.21	112.1%	13.9%		172,996	$67,348
Quarter Ended 6/30/2001	$10.00	$3.885	0.4996	1.4996	$20.83	108.3%	14.2%		233,808	$211,945
Quarter Ended 9/30/2001	$10.00	$3.710	0.4725	1.4725	$20.45	104.5%	14.5%		1,137,177	$171,842
Quarter Ended 12/31/2001	$10.00	$3.535	0.4459	1.4459	$20.08	100.8%	14.9%		4,404,579	$464,830
Year Ended 12/31/2001	$10.00	$3.798	0.4863	1.4863	$20.65	106.5%	14.4%		5,948,560	$915,965
Quarter Ended 3/31/2002	$10.00	$3.361	0.4198	1.4198	$19.72	97.2%	15.3%		5,311,737	$828,604
Quarter Ended 6/30/2002	$10.00	$3.186	0.3941	1.3941	$19.36	93.6%	15.8%		7,374,784	$1,702,338
Quarter Ended 9/30/2002	$10.00	$3.011	0.3689	1.3689	$19.01	90.1%	16.2%		10,403,156	$2,508,526
Quarter Ended 12/31/2002	$10.00	$2.836	0.3441	1.3441	$18.67	86.7%	16.8%		13,986,489	$6,332,388
Year Ended 12/31/2002	$10.00	$3.098	0.3817	1.3817	$19.19	91.9%	16.0%		37,076,166	$11,371,856
Quarter Ended 3/31/2003	$10.00	$2.660	0.3198	1.3198	$18.33	83.3%	17.5%		16,344,811	$8,503,596
Quarter Ended 6/30/2003	$10.00	$2.484	0.2957	1.2957	$18.00	80.0%	18.2%		23,264,623	$12,913,000
Quarter Ended 9/30/2003	$10.00	$2.307	0.2720	1.2720	$17.67	76.7%	19.0%		31,354,000	$15,814,000
Quarter Ended 12/31/2003	$10.00	$2.131	0.2488	1.2488	$17.35	73.5%	20.0%		34,903,000	$21,229,404
Year Ended 12/31/2003	$10.00	$2.395	0.2841	1.2841	$17.84	78.4%	18.7%		105,866,434	$58,460,000
Quarter Ended 3/31/2004	$10.00	$1.954	0.2260	1.2260	$17.03	70.3%	21.2%		44,484,000	$27,801,000
Quarter Ended 6/30/2004	$10.00	$1.776	0.2035	1.2035	$16.72	67.2%	22.7%		26,352,000	$29,691,000
Quarter Ended 9/30/2004	$10.00	$1.598	0.1814	1.1814	$16.41	64.1%	24.4%		8,595,000	$28,914,000
Quarter Ended 12/31/2004	$10.00	$1.421	0.1597	1.1597	$16.11	61.1%	26.7%		8,039,000	$31,512,000
Year Ended 12/31/2004	$10.00	$1.687	0.1926	1.1926	$16.57	65.7%	23.8%		87,470,000	$117,918,000
Quarter Ended 3/31/2005	$10.00	$1.243	0.1384	1.1384	$15.81	58.1%	29.7%		8,042,000	$32,635,000
Quarter Ended 6/30/2005	$10.00	$1.066	0.1175	1.1175	$15.52	55.2%	33.7%		3,747,000	$37,957,000
Quarter Ended 9/30/2005	$10.00	$0.888	0.0970	1.0970	$15.24	52.4%	39.5%		2,750,000	$33,810,000
Quarter Ended 12/31/2005	$10.00	$0.710	0.0769	1.0769	$14.96	49.6%	48.8%		3,441,000	$31,179,000
Year Ended 12/31/2005	$10.00	$0.977	0.1075	1.1075	$15.38	53.8%	37.9%		17,980,000	$135,581,000
Quarter Ended 3/31/2006	$10.00	$0.533	0.0571	1.0571	$14.68	46.8%	65.6%		8,666,000	$35,752,000
10/05/2006	$13.89	$0.000	0.0000	1.0000	$13.89	—	—		—	N/A
Period from 1/01/2006 to 10/05/2006	$13.89	$0.533	0.0571	1.0571	$14.68	46.8%	65.6%		8,677,000	$94,117,000

					Weighted Average IRR:		22.3	%(9)

(footnotes on following page)

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Notes:

(1)	Represents the applicable quarter and year ended as of each date listed, except in the cases of (i) the first period shown, which represents the period from September 18, 1998, the commencement of CNL Retirement’s first continuous offering of common stock, through September 30, 1998, (ii) the third period shown, which represents the period from September 18, 1998, the commencement of CNL Retirement’s first continuous offering of common stock, through December 31, 1998, (iii) the 10/05/2006 date shown, which is the closing date of the HCP merger (which we refer to as the Merger Closing), and (iv) the last period shown, which represents the period from January 1, 2006 through the Merger Closing. Excluding the Merger Closing, we refer to each of the listed periods shown in regular text as an Applicable Quarter and we refer to each of the listed periods shown in bold text as an Applicable Year.

(2)	For each Applicable Quarter, represents the total dividends that would have been paid by CNL Retirement to a stockholder that purchased one share of common stock at any time during the Applicable Quarter and held such share until the Merger Closing. We refer to this period of time for such a stockholder as the stockholder’s Applicable Investment Period. For each Applicable Year, represents the average of the total dividends paid amounts listed for each of the Applicable Quarters in the Applicable Year. The following table shows the dividends per share that were paid each quarter by CNL Retirement from September 30, 1998 through September 30, 2006.

CNL Retirement Properties, Inc.—from 09/30/1999 to 10/05/2006
Dividends per Share

Dividend
Quarter ended	per share

09/30/1999	$0.050
12/31/1999	$0.075
03/31/2000	$0.075
06/30/2000	$0.154
09/30/2000	$0.175
12/31/2000	$0.175
03/31/2001	$0.175
06/30/2001	$0.175
09/30/2001	$0.175
12/31/2001	$0.175
03/31/2002	$0.175
06/30/2002	$0.175
09/30/2002	$0.175
12/31/2002	$0.176
03/31/2003	$0.177
06/30/2003	$0.177
09/30/2003	$0.177
12/31/2003	$0.177
03/31/2004	$0.178
06/30/2004	$0.178
09/30/2004	$0.178
12/31/2004	$0.178
03/31/2005	$0.178
06/30/2005	$0.178
09/30/2005	$0.178
12/31/2005	$0.178
03/31/2006	$0.178
06/30/2006	$0.178
09/30/2006	$0.178
10/05/2006	—

(footnotes continue on following page)

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(3)	For each Applicable Quarter, represents the number of shares of common stock that would have been issued by CNL Retirement to a stockholder that purchased one share of common stock at any time during the Applicable Quarter and held such share until the Merger Closing, assuming the reinvestment of all cash dividends paid by CNL Retirement during the Applicable Investment Period in additional shares of common stock on the dividend payment dates at a price of $9.50 per share. For each Applicable Year, represents the average of the shares acquired through dividend reinvestment per share amounts listed for each of the Applicable Quarters in the Applicable Year.

(4)	Represents the product of (i) the number of ending shares owned per original share multiplied by (ii) $13.89 of merger consideration received by each CNL Retirement stockholder on the Merger Closing (which we refer to as the Merger Consideration). In connection with the HCP merger, each outstanding share of CNL Retirement common stock was converted into the right to receive $11.1293 in cash and 0.0865 of a share of HCP common stock, the closing price for which was $31.92 on the Merger Closing.

(5)	Total stockholder return for each Applicable Quarter represents the returns generated in respect of one share of CNL Retirement common stock assuming the share was purchased during the Applicable Quarter for $10.00 per share and converted on the Merger Closing into the Merger Consideration, and assumes the reinvestment of all cash dividends paid by CNL Retirement during the Applicable Investment Period in additional shares of common stock on the dividend payment dates. Total stockholder return for each Applicable Year represents the returns generated in respect of one share of CNL Retirement common stock assuming the share was purchased during the Applicable Year for $10.00 per share and converted on the Merger Closing into the Merger Consideration and the total dividends paid in respect of such share during such period equaled the total dividends paid amount listed for the Applicable Year, and assumes the reinvestment of all such dividends in additional shares of common stock.

(6)	Internal rate of return generally refers to the rate of return expected with respect to an investment during the life of the investment, and is calculated by determining the discount rate that equates the present value of the investment’s cash out flow with the present value of its cash inflow. In this case, internal rate of return for each Applicable Quarter represents the effective rate of return that a stockholder would earn on $10.00 invested in one share of CNL Retirement common stock during the Applicable Investment Period, assuming that all dividends paid by CNL Retirement on the dividend payment dates were constantly reinvested on a quarterly basis at equal rates of return. The internal rate of return for each Applicable Year represents the average of the internal rates of return listed for each of the Applicable Quarters in the Applicable Year.

(7)	Represents the total number of shares of common stock issued by CNL Retirement during each Applicable Quarter and Applicable Year, less any shares of common stock repurchased by CNL Retirement during the Applicable Quarter or Applicable Year, based on information contained in CNL Retirement’s SEC filings. For periods subsequent to June 30, 2003, the outstanding share amounts contained in such filings were rounded to the nearest thousand.

(8)	Net income is a GAAP financial measure and is presented as shown in CNL Retirement’s SEC filings, except that the net income presented for the period from January 1, 2006 through the Merger Closing is the net income for the nine month period ended September 30, 2006 as shown in HCP, Inc.’s Current Report on Form 8-K filed with SEC on January 9, 2007.

(9)	Weighted average internal rate of return represents the average of the internal rates of return listed for each Applicable Quarter weighted by the shares of common stock issued during such quarters by CNL Retirement, assuming that all dividends paid by CNL Retirement on the dividend payment dates were constantly reinvested on a quarterly basis at equal rates of return.

Source: CNL Retirement SEC filings and HCP, Inc.’s Current Report on Form 8-K filed with the SEC on January 9, 2007.

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Both CNL Retirement and CNL Hotels were impacted by general market trends and other external factors that were unrelated to management actions. For example, the significant internal rates of return that CNL Retirement was able to achieve for its stockholders as described above were positively impacted by:

➢	positive trends in the growth of persons in the United States age 65 and older, which increased demand for the senior housing assets owned by CNL Retirement;

➢	positive trends in senior housing occupancy rates across the entire senior housing industry, especially in the 2003 through 2006 period, which supported internal revenue growth across the industry and in many of CNL Retirement’s assets;

➢	a trend to lower capitalization rates (and therefore higher market values) for senior housing assets, especially over the 2002 through 2006 period, which was fueled by a credit and capital rich market environment;

➢	positive economic and employment conditions, especially over the 2002 through 2006 period; and

➢	modest annual average rate growth rates in the supply of new senior housing in many markets, especially through 2005, which supported internal revenue growth for existing facilities across the industry.

However, CNL Retirement also faced considerable external challenges as a result of selected overbuilding of senior housing in certain markets. In some cases, this overbuilding reduced monthly revenue rates that communities were able to obtain for their services. The performance of CNL Retirement was also impacted by adverse business developments that occurred in connection with the operation of CNL Retirement’s business. These included the purchase of certain properties as part of larger portfolio acquisitions that were in need of significant capital improvements or that were nonperforming. In some cases, these properties were sold at a loss. CNL Retirement also funded certain dividend payments using the proceeds of equity capital raises or debt and, as a result, these dividends were treated as a return of capital. For more information regarding external market factors impacting CNL Retirement, see “Market Opportunity and Industry Overview.”

CNL Retirement was a non-traded health care REIT that was externally managed and advised and achieved returns primarily through the payment of cash distributions to its stockholders. Our returns will differ from the returns achieved by CNL Retirement. We expect our common stock will be publicly-traded on the NYSE following completion of this offering. The market price of our common stock will fluctuate and these fluctuations will impact our returns. We can offer no assurance that a public trading market for our common stock will develop or, if it does develop, that it will be sustained. In addition, CNL Retirement paid substantial fees to its affiliates, including its external manager. As an internally managed REIT, we will not pay similar fees, and our cost structure is expected to be substantially lower on an annual basis compared to CNL Retirement.

The use of leverage impacts returns.

OUR COMPETITIVE ADVANTAGES

We expect to have the following competitive advantages:

➢	Proven track record of acquiring senior housing facilities. Our management team has a proven track record of identifying and acquiring senior housing facilities. Mr. Hutchison, our Chairman and Chief Executive Officer, served in various capacities as an executive officer of CNL Retirement, including as its Chief Executive Officer and President from August 2003 to September 2005, as President from June 2002 to August 2003 and as Executive Vice President from February 2000 to June 2002. In addition, from May 2000 to September 2005, Mr. Hutchison served as an executive officer of CNL Retirement Corp., the external advisor of CNL Retirement. Mr. Anderson, our President and Chief Operating Officer, served as Executive Vice President and Chief Operating Officer of CNL Retirement and its

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external advisor from 1999 until October 2006. Mr. Hutchison and Mr. Anderson, together with other real estate professionals, that included members of our management team, oversaw the investment of approximately $2.7 billion in equity capital that was raised by CNL Retirement. In particular, during their respective terms of service as executives at CNL Retirement, Mr. Hutchison was instrumental in identifying acquisition opportunities and negotiating the material terms of such acquisitions. Mr. Anderson had primary responsibility for underwriting the senior housing acquisition opportunities, assessing the quality of facility management and asset managing CNL Retirement’s facilities after they were acquired, in addition to assisting Mr. Hutchison with sourcing investment opportunities. Moreover, after Mr. Hutchison resigned from his positions with CNL Retirement, Mr. Anderson managed the performance of all CNL Retirement senior housing and health care properties and participated as a key member of the transaction team in connection with the merger of CNL Retirement with HCP, Inc. Mr. Hutchison and Mr. Anderson, together with other officers and employees of CNL Retirement and its external advisor, some of whom are not affiliated with our company, contributed to the growth of CNL Retirement from a start-up company with no assets at the time of its formation in September 1998 into an SEC reporting health care REIT that, at the time of its sale to HCP, Inc. in October 2006, owned more than 270 senior housing facilities and other health care properties. CNL Retirement was a public, non-traded REIT that raised capital through a series of continuous offerings of its common stock at a fixed price of $10.00 from its inception in 1998 through March 2006. From its inception through the closing of its merger with HCP, Inc. in 2006, investors in CNL Retirement earned a weighted average internal rate of return of 22.3% and actual internal rates of return ranging from 10.8% to 65.6% depending on when they invested. For additional information regarding these returns, see “— Our Management Team’s Track Record.”

➢	Proven acquiror of senior housing facilities with access to off-market acquisition opportunities. Our management team has substantial experience in the senior housing and real estate industries:

➢	Mr. Hutchison, our Chairman and Chief Executive Officer, is a real estate industry veteran with over 30 years of experience in the real estate industry, including serving as a principal overseeing the development, acquisition, management, financing and disposition of commercial office, industrial, multifamily residential, hospitality, senior housing and other types of real estate. Mr. Hutchison’s experience in the senior housing industry includes over five years of experience as an executive officer of CNL Retirement.

➢	Mr. Anderson, our President and Chief Operating Officer, has over 25 years of experience in the real estate industry, including 13 years of experience overseeing the development and acquisition of senior living communities and hotel properties at Hyatt and seven years of experience as an executive officer at CNL Retirement where he was instrumental in sourcing and underwriting senior housing property acquisitions and overseeing the asset management of such acquisitions after they were acquired.

➢	Mr. Patten, our Executive Vice President and Chief Financial Officer, has approximately 8 years of experience serving in various senior financial and accounting positions at real estate industry companies with a focus in the lodging and self-storage sectors, as well as approximately 12 years of experience as an accountant at KPMG where he primarily served publicly traded companies with a focus on the real estate and transportation industries.

➢	Mr. Hendrix, our Executive Vice President and Chief Investment Officer, has been involved in the acquisition and management of senior housing properties since he joined CNL Retirement in 2003, where he served as its Director of Investments from 2003 through October 2006 when CNL Retirement was acquired by HCP, Inc. After the sale of CNL Retirement to HCP, Inc., Mr. Hendrix has served as Managing Partner of HJK Consulting Group, LLC, a real estate advisory business specializing in the senior housing industry, from October 2006 to the present.

➢	Mr. Krueger, our Executive Vice President and Chief Portfolio Officer, has been involved in the acquisition and management of senior housing and hotel properties since he joined CNL

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Retirement in 2003, where he served as its Senior Manager of Investments from 2003 until March 2005, and as its Director of Asset Management from March 2005 through October 2006 when CNL Retirement was acquired by HCP, Inc. After the sale of CNL Retirement to HCP, Inc., Mr. Krueger served as Director of Asset Management at HCP, Inc. until March 2007, and then as a consultant to and later as Vice President of Investments for Inland American Lodging Advisors until December 2008. After leaving Inland American Lodging Advisors, Mr. Krueger has served as Managing Partner of HJK Consulting Group, LLC, a real estate advisory business specializing in the senior housing industry, from October 2006 to the present.

In addition, our management team has developed an extensive network of long-standing relationships with senior housing owners, operators and developers, brokers, banks, insurance companies, publicly-traded companies, fund managers, REITs, private investors and other parties who invest in or otherwise provide capital to the senior housing industry. We believe these long-standing relationships will provide us with access to a significant pipeline of off-market acquisition opportunities that may not be available to other buyers. Some of these relationships may include owners and operators with whom our management team has previously completed senior housing transactions while at CNL Retirement. We believe many of these owners and operators will consider us a preferred acquiror due to our management team’s track record of completing fair and timely senior housing acquisitions structured to align the interests of owners and operators. We have identified a pipeline of additional acquisition opportunities in various stages of negotiation that consists of high quality independent and assisted living facilities geographically dispersed throughout our target markets that derive substantially all of their revenues from private payment sources and otherwise satisfy our acquisition criteria.

➢	Attractive initial portfolio with strong embedded growth. Shortly after completion of this offering and the concurrent private placement, we expect to complete the acquisition of six senior housing facilities located in Florida, Illinois, New Jersey, New York and Virginia for an aggregate contractual purchase price of $246.0 million excluding transaction costs and assumption of certain deposit liabilities. We believe these facilities are high quality facilities that occupy market-leading positions in markets with strong demand, high barriers to entry and limited new supply. We believe the acquisition of these facilities will provide us with a strong platform to facilitate our future growth.

➢	Internal growth focus. Unlike many companies in our industry that seek to generate internal growth through annual rent escalators tied to increases in the CPI we intend to structure our transactions, where appropriate, to capture potential growth in facility-level cash flows on an after-tax basis. Our management team has substantial experience structuring net leases that require facility operators to pay, in addition to base rent, percentage rent based on gross revenues. In addition, Mr. Hutchison, who formerly served as the Chief Executive Officer of CNL Hotels, Mr. Patten, our Executive Vice President and Chief Financial Officer, Mr. Krueger, our Executive Vice President and Chief Portfolio Officer, and certain of our director nominees have substantial experience in the hospitality REIT industry where the TRS lessee structure has been utilized since 2001. We believe this gives us a competitive advantage to the extent we implement the TRS lessee structure for certain facilities we acquire.

➢	Growth-oriented capital structure. After the completion of this offering, the concurrent private placement and the acquisition of the six senior housing facilities that we currently have under contract, we expect to have approximately $ million of cash to invest in additional facilities. We believe certain of our competitors face challenges from the recent economic downturn, such as deteriorating facility-level cash flows and excessive leverage combined with upcoming debt maturities, which will keep management focused on balance sheet repair rather than pursuing senior housing acquisitions. We will not have these issues, which will enable the members of our management team to dedicate substantial amounts of their time to sourcing, negotiating and completing senior housing acquisitions. In addition to the cash we will have available to invest in

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additional facilities after we complete the acquisition of our initial portfolio and our operating cash flow, we intend to obtain a revolving credit facility to provide us with additional liquidity to, among other things, pursue acquisitions which may require capital exceeding the funds raised in this offering. There is no assurance that we will be successful in securing a revolving credit facility on terms that are acceptable to us or at all. We believe that as a well-capitalized public company we will have access to multiple sources of financing currently unavailable to many private market buyers or overleveraged public companies.

➢	Active asset management. Given our strategy of employing creative and flexible acquisition, leasing and management structures to facilitate acquisitions and, where appropriate, to participate on an after-tax basis in operating improvements and capture potential growth in facility-level cash flows, we plan to dedicate substantially more resources to asset management than many companies in our industry, which we believe will provide us with a competitive advantage. While at CNL Retirement, our management team oversaw a portfolio of more than 270 senior housing facilities and other health care properties and established a track record of effectively asset managing those facilities and properties.

➢	Committed management team with interests aligned with stockholders. Our management team will invest $ in our common stock in the concurrent private placement. In addition, we will grant an aggregate of shares of our common stock to our executive officers upon completion of this offering which, together with the shares they will purchase in the concurrent private placement, will result in ownership by our management team of approximately % of our outstanding common stock upon the completion of this offering and the concurrent private placement. Further, we will grant performance-based options to purchase an aggregate of shares of our common stock to our executive officers upon completion of this offering. The shares of common stock will be fully vested upon grant. The performance-based options will be subject to performance-based vesting criteria to be determined by the compensation committee of our board of directors. We believe that our management team’s equity ownership in our company will strongly align the team’s interests with those of our stockholders.

OUR MARKET OPPORTUNITY

We believe the weakened economy combined with the current capital constrained environment presents a compelling opportunity for a well-capitalized company to acquire high quality private-pay senior housing facilities at attractive prices. We believe many senior housing owners, operators and investors continue to face challenges refinancing debt used to acquire or develop senior housing facilities at peak-market prices during the period from 2003 to 2007. Lower facility-level cash flows in conjunction with more conservative lending practices is also expected to lead over-leveraged senior housing owners, operators and investors to sell facilities at attractive prices. We also expect liquidity constraints faced by financial buyers, including investment managers of limited life funds, will cause these non-operating owners to sell income-producing senior housing facilities to provide liquidity to their investors. Finally, we believe that sale lease back transactions may be appealing to select senior housing operators who prefer to deploy available capital into operations and away from real estate ownership.

We believe we will face less competition in the senior housing market compared to other commercial real estate sectors since generalist real estate investors have refocused on distressed assets in the multifamily, industrial, offices and retail sectors in preference to the senior housing sector. We also believe the fragmented nature of health care real estate and the specialized expertise needed to underwrite these assets will restrain demand for senior housing facilities. Our extensive relationships with leading senior housing owners, operators, developers and investors and our growth-oriented capital structure are expected to give us a competitive advantage in acquiring these assets.

We expect to benefit from a rebound in facility-level cash flows, which will improve our investment yields and enhance our total returns to stockholders. Deterioration in the residential real estate market,

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including declines in median home sale prices, and weakened consumer confidence have contributed to lower occupancy rates in the senior housing industry as many seniors have deferred the decision to sell their homes and relocate to senior housing facilities. We believe that this trend will reverse course as economic conditions improve, residential real estate values stabilize, and consumer confidence rises. We also believe owners of senior housing facilities will continue to benefit from favorable demographics, including growth in the total U.S. population age 65 and older and limited growth in new supply of senior housing facilities as a result of the current capital constrained environment.

For more information regarding the senior housing industry, see the section of this prospectus entitled “Market Opportunity and Industry Overview.”

OUR PORTFOLIO

Senior housing facilities under contract

Shortly after completion of this offering and the concurrent private placement, we expect to complete the acquisition of six senior housing facilities located in Florida, Illinois, New Jersey, New York and Virginia for an aggregate contractual purchase price of $246.0 million excluding transaction costs and the assumption of certain deposit liabilities. Approximately $88.0 million of the contractual purchase price will be paid in cash. The remainder of the contractual purchase price will be paid through our assumption of approximately $158.0 million of in-place mortgage debt.

We believe these facilities are high quality senior housing facilities that are attractively situated in markets with strong demand, high barriers to entry and limited new supply. These facilities contain an aggregate of 1,041 units, consisting of 636 independent living units and 405 assisted living units, including 88 Alzheimer’s/dementia care units, with a weighted average occupancy of approximately 90.1% for the three months ended March 31, 2010. Substantially all of the revenues generated at these facilities are derived from private payment sources. The acquisition of these facilities demonstrates our ability to execute our growth strategy and acquire high quality senior housing facilities that meet our targeted acquisition criteria.

The following table sets forth more information regarding the senior housing facilities that we have under contract and expect to acquire after completion of this offering and the concurrent private placement:

							Outstanding
							Principal
							Balance
				Year			of Assumed
		Number		built/last		Contractual	Mortgage
	Type of	of units		major		Purchase Price	Debt as of
Facility/Location	facility	ILF	ALF(1)	renovation	Occupancy(2)	Allocation	March 31, 2010

Lake Barrington Woods — Lake Barrington, IL	ILF	130	62	2000	96.8%	$66,606	$43,512
Bella Terra — Jackson, NJ	ILF	124	91	2001	88.3	39,414	25,748
Baywinde — Webster, NY(3)	ILF	134	78	2001	89.0	45,920	29,770	(4)
Walden Place — Cortlandville, NY	ALF	0	80	2001	97.4	13,088	8,550
Chancellor’s Village — Fredericksburg, VA	ILF	147	40	1989/1998	78.1	26,742	17,470
Mangrove Bay — Jupiter, FL	ILF	101	54	2002	97.0	54,230	33,025

Total/Weighted Average		636	405		90.1%	$246,000	$158,075

(1)	Includes 88 Alzheimer’s/dementia care units.

(2)	For the three months ended March 31, 2010, the occupancy rates shown represent the average occupancy rate for the period determined by calculating the average of the average monthly occupancy rates for each month in the quarter.

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(3)	Consists of a campus that includes nine separate buildings, eight of which are referred to as Castle Pointe and one of which is referred to as Sage Harbor.

(4)	Consists of two mortgage loans.

In connection with the acquisition of the facilities that we have under contract, we expect to assume an aggregate of approximately $158.0 million of in-place mortgage debt provided by Fannie Mae. The estimated cost of assuming this mortgage debt is approximately $1.6 million. This mortgage debt is comprised of seven individual mortgage loans, the aggregate outstanding principal balance of which are set forth in the table above, six of which (Lake Barrington, Bella Terra, Baywinde, Walden Place and Chancellor’s Village) are cross-collateralized and cross-defaulted and one of which (Mangrove Bay) is not cross-collateralized or cross-defaulted. There are two mortgage loans secured by the Baywinde facilities, one of which is secured by the Castle Pointe buildings and the other of which is secured by the Sage Harbor building. These mortgage loans contain identical terms, except for the principal amount of each mortgage loan. These mortgage loans otherwise bear interest at a variable rate equal to the three-month Discounted Mortgage-Backed Securities rate, as quoted by Fannie Mae, plus 2.15% and required interest only payments through June 1, 2010. For the year ended December 31, 2009, the interest incurred for these mortgage loans was approximately $4.4 million. After June 1, 2010, the outstanding principal balance amortizes based on scheduled principal payments over a three-year period. These mortgage loans mature on June 1, 2013 and are pre-payable at any time upon payment of a prepayment penalty and all other sums due and owing. Additionally, under these mortgage loans, the borrower has the option to convert the loan to a fixed interest rate and modify the terms of the loan, provided certain conditions are met which conversion would extend the term of the loan up to ten years.

Combined operating information for Lake Barrington Woods, Bella Terra, Baywinde, Walden Place and Chancellor’s Village, the senior housing facilities currently owned by WSL IV, appears below:

	Quarter Ended	Year ended
	March 31,	December 31,

	2010	2009	2008	2007

Revenue(1)	$8,790,257	$34,413,596	$34,949,615	$31,968,566
EBITDA(2)	$27,369	$(328,983)	$887,828	$514,166
Occupancy	89.0%	90.7%	93.7%	92.8%

(1)	Reflects the revenue generated by the Senior Lifestyle operators, the current facility operators, and not WSL IV, the current owner of these facilities. Our rental revenue will be derived from lease payments made pursuant to lease agreements that we intend to enter into with the current facility operators. We anticipate that our rental revenue will approximate the EBITDA generated by these senior housing facilities, exclusive of the impact of the straight-lining of rents over the lease term.

(2)	EBITDA is defined as net income (loss) (calculated in accordance with GAAP) excluding interest expense, income tax benefit or expense, and depreciation and amortization. EBITDA presented in the above table is derived from historical financial information for these facilities prior to their acquisition by us. We believe that the presentation of EBITDA provides useful supplemental information to us and to investors regarding the financial performance of these facilities because it excludes expenses that we believe may not be indicative of the facilities’ operating performance. EBITDA is also a factor in our evaluation of facility-level operating performance and is one measure in determining the value of acquisitions; however, EBITDA should not be considered as an alternative to net income, net cash provided by operating activities or any other financial and operating performance measure prescribed by GAAP. EBITDA was impacted by lease payments made by the current facility operators to the current facility owner. On a combined basis, these lease payments totaled approximately $3.2 million for the quarter ended March 31, 2010 and approximately $13.1 million, approximately $12.3 million and approximately $10.5 million for

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the year ended December 31, 2009, 2008 and 2007, respectively. These lease payments represent the only amounts payable by the current facility operators to the current facility owner. The decrease in EBITDA for the year ended December 31, 2009, as compared to EBITDA for the year ended December 31, 2008, was attributable to a nearly $0.8 million reduction in rental revenue due to a slight decline in occupancy levels and an increase of approximately $0.8 million in rent expense, offset by approximately $0.3 million in increased revenue from resident services. A reconciliation of EBITDA with net income (loss) calculated in accordance with GAAP appears below:

	Quarter Ended	Year ended
	March 31,	December 31,

	2010	2009	2008	2007

Net income (loss)	$(22,738)	$(523,705)	$703,667	$270,186
Interest expense	—	158	1,015	19,078
Depreciation and amortization	50,107	194,564	183,146	224,902

EBITDA*	$27,369	$(328,983)	$887,828	$514,166

*	EBITDA does not reflect any corporate general and administrative expense. See “Selected Pro Forma Financial Information.”

Operating information for Mangrove Bay, which is currently owned by SL Jupiter, appears below:

	Quarter Ended	Year ended
	March 31,	December 31,

	2010	2009	2008	2007

Revenue(1)	$2,272,679	$8,970,341	$8,826,357	$9,030,410
EBITDA(2)	$968,127	$3,528,263	$3,176,816	$3,332,612
Occupancy	97.0%	97.6%	94.1%	100.0%

(1)	Reflects revenue generated by the ownership and operation of Mangrove Bay by SL Jupiter for the periods presented. SL Jupiter, the current owner of Mangrove Bay, is also the facility operator. Our rental revenue will be derived from lease payments made pursuant to a lease agreement that we intend to enter into with the current facility owner/operator. We anticipate that our rental revenue will approximate the EBITDA generated by this senior housing facility, exclusive of the impact of straight-lining of rents over the lease term.

(2)	EBITDA for the periods presented was not impacted by a lease payment as no lease was in place for this facility. A reconciliation of EBITDA with net income (loss) calculated in accordance with GAAP appears below:

	Quarter Ended	Year ended
	March 31,	December 31,

	2010	2009	2008	2007

Net income	$509,080	$1,504,589	$596,550	$272,812
Interest expense	177,470	952,174	1,401,692	1,989,196
Depreciation and amortization	281,577	1,071,500	1,178,574	1,070,604

EBITDA*	$968,127	$3,528,263	$3,176,816	$3,332,612

*	EBITDA does not reflect any corporate general and administrative expense. See “Selected Pro Forma Financial Information.”

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The following table provides the occupancy rates at the six senior housing facilities that we have under contract for each of the years in the three year period ended December 31, 2009:

Occupancy Rates

	Year ended
	December 31,
	2009(1)	2008(1)	2007(2)

Lake Barrington Woods	95.3%	98.9%	100.0%
Bella Terra	88.1%	88.1%	81.4%
Baywinde	94.7%	97.8%	97.7%
Walden Place	98.1%	97.9%	94.2%
Chancellor’s Village	80.9%	85.1%	92.0%
Mangrove Bay	97.6%	94.1%	100.0%

(1)	For the years ended 2008 and 2009, the occupancy rates shown represent the average occupancy rate for the year determined by calculating the average of the average monthly occupancy rates for each month during the applicable year.

(2)	For the year ended 2007, the occupancy rates shown represent the average occupancy rate for the year determined by averaging the month-end occupancy rates for each month during the year.

The following table provides the revenue per available unit in the six senior housing facilities that we have under contract for each of the years in the three year period ended December 31, 2009:

Revenue Per Available Unit

	Year ended
	December 31,
	2009	2008	2007

Lake Barrington Woods	$48,518	$50,956	$46,502
Bella Terra	$39,785	$40,886	$35,367
Baywinde	$35,977	$35,926	$33,528
Walden Place	$42,449	$40,071	$35,674
Chancellor’s Village	$29,526	$29,698	$29,274
Mangrove Bay	$57,873	$56,944	$58,261

The purchase and sale agreement that we have entered into to acquire these six senior housing facilities contains various customary conditions to closing. There can be no assurances that all of these conditions will be satisfied or waived and that we will be able to complete the acquisition of these facilities on the terms described herein or at all.

The agreement provided for a 30-day due diligence period, which has expired. We have completed our due diligence investigation of the facilities that we have under contract.

The agreement requires us to deposit a total of $10.5 million in escrow. Mr. Hutchison paid the initial deposit in the amount of $100,000 and the second deposit in the amount of $400,000 on our behalf. We will reimburse Mr. Hutchison for these out-of-pocket costs. We are required to deposit $10.0 million in escrow within one business day after completion of this offering.

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Upon completion of the acquisition, we will own each of the facilities that we currently have under contract in fee simple, other than the Walden Place facility, where we will acquire a ground lease interest with an option to buy the fee interest in the facility for a nominal purchase price upon expiration of the ground lease in 2011.

As further described in “Material Federal Income Tax Considerations,” following completion of this offering and our receipt of the private letter ruling from the IRS that we intend to request confirming our ability to lease the facilities we have under contract to our TRS lessee, and the regulatory approvals required to transfer the operating licenses for these facilities to our TRS lessee, we intend to lease these facilities to our TRS lessee. Pending receipt of these approvals, we will enter into new or assume and modify existing net leases with affiliates of Senior Lifestyle Management, the management company that currently operates these facilities. Each lease will have a term that expires on January 31, 2012, with a possible extension for a period not to exceed 18 months, and will require the tenants to pay us aggregate fixed rent at an annual rate of approximately $16.3 million in 2010, $18.5 million in 2011, $20.7 million in 2012 and $21.0 million in 2013. We will have the right to terminate each lease at any time without penalty and the tenant will have no further obligations under the terminated lease, including, so long as no event of default exists upon termination, the payment of accrued and unpaid rent. If the IRS does not confirm our ability to use a TRS lessee for certain of these facilities, we will either lease the units at the facilities directly to the residents and use a TRS to provide services to the residents or net lease the facilities to affiliates of Senior Lifestyle Management under a long-term net lease that provides for the payment of base rent subject to annual escalators as well as additional percentage rent based on gross revenues.

Each tenant will enter into a management agreement with Senior Lifestyle Management. If we are successful in obtaining a private letter ruling from the IRS that allows us to lease the facilities to a TRS lessee, the TRS lessee would then assume the tenant’s obligations under each management agreement to pay Senior Lifestyle Management a base management fee ranging from 2.0% to 4.0% of the gross revenue generated at the facilities, as well as a tiered incentive fee of up to an additional 15.0% of annual net operating income of the facilities on a combined basis, to the extent it exceeds certain thresholds. The management agreements for the four facilities located outside of New York will each have a term of 20 years. The management agreements for the two facilities in New York will each have an initial term of five years, and Senior Lifestyle Management will have the right to extend the agreements for three additional five-year terms. We are not a party to the management agreements. Senior Lifestyle Management will be entitled to receive an additional incentive payment upon a sale of the applicable facility equal to 15.0% of any profits we earn on the sale in excess of a 12.0% unleveraged internal rate of return on our cumulative investment basis as it relates to such facility or facilities. If we terminate any of the leases described above and enter into a new lease with our TRS lessee, the management agreement will be assigned by the applicable tenant to our TRS lessee.

During the term of the management agreements, each tenant, including our TRS lessee if the management agreement has been assigned, will have the right to terminate a management agreement under certain circumstances. However, in the event a management agreement is terminated other than for cause or Senior Lifestyle Management’s failure to achieve certain operating performance targets, Senior Lifestyle Management will be entitled to receive a cash payment in an amount equal to the trailing 12 months of management fees earned by Senior Lifestyle Management multiplied by 3.5 in the early years of the term of the agreement and 1.0 in the latter years of the term.

If a tenant, including our TRS lessee if the management agreement has been assigned to our TRS lessee, terminates a management agreement due to Senior Lifestyle Management’s failure to meet certain operating performance targets, Senior Lifestyle Management may be entitled to receive a cash payment in an amount equal to the trailing 12 months of management fees earned by Senior Lifestyle Management multiplied by 3.5.

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Pipeline

Our management team is actively reviewing and discussing potential off-market acquisition opportunities that it has sourced through its long-standing relationships in the senior housing and real estate industries. As of the date of this prospectus, we have one senior housing facility under a non-binding letter of intent which gives us the exclusive right to negotiate purchase terms with the seller which expires on June 18, 2010, and we are currently reviewing 45 other potential facility acquisitions. These 46 facilities consist of high quality, income-producing independent and assisted living facilities that derive substantially all of their revenues from private payment sources. Collectively, these facilities contain 3,918 units, including 967 independent living units, 2,932 assisted living units (including 558 Alzheimer’s/dementia care units), and 28 skilled nursing units, and are located in 10 states. We believe the aggregate purchase price for these facilities would exceed $577.0 million. We have not entered into any binding agreements with respect to any of the facilities in our pipeline, and there can be no assurance that any of the facilities under review will be acquired.

INVESTMENT STRATEGY

Our objective is to maximize total returns to our stockholders through the payment of consistent cash distributions and the achievement of long-term capital appreciation in our properties. We intend to achieve this objective by utilizing our management team’s substantial experience and extensive network of long-standing relationships in the senior housing and real estate industries to acquire senior housing facilities that generate substantially all of their revenues from private payment sources. We will target facilities that occupy a market-leading position within their local markets and that are located in and around metropolitan areas with strong demographic profiles, as well as in destination retirement areas such as California, Florida, North Carolina, South Carolina and Texas. Typically, our facilities will be managed by or leased to experienced facility operators that we believe have track records of achieving growth and profitability in the facilities they operate.

The senior housing facilities we intend to acquire generally will have apartment or bedroom accommodations, dining services, emergency call systems, concierge support and activity programs, transportation and, as the level of medical and health care services offered to residents of a particular facility, or the acuity level, increases, various levels of personal and medical support services. Our senior housing facilities will generally have lower acuity levels and will focus primarily on providing residential housing and need-driven services focused on assistance with activities of daily living.

Our primary focus will be on identifying and acquiring the following facilities:

➢	Independent living facilities. Independent living facilities are age-restricted multifamily rental properties with central dining facilities that provide residents, as part of their monthly fee, access to meals and other services such as housekeeping, linen service, transportation and social and recreational activities. These facilities do not provide, in a majority of the units, assistance with activities of daily living such as supervision of medication, bathing, dressing, eating, ambulating and toileting. There are no licensed skilled nursing beds in these facilities. Revenues generated by these facilities are predominantly private payment sources.

➢	Assisted living facilities. Assisted living facilities are state-regulated rental properties that provide the same services as independent living facilities, but also provide, in a majority of the units, supportive care from trained employees to residents who are unable to live independently and require assistance with activities of daily living. Assisted living facilities may have some licensed nursing beds, but the majority of the units are licensed for assisted living. Assisted living facilities may have wings or floors dedicated to residents with Alzheimer’s disease or other forms of dementia. We consider a facility that specializes in the care of residents with Alzheimer’s disease and other forms of dementia and that is not licensed as a skilled nursing facility to be an assisted living facility.

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➢	Freestanding Alzheimer’s/dementia care facilities. Freestanding Alzheimer’s/dementia care facilities are assisted living facilities that provide, in a majority of units, assistance with activities of daily living to residents suffering from Alzheimer’s disease and other forms of dementia in a secure environment. These facilities may provide dementia specific programming, assistance, supervision and care giving in addition to services typically offered at assisted living facilities.

➢	Continuing care retirement communities. Continuing care retirement communities are age-restricted senior housing facilities that include a combination of independent living, assisted living and skilled nursing services (or independent living and skilled nursing services) available to residents all on one campus. Resident payment plans vary and may include entrance fees and condo/co-op and rental programs. The majority of the units in these types of facilities are not licensed nursing beds.

While not a primary focus of our strategy, we may also opportunistically acquire from time to time additional types of senior housing facilities, including but not limited to:

➢	Senior apartments. Senior apartments are multifamily residential rental properties restricted to adults at least 55 years of age or older. These properties do not have central kitchen facilities and generally do not provide meals to residents, but may offer community rooms, social activities, and other amenities.

➢	Skilled nursing facilities. Skilled nursing facilities are licensed daily rate or rental facilities where the majority of individuals require 24-hour nursing and/or medical care. In most cases, these facilities are licensed for Medicaid and/or Medicare reimbursement. These facilities may include a minority of assisted living units, including Alzheimer’s/dementia care units.

OUR GROWTH STRATEGIES

Our objective is to maximize total returns to our stockholders through the payment of consistent cash distributions and the achievement of long-term capital appreciation in our properties through the pursuit of the following growth strategies:

➢	Capitalize on network of relationships to pursue off-market transactions. We plan to pursue off-market transactions in our target markets through the long-standing relationships our management team has developed over the past 20 years. We believe these relationships will be a significant source of senior housing acquisition opportunities. The senior housing facilities that we currently have under contract were sourced off-market through a relationship developed by our management team.

➢	Utilize creative and flexible transaction structures to participate in operating improvements. We intend to capitalize on our management team’s prior experience in utilizing creative and flexible acquisition, management and lease structures that allow senior housing REITs to capture potential growth in facility-level cash flows. We believe that, as the overall economy recovers, residential real estate values stabilize and consumer confidence is restored, many seniors will respond to deferred health care and social needs and choose to sell their homes and move into senior housing facilities. We also believe minimal new supply will be added to the inventory of available senior housing units through the near term. We believe that, as demographic trends cause demand to increase, occupancy and pricing power will accelerate, thereby improving operating profitability.

➢	Maximize value through active asset management. Based on our management team’s prior experience, we expect to allocate a significant portion of our staffing resources to asset management based on an active ownership philosophy that engages our facility operators in a cooperative relationship. Although we do not intend to operate our senior housing facilities directly, we will actively participate with our facility operators in various aspects of the operations of our facilities, including positioning and repositioning, operations analysis, physical design, renovation, capital improvements, resident experience and overall strategic direction.

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OUR ACQUISITION PROCESS

Our acquisition process will utilize extensive research to evaluate a target market and facility, including a detailed review of the long-term economic outlook, trends in local demand generators, competitive environment, property systems and physical condition, capabilities of the facility operator, and facility financial performance. We intend to implement a disciplined acquisition and asset management process that involves significant attention from our senior management team at all stages of the acquisition process.

Our acquisition process is outlined below:

➢	Origination and screening. We expect to identify investment opportunities through our management team’s network of long-standing relationships in the senior housing and real estate industries. Only if the targeted facility, market and operator meet our investment criteria will we proceed to the next step of our acquisition process.

➢	Initial due diligence, investment analysis and site inspections. Once we identify a prospective acquisition, we will employ detailed financial modeling and analysis of the facility. In connection with our acquisitions, we intend to focus on the following factors:

-	the expertise and reputation of the facility operator that will operate the facility;

-	the geographic area, type of facility and demographic profile;

-	the market position and competitive landscape of the facility, including occupancy and demand for similar facilities in the same or nearby communities;

-	the location, construction quality, condition and design of the facility;

-	the current and anticipated earnings and cash flows, their adequacy to meet lease obligations, service facility level indebtedness, if any, and other operational needs, including capital expenditures, and risks to such earnings and cash flows;

-	whether the anticipated rent provides a competitive market return to us;

-	the potential for capital appreciation;

-	the federal income tax laws applicable to REITs;

-	the regulatory and reimbursement environment in which the facility operates; and

-	the proportion of private-pay residents, with an emphasis on little or no Medicare or Medicaid reimbursements.

➢	Investment committee. Our investment committee will be composed of key members of our management team. The initial members of the committee will be Messrs. Hutchison, Anderson, Patten, Hendrix and Krueger. Upon completion of our initial due diligence, investment analysis and site inspection, we will present the acquisition opportunity to our investment committee. In this presentation, our analysis will provide an in-depth overview of the facility, due diligence conducted, key financial metrics and analyses related to the facility and the market in which it is located, as well as investment considerations and potential factors mitigating risk. We will not acquire any assets or make any investments without investment committee approval.

➢	Confirmatory due diligence process. We will work with outside legal counsel to complete legal due diligence, including title, insurance and regulatory review, and document each acquisition. We expect to engage third party advisors and/or consultants to conduct various physical inspections. We will not proceed with any acquisition opportunity unless the results of these reviews are satisfactory to us.

➢	Final investment approval. Upon completion of our confirmatory due diligence and a favorable decision by our investment committee to proceed with an investment, our board of directors will

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have approval rights over acquisitions exceeding thresholds that it will identify. All other acquisitions will be at the investment committee’s discretion. For acquisitions requiring approval by our board of directors, once approval is received, we will proceed with closing the acquisition. We expect that we will not put any nonrefundable deposit money at risk until we have received final approval from our board of directors, if approval is required.

➢	Asset management. After closing an acquisition, we intend to actively asset manage the acquired facility. We intend to employ a dedicated and experienced asset management team to proactively manage our facility operators in order to improve operational performance and enhance total returns on our investments. We believe active asset management represents a substantial competitive advantage compared to many other companies in our industry and creates stockholder value. Although we do not intend to directly operate our senior housing facilities, our management team and the asset managers we intend to employ will actively participate with our facility operators in various aspects of the operations of our facilities, including property positioning and repositioning, operations analysis, physical design, renovation, capital improvements, resident experience and overall strategic direction.

GOVERNMENTAL REGULATION

General

We anticipate that most of our senior housing facilities will derive their revenues from private payment sources and not from government reimbursement programs such as Medicare and Medicaid. Independent living facilities and assisted living facilities are generally subject to less governmental regulation than skilled nursing facilities, which do receive payment from governmental sources, including Medicare and Medicaid. The Medicare program was enacted in 1965 to provide a nationwide, federally funded health insurance program for the elderly and certain disabled persons. The Medicaid program is a joint federal/state cooperative arrangement established for the purpose of enabling states to furnish medical assistance on behalf of aged, blind or disabled individuals, and members of families with dependent children, whose income and resources are insufficient to meet the costs of necessary medical services. Within the Medicare and Medicaid statutory framework, there are substantial areas subject to administrative regulations and rulings, interpretation and discretion that may affect payments made to providers under these programs. The amounts of program payments received by our facility operators can be changed by legislative or regulatory actions and by determinations made by fiscal intermediaries and other payment agents acting on behalf of the programs.

Licensure

Senior housing facilities are subject to extensive state and local laws and regulations relating to licensure, conduct of operations and services provided within the properties. Health care operations are subject to regulation and licensing by state and local health and social services agencies and other regulatory authorities. In order to maintain operating licenses, facility operators must comply with standards concerning medical care, equipment, and hygiene. Although regulatory requirements vary from state to state, these requirements generally address among other things: personnel education and training; staffing levels; patient records; facility services; quality of care provided; physical residence specifications; food and housekeeping services; and residents’ rights and responsibilities. Senior housing facilities are subject to periodic survey and inspection by governmental authorities. Senior housing facilities are also subject to various state and local building codes and other ordinances, including zoning, fire, food service and safety codes. The licensure requirements may apply to our TRS lessee.

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Medicare and Medicaid overview

Our strategy is to identify and acquire independent living facilities, assisted living facilities, which may include Alzheimer’s/dementia care units or free-standing Alzheimer’s/dementia care facilities, and continuing care retirement communities, that generate substantially all of their revenues from private payment sources. While not a primary focus of our strategy, we may also opportunistically acquire other types of senior housing facilities, including but not limited to senior apartments and skilled nursing facilities.

Skilled nursing services are reimbursable by both Medicare and Medicaid. Medicare is a federally funded program that provides certain health care benefits to persons aged 65 and over, some disabled persons and persons who qualify for the end-stage renal disease program. Medicare is administered by the Centers for Medicare and Medicaid Services, or CMS, and consists of four parts: Parts A, B, C, and D.

Medicaid is a medical assistance program for low-income individuals. Medicaid is jointly funded by the federal and state governments, but is administered by individual states operating within federal guidelines. The federal government sets broad national guidelines to qualify for federal funding, under which states establish their own eligibility standards, determine the type, amount, duration and scope of services, set the rate of payment for such services and administer their own programs. Because of this structure, Medicaid programs vary considerably from state to state, as well as within each state over time. The federal government pays a share of the medical assistance expenditures under each state’s Medicaid program. That share, known as the Federal Medical Assistance Percentage, is determined annually by a formula that compares a state’s average per capital income level with the national income average. A state with a higher per capital income level is reimbursed for a smaller share of its costs, but in all cases the federal share is at least 50%.

Americans with Disabilities Act

Our facilities must comply with the ADA and any similar state or local laws to the extent that such facilities are “public accommodations” as defined in those statutes. The ADA may require removal of barriers to access by persons with disabilities in certain public areas of our facilities where such removal is readily achievable. Should barriers to access by persons with disabilities be discovered at any of our facilities, we may be directly or indirectly responsible for additional costs that may be required to make facilities ADA-compliant. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations pursuant to the ADA is an ongoing one, and we continue to assess our facilities and make modifications as appropriate in this respect.

Recent developments

Health care, including the long-term care and assisted living sectors, remains a dynamic, evolving industry. On March 23, 2010, the Patient Protection and Affordable Care Act of 2010 was enacted and on March 30, the Health Care and Education Reconciliation Act was enacted, which in part modified the Patient Protection and Affordable Care Act. Together, the two Acts serve as the primary vehicle for comprehensive health care reform in the United States. The two Acts are intended to reduce the number of individuals in the United States without health insurance and effect significant other changes to the ways in which health care is organized, delivered and reimbursed. The legislation will become effective in a phased approach, beginning in 2010 and concluding in 2018. At this time, the effects of health care reform and its impact on our business are not yet known. Our business, results of operations and ability to pay cash distributions to our stockholders could be materially and adversely effected by the two Acts and further governmental initiatives undertaken pursuant to the two Acts.

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COMPETITION

We expect to compete for investment opportunities with institutional investors, private equity investors, other REITs and numerous local, regional and national owners, in each of our target markets. Some of these entities may have substantially greater financial resources than we do and may be able and willing to accept more risk than we can prudently manage. Competition generally may increase the bargaining power of property owners seeking to sell and reduce the number of suitable investment opportunities offered to us or purchased by us.

The senior housing industry is highly competitive. Senior housing facilities we acquire will compete with other properties for residents in our markets. In addition, we must compete against home health care and other in home services which may allow residents to extend their stay in their apartment or home. Competitive factors include location, convenience, brand affiliation, rates, range of services, facilities and amenities or accommodations offered and quality of service. Competition in the markets in which our facilities will operate will include competition from existing, newly renovated and newly developed senior housing facilities in the relevant segments. Competition can adversely affect the occupancy and rates of our facilities, and thus our financial results, and may require us to provide additional amenities, incur additional costs or make capital improvements that we otherwise might not choose to make, which may adversely affect our profitability.

ENVIRONMENTAL MATTERS

The senior housing facilities that we acquire will be subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require us, as owner or operator of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the release of the contamination. These laws also apply to persons who owned or operated a property at the time that it became contaminated, and therefore it is possible that we could incur these costs even after we sell some of the properties we acquire. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property. Under the environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment.

Furthermore, various court decisions have established that third parties may recover damages for personal injury, as well as for damage to property and to natural resources caused by property contamination. For instance, a person exposed to asbestos while staying in a senior housing facility may seek to recover damages if he or she suffers personal injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals (such as swimming pool treatment chemicals at a senior housing facility) to manage them carefully and to notify local officials that the chemicals are being used.

We could be responsible for any of the costs discussed above. The costs to clean up a contaminated property, to defend against a claim, to satisfy a judgment or pay a penalty, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our stockholders. We have obtained a Phase I environmental site assessment for each of the six senior housing facilities that we have under contract and expect to obtain Phase I environmental site assessments for facilities we acquire in the future. Based on these Phase I environmental site assessments and the sellers’ representations in the purchase and sale agreement related to the six senior housing facilities we have under contract, we are not aware of any material environmental liabilities related to these facilities. However, these environmental site assessments may not reveal all environmental costs that might have a material adverse effect on our business, assets, results of operations or liquidity and

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may not identify all potential environmental liabilities. For example, the Phase I environmental site assessments did not include a comprehensive mold investigation.

As a result, we may become subject to material environmental liabilities. We can make no assurances that (1) future laws or regulations will not impose material environmental liabilities on us, or (2) the environmental condition of our senior housing facilities will not be affected by the condition of the properties in the vicinity of our senior housing facilities (such as the presence of leaking underground storage tanks on an adjacent up-gradient property) or by third parties unrelated to us.

EMPLOYEES

As of the date of this prospectus, we had five full-time officers, but no employees since we are in our organizational stage.

INSURANCE

We will maintain and/or require in our leases and other agreements that our facility operators maintain all applicable lines of insurance on our facilities and their operations. We will be required to maintain casualty insurance for the senior housing facilities that we lease to our TRS lessee. Our facility operators will be required pursuant to management agreements to maintain general and professional liability insurance covering the facilities leased to our TRS lessee and to operate these facilities in accordance with the standards contained in the management agreements. The costs of the insurance program covering the senior housing facilities that may be leased to our TRS lessee will be facility expenses paid from the revenues of these facilities, regardless of who maintains the insurance.

The amount and scope of insurance coverage provided by the policies we maintain and the policies maintained by our facility operators will be customary for similarly situated companies in our industry. We believe the amount of insurance coverage we will have on the six initial facilities in our portfolio is adequate. We cannot assure you that in the future insurance will be available at a reasonable cost or that we, our facility operators will be able to maintain adequate levels of insurance coverage. In addition, we cannot give any assurances as to the future financial viability of our insurers or that the insurance coverage provided will fully cover all losses on our facilities upon the occurrence of a catastrophic event.

Due to historically high frequency and severity of professional liability claims against health care providers, the availability of professional liability insurance has been restricted and the premiums for such coverage remain very high. In addition, many health care providers are pursuing different organizational and corporate structures coupled with self-insurance programs that provide less insurance coverage. As a result, our facility operators could incur large funded and unfunded professional liability expense, which could have a material adverse effect on their liquidity, financial condition and results of operations, and which, in turn, could affect adversely their ability to make rental payments under, or otherwise comply with the terms of, their leases or other agreements with us or, with regard to our facilities leased to our TRS lessee, adversely affect our results of operations. We cannot assure you that our facility operators will carry the insurance coverage required under the terms of their leases and other agreements with us or that we will require the same levels of insurance under those leases and agreements.

LEGAL PROCEEDINGS

We are not involved in any material litigation nor is any material litigation threatened against us.

Market opportunity and industry overview

OVERVIEW

We believe the weakened economy combined with the current capital constrained environment presents a compelling opportunity for well-capitalized companies to acquire high quality private-pay senior housing facilities at attractive prices. We believe many owners of senior housing facilities will encounter challenges in refinancing or repaying upcoming debt maturities, particularly for those senior housing facilities acquired at peak-market prices with high loan-to-value ratios during the period from 2003 to 2007. Lower facility-level cash flows in conjunction with more conservative lending practices will lead over-leveraged senior housing owners, operators and investors to sell senior housing facilities at attractive prices. We also expect liquidity constraints faced by financial buyers, including investment managers of limited life funds, will cause these non-operating owners to sell income-producing senior housing facilities to provide liquidity to their investors. Finally, we believe that sale lease back transactions may be appealing to select senior housing operators who prefer to deploy available capital into operations and away from real estate ownership.

We believe that investors will face relatively less competition in the senior housing market compared to other commercial real estate sectors since generalist real estate investors have refocused on distressed markets and core real estate asset classes. We also believe the fragmented nature of health care real estate and the specialized expertise needed to underwrite these assets will restrain demand for senior housing facilities. Our extensive relationships with leading senior housing owners, operators, developers and investors and our growth-oriented capital structure are expected to give us a competitive advantage in acquiring these assets.

We expect to benefit from a rebound in facility-level cash flows, which will improve our investment yields and enhance our total returns to stockholders. Deterioration in the residential real estate market, including declines in median home sale prices, and weakened consumer confidence have contributed to lower occupancy rates in the senior housing industry as many seniors have deferred the decision to sell their homes and relocate to senior housing facilities. We believe that this trend will reverse course as economic conditions improve, residential real estate values stabilize, and consumer confidence rises. We also believe owners of senior housing facilities will continue to benefit from favorable demographics, including growth in the total U.S. population age 65 and older and limited growth in new supply of senior housing facilities as a result of the current capital constrained environment.

SIGNIFICANT AND GROWING SEGMENT OF THE HEALTH CARE INDUSTRY

The health care industry is the single largest sector of the U.S. economy, generating over $2.3 trillion of expenditures in 2008 and a projected $2.4 trillion in expenditures in 2009 according to a National Health Expenditures report released in January 2010 by the Centers for Medicare and Medicaid Services. The United States Department of Health and Human Services has projected steady growth of health care needs for aging Americans. The number of Americans age 65 and older is expected to grow significantly in aggregate numbers and as a relative percentage of the total U.S. population. For example, the United States Census Bureau, as illustrated in the table below, projects that the segment of the U.S. population age 65 and older will grow from a combined 40.2 million in 2010 (13.0% of the total population), to 54.8 million in 2020 (16.1% of the total population) and to more than 72.0 million Americans age 65 and older by 2030 (19.3% of the total population).

Market opportunity and industry overview

Population (Historical and Projected)

Source: United States Census Bureau

OCCUPANCY REVERSION TO HISTORICAL MEAN

As shown in the table below, independent and assisted living occupancy rates have fallen in recent periods. We believe that current declines in occupancy are primarily a result of delayed transitions by seniors to senior housing facilities because of the recent economic recession and downturn in the residential real estate market in the United States. The decline in demand for senior housing among seniors and the resulting decline in occupancy rates and revenues within the senior housing industry, particularly in independent living facilities and continuing care retirement communities, has given buyers opportunities to acquire facilities with prospects for strong internal growth as the residential real estate market stabilizes and seniors gain the confidence to relocate.

Occupancy Trends

Source: NIC MAP® Data & Analysis Service, American Senior Housing Association 2009 State of Seniors Housing

Market opportunity and industry overview

Recent data suggest some improvement in the single family home resale market. According to the National Association of Realtors, the supply of homes on the market available for resale peaked in July 2008 at 11.2 month’s supply compared to 7.8 month’s supply in January 2010. In addition, measures of consumer confidence continue to improve from recent lows as shown in the University of Michigan Consumer Sentiment index below.

Consumer Sentiment

Source: Federal Reserve Bank of St. Louis

Assisted living occupancies are correlated with economic conditions such as employment, as demonstrated in the chart below. Assisted living average occupancy has declined with job growth since the onset of the U.S. economic recession in the fourth quarter of 2007. The American Senior Housing Association, or ASHA, 2009 State of Seniors Housing indicates stabilized assisted living properties have exhibited long-term average occupancy of 92.9% from 1994 to 2007. We believe assisted living occupancies will revert to historic averages based on growing demographic demand and need-based health care demands of aging seniors. Additionally, we believe a general economic recovery will positively impact consumer sentiment and add velocity to seniors waiting to transition to age or service appropriate senior housing options.

Market opportunity and industry overview

Assisted Living Occupancy & Employment

Source: NIC MAP® Data & Analysis Service, United States Bureau of Labor Statistics

Independent living occupancies are related to economic conditions such as GDP growth as demonstrated in the table below. The ASHA 2009 State of Seniors Housing indicates stabilized independent living properties have exhibited long-term average occupancy of 94.4% from 1994 to 2007.

Independent Living Occupancy & GDP

Source: NIC MAP® Data & Analysis Service, United States Department of Commerce - Bureau of Economic Analysis

Independent living occupancies are tied to the residential real estate market as illustrated in the chart below. Based on our prior experience, we believe as an economic recovery develops and residential real estate values stabilize seniors will more readily accept paper losses on their home asset values and transition to senior housing options.

Market opportunity and industry overview

Independent Living Occupancy & Months Supply of Homes for Sale

Source: NIC MAP® Data & Analysis Service, National Association of Realtors

SEVERELY LIMITED SUPPLY GROWTH

Supply fundamentals have been an important factor in previous senior housing cycles, notably supply overhang due to overbuilding in the late 1990s, which produced a sustained period of lower supply growth that increased net absorption and contributed to significant sustained rate increases within the sector. As shown in the chart below, new supply growth as a percentage of existing inventory has been trending at a historic low since 2000. Construction starts and new unit delivery reductions will cause industry supply growth to trend from an estimated 1.7% in 2008 to an estimated 1.3% for 2009, significantly below the historical average supply growth rate of 4.8% from 1985 to 2009 (ASHA/NIC Senior Housing Construction Trends Report 2009). We believe capital market dislocations, a scarcity of development capital and continued challenging credit market conditions will restrain supply growth in the near term.

Supply & 75+ Population Growth

Source: NIC MAP® Data & Analysis Service, ASHA 2009 Seniors Housing Construction Trends Report, United States Census Bureau

Market opportunity and industry overview

INDEPENDENT LIVING AND ASSISTED LIVING SECTORS SHOW CONSISTENT GROWTH

As shown in the chart below, the independent living and assisted living sectors, in which we intend to focus our investments, have sustained rate growth increases over the last 15 years, with average annual rate growth of 4.3%. Within the four-year period of 1994 to 1998 following the 1990-1991 recession, the senior housing industry achieved a blended average annual rate growth of 4.0%. A similar trend followed the 2001-2002 downturn, when the senior housing industry experienced average annual rate growth of 4.5% in 2003 and 2004. Despite the onset of the economic recession from 2007 through 2009, senior housing averaged greater than a 2.0% rate growth. We believe that the recent decline in median senior housing occupancies will allow us to acquire assets at attractive valuations and that increases in market rates and occupancy are likely to follow as property performance reverts to the blended historic median occupancies of 93.5% (according to the ASHA 2009 State of Senior Housing) and median rate increases of 4.3%.

Annual Rate Growth

Source: NIC MAP® Data & Analysis Service, The State of Senior Housing 2009

REFINANCING, LOAN MATURITIES AND LACK OF TAKE OUT FINANCING

According to the National Investment Center for the Seniors Housing and Care Industry, or NIC, senior housing property-related commercial mortgages with an aggregate principal amount of approximately $30.0 billion were originated between the first quarter of 2002 and the fourth quarter of 2008. NIC Key Financial Indicators for the same period classify $18.2 billion of these originations as short-term debt with maturities of less than 10 years including bridge loans, acquisition financing, turn-around and mezzanine financing but excluding construction and mini-perm loans. During that same period, conventional construction finance tracked by NIC totaled $1.4 billion for independent and assisted living, which includes units located in continuing care retirement communities. We believe that a number of these are term loans and construction mini-perm loans that are scheduled to mature over the next three years. In the current recessionary environment, traditional lending sources, such as banks, insurance companies and pension funds, have adopted more conservative lending policies and have made fewer new lending commitments to health care properties. Furthermore, the commercial mortgage-backed security, or CMBS, market, which has historically provided a significant amount of debt to the real estate industry, especially from 2004 through 2007, effectively has been closed since July 2008. U.S. domestic CMBS issuances declined from a high of $233.4 billion in 2007 to $15.8 billion in 2008 and $11.7 billion in 2009 according to Commercial Mortgage Alert. We believe the current and projected cash flows at some senior housing facilities, when coupled with more conservative lending policies, will only support mortgage financing that is significantly less than the amounts currently borrowed against such properties. As a result, we expect some owners of senior housing facilities will be unable to refinance maturing debt without significant additional equity

Market opportunity and industry overview

investment, which may result in restructurings, sales or foreclosures. In some cases, seller financing may be made available to qualified buyers.

Short and Long-Term Debt Originations

Source: NIC Key Financial Indicators 4Q 2009, NIC Map Data, & Analysis Service

DRAMATIC MARKET SHARE OPPORTUNITY FOR HEALTH CARE REITs

ASHA’s 2008 Seniors Housing Statistical Handbook estimated the 2008 supply of professionally managed private-pay U.S. senior housing units to be 1,435,000 units. Since that publication, we believe the supply of senior housing units in the United States has increased to approximately 1,478,050 units. According to ASHA’s 2009 Top 50 Owners report, health care REITs owned a total of 125,770 seniors housing units or 8.5% of the total estimated supply of professionally managed inventory in the United States. We believe a conservative estimate of $100,000 per unit represents a total investment market of $147.8 billion of professionally managed private-pay seniors housing assets, $135.2 billion of which is not currently owned by health care REITs. We believe a $135.2 billion potential investment universe provides a significant deployment opportunity for our company.

According to ASHA, the top 20 senior housing managers control on a combined basis approximately 23.8% of the existing inventory of independent and assisted living units, including Alzheimer’s/dementia care units. We believe there is a significant consolidation opportunity as facility operators seek economies of scale to enhance profitability and that the efficient blend of long-term equity and low leverage debt offered by a company such as ours will make us a compelling choice for long-term capital. A difficult debt market, higher equity requirements, reduced institutional investor allocations to real estate, and the short term investment horizons and opportunistic hurdle rates for many equity investors severely limit the capital choices for growth-minded managers. We believe our management team has a demonstrated track record and will have significant opportunities to deploy capital with the most efficient and profitable facility operators.

Prior performance summary

The information presented in this section represents the historical experience of real estate programs for which Thomas J. Hutchison III, our Chairman and Chief Executive Officer, and Phillip M. Anderson, Jr., our President and Chief Operating Officer, served as executive officers. The information presented in this section should be read in conjunction with the Prior Performance Tables included in this prospectus as Appendix A. Prospective investors should not assume they will experience returns comparable to those experienced by investors in the real estate programs discussed in this section. Further, by purchasing shares of our common stock, investors will not acquire ownership interests in any real estate programs to which the following information relates.

During the ten-year period ended December 31, 2009, Mr. Hutchison served in various capacities as an executive officer of CNL Retirement and CNL Hotels. Mr. Hutchison served as Chief Executive Officer and President of CNL Retirement from August 2003 to September 2005, as President from June 2002 to August 2003 and as Executive Vice President from February 2000 to June 2002. Mr. Hutchison served as Chief Executive Officer of CNL Hotels from February 2003 to April 2007, as President from June 2002 to March 2003, and as Executive Vice President from May 2000 to June 2002. In addition, Mr. Hutchison served as an executive officer of CNL Retirement Corp., the external advisor of CNL Retirement, from May 2000 to September 2005; of CNL Hospitality Corp., the external advisor of CNL Hotels, from May 2000 to April 2005; and of CNL Income Corp., the external advisor of CNL Income Properties, from August 2003 to August 2005.

During the ten-year period ended December 31, 2009, Mr. Anderson served as Executive Vice President and Chief Operating Officer of CNL Retirement and its external advisor from January 1999 to October 2006.

We believe it is appropriate to present information regarding the prior performance of CNL Retirement and of CNL Hotels because of the principal roles and responsibilities of Mr. Hutchison and Mr. Anderson at CNL Retirement and its external advisor and of Mr. Hutchison (but not Mr. Anderson) at CNL Hotels and its external advisor. Mr. Anderson had no involvement with CNL Hotels. The other sponsors of these prior public programs included the two principals of CNL Financial Group, Inc., James M. Seneff, Jr. and Robert A. Bourne, and their affiliates. Mr. Seneff and Mr. Bourne are not affiliated with us and are not promoting, sponsoring or endorsing this offering or an investment in our common stock. CNL Financial Group, Inc. and its affiliates are not sponsors of and have no affiliation with our company, have not participated in the preparation of this prospectus and are not endorsing our company or an investment in our common stock. The prior performance of CNL Retirement and CNL Hotels is no indication of the performance we may achieve.

CNL Retirement invested in independent and assisted living facilities, continuing care retirement communities, medical office buildings and other health care properties. Its primary investment objectives were to preserve, protect and enhance its assets while:

➢	making distributions to stockholders;

➢	obtaining fixed income through the receipt of base rent, increasing income (and distributions to stockholders) and providing protection against inflation through automatic increases in base rent, or increases in base rent based on increases in consumer price indices over the terms of the leases, and obtaining fixed income through the receipt of payments from mortgage loans and secured equipment leases;

➢	continuing to qualify as a REIT for federal income tax purposes; and

➢	providing stockholders with liquidity of their investment, through a listing on a national securities exchange or over-the-counter market, or the commencement of orderly sales of its assets and distribution of the proceeds.

Prior performance summary

CNL Hotels invested in limited-service, extended-stay and full-service hotels and resort properties.

We consider CNL Retirement to be the only prior program with investment objectives similar to ours.

During the ten-year period ended December 31, 2009, CNL Retirement and CNL Hotels raised in aggregate approximately $5.7 billion from approximately 211,000 investors and invested in properties located in 33 states throughout the United States, with the largest concentration in the sunbelt states of California, Florida, Georgia and Texas.

Information relating to the number of properties acquired, the aggregate purchase price of properties and the number of properties sold for the period from January 1, 2000 to December 31, 2009 is as follows:

	Number of	Aggregate		Number of
	properties	purchase		properties
Entity	acquired	price		sold

		(in thousands)

CNL Retirement	280	$3,483,700	(1)	3	(3)
CNL Hotels	130	6,029,300	(2)	46	(4)

Total public programs	410	$9,513,000		49

(1)	Based on purchase price. Approximately 21.1% of these properties were commercial properties (20.5% were medical office buildings, 0.5% were specialty hospitals and 0.1% were walk-in clinics) and approximately 78.7% were residential, senior housing facilities.

(2)	Based on purchase price. All of these properties were commercial properties (100% were hotels).

(3)	CNL Retirement was acquired by HCP, Inc., an unaffiliated publicly-traded REIT, in October 2006.

(4)	CNL Hotels was acquired by Morgan Stanley Real Estate, a global real estate investing, banking and lending company, in April 2007, and in connection with such acquisition, certain assets of CNL Hotels were purchased by Ashford Sapphire Acquisition LLC.

Source: CNL Retirement and CNL Hotels SEC filings.

As a result, CNL Retirement and CNL Hotels are considered completed programs.

Information relating to the public offerings of CNL Retirement and CNL Hotels is as follows. All information is historical.

	Dollar	Date
	amount	offering	Shares
Name of program	raised	closed	sold

CNL Retirement	$2.7 billion	(1)	(1)
CNL Hotels	$3.0 billion	(2)	(2)

(1)	From September 1998 through March 2006, CNL Retirement completed five, fixed-price continuous public offerings of its common stock. As of April 2006, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. As of September 30, 2006, approximately 40% of the assets acquired by CNL Retirement had been funded using debt. The balance were acquired using proceeds from CNL Retirement’s common stock offerings. In October 2006, the company merged with and into a wholly-owned subsidiary of HCP, Inc.

(2)	From September 1997 through March 2004, CNL Hotels completed five, fixed-price continuous public offerings of its common stock. As of March 2004, 90% or more of such amount had been

Prior performance summary

invested or committed for investment in properties and mortgage loans. As of December 31, 2006, approximately 53.3% of the assets acquired by CNL Hotels had been funded using debt. The balance were acquired using proceeds from CNL Hotels’ common stock offerings. In April 2007, the company was acquired by Morgan Stanley Real Estate and in connection with such acquisition, certain assets of the company were purchased by Ashford Sapphire Acquisition LLC.

Source: CNL Retirement and CNL Hotels SEC filings.

External Market Factors

Both CNL Retirement and CNL Hotels were impacted by general market trends and other external factors that were unrelated to management actions. For example, the significant internal rates of return that CNL Retirement was able to achieve for its stockholders as described above were positively impacted by:

➢	positive trends in the growth of persons in the United States age 65 and older, which increased demand for the senior housing assets owned by CNL Retirement;

➢	positive trends in senior housing occupancy rates across the entire senior housing industry, especially in the 2003 through 2006 period, which supported internal revenue growth across the industry and in many of CNL Retirement’s assets;

➢	a trend to lower capitalization rates (and therefore higher market values) for senior housing assets, especially over the 2002 through 2006 period, which was fueled by a credit and capital rich market environment;

➢	positive economic and employment conditions, especially over the 2002 through 2006 period; and

➢	modest annual average rate growth rates in the supply of new senior housing in many markets, especially through 2005, which supported internal revenue growth for existing facilities across the industry.

However, CNL Retirement also faced considerable external challenges as a result of selected overbuilding of senior housing in certain markets. In some cases, this overbuilding reduced monthly revenue rates that communities were able to obtain for their services. The performance of CNL Retirement was also impacted by adverse business developments that occurred in connection with the operation of CNL Retirement’s business. These included the purchase of certain properties as part of larger portfolio acquisitions that were in need of significant capital improvements or that were nonperforming. In some cases, these properties were sold at a loss. CNL Retirement also funded certain dividend payments using the proceeds of equity capital raises or debt and, as a result, these dividends were treated as a return of capital. For more information regarding external market factors impacting CNL Retirement, see “Market Opportunity and Industry Overview.”

CNL Hotels experienced significant challenges resulting from severe downturns in the hospitality industry, such as the period following the terrorist attacks of September 11, 2001, which negatively affected CNL Hotels’ earnings. CNL Hotels was also negatively impacted by certain adverse business developments that occurred in connection with the operation of CNL Hotels’ business. These included:

➢	an attempt by CNL Hotels to complete a registered underwritten public offering of shares of its common stock and a related listing of the company’s outstanding shares of common stock in 2004, which offering and listing were abandoned;

➢	an attempt by CNL Hotels to acquire CNL Hotels Corp., the external advisor of CNL Hotels, through a merger in 2004, which merger was abandoned and then subsequently renegotiated for a substantially reduced amount of merger consideration; and

➢	certain stockholder class action lawsuits that were filed against various CNL Hotels affiliates, including certain officers and directors of CNL Hotels and its external advisor, including

Prior performance summary

Mr. Hutchison, arising out of, among other things, the terms of the proposed merger of CNL Hotels Corp. into CNL Hotels, which lawsuits were settled.

For additional information, please refer to the Prior Performance Tables included with this prospectus as Appendix A.

In order to enable potential investors to evaluate the prior experience of Mr. Hutchison and Mr. Anderson concerning the prior public programs described above, we have provided the foregoing tables and encourage potential investors to examine certain financial and other information in the Prior Performance Tables included as Appendix A of this prospectus.

The information presented above regarding CNL Retirement and CNL Hotels and their prior performance is based entirely on information contained in the SEC filings of these entities which are publicly available through the SEC’s website at www.sec.gov. KPMG, LLP, our independent registered public accounting firm, has not independently verified the accuracy of the information contained in the SEC filings of these entities.

Management

DIRECTORS AND EXECUTIVE OFFICERS

Currently, our board of directors consists of one director, Mr. Hutchison. Upon completion of this offering and the concurrent private placement, our board of directors will consist of six directors, a majority of whom will be “independent” in accordance with the requirements set forth in the NYSE listing standards. Each of the director nominees named in the table below has agreed to serve as a director upon completion of this offering and the concurrent private placement. Our board of directors will be elected annually by our stockholders in accordance with our bylaws. Our bylaws provide that a majority of the entire board of directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than one nor more than fifteen. All of our executive officers will serve at the discretion of our board of directors. Our board of directors will determine whether our directors satisfy the independence requirements set forth in the NYSE’s listing standards.

None of our executive officers manages, owns or controls a material interest in any real estate investment entity or vehicle that targets senior housing facilities or other health care properties.

The following table sets forth the names and ages of our executive officers, director and each person who has agreed to become a director upon completion of this offering and the concurrent private placement and the descriptions below set forth certain biographical information about each such person.

Name	Age	Position

Thomas J. Hutchison III	67	Chairman and Chief Executive Officer
Phillip M. Anderson, Jr.	50	President and Chief Operating Officer
Mark E. Patten	46	Executive Vice President and Chief Financial Officer
James R. Hendrix	38	Executive Vice President and Chief Investment Officer
John W. Krueger	34	Executive Vice President and Chief Portfolio Officer
James W. Duncan, Jr.*	57	Director Nominee
Joseph E. Gibbs*	60	Director Nominee
Dianna F. Morgan*	58	Director Nominee
Robert E. Parsons, Jr.*	54	Director Nominee
David M. Thomas*	61	Director Nominee

*	Independent in accordance with the requirements set forth in the NYSE listing standards.

Thomas J. Hutchison III.  Mr. Hutchison has served as our Chairman and Chief Executive Officer and as our sole director since our formation in April 2010. Mr. Hutchison is also the Chairman of Legacy Healthcare Advisors, LLC, a strategic health care advisory firm he founded in October 2008, and Legacy Hotel Advisors, LLC, a strategic lodging advisory firm he founded in August 2008. Prior to forming our company, Mr. Hutchison served in various capacities as an executive officer of CNL Retirement, CNL Hotels and CNL Lifestyle Properties, Inc. (formerly CNL Income Properties, Inc.). Mr. Hutchison served as Chief Executive Officer and President of CNL Retirement from August 2003 to September 2005, as President from June 2002 to August 2003 and as Executive Vice President from February 2000 to June 2002. Mr. Hutchison served as Chief Executive Officer of CNL Hotels from February 2003 to April 2007, as President from June 2002 to March 2003, and as Executive Vice President from May 2000 to June 2002. Mr. Hutchison served as Chief Executive Officer of CNL Income Properties from August 2003 to August 2005, and as President from August 2003 to April

Management

2004. In addition, Mr. Hutchison served as an executive officer of CNL Retirement Corp., the external advisor of CNL Retirement, from May 2000 to September 2005; of CNL Hospitality Corp., the external advisor of CNL Hotels, from May 2000 to April 2005; and of CNL Income Corp., the external advisor of CNL Income Properties from August 2003 to August 2005.

From 1995 to 2000, Mr. Hutchison was Chairman and Chief Executive Officer of Atlantic Realty Service, Inc. and TJH Development Corporation. Since 1990, he has fulfilled a number of long-term consulting assignments for large corporations, including managing a number of large international joint ventures. From 1990 to 1991, Mr. Hutchison was the court-appointed President and Chief Executive Officer of General Development Corporation, a real estate community development company, where he assumed the day-to-day management of the NYSE-listed company through the reorganization process. From 1986 to 1990, he was the Chairman and Chief Executive Officer of a number of personally owned real estate-related companies engaged in the master planning and land acquisition of forty residential, industrial and office development projects. From 1978 to 1986, Mr. Hutchison was the President and Chief Executive Officer of Murdock Development Corporation and Murdock Investment Corporation. Mr. Hutchison serves as a director for numerous for-profit and not-for-profit organizations, including the U.S. Chamber of Commerce, Real Estate Roundtable, KSL Capital Partners, LLC, Hersha Hospitality Trust (NYSE: HT), where he serves on the audit committee, compensation committee, nominating and corporate governance committee and the acquisition committee, and the Trinity Forum, Inc. Mr. Hutchison attended Purdue University and received a Bachelor of Arts degree. He also attended University of Maryland School of Business and received a Master of Business Administration degree. Mr. Hutchison was selected to serve as our Chairman based on his experience in the senior housing and real estate industries, including his executive leadership experience, and his network of long-standing relationships with real estate professionals. Mr. Hutchison is the father-in-law of James R. Hendrix, our Executive Vice President and Chief Investment Officer, and John W. Krueger, our Executive Vice President and Chief Portfolio Officer.

Phillip M. Anderson, Jr.  Mr. Anderson has served as our President and Chief Operating Officer since our formation in April 2010. He also serves as an executive officer of Legacy Healthcare Advisors, LLC, a position he has held since March 2010. Mr. Anderson has also served as the President and owner of The Genova Company LLC, a real estate advisor and investor, since October 2006. Mr. Anderson served as Executive Vice President and Chief Operating Officer of CNL Retirement and its external advisor from 1999 until October 2006. Prior to joining CNL Retirement, Mr. Anderson served as the Senior Vice President of Development and Acquisitions and other positions for Classic Residence by Hyatt, a privately held corporation dealing with senior living communities, and its affiliate, the Hyatt Corporation, from 1984 until 1998. Prior to that, Mr. Anderson was employed by Georgia Power, an operating public utility company in a variety of development and construction functions from 1978 to 1984. Mr. Anderson received his Bachelors degree in civil engineering, cum laude, from Georgia Institute of Technology.

Mark E. Patten.  Mr. Patten has served as our Executive Vice President and Chief Financial Officer since April 2010. Most recently, Mr. Patten served as Senior Vice President and Chief Financial Officer of Simply Storage Management, LLC, a privately held self-storage company, from August 2007 to April 2010, where he managed its corporate finance group including the accounting, financial reporting and cash management functions as well as its information technology and human resources departments. Mr. Patten previously served as Senior Vice President and Chief Accounting Officer of CNL Hotels from February 2004 until the sale of the company in April 2007. At CNL Hotels, Mr. Patten managed its corporate accounting, financial and SEC reporting, and cash management functions. Mr. Patten served as Chief Financial Officer of World Commerce Online Inc. from October 1999 to October 2001. In August 2001, World Commerce Online filed a petition pursuant to Chapter 11 of the federal bankruptcy laws. From February 1998 to October 1999, Mr. Patten served as Chief Accounting Officer

Management

and Assistant Corporate Secretary of Vistana Inc., a developer and operator of timeshare resorts. Mr. Patten also spent approximately 12 years with KPMG LLP, including two years in KPMG’s Department of Professional Practice in New York and was elected into the partnership of KPMG in 1997. Mr. Patten received his Bachelor of Science in accounting from the University of Florida and received his certification as a public accountant in 1988.

James R. Hendrix.  Mr. Hendrix has served as our Executive Vice President and Chief Investment Officer since our formation in April 2010. Mr. Hendrix has served as Managing Partner of HJK Consulting Group, LLC, a real estate advisory business specializing in the senior housing industry, from October 2006 to the present. Prior to that, from July 2003 to October 2006, Mr. Hendrix served as Director of Investments for CNL Retirement where he helped acquire and manage a multi-billion dollar portfolio of health care real estate. Prior to CNL Retirement, from September 2001 to July 2003, Mr. Hendrix served as Project Manager for PlautSigma Consulting, serving clients in the United States and Asia. Mr. Hendrix received a Bachelors of Arts degree in psychology from Wake Forest University and a Masters of Business Administration from Rollins College with concentrations in finance and entrepreneurship. Mr. Hendrix is the son-in-law of Mr. Hutchison.

John W. Krueger.  Mr. Krueger has served as our Executive Vice President and Chief Portfolio Officer since our formation in April 2010. Mr. Krueger has served as Managing Partner of HJK Consulting Group, LLC, a real estate advisory business specializing in the senior housing industry, from October 2006 to the present. In addition, from April 2007 to December 2008, Mr. Krueger served as a consultant to and later as Vice President of Investments for Inland American Lodging Advisors where he helped invest and asset-manage over $2 billion in hotel and seniors’ housing assets for the Inland American REIT. Prior to Inland, from October 2006 to March 2007, Mr. Krueger served as Director of Asset Management for HCP, Inc. Prior to HCP, Mr. Krueger served as Director of Asset Management for CNL Retirement from March 2005 to October 2006 and as Senior Manager of Investments for CNL Retirement from July 2003 to March 2005. Mr. Krueger received a Bachelors of Arts degree in sociology from Duke University. Mr. Krueger is the son-in-law of Mr. Hutchison.

In addition to Mr. Hutchison, the following persons have agreed to become directors upon completion of this offering:

James W. Duncan, Jr. Mr. Duncan is the President of Navtrak, Inc., a mobile data and asset tracking company that provides a web-based system to track vehicles in commercial fleets, a position he has held since 2000. Mr. Duncan served as a director of CNL Retirement from 2003 through 2006. During his tenure on the CNL Retirement board, Mr. Duncan served as a member of the audit committee and as chairman of two special committees of that company’s board. From 1994 through 2000, Mr. Duncan served as the President of The Latrobe Group, LLC, a private investment company. From 1985 through 1994, Mr. Duncan was co-Chairman and President of PersonaCare, Inc., a company he co-founded that provided sub-acute, skilled nursing and assisted living care. Prior to founding PersonaCare, Inc., Mr. Duncan was a partner at Duncan & Smick, Inc., a commercial real estate development firm. Mr. Duncan attended Wheaton College and received a Bachelor of Arts degree in economics and he attended University of Maryland School of Law and received a Doctor of Jurisprudence degree. Mr. Duncan was selected to serve as a director based on his experience in the senior housing and real estate industries obtained through both senior officer positions and directorships, and his experience in finance, accounting, SEC reporting and risk assessment and management.

Joseph E. Gibbs.  Mr. Gibbs has served as Chairman of Gibbs Investments, LLC since 2002. He previously served as Co-Founder, Vice Chairman, President and Chief Executive Officer of TGC, Inc. (The Golf Channel) for ten years from 1991 to 2001. Mr. Gibbs serves as a director of Convergys Corp. (NYSE: CVG), where he is a member of the compensation and benefits committee and the finance committee. After serving four years in the Navy as a crewman navigator, Mr. Gibbs graduated cum

Management

laude with a Bachelor of Arts degree from University of Alabama and is a licensed certified public accountant. Mr. Gibbs was selected to serve as a director based on his global and diversified business knowledge and his experience in the areas of finance, tax and audit.

Dianna F. Morgan.  Ms. Morgan is the immediate past chair and is a current member of the Board of Trustees of the University of Florida. She was originally appointed to the University of Florida’s Board of Trustees in 2001. In addition, Ms. Morgan serves on the board of directors of Chesapeake Utilities Corp. (NYSE: CPK), where she is a member of the compensation committee, and Hersha Hospitality Trust (NYSE: HT). Ms. Morgan also serves as a director of CNL Bancshares, Inc. Ms. Morgan previously served on the board of directors of CNL Hotels, where she was a member of the audit committee and the compensation committee, from July 2004 until it was sold in April 2007. Ms. Morgan is also a member of the board of directors of Orlando Health (formerly Orlando Regional Healthcare System) and serves as vice-chair of the national board of the Children’s Miracle Network. Previously, Ms. Morgan served as Senior Vice President of Public Affairs and as Senior Vice President of Human Resources for Walt Disney World Company where she oversaw the Disney Institute, a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world. Ms. Morgan received a Bachelor of Arts degree in organizational communications from Rollins College. Ms. Morgan was selected to serve as a director based on her experience as a director and senior officer of public companies in a variety of industries and her diversified business knowledge.

Robert E. Parsons, Jr.  Mr. Parsons has served as the Executive Vice President and Chief Financial Officer of Exclusive Resorts, LLC, a Denver-based luxury residence club, since 2004. Prior to Exclusive Resorts, Mr. Parsons spent over 20 years at Host Marriott Corporation, a hospitality REIT focused on the ownership of full service hotels, where, from 1995 to 2003, he served as Executive Vice President and Chief Financial Officer. Mr. Parsons serves on the board of directors of Excel Trust, Inc. (NYSE: EXL), where he is a member of the audit committee and the chair of the compensation committee. He also previously served as Chairman of the Hotel Development Council of the Urban Land Institute and is the chair-elect of the National Advisory Counsel of the Marriott Graduate School of Management at Brigham Young University where he is also a member of the Executive Committee. Mr. Parsons also served as a director of TenFold Corporation (OTC Bulletin Board: TENF.OB), where he was a member of the audit and compensation committee, and CNL Hotels. Mr. Parsons received a Bachelor of Arts degree and a Masters of Business Administration from Brigham Young University. Mr. Parsons was selected to serve as a director based on his experience as a director and senior officer in public REITs and other real estate companies and his experience in finance, accounting, SEC reporting and risk assessment and management.

David M. Thomas.  Mr. Thomas has served on the board of directors at Fortune Brands, Inc. (NYSE: FO) since 2004, where he is the lead director, chairman of the audit committee, and a member of the nominating and governance committee. Mr. Thomas also has served on the board of directors of the Interpublic Group of Companies, Inc. (NYSE: IPG) since 2006, is chairman of the audit committee and a member of the nominating and governance committee. Mr. Thomas has also served on the board of trustees of Fidelity Investments Institutional Services Company, Inc. since 2007, where he is chairman of the proxy committee and a member of the equity committee, the shareholder, distribution and brokerage committee and the operations committee. Mr. Thomas was previously Executive Chairman of IMS Health, Inc. from January 2005 until March 2006 and previously Chairman and Chief Executive Officer of IMS Health, Inc. from 2000 to 2004. Prior to joining IMS Health Inc., Mr. Thomas spent 28 years with IBM Corporation, including serving as Senior Vice President/Group Executive, personal systems group, from 1998 to 2000. Mr. Thomas received a Bachelor of Science degree in Industrial Engineering and Master of Science in Engineering from the University of Florida. He was recognized with the Distinguished Graduate Award from the University of Florida in 1996. Mr. Thomas was selected to serve as a director based on his

Management

management experience, his knowledge of the healthcare industry and his experience in the areas of finance, tax and audit.

PROMOTERS

We consider Mr. Hutchison, our Chairman and Chief Executive Officer, and Mr. Anderson, our President and Chief Operating Officer, to be our promoters, in that they have taken initiative in funding and organizing our company. Mr. Hutchison and Mr. Anderson are the only persons whom we consider to be our promoters.

BOARD COMMITTEES

Upon completion of this offering, our board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee. The composition of each committee must comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. Each of these committees will have at least three directors and will be composed exclusively of independent directors, as defined by the rules, regulations and listing qualifications of the NYSE, which generally deem a director to be independent if the director has no relationship to us that may interfere with the exercise of his or her independence from management. Matters put to a vote at any one of our three board committees will have to be approved by a majority of the directors on the committee who are present at a meeting, in person or as otherwise permitted by our bylaws, at which there is a quorum or by unanimous written consent of the directors of that committee.

Audit committee

Our board of directors will establish an audit committee, which will consist of Mr. Parsons (chair), Mr. Thomas (vice chair) and Ms. Morgan. All members of the audit committee will be independent and financially literate in accordance with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. In addition, all members of the audit committee will be independent in accordance with the rules and regulations promulgated by the SEC. The audit committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. Mr. Parsons, an independent director, will be our audit committee financial expert as that term is defined by the SEC.

Compensation committee

Our board of directors will establish a compensation committee, which will consist of Mr. Gibbs (chair), Mr. Duncan and Mr. Thomas. The compensation committee will determine compensation for our executive officers, administer our 2010 Equity Incentive Plan, produce an annual report on executive compensation for inclusion in our annual meeting proxy statement and publish an annual committee report for our stockholders. All members of the compensation committee will be independent in accordance with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. In addition, all members of the compensation committee are expected to be “outside directors” within the meaning of Section 162(m) of the Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

Management

Nominating and corporate governance committee

Our board of directors will establish a nominating and corporate governance committee, which will consist of Ms. Morgan (chair), Mr. Gibbs and Mr. Parsons. The nominating and corporate governance committee will be responsible for seeking, considering and recommending to the board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting. It also will periodically prepare and submit to the board of directors for adoption the committee’s selection criteria for director nominees. It will review and make recommendations on matters involving general operation of the board of directors and our corporate governance, and it will annually recommend to the board nominees for each committee of the board. In addition, the committee will annually facilitate the assessment of the board of directors’ performance as a whole and of the committees and individual directors and reports thereon to the board of directors. All members of the nominating and corporate governance committee will be independent in accordance with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time.

CODE OF BUSINESS CONDUCT AND ETHICS

Our board of directors will adopt a code of business conduct and ethics that will apply to our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Specifically, our code of business conduct and ethics will be designed to: deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of our code of business conduct and ethics; and accountability for adherence to our code of business conduct and ethics prohibits payments, directly or indirectly, to any foreign official seeking to influence such official or otherwise obtain an improper advantage for our business.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the compensation committee of our board of directors will be independent under the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. Upon completion of this offering, none of these directors or any of our executive officers will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATIONS ON LIABILITY

For information concerning limitations of liability and indemnification applicable to our directors, executive officers and, in certain circumstances, employees, see “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

DIRECTOR COMPENSATION

Each of our independent directors will be paid a director’s fee of $30,000 per year in cash or stock. Each of our independent directors will also receive the equivalent of $40,000 per year in common stock grants in addition to director’s fees. The director who serves as the compensation committee chairman will be paid an additional fee of $5,000. The director who serves as the chairman of the audit committee will be paid an additional fee of $10,000. The director who serves as the chairman of the nominating and corporate governance committee will be paid an additional fee of $5,000. In addition, the independent members of our board of directors will appoint a lead independent director, who will

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be paid an additional fee of $10,000 per year. Directors’ fees and committee chair fees will be paid one-half in cash and one-half in shares of our common stock, although each director may elect to receive up to all of his or her director fees in the form of our common stock. Directors who are employees will receive no additional compensation as directors. Each of the independent directors will also receive a fee of $1,500 for each board of directors meeting attended in person and $1,000 for each board of directors meeting attended telephonically and a fee of $1,000 for each board committee meeting attended in person or telephonically, other than for committee meetings that occur on the same day as a board meeting. In addition, we will reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the board of directors.

Each of our director nominees who is not an employee will receive an initial grant of 5,000 shares of restricted common stock upon completion of this offering and the concurrent private placement, subject to forfeiture restrictions that will lapse one year from the date of grant.

COMPENSATION DISCUSSION AND ANALYSIS

We were only recently organized, and meaningful individual compensation information is not available for periods prior to our organization. We expect to pay base salaries and annual bonuses and make grants of common stock under our 2010 Equity Incentive Plan to our executive officers, which will be fully vested upon grant, effective upon completion of this offering and the concurrent private placement. In addition, upon completion of this offering, we will grant to our executive officers options pursuant to our 2010 Equity Incentive Plan which will be subject to performance-based vesting criteria to be determined by the compensation committee of our board of directors. The initial grants of common stock under our 2010 Equity Incentive Plan will be made to recognize such individuals’ efforts on our behalf in connection with our formation and this offering. Our board of directors and our compensation committee have not yet adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our executive officers. We anticipate that such determinations will be made by our compensation committee based on factors such as the desire to retain such officer’s services over the long-term, aligning such officer’s interest with those of our stockholders, incentivizing such officer over the near-, medium- and long-term, and rewarding such officer for exceptional performance. In addition, our compensation committee may determine to make awards to new executive officers to help attract them to our company.

We anticipate that the primary goals and objectives of our compensation program will be to: compensate our executive officers, key employees, independent contractors and consultants on a market competitive basis in order to attract, motivate and retain high quality, high performance individuals who will achieve our short-term and long-term goals; motivate and reward our executive officers whose knowledge, skill and performance are critical to our success; align the interests of our executive officers and stockholders through equity based long-term incentive awards that motivate our executive officers to increase stockholder value and reward executive officers when stockholder value increases; and ensure fairness among our management team by recognizing the contributions that each executive officer makes to our success.

Management

EXECUTIVE COMPENSATION

We will enter into employment agreements with each of our executive officers that will become effective upon the completion of this offering. See “—Employment Agreements” below. Each of our executive officers named in the Summary Compensation Table below, or the named executive officers, will receive the initial base salary and other compensation indentified in the following table commencing upon the completion of this offering.

SUMMARY COMPENSATION TABLE

					Non-equity
			Stock	Option	incentive plan	All other
Name and Principal Position	Year	Base salary(1)	awards(2)	awards(3)	compensation(4)	compensation(5)	Total

Thomas J. Hutchison III	2010	$500,000	$	$	—	$
Chairman and Chief Executive Officer
Phillip M. Anderson, Jr.	2010	$275,000	$	$	—	$
President and Chief Operating Officer
Mark E. Patten	2010	$225,000	$	$	—	$
Executive Vice President and Chief Financial Officer
James R. Hendrix	2010	$200,000	$	$	—	$
Executive Vice President and Chief Investment Officer
John W. Krueger	2010	$200,000	$	$	—	$
Executive Vice President and Chief Portfolio Officer

(1)	Each executive will receive a pro rata portion of his 2010 base salary for the period from the completion of this offering through December 31, 2010, except as otherwise noted. Excludes consulting fees paid by an affiliate of Mr. Hutchison to a consulting firm owned by Messrs. Hendrix and Krueger prior to the completion of this offering for consulting services provided by them in connection with our formation, this offering, the acquisition of our initial portfolio and evaluating other acquisition opportunities. These consulting fees will be reimbursed by us out of the net proceeds of this offering. We will pay Mr. Patten consulting fees in an amount equal to a pro rata portion of his 2010 base salary for the period from April 20, 2010 through the completion of this offering for services provided by him in connection with our formation, this offering and the acquisition of our initial portfolio. See “Certain Relationships and Related Party Transactions.”

(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the shares of common stock to be granted upon completion of this offering to Messrs. Hutchison, Anderson, Patten, Hendrix and Krueger under our 2010 Equity Incentive Plan. These shares will be fully vested upon grant.

(3)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of performance-based options to purchase an aggregate of shares of our common stock. These options will be granted upon completion of this offering to Messrs. Hutchison, Anderson, Patten, Hendrix and Krueger pursuant to our 2010 Equity Incentive Plan and will be subject to performance-based vesting criteria to be determined by the compensation committee of our board of directors. In addition, if these options have not become fully vested and exercisable as of the date of any change in control, as defined in our executive officers’ employment agreements, these options will become fully vested and exercisable immediately prior to the change in control. If

Management

these options have not been exercised within five years after the date of grant, they will cease to be exercisable and will be canceled on the fifth anniversary of the date of grant.

(4)	Any performance-based cash compensation will be determined at the sole discretion of the compensation committee of our board of directors based on criteria to be determined by the compensation committee after completion of this offering.

(5)	Our executive officers are entitled to receive long-term disability coverage equal to 75% of the executive officer’s annual base salary and group life insurance coverage with a face amount equal to one times the executive officer’s annual base salary or, in the case of Mr. Hutchison, $1,000,000. We will pay the premiums on all primary or supplemental disability and supplemental life insurance policies provided for the benefit of our executive officers and their designated beneficiaries, and the value of these premiums will be treated as taxable income to the executive officer.

IPO GRANTS OF PLAN-BASED AWARDS

Upon completion of this offering, we will grant           shares of our common stock to Mr. Hutchison,           shares of common stock to Mr. Anderson,           shares of common stock to Mr. Patten,           shares of common stock to Mr. Hendrix and           shares of common stock to Mr. Krueger, representing in the aggregate 1.6% of the total number of shares of our common stock being offered in this offering and the concurrent private placement pursuant to our 2010 Equity Incentive Plan. These shares will be fully vested upon grant. If the size of this offering changes or the underwriters exercise their over-allotment option, the number of shares of common stock to be granted to our executive officers will be adjusted to an aggregate amount equal to 1.6% of the total number of shares sold in this offering and the concurrent private placement

Upon the completion of this offering, we will grant performance-based options to purchase           shares of our common stock to Mr. Hutchison, performance-based options to purchase           shares of our common stock to Mr. Anderson, performance-based options to purchase           shares of our common stock to Mr. Patten, performance-based options to purchase           shares of our common stock to Mr. Hendrix and performance-based options to purchase           shares of our common stock to Mr. Krueger, representing in the aggregate 1.8% of the total number of shares of our common stock being offered in this offering and the concurrent private placement. These performance-based options will be granted pursuant to our 2010 Equity Incentive Plan. If the size of this offering changes or the underwriters exercise their over-allotment option, the number of options to be granted to our executive officers will be adjusted to an aggregate amount equal to 1.8% of the total number of shares sold in this offering and the concurrent private placement. These performance-based options will be subject to performance-based vesting criteria to be determined by the compensation committee of our board of directors. In addition, if these options have not become fully vested and exercisable as of the date of any change in control, as defined in our executive officers’ employment agreements, these options will become fully vested and exercisable immediately prior to the change in control. If these options have not been exercised within five years after the date of grant, they will cease to be exercisable and will be canceled on the fifth anniversary of the date of grant.

2010 EQUITY INCENTIVE PLAN

Upon the completion of this offering, our board of directors will have adopted, and our sole stockholder will have approved, our 2010 Equity Incentive Plan to attract and retain independent directors, executive officers and other key employees and service providers, including officers and employees of our affiliates. The 2010 Equity Incentive Plan provides for the grant of options to

Management

purchase shares of common stock, stock awards, stock appreciation rights, performance units and other equity-based awards.

Administration of the 2010 Equity Incentive Plan

The 2010 Equity Incentive Plan will be administered by the compensation committee of our board of directors, except that the 2010 Equity Incentive Plan will be administered by our board of directors with respect to awards made to directors who are not employees. This summary uses the term “administrator” to refer to the compensation committee or our board of directors, as applicable. The administrator will approve all terms of awards under the 2010 Equity Incentive Plan. The administrator will also approve who will receive grants under the 2010 Equity Incentive Plan and the number of shares of common stock subject to each grant.

Eligibility

All of our employees and employees of our affiliates and our independent directors are eligible to receive grants under the 2010 Equity Incentive Plan. In addition, individuals who provide significant services to us or an affiliate, including individuals who provide services to us or an affiliate by virtue of employment with, or providing services to, our operating partnership, may receive grants under the 2010 Equity Incentive Plan.

Share authorization

The number of shares of common stock that may be issued under the 2010 Equity Incentive Plan will equal the lesser of (i) 1.3 million shares and (ii) 7.5% of the total number of shares sold in this offering (including any shares issued pursuant to the underwriters’ over-allotment option) and the concurrent private placement.

In connection with stock splits, dividends, recapitalizations and certain other events, our board will make equitable adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under the 2010 Equity Incentive Plan and the terms of outstanding awards.

If any options or stock appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or are paid in cash without delivery of common stock or if any stock awards, performance units or other equity-based awards are forfeited, the shares of common stock subject to such awards will again be available for purposes of the 2010 Equity Incentive Plan. Shares of common stock tendered or withheld to satisfy the exercise price or for tax withholding are not available for future grants under the 2010 Equity Incentive Plan.

No awards under the 2010 Equity Incentive Plan were outstanding prior to completion of this offering. The initial grants described below will become effective upon completion of this offering.

Options

The 2010 Equity Incentive Plan authorizes the grant of incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the administrator, provided that the price cannot be less than 100% of the fair market value of the shares of common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent stockholder” under Sections 422 and 424 of the Code). Except for adjustments to equitably reflect stock splits, stock dividends or similar events, the exercise price of an outstanding option may not be reduced without the approval of our stockholders. The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of shares of

Management

common stock (or attestation of ownership of shares of common stock) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a “ten percent stockholder”). Incentive stock options may only be granted to our employees and employees of our subsidiaries.

Upon the completion of this offering, we will grant performance-based options to purchase an aggregate of      shares of our common stock to Messrs. Hutchison, Anderson, Patten, Hendrix and Krueger. See “Management — IPO Grants of Plan-Based Awards.”

Stock awards

The 2010 Equity Incentive Plan also provides for the grant of stock awards. A stock award is an award of shares of common stock that may be subject to restrictions on transferability and other restrictions as the administrator determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the administrator may determine. A participant who receives a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, voting rights and rights to receive distributions. During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her stock award shares, (ii) the company will retain custody of the certificates and (iii) a participant must deliver a stock power to the company for each stock award.

Upon completion of this offering, we will grant the following stock awards pursuant to our 2010 Equity Incentive Plan:

➢	We will grant an aggregate of 25,000 shares of restricted common stock to our director nominees pursuant to our 2010 Equity Incentive Plan. These stock awards will be subject to forfeiture restrictions that will lapse one year after the date of grant.

➢	We will grant an aggregate of shares of our common stock, representing 1.6% of the total number of shares of our common stock being offered in this offering and the concurrent private placement, to our executive officers pursuant to our 2010 Equity Incentive Plan. These shares will be fully vested upon grant. If the size of this offering changes or the underwriters exercise their over-allotment option, the number of shares of common stock to be granted to our executive officers will be adjusted to an aggregate amount equal to 1.6% of the total number of shares sold in this offering and the concurrent private placement.

Stock appreciation rights

The 2010 Equity Incentive Plan authorizes the grant of stock appreciation rights. A stock appreciation right provides the recipient with the right to receive, upon exercise of the stock appreciation right, cash, shares of common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by the compensation committee. Stock appreciation rights may be granted in tandem with an option grant or as independents grants. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years in the case of a stock appreciation right granted in tandem with an incentive stock option awarded to a “ten percent stockholder.”

Management

Performance units

The 2010 Equity Incentive Plan also authorizes the grant of performance units. Performance units represent the participant’s right to receive an amount, based on the value of a specified number of shares of our common stock, if performance goals established by the administrator are met. The administrator will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance or the financial performance of our operating partnership, the participant’s performance or such other criteria determined by the administrator. If the performance goals are met, performance units will be paid in cash, shares of our common stock, other securities or property or a combination thereof.

Other equity-based awards

The administrator may grant other types of stock-based awards as other equity-based awards under the 2010 Equity Incentive Plan, including long-term incentive plan, or LTIP, units. Other equity-based awards are payable in cash, shares of our common stock or shares or units of such other equity, or a combination thereof, as determined by the administrator. The terms and conditions of other equity-based awards are determined by the administrator.

LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of common stock under the 2010 Equity Incentive Plan, reducing the plan’s share authorization for other awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same quarterly per unit distributions as OP units, which distributions will generally equal per share distributions on our shares of common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our stock awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in the operating partnership’s valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unitholders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP units, the LTIP units will achieve full parity with OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units, including redemption/exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a holder of LTIP units will realize for a given number of vested LTIP units will be less than the value of an equal number of our shares of common stock.

Dividend equivalents

The administrator may grant dividend equivalents in connection with the grant of performance units and other equity-based awards. Dividend equivalents may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been reinvested in shares of common stock or otherwise reinvested) and may be payable in cash, shares of common stock or other property or a combination of the two. The administrator will determine the terms of any dividend equivalents.

Reserve Bonus Shares

Of the shares that remain available for future issuance under the 2010 Equity Incentive Plan, we have agreed to reserve for future grant to our management team an aggregate of           additional shares

Management

of our common stock under the 2010 Equity Incentive Plan, representing an aggregate of 3.5% of the total number of shares sold in this offering and the concurrent private placement. Of these shares reserved for future grant,           shares are reserved for grant to Mr. Hutchison,           shares are reserved for grant to Mr. Anderson, shares are reserved for grant to Mr. Patten,           shares are reserved for grant to Mr. Hendrix and           shares are reserved for grant to Mr. Krueger. Any such future grant, together with any vesting, timing or performance requirements, will be subject to further approval by the compensation committee of our board of directors; provided, that if these future grants have not been made and are not fully vested as of the date of any change in control (as this term is defined in our executive officers’ employment agreements), these future grants will be made and will be fully vested immediately prior to the change in control.

Change in control

If we experience a change in control, the administrator may, at its discretion, provide that outstanding options, stock appreciation rights, stock awards, performance units, or other equity-based awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The administrator may also provide that outstanding options and stock appreciation rights will be fully exercisable on the change in control, restrictions and conditions on outstanding stock awards will lapse upon the change in control and performance units or other equity-based awards will become earned and nonforfeitable in their entirety. The administrator may also provide that participants must surrender their outstanding options and stock appreciation rights, stock awards, performance units, and other equity based awards in exchange for a payment, in cash or our shares of common stock or other securities or consideration received by stockholders in the change in control transaction, equal to the value received by stockholders in the change in control transaction (or, in the case of options and stock appreciation rights, the amount by which that transaction value exceeds the exercise price).

In summary, a change of control under the 2010 Equity Incentive Plan occurs if:

➢	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the total combined voting power of our outstanding securities;

➢	there occurs a merger, consolidation, reorganization, or business combination, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent;

➢	we (i) sell or dispose of all or substantially all of our assets or (ii) acquire assets or stock of another entity, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent; or

➢	during any period of two consecutive years individuals who, at the beginning of such period, constitute our board of directors together with any new directors (other than individuals who become directors in connection with certain transactions or election contests) cease for any reason to constitute a majority of our board of directors.

The Code has special rules that apply to “parachute payments,” i.e., compensation or benefits the payment of which is contingent upon a change in control. If certain individuals receive parachute payments in excess of a safe harbor amount prescribed by the Code, the payor is denied a federal income tax deduction for a portion of the payments and the recipient must pay a 20% excise tax, in addition to income tax, on a portion of the payments.

If we experience a change in control, benefits provided under the 2010 Equity Incentive Plan could be treated as parachute payments. In that event, the 2010 Equity Incentive Plan provides that the plan benefits, and all other parachute payments provided under other plans and agreements, will be reduced

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to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the recipient to receive greater after-tax benefits. The benefits under the 2010 Equity Incentive Plan and other plans and agreements will not be reduced, however, if the recipient will receive greater after-tax benefits (taking into account the 20% excise tax payable by the recipient) by receiving the total benefits. The 2010 Equity Incentive Plan also provides that these provisions do not apply to a participant who has an agreement with us providing that the individual is entitled to indemnification from us for the 20% excise tax.

Amendment; termination

Our board of directors may amend or terminate the 2010 Equity Incentive Plan at any time, provided that no amendment may adversely impair the rights of participants under outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve, among other things, any amendment that materially increases the benefits accruing to participants under the 2010 Equity Incentive Plan, materially increases the aggregate number of shares of common stock that may be issued under the 2010 Equity Incentive Plan (other than on account of stock dividends, stock splits, or other changes in capitalization as described above) or materially modifies the requirements as to eligibility for participation in the 2010 Equity Incentive Plan. Unless terminated sooner by our board of directors or extended with stockholder approval, the 2010 Equity Incentive Plan will terminate on the day before the tenth anniversary of the date our board of directors adopted the 2010 Equity Incentive Plan.

Employment agreements

Effective upon completion of this offering, we will enter into employment agreements with our executive officers. These agreements will have an initial term expiring December 31, 2013. Each employment agreement will provide for automatic one-year extensions after the expiration of the initial term, unless either party provides written notice of non-renewal. The employment agreements will require each executive officer to dedicate substantially all of his business time and efforts to the performance of his duties as our executive officers.

The employment agreements will provide for, among other things:

➢	an annual base salary of $500,000 for Mr. Hutchison, $275,000 for Mr. Anderson, $225,000 for Mr. Patten and $200,000 for Messrs. Hendrix and Krueger, subject to future increases from time to time at the discretion of our board of directors or the compensation committee of our board of directors;

➢	eligibility for annual cash performance bonuses based on the satisfaction of performance goals to be established by the compensation committee of our board of directors;

➢	participation in our 2010 Equity Incentive Plan and any subsequent equity incentive plans approved by our board of directors; and

➢	participation in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, relocation programs and similar benefits that may be available to our other senior executive officers.

Mr. Hutchison will have a target annual cash performance bonus equal to 125% of his annual base salary. Mr. Anderson and Mr. Patten will have a target annual cash performance bonus equal to 100% of their annual base salary. Messrs. Hendrix and Krueger will have a target annual cash performance bonus equal to 75% of their annual base salary.

Management

In addition, the employment agreements provide for the grant to our executive officers of shares of our common stock and performance-based stock options upon completion of this offering and the concurrent private placement pursuant to our 2010 Equity Incentive Plan. See “— IPO Grants of Plan-Based Awards” above.

Our executive officers are entitled to receive long-term disability coverage equal to 75% of the executive officer’s annual base salary and group life insurance coverage with a face amount equal to one times the executive officer’s annual base salary or, in the case of Mr. Hutchison, $1,000,000. We will pay the premiums on all primary or supplemental disability and supplemental life insurance policies provided for the benefit of our executive officers and their designated beneficiaries, and the value of these premiums will be treated as taxable income to the executive officer.

If we terminate the executive officer’s employment for “cause” (as defined in the employment agreements), the executive officer will be entitled to receive his annual base salary and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination.

If the executive officer resigns without “good reason” (as defined in the employment agreements), the executive officer will be entitled to receive his annual base salary and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination. If the executive officer elects not to renew the employment agreement, the non-renewal will be treated as a resignation without good reason.

Mr. Hutchison’s employment agreement will provide that, in the event of any non-renewal of Mr. Hutchison’s employment agreement (unless an exception applies), if the nominating and corporate governance committee of our board of directors fails to nominate him for election to our board of directors for a period of one year following the date of such non-renewal, all equity awards granted to Mr. Hutchison under our 2010 Equity Incentive Plan or any subsequent equity incentive plan approved by our board of directors will immediately vest (and any performance criteria for the year in which such non-renewal occurs will be treated as satisfied) and, if applicable, become exercisable.

If we terminate the executive officer’s employment without cause, the executive officer resigns for good reason or if we elect not to renew the employment agreement, the executive officer will be entitled to the severance benefits described below. The severance benefits include the following:

➢	In each case, the executive officer will be entitled to receive his annual base salary and other benefits that have been earned and accrued prior to the date of termination, reimbursement of expenses incurred prior to the date of termination and any cash or equity bonus compensation that has been earned and accrued prior to the date of termination.

➢	In the event we terminate the executive officer without cause or if the executive officer resigns for good reason, the executive officer will be entitled to receive a cash payment in an amount equal to the sum of (1) the executive officer’s then-current annual base salary, plus (2) the greater of the annual cash bonus compensation most recently earned (whether or not paid) and the average annual cash bonus compensation actually paid for the last three full fiscal years, which sum will be multiplied by three for Mr. Hutchison, two for Mr. Anderson and Mr. Patten and one for Mr. Hendrix and Mr. Krueger.

➢	In the event we elect not to renew the executive officer’s employment agreement, the executive officer will be entitled to receive a cash payment in an amount equal to the sum of the executive officer’s then-current annual base salary plus the average annual cash bonus compensation actually paid for the last three full fiscal years.

Management

➢	In each case, the executive officer will be entitled to receive continuing coverage under health, dental, disability and life insurance benefit plans for a period of 18 months after the executive officer’s termination. We will have no obligation to provide these continuing benefits if the executive officer becomes entitled to receive them from another employer.

➢	In each case, all equity awards granted to the executive officer under our 2010 Equity Incentive Plan or any subsequent equity incentive plan approved by our board of directors will immediately vest and, if applicable, become exercisable and any performance criteria for the year in which such termination occurs will be treated as satisfied.

Each employment agreement will provide that the executive officer or his estate will be entitled to certain benefits in the event of his death or disability. Specifically, each executive officer, or in the event of the executive officer’s death, his beneficiaries, will be entitled to receive:

➢	the executive officer’s annual salary and other benefits that are earned and accrued under the employment agreement and the applicable benefit plans prior to the date of termination;

➢	any cash or equity bonus compensation that has been earned and accrued prior to the date of termination;

➢	immediate vesting of any unvested equity incentive awards, with any applicable performance criteria for the year in which such death or disability occurs being treated as satisfied;

➢	reimbursement for and/or continuing coverage under our benefit plans for a period of 18 months after the executive officer’s termination; and

➢	reimbursement for expenses incurred prior to the date of termination.

In addition, with respect to Mr. Hutchison only, Mr. Hutchison or his estate will be entitled to receive an additional amount equal to one year of his then-current annual salary plus the amount of bonus compensation that would have been payable to him in the year of his death or disability had he achieved the target level for such year.

The employment agreements will provide that, if a “change in control” (as defined in the employment agreements) occurs, all equity awards granted to the executive officer under our 2010 Equity Incentive Plan and any subsequent equity incentive plans approved by our board of directors will immediately vest (and the performance criteria will be treated as satisfied) and, if applicable, become exercisable. In addition, the employment agreements provide that we will indemnify the executive officer for any “parachute payment” as defined in Section 280G of the Code for any excise tax liability, which would include our payment of the excise tax liability as well as the income, excise tax and employment tax liability attributable to payment of the excise tax liability).

The employment agreements also contain standard confidentiality provisions, which apply indefinitely and non-competition and non-solicitation provisions which apply during the term of the employment agreement and for one year following the executive officer’s termination under certain circumstances.

401(k) plan

We may establish and maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We may match employees’ annual contributions, within prescribed limits.

Investment policies and policies with respect to certain activities

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so and in our best interests. We cannot assure you that our investment objectives will be attained.

INVESTMENTS IN REAL ESTATE OR INTERESTS IN REAL ESTATE

We plan to invest principally in private-pay senior housing facilities. At the completion of this offering and the concurrent private placement, we will have identified only the six senior housing facilities we currently have under contract and a substantial portion of the net proceeds of this offering and the concurrent private placement will not be committed to any other specific senior housing acquisition. Our management team will identify and negotiate acquisition opportunities. For information concerning the investing experience of these individuals, please see the sections entitled “Business,” “Prior Performance Summary” and “Management.”

We intend to conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our investment objective is to maximize total returns to our stockholders through the payment of consistent cash distributions and long-term capital appreciation.

There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Additional criteria with respect to our health care properties is described in “Business—Investment Strategy.”

INVESTMENTS IN SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will cause us to fall within the definition of “investment company” under the Investment Company Act of 1940, as amended, or the Investment Company Act. For this reason, we do not plan to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required.

Investment policies and policies with respect to certain activities

Initially, we do not intend to engage in significant development or redevelopment of our facilities. However, we may opportunistically engage in partial redevelopment and repositioning of certain facilities as we seek to maximize the financial performance of the facilities we acquire. In addition, we may acquire facilities that require significant capital improvement, renovation or refurbishment. Although we do not have any current plans to conduct any development activities, if we find opportunities in attractive markets with high barriers to entry and favorable pricing that may not have been available to senior housing facilities in the past, we may evaluate and pursue a very limited number of development opportunities.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

INVESTMENT IN REAL ESTATE MORTGAGES AND OTHER LOANS

While our initial portfolio will consist of, and our business objectives emphasize, equity investments in senior housing facilities, we may, at the discretion of our board of directors, invest in real estate mortgages and other types of real estate interests consistent with our qualification as a REIT. We may consider acquiring outstanding mortgage loans secured by senior housing facilities, mezzanine loans secured by interest in entities that own senior housing facilities or similar real estate-related debt if we believe we can ultimately acquire ownership of the facility in the near term. While we do not intend to originate any secured or unsecured real estate loans or purchase any debt securities as a stand-alone, long-term investment, we may from time to time provide short-term, unsecured loans to a facility operator as a means of securing an acquisition opportunity. Investments in real estate mortgages and other loans have risks, including the risk that one or more borrowers may default and the value of the collateral securing our loan may not be sufficient to enable us to recoup our full investment.

DISPOSITION POLICY

Although we have no current plans to dispose of any of the senior housing facilities we acquire, we will consider doing so, subject to REIT qualification and prohibited transaction rules under the Code, if our management determines that a sale of a facility would be in our interests based on the price being offered for the senior housing facility, the operating performance of the senior housing facility, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. See “Risk Factors—Risks Related to Our Business.”

FINANCING POLICIES

Although our governing documents contain no limitations on the amount of debt we can incur, we expect to maintain a low-leverage capital structure and intend to target the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference or redemption feature of any outstanding shares of preferred stock to approximately 40% of the cost basis of our total assets. In addition, our assumption of in-place mortgage debt in connection with our initial acquisition may cause our consolidated indebtedness to exceed the general limitation described above. In the future, compliance with this limitation will be judged at the time debt is incurred or shares of preferred stock are issued, and a subsequent decrease in EBITDA will not require us to repay debt or redeem shares of preferred stock. Our board of directors will periodically review this limitation and may modify or eliminate it without the approval of our stockholders.

Generally, we do not expect to incur debt, pursuant to a revolving credit facility or otherwise, until we have invested substantially all of the net proceeds of this offering and the concurrent private placement, other than assuming in-place mortgage debt in connection with a senior housing acquisition. If we assume debt in connection with our initial senior housing acquisitions, our debt level could temporarily exceed the general limitation described above. In measuring our debt for purposes of our general debt

Investment policies and policies with respect to certain activities limitation, we will utilize “net” debt, which is the principal amount of our consolidated indebtedness and the liquidation preference of any outstanding shares of preferred stock less the amount of our cash.

Going forward, we will consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

➢	the interest rate of the proposed financing;

➢	the extent to which the financing impacts the flexibility with which we asset manage our properties;

➢	prepayment penalties and restrictions on refinancing;

➢	the purchase price of properties we acquire with debt financing;

➢	our long-term objectives with respect to the financing;

➢	our target investment returns;

➢	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

➢	overall level of consolidated indebtedness;

➢	timing of debt maturities;

➢	provisions that require recourse and cross-collateralization;

➢	corporate credit ratios, including debt service or fixed charge coverage, debt to EBITDA, debt to total market capitalization and debt to undepreciated assets; and

➢	the overall ratio of fixed- and variable-rate debt.

EQUITY CAPITAL AND OTHER POLICIES

Subject to applicable law and the requirements for listed companies on the NYSE, our board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common stock in connection with acquisitions. We also may issue limited partnership interests in our operating partnership in connection with acquisitions of property.

Our board of directors may authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, shares of preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock.

We may, under certain circumstances, purchase shares of common or preferred stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

In the future, we may institute a dividend reinvestment plan, or DRIP, which would allow our stockholders to acquire additional common stock by automatically reinvesting their cash dividends. Shares would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash distributions as declared.

Investment policies and policies with respect to certain activities

We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, although we may in the future make loans to third parties consistent with our intention to qualify as a REIT, including, without limitation, short-term debt to facility operators as a means of securing an important facility or portfolio. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

CONFLICT OF INTEREST POLICY

Our current board of directors consists of Mr. Hutchison and as a result, the transactions and agreements entered into in connection with our formation prior to this offering and the concurrent private placement have not been approved by any independent directors.

Effective upon closing of this offering and the concurrent private placement, we intend to adopt policies to reduce potential conflicts of interest. Generally, we expect that our policies will provide that any transaction, agreement or relationship in which any of our directors, officers or employees has an interest must be approved by a majority of our disinterested directors. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. See “Risk Factors—Risks Related to Our Business.”

REPORTING POLICIES

After this offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to these requirements, we will file annual, quarterly and current reports, proxy statements and other information, including audited financial statements, with the SEC. See “Where You Can Find More Information.”

Principal stockholders

We currently have outstanding 1,000 shares of common stock, all of which are owned by our Chairman and Chief Executive Officer, Mr. Hutchison. Upon completion of this offering, we will repurchase all 1,000 shares of common stock from Mr. Hutchison at his cost of $1.00 per share.

The following table sets forth certain information regarding the beneficial ownership of common stock by (i) each of the persons who will become a director upon completion of this offering, (ii) each of our executive officers and (iii) our director, director nominees and executive officers as a group upon completion of this offering and the concurrent private placement. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

	Number of shares
Name of beneficial owner	beneficially owned	Percent of class

Thomas J. Hutchison III(1)(2)			*
Phillip M. Anderson, Jr.(1)(2)			*
Mark E. Patten(1)(2)			*
James R. Hendrix(1)(2)			*
John W. Krueger(1)(2)			*
James W. Duncan, Jr.(3)	5,000		*
Joseph E. Gibbs(3)	5,000		*
Dianna F. Morgan(3)	5,000		*
Robert E. Parsons(3)	5,000		*
David M. Thomas(3)	5,000		*
Executive officers, director and director nominees as a group			%

*	Represents less than 1% of the number of outstanding common stock upon completion of this offering and the concurrent private placement.

(1)	Includes an aggregate of shares of our common stock that we will sell to our executive officers in the concurrent private placement at a purchase price per share equal to the public offering price per share in this offering. Mr. Hutchison has agreed to purchase shares of our common stock in the concurrent private placement. Mr. Anderson has agreed to purchase shares of our common stock in the concurrent private placement. Mr. Patten has agreed to purchase shares of our common stock in the concurrent private placement. Mr. Hendrix has agreed to purchase shares of our common stock in the concurrent private placement. Mr. Krueger has agreed to purchase shares of our common stock in the concurrent private placement.

(2)	Includes the grant pursuant to our 2010 Equity Incentive Plan upon completion of this offering of shares of common stock to Mr. Hutchison, shares of common stock to Mr. Anderson, shares of common stock to Mr. Patten, shares of common stock to Mr. Hendrix and shares of common stock to Mr. Krueger. These shares, which represent in the aggregate 1.6% of the total number of shares of our common stock being offered in this offering and the concurrent private placement, will be fully vested upon grant. If the size of this offering changes or the underwriters exercise their over-allotment option, the number of shares of common stock to be granted to our executive officers will be adjusted to an aggregate amount equal to 1.6% of the total number of shares sold in this offering and the concurrent private placement.

Excludes shares of our common stock underlying performance-based options to be granted upon completion of this offering under our 2010 Equity Incentive Plan to Mr. Hutchison, shares of our common stock underlying performance-based options to be granted upon

Principal stockholders

completion of this offering under our 2010 Equity Incentive Plan to Mr. Anderson, shares of our common stock underlying performance-based options to be granted upon completion of this offering under our 2010 Equity Incentive Plan to Mr. Patten, shares of our common stock underlying performance-based options to be granted upon completion of this offering under our 2010 Equity Incentive Plan to Mr. Hendrix and shares of our common stock underlying performance-based options to be granted upon completion of this offering under our 2010 Equity Incentive Plan to Mr. Krueger. The shares underlying these options represent in the aggregate 1.8% of the total number of shares of our common stock being offered in this offering and the concurrent private placement. These performance-based options will be subject to performance-based vesting criteria to be determined by the compensation committee of our board of directors. If the size of this offering changes or the underwriters exercise their over-allotment option, the number of performance-based options to be granted to our executive officers will be adjusted to an aggregate amount equal to 1.8% of the total number of shares sold in this offering and the concurrent private placement. See “Management—IPO Grants of Plan-Based Awards”.

(3)	We will grant 5,000 shares of restricted common stock to each director nominee upon completion of this offering, which shares will be subject to forfeiture restrictions that will lapse one year after the date of grant.

Certain relationships and related party transactions

We will use approximately $      of the net proceeds to reimburse Mr. Hutchison and his affiliates for out-of-pocket expenses he and his affiliates incurred in connection with the formation of our company, this offering and the acquisition of our initial portfolio of senior housing facilities. The reimbursement to Mr. Hutchison and his affiliates includes approximately $125,000 of consulting fees that an affiliate of Mr. Hutchison has paid to a consulting firm owned by Messrs. Hendrix and Krueger for consulting services provided by them in connection with our formation, this offering, the acquisition of our initial portfolio and evaluating other acquisition opportunities. Mr. Hutchison is the father-in-law of Messrs. Hendrix and Krueger.

We will pay Mr. Patten approximately $64,000 of consulting fees upon completion of this offering for services provided in connection with our formation, this offering and our acquisition of our initial portfolio of senior housing facilities we have under contract.

We will use $1,000 to repurchase the shares Mr. Hutchison acquired in connection with the formation and initial capitalization of our company.

We will sell an aggregate of           shares of our common stock to our executive officers in the concurrent private placement at a price per share equal to the public offering price in this offering. We will agree to register the resale of the shares of common stock purchased by our executive officers in the concurrent private placement once we have become eligible to file a registration statement on Form S-3 or another short-form of registration available to us. We will bear expenses incident to the registration of these shares.

Upon completion of this offering, we will grant (i) an aggregate of 25,000 shares of restricted common stock to our director nominees, (ii) an aggregate of           shares of common stock to our executive officers and (iii) performance-based options to purchase an aggregate of           shares of our common stock to our executive officers. If the size of this offering changes or the underwriters exercise their over-allotment option, the number of shares of common stock to be granted to our executive officers will be adjusted to an aggregate amount equal to 1.6% of the total number of shares sold in this offering and the concurrent private placement and the number of performance-based options to be granted to our executive officers will be adjusted to an aggregate amount equal to 1.8% of the total number of shares sold in this offering and the concurrent private placement.

Upon completion of this offering, we will enter into employment agreements with Messrs. Hutchison, Anderson, Patten, Hendrix and Krueger, which agreement will provide for payments and other benefits to these officers, including certain severance payments and benefits if their employment with us is terminated under certain circumstances. See “Management—Employment Agreements.”

We also expect to enter into indemnification agreements with our directors and our executive officers providing for procedures for indemnification by us to the maximum extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

Description of shares of capital stock

The following is a summary of the material terms of our capital stock and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

GENERAL

Our charter provides that we may issue up to 500,000,000 shares of common stock, $0.01 par value per share, and up to 100,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors, with the approval of a majority of the entire board, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval.

We issued 1,000 shares of common stock in connection with our initial capitalization. Upon completion of this offering, we will repurchase these shares. Upon completion of this offering and the concurrent private placement,           shares of common stock will be issued and outstanding, including           shares of common stock to be granted to our executive officers, and 25,000 shares of restricted common stock to be granted to our director nominees pursuant to our 2010 Equity Incentive Plan, and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

COMMON STOCK

Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends if, when and as authorized by our board of directors and declared by us out of assets legally available for distribution and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, all holders of our shares of common stock will have equal dividend, liquidation and other rights.

Our charter authorizes our board of directors, without stockholder approval, to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Description of shares of capital stock

PREFERRED STOCK

Our charter authorizes our board of directors, without stockholder approval, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series or preferred stock. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. As of the date of this prospectus, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

POWER TO INCREASE OR DECREASE AUTHORIZED STOCK AND ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK AND PREFERRED STOCK

Our charter authorizes our board of directors, with the approval of a majority of the entire board, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of directors believes it is at present essential for us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the number of our shares of stock that a person may own. Our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, or the Ownership Limit.

Our charter also prohibits any person from (1) beneficially owning shares of our capital stock to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (2) transferring shares of our capital stock to the extent that such transfer would result in our capital stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (3) beneficially or constructively owning shares of our

Description of shares of capital stock

capital stock to the extent such beneficial or constructive ownership would cause us to constructively own 10% or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code or (4) beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would cause us to fail to qualify as a REIT under the Code, including as a result of any operators that manage “qualified health care properties” for our TRS lessee failing to qualify as an “eligible independent contractor” under the REIT rules. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our board of directors any such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

Any attempted transfer of our capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of capital stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in the shares. The trustee of the trust will be appointed by us and the automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer. Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to

Description of shares of capital stock

the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares (net of any commissions and other expenses). The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2), to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee shall be paid to the charitable beneficiary.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

All certificates, if any, representing shares of our capital stock will bear a legend referring to the restriction described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of our capital stock that he or she beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the interest of our stockholders.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is expected to be          .

Shares eligible for future sale

GENERAL

Upon completion of this offering and the concurrent private placement, we will have outstanding           shares of our common stock (           shares if the underwriters’ over-allotment option is exercised in full).

Of these shares, the           shares sold in this offering (           shares if the underwriters’ over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. Any shares of our common stock purchased by affiliates in this offering, the           shares of our common stock purchased by affiliates in the concurrent private placement and the shares of our common stock that we will grant to our executive officers and directors upon completion of this offering pursuant to our 2010 Equity Incentive Plan may be “restricted shares” as defined in Rule 144. For a description of certain restrictions on transfers of our common stock held by our affiliates, see “—Lock-Up Agreements” below and “Underwriting.”

RULE 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the NYSE during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

REDEMPTION/EXCHANGE RIGHTS

We may issue OP units to third parties in the future. Beginning on the date that is 12 months following the issuance of such units, our operating partnership’s limited partners will have the right to require our operating partnership to redeem part or all of their OP units for cash, or, at our election, shares of our common stock. The price at which we must redeem OP units is based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. If we wish to redeem OP units by issuing new shares of our common stock, the issuance would be subject to the ownership limits in our charter.

REGISTRATION RIGHTS

Our operating partnership’s limited partners (other than us and our subsidiaries) will have the right to require our operating partnership to redeem part or all of their OP units for cash, or, at our election, shares of our common stock. We have granted registration rights to those persons who will receive shares of our common stock issuable upon redemption of OP units. These registration rights require us

Shares eligible for future sale

to seek to register all such shares of our common stock approximately 12 months after issuance of such OP units. Our operating partnership will bear expenses incident to these registration requirements. However, neither we nor the operating partnership will bear the costs of (1) any underwriting discounts or commissions or (2) any fees or expenses incurred by holders of such shares of our common stock in connection with such registration that we or the operating partnership are not permitted to pay according to the rules of any regulatory authority.

We will agree to register the resale of the shares of common stock purchased by our executive officers in the concurrent private placement once we have become eligible to file a registration statement on Form S-3 or another short-form of registration available to us. We will bear expenses incident to the registration of these shares.

2010 EQUITY INCENTIVE PLAN

Upon completion of this offering, our board of directors will have adopted, and our sole stockholder will have approved, our 2010 Equity Incentive Plan. The number of shares that are reserved for issuance under our 2010 Equity Incentive Plan will equal the lesser of (i) 1.3 million shares and (ii) 7.5% of the total number of shares sold in this offering (including any shares issued pursuant to the underwriters’ over-allotment option) and the concurrent private placement.

We anticipate that we will file a registration statement with respect to the shares of our common stock issuable under the 2010 Equity Incentive Plan immediately prior to the completion of this offering. Shares of our common stock covered by this registration statement, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

LOCK-UP AGREEMENTS

We, our operating partnership, our executive officers and directors and our existing security holders have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, including, without limitation, OP units, or warrants or other rights to purchase our common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus (subject to extension under certain circumstances). At any time and without public notice, UBS Securities LLC may in its sole discretion release some or all of the securities from these lock-up agreements.

Certain provisions of Maryland law and of our charter and bylaws

The following is a summary of the material provisions of Maryland law applicable to us and of our charter and bylaws as they will be in effect upon completion of this offering. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

OUR BOARD OF DIRECTORS

Our charter and bylaws provide that the number of directors of our company will not be less than the minimum number required under the MGCL, which is one, and, unless our bylaws are amended, not more than fifteen and may be increased or decreased pursuant to our bylaws by a vote of the majority of our entire board of directors. Our charter provides that, at such time as we become eligible to elect to be subject to Title 3, Subtitle 8 of the MGCL (which we expect will be upon the completion of this offering) and subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies. Pursuant to our charter, each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

REMOVAL OF DIRECTORS

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by

Certain provisions of Maryland law and of our charter and bylaws holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combination between us and any other person, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons). However, our board of directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

CONTROL SHARE ACQUISITIONS

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

Certain provisions of Maryland law and of our charter and bylaws

The control share acquisition statute does not apply to, among other things: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

MARYLAND UNSOLICITED TAKEOVERS ACT

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

➢	the corporation’s board of directors will be divided into three classes;

➢	the affirmative vote of two-thirds of the votes cast in the election of directors generally is required to remove a director;

➢	the number of directors may be fixed only by vote of the directors;

➢	a vacancy on the board be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

➢	the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders.

Without our having elected to be subject to Subtitle 8, our charter and bylaws already (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from our board of directors, (2) vest in our board of directors the exclusive power to fix the number of directors, by vote of a majority of the entire board, and (3) require, unless called by the Chairman of our board of directors, our President, our Chief Executive Officer or our board of directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting. Our charter provides that, at such time as we become eligible to make the election provided for under Subtitle 8 (which we expect we will be upon consummation of this offering), vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, and directors elected to fill a vacancy will serve for the full term of the directorship in which the vacancy occurred. Our board of directors is not currently classified. In the future, our board of directors may elect, without stockholder approval, to classify our board of directors or elect to be subject to any of the other provisions of Subtitle 8.

CHARTER AMENDMENTS AND EXTRAORDINARY TRANSACTIONS

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter generally provides that charter amendments requiring stockholder approval must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, our charter’s provisions regarding the removal of directors and restrictions on ownership and transfer of our stock

Certain provisions of Maryland law and of our charter and bylaws may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. In addition, we generally may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that one of our subsidiaries could transfer all of its assets without any vote of our stockholders.

BYLAW AMENDMENTS

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been properly called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote and cause requirements for removal of directors, provisions that vacancies on our board of directors may be filled only by the remaining directors, for the full term of the directorship in which the vacancy occurred, the power of our board to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock, to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval, the restrictions on ownership and transfer of our stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Certain provisions of Maryland law and of our charter and bylaws

LIMITATION OF DIRECTORS’ AND OFFICERS’ LIABILITY AND INDEMNIFICATION

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

➢	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

➢	the director or officer actually received an improper personal benefit in money, property or services; or

➢	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

➢	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

➢	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

➢	any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

➢	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

Certain provisions of Maryland law and of our charter and bylaws

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT QUALIFICATION

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Operating partnership and the partnership agreement

The following summary of the terms of the agreement of limited partnership of our operating partnership that will be in effect upon completion of this offering does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of Legacy Healthcare Properties, LP, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

MANAGEMENT

We will be the sole general partner of our operating partnership, which we will organize as a Delaware limited partnership. We will conduct substantially all of our operations and make substantially all of our investments through the operating partnership. Pursuant to the partnership agreement, we will have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees, make distributions to partners, and to cause changes in the operating partnership’s business activities.

TRANSFERABILITY OF INTERESTS

We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless:

➢	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or its subsidiaries);

➢	as a result of such transaction, all limited partners will receive for each partnership unit an amount of cash, securities or other property equal or substantially equivalent in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of common stock, each holder of partnership units shall be given the option to exchange its partnership units for an amount of cash, securities or other property equal or substantially equivalent in value to the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer shares of common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

➢	we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than our company or our subsidiaries) receive for each partnership unit an amount of cash, securities or other property equal or substantially equivalent in value to the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon

Operating partnership and the partnership agreement

exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly owned subsidiary or (B) a parent company or a majority-owned subsidiary of a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which shares of our common stock are listed.

We also may (i) merge or consolidate our operating partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company or corporation or (ii) sell all or substantially all of the assets of our operating partnership, and may amend the partnership agreement in connection with any such transaction, if we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or its subsidiaries).

CAPITAL CONTRIBUTION

We will contribute, directly, to our operating partnership substantially all of the net proceeds of this offering as our initial capital contribution in exchange for substantially all of the limited partnership interests in our operating partnership. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares as additional capital to the operating partnership. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over OP units with respect to distributions from the operating partnership, including the OP units we own as the general partner.

REDEMPTION RIGHTS

Pursuant to the partnership agreement, any future limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their limited partnership interests in exchange for cash or, at our option, shares of common stock on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. The number of shares of common stock issuable upon redemption of limited partnership interests held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be

Operating partnership and the partnership agreement

entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

➢	result in any person owning, directly or indirectly, common stocks in excess of the stock ownership limit in our charter;

➢	result in our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

➢	result in our being “closely held” within the meaning of Section 856(h) of the Code;

➢	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

➢	cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any management company that operates a health care property failing to qualify as an eligible independent contractor under the Code; or

➢	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

The partnership agreement will require that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

➢	all expenses relating to our continuity of existence and our subsidiaries’ operations;

➢	all expenses relating to offerings and registration of securities;

➢	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

➢	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

➢	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to health care properties that are owned by us directly rather than by the operating partnership or its subsidiaries.

FIDUCIARY RESPONSIBILITIES

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, we, as the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. We will be under no obligation to give priority to the separate interests

Operating partnership and the partnership agreement

of the limited partners of our operating partnership or our stockholders in deciding whether to cause the operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly will acknowledge that as the general partner of our operating partnership, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.

DISTRIBUTIONS

The partnership agreement will provide that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

LTIP UNITS

In general, LTIP units are a class of partnership units in our operating partnership and will receive the same quarterly per unit distributions as the other outstanding OP units in our operating partnership. Initially, each LTIP unit will have a capital account balance of zero and, therefore, will not have full parity with OP units with respect to liquidating distributions. However, the operating partnership agreement provides that “book gain,” or economic appreciation, in our assets realized by our operating partnership as a result of the actual sale of all or substantially all of our operating partnership’s assets or the revaluation of our operating partnership’s assets as provided by applicable U.S. Department of Treasury regulations, or Treasury Regulations, will be allocated first to the LTIP unit holders until the capital account per LTIP unit is equal to the average capital account per-unit of the general partner’s OP units in our operating partnership. The partnership agreement provides that our operating partnership’s assets will be revalued upon the occurrence of certain events, specifically additional capital contributions by us or other partners, the redemption of a partnership interest, a liquidation (as defined in the Treasury Regulations) of our operating partnership or the issuance of a partnership interest (including LTIP units) to a new or existing partner as consideration for the provision of services to, or for the benefit of, our operating partnership.

Upon equalization of the capital accounts of the LTIP unit holders with the average per-unit capital account of our OP units, the LTIP units will achieve full parity with the OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units. If a sale or revaluation of assets occurs at a time when our operating partnership’s assets have appreciated sufficiently since the last revaluation, the LTIP units would achieve full parity with the OP units upon such sale or revaluation. In the absence of sufficient appreciation in the value of our operating partnership’s assets at the time of a sale or revaluation, full parity would not be reached.

Consequently, an LTIP unit may never become convertible because the value of our operating partnership’s assets has not appreciated sufficiently between revaluation dates to equalize capital accounts. Until and unless parity is reached, the value for a given number of vested LTIP units will be less than the value of an equal number of our shares of common stock.

Operating partnership and the partnership agreement

ALLOCATIONS

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. Notwithstanding the foregoing, our operating partnership will allocate gain on the sale of all or substantially all of its assets first to holders of LTIP units, and will, upon the occurrence of certain specified events, revalue its assets with any net increase in valuation allocated first to the LTIP units, in each case to equalize the capital accounts of such holders with the average capital account per unit of the general partner’s OP units. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with this offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

TERM

The operating partnership will continue indefinitely, or until sooner dissolved upon:

➢	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

➢	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

➢	the redemption of all partnership units (other than those held by us, if any); or

➢	an election by us in our capacity as the general partner.

REGISTRATION RIGHTS

Our operating partnership’s limited partners (other than us and our subsidiaries) will have the right to require our operating partnership to redeem part or all of their OP units for cash, or, at our election, shares of our common stock. We have granted registration rights to those persons who will receive shares of our common stock issuable upon redemption of OP units. These registration rights require us to seek to register all such shares of our common stock approximately 12 months after issuance of such OP units. Our operating partnership will bear expenses incident to these registration requirements. However, neither we nor the operating partnership will bear the costs of (1) any underwriting discounts or commissions or (2) any fees or expenses incurred by holders of such shares of our common stock in connection with such registration that we or the operating partnership are not permitted to pay according to the rules of any regulatory authority.

TAX MATTERS

Our partnership agreement will provide that we, as the sole general partner of the operating partnership, will be the tax matters partner of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

Material federal income tax considerations

This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as:

➢	insurance companies;

➢	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders” below);

➢	financial institutions or broker-dealers;

➢	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders” below);

➢	U.S. expatriates;

➢	persons who mark-to-market our common stock;

➢	subchapter S corporations;

➢	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

➢	regulated investment companies and REITs;

➢	trusts and estates;

➢	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

➢	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

➢	persons subject to the alternative minimum tax provisions of the Code; and

➢	persons holding our common stock through a partnership or similar pass-through entity.

This summary assumes that stockholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF OUR COMPANY

We currently have in effect an election to be taxed as a pass-through entity under subchapter S of the Code, but intend to revoke our S election prior to the closing date of this offering. We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2010. We believe that, commencing with such short taxable year, we will be organized

Material federal income tax considerations

and will operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Hunton & Williams LLP is rendering an opinion that, commencing with our short taxable year beginning on the business day prior to the closing of this offering and ending on December 31, 2010, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws, and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2010 and thereafter. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court, and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of ownership of our shares of common stock, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. As described more fully below under “—Taxable REIT Subsidiaries” and “—Gross Income Tests,” upon completion of this offering, we intend to request a private letter ruling from the IRS substantially to the effect that five of our initial properties will be treated as “qualified health care properties,” making them eligible to be leased to our TRS lessee. We have not received, and do not expect to seek, a private letter ruling from the IRS on any other issue. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

➢	We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

➢	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

➢	We will pay income tax at the highest corporate rate on:

-	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

-	other non-qualifying income from foreclosure property.

Material federal income tax considerations

➢	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

➢	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

-	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

-	a fraction intended to reflect our profitability.

➢	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

➢	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

➢	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

➢	In the event of a failure of any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

➢	In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

➢	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

-	the amount of gain that we recognize at the time of the sale or disposition, and

-	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

➢	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Recordkeeping Requirements.”

➢	The earnings of our lower-tier entities that are subchapter C corporations, including our TRS lessee and any other TRSs we form in the future, will be subject to federal corporate income tax.

Material federal income tax considerations

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.

REQUIREMENTS FOR QUALIFICATION

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.  It is managed by one or more directors or directors.

2.  Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.  It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.  It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.  At least 100 persons are beneficial owners of its shares or ownership certificates.

6.  Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.  It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.  It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9.  It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2011 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of shares of our capital stock. See “Description of Shares of Capital Stock—Restrictions on Ownership and Transfer.” We believe that we will issue sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 described above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Material federal income tax considerations

In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status and comply with the record-keeping requirements of the Code and regulations promulgated thereunder.

Qualified REIT Subsidiaries.  A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.  An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries.  A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our compliance with the gross income and asset tests. Because we do not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS may provide rights to any brand name under which any health care facility or lodging facility is operated if such rights are provided to an “eligible independent contractor” (as described below) to operate or manage a health care facility or lodging facility if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such health care facility or lodging facility is either

Material federal income tax considerations

owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a “qualified health care property” or “qualified lodging facility” outside of the United States will not be considered to operate or manage a “qualified health care property” or “qualified lodging facility”, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.

Rent that we receive from our TRS lessee will qualify as “rents from real property” as long as the property is a “qualified health care property” and is operated on behalf of such TRS lessee by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified health care properties” for any person unrelated to us and such TRS lessee (an “eligible independent contractor”). A “qualified health care property” includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility. Our assisted living, Alzheimer’s care, and skilled nursing facilities will generally be treated as “qualified health care properties.” Our independent living facilities and continuing care retirement communities may be treated as “qualified health care properties.”

One of the initial properties we have under contract contains solely assisted living units, and consequently, will constitute a “qualified health care property.” With respect to the remaining five initial properties, four are senior housing facilities containing both independent living and assisted living units housed in the same building and one is a senior housing facility containing both independent living and assisted living units housed on the same campus, in each case with a majority of the units constituting independent living units. While we believe these independent living facilities should be treated as “qualified health care properties” under current law, it is unclear whether such facilities will constitute “qualified health care properties.” Consequently, we intend to initially lease our initial properties to affiliates of Senior Lifestyle Management, the management company that currently operates those facilities, and we intend to request a private letter ruling from the IRS holding that our initial properties constitute “qualified health care properties.” If we receive such a ruling and the regulatory approvals required to transfer the operating licenses for the facilities in our initial portfolio to our TRS lessee, we will subsequently lease our initial properties to our TRS lessee and our TRS lessee will enter into management agreements with the management company that currently operates those properties. There can be no assurance that the IRS will issue such a private letter ruling to us. Additionally, we would be entitled to rely upon that private letter ruling only to the extent that we did not misstate or omit a material fact in the ruling request we submit to the IRS and that we operate in the future in accordance with the material facts described in that request. Moreover, the IRS, in its sole discretion, may revoke a private letter ruling. If, despite a private letter ruling, the IRS were to determine that any of our initial properties are not “qualified health care properties” and we have leased those properties to our TRS lessee, the rents from those properties would not be treated as qualifying income for the 75% and 95% gross income tests, which could cause us to fail to qualify as a REIT.

Additionally, we generally intend to lease certain of our assisted living, Alzheimer’s/dementia care, skilled nursing facilities and continuing care retirement communities to our TRS lessee, but we may use traditional net lease structures for some of these facilities even though they are eligible for the TRS lessee structure. Our TRS lessee will engage one or more independent, third-party health care managers to operate those properties on its behalf. We believe all those managers will qualify as “eligible independent contractors.” In the case of facilities that do not constitute “qualified health care

Material federal income tax considerations

properties,” we may lease the units in those facilities directly to the residents and form a TRS to provide services to those residents.

GROSS INCOME TESTS

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

➢	rents from real property;

➢	interest on debt secured by mortgages on real property, or on interests in real property;

➢	dividends or other distributions on, and gain from the sale of, shares in other REITs;

➢	gain from the sale of real estate assets; and

➢	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.  Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

➢	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

➢	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating health care facilities for any person unrelated to us and the TRS. See “—Taxable REIT Subsidiaries.”

➢	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

➢	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an

Material federal income tax considerations

“independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties. See “—Taxable REIT Subsidiaries.”

Our operating partnership and its subsidiaries will lease certain of our assisted living, Alzheimer’s/dementia care, skilled nursing facilities and continuing care retirement communities under percentage leases to our TRS lessee. Under our percentage leases, our TRS lessee will pay base rent plus a percentage rent based on the gross income of the property. Our operating partnership and its subsidiaries will lease certain of our senior housing facilities to third-party facility operators pursuant to long-term net leases that provide for base rent plus percentage rent based on gross revenues. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

➢	the intent of the parties;

➢	the form of the agreement;

➢	the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

➢	the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

In addition, the federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

We currently intend to structure our leases so that they qualify as true leases for federal income tax purposes. For example, with respect to each lease, we generally expect that:

➢	our operating partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;

➢	the lessee will have the right to exclusive possession and use and quiet enjoyment of the health care properties covered by the lease during the term of the lease;

➢	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the senior housing facilities other than the cost of certain capital expenditures, and dictate, either directly or through third party operators that are eligible independent contractors who will work for the lessee during the term of the lease, how the health care properties will be operated and maintained;

➢	the lessee will generally bear the costs and expenses of operating the health care properties, including the cost of any inventory used in their operation, during the term of the lease;

➢	the lessee will benefit from any savings and bear the burdens of any increases in the costs of operating the health care properties during the term of the lease;

Material federal income tax considerations

➢	in the event of damage or destruction to a health care properties, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the health care properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;

➢	the lessee will generally have indemnified the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (1) injury to persons or damage to property occurring at the health care properties, (2) the lessee’s use, management, maintenance or repair of the health care properties, (3) taxes and assessments in respect of the health care properties that are obligations of the lessee, (4) any breach of the lease by the lessee, and (5) the nonperformance of contractual obligations of the lessee with respect to the health care properties;

➢	the lessee will be obligated to pay, at a minimum, material base rent for the period of use of the health care properties under the lease;

➢	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully they, either directly or through the eligible independent contractors, operate the health care properties;

➢	we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the applicable lessee to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the health care properties during the term of its lease; and

➢	upon termination of each lease, the applicable health care property will be expected to have a substantial remaining useful life and substantial remaining fair market value.

Investors should be aware that there are no controlling Treasury Regulations, published rulings or judicial decisions involving leases with terms substantially the same as our anticipated leases that discuss whether such leases constitute true leases for federal income tax purposes. We intend to enter into leases that will be treated as true leases. If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from our percentage and other leases may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “—Failure to Satisfy Gross Income Tests.”

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that percentage rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

➢	are fixed at the time the percentage leases are entered into;

➢	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

➢	conform with normal business practice.

More generally, percentage rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.

Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee (a “related party tenant”), other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person.

Material federal income tax considerations

We anticipate that all of our senior housing facilities will be leased either to third parties which do not constitute related party tenants or to our TRS lessee. In addition, our charter prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date.

As described above, under “—Requirements for Qualification—Taxable REIT Subsidiaries” we may own up to 100% of the shares of one or more TRSs that may lease “qualified health care properties” from us. Rent that we receive from a TRS will qualify as “rents from real property” as long as the “qualified health care property” is operated on behalf of the TRS by an “eligible independent contractor”.

One of the initial properties we have under contract contains solely assisted living units, and consequently, will constitute a “qualified health care property.” With respect to the remaining five initial properties, four are senior housing facilities containing both independent living and assisted living units housed in the same building and one is a senior housing facility containing both independent living and assisted living units housed on the same campus, in each case with a majority of the units constituting independent living units. While we believe these independent living facilities should be treated as “qualified health care properties” under current law, it is unclear whether such facilities will constitute “qualified health care properties.” Consequently, we intend to initially lease our initial properties to an affiliate of Senior Lifestyle Management, the management company that currently operates those properties, and we intend to request a private letter ruling from the IRS holding that our initial properties constitute “qualified health care properties.” If we receive such a ruling, we will subsequently lease our initial properties to our TRS lessee and our TRS lessee will enter into management agreements with the management company that currently operates those properties. There can be no assurance that the IRS will issue such a private letter ruling to us. Additionally, we would be entitled to rely upon that private letter ruling only to the extent that we did not misstate or omit a material fact in the ruling request we submit to the IRS and that we operate in the future in accordance with the material facts described in that request. Moreover, the IRS, in its sole discretion, may revoke a private letter ruling. If, despite a private letter ruling, the IRS were to determine that our initial properties are not “qualified health care properties” and we have leased those properties to our TRS lessee, the rents from those properties would not be treated as qualifying income for purposes of the 75% and 95% gross income tests, which could cause us to fail to qualify as a REIT.

We generally intend to lease to our TRS lessee the senior housing facilities that are treated as “qualified health care properties,” but we may use traditional net lease structures for some of these facilities even though they are eligible for the TRS lessee structure. Accordingly, our operating partnership and its subsidiaries will lease certain of our assisted living, Alzheimer’s/dementia care, skilled nursing facilities and continuing care retirement communities under percentage leases to our TRS lessee. Under our percentage leases, our TRS lessee will pay base rent plus a percentage rent based on the gross income of the property. Our TRS lessee will engage independent, third-party facility operators that qualify as “eligible independent contractors” to operate the related health care facilities on behalf of such TRS lessee. Our operating partnership and its subsidiaries will lease our senior housing facilities that are not “qualified health care properties” to third-party facility operators under long-term net leases that generally provide for base rent plus percentage rent based on gross revenues. In addition, in the case of facilities that do not constitute “qualified health care properties,” we may lease the units in those facilities directly to the residents and form a TRS to provide services to those residents.

Material federal income tax considerations

Third, the rent attributable to the personal property leased in connection with the lease of a health care property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a health care property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the health care property at the beginning and at the end of such taxable year (the “personal property ratio”). To comply with this limitation, a TRS lessee may acquire furnishings, equipment and other personal property. With respect to each health care property in which a TRS lessee or the applicable lessee does not own the personal property, we believe either that the personal property ratio will be less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our senior housing facilities, or manage or operate our senior housing facilities, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the shares of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related senior housing facilities. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs.

If a portion of the rent that we receive from a senior housing facility does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular senior housing facility does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs (including as a result of a health care property leased to a TRS lessee failing to qualify as a “qualified health care property” or an operator engaged by a TRS lessee to operate a “qualified health care property” failing to qualify as an eligible independent contractor) or (3) we furnish noncustomary services to the tenants of the senior housing facility, or manage or operate the senior housing facility, other than through a qualifying eligible independent contractor engaged by a TRS, none of the rent from that senior housing facility would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we would be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However,

Material federal income tax considerations

to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

➢	an amount that is based on a fixed percentage or percentages of receipts or sales; and

➢	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may invest from time to time in mortgage debt and mezzanine loans when we believe the investment will allow us to acquire control of the related asset. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

Mezzanine loans are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that the mezzanine loans we will acquire typically will not meet all of the requirements for reliance on this safe harbor. We intend to invest in mezzanine loans in manner that will enable us to continue to satisfy the gross income and asset tests.

Dividends.  Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will

Material federal income tax considerations

not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

➢	the REIT has held the property for not less than two years;

➢	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

➢	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

➢	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

➢	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

➢	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

➢	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

➢	for which the REIT makes a proper election to treat the property as foreclosure property.

Foreclosure property also includes certain “qualified health care properties” (as defined above under “—Rents from Real Property”) acquired by a REIT as a result of the termination or expiration of a lease of such property (other than by reason of a default, or the imminence of a default, on the lease).

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a

Material federal income tax considerations

creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to “qualified health care property,” the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

➢	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

➢	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

➢	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. Income that we derive from an independent contractor with respect to a “qualified health care property” is disregarded if such income is derived pursuant to a lease in effect at the time we acquired the “qualified heath care property,” through renewal of such a lease according to its terms, or through a lease entered into on substantially similar terms.

Hedging Transactions.  From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain.  Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Material federal income tax considerations

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

➢	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

➢	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

ASSET TESTS

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

➢	cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

➢	government securities;

➢	interests in real property, including leaseholds and options to acquire real property and leaseholds;

➢	interests in mortgages loans secured by real property;

➢	stock in other REITs; and

➢	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

➢	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into shares, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-

Material federal income tax considerations

“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

-	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

-	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

➢	Any loan to an individual or an estate;

➢	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

➢	Any obligation to pay “rents from real property”;

➢	Certain securities issued by governmental entities;

➢	Any security issued by a REIT;

➢	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

➢	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

➢	we satisfied the asset tests at the end of the preceding calendar quarter; and

➢	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Material federal income tax considerations

We believe that the assets that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities or the real estate collateral for any mortgage or mezzanine loans we may acquire. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

DISTRIBUTION REQUIREMENTS

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

➢	the sum of

➢	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

➢	90% of our after-tax net income, if any, from foreclosure property, minus

➢	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the stockholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

➢	85% of our REIT ordinary income for such year,

➢	95% of our REIT capital gain income for such year, and

➢	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax

Material federal income tax considerations

imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

Pursuant to a recent revenue procedure (Revenue Procedure 2010-12), or the Revenue Procedure, issued by the IRS, the IRS has indicated that it will treat distributions from publicly-traded REITs that are paid part in cash and part in stock as dividends that would satisfy the REIT annual distribution requirements and qualify for the dividends paid deduction for federal income tax purposes. In order to qualify for such treatment, the Revenue Procedure requires that at least 10% of the total distribution be payable in cash and that each stockholder have a right to elect to receive its entire distribution in cash. If too many stockholders elect to receive cash, each stockholder electing to receive cash must receive a proportionate share of the cash to be distributed (although no stockholder electing to receive cash may receive less than 10% of such stockholder’s distribution in cash). This Revenue Procedure applies to distributions declared on or before December 31, 2012 with respect to taxable years ending on or before December 31, 2011. We have no current intention of paying dividends in shares of our stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

RECORDKEEPING REQUIREMENTS

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

FAILURE TO QUALIFY

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate of 15% through 2010 on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Material federal income tax considerations

TAXATION OF TAXABLE U.S. STOCKHOLDERS

As used herein, the term “U.S. stockholder” means a holder of our common stock that for federal income tax purposes is:

➢	a citizen or resident of the United States;

➢	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

➢	an estate whose income is subject to federal income taxation regardless of its source; or

➢	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is 15% through 2010. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 35%. Qualified dividend income generally includes dividends paid to U.S. stockholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as our TRS lessee, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend. In addition, for taxable years beginning after December 31, 2012, dividends paid to certain individuals, estates or trusts will be subject to a 3.8% Medicare tax. We may pay taxable dividends of our stock or debt securities. In the case of such a taxable distribution of our stock or debt securities, U.S. stockholders would be required to include the dividend as income and would be required to satisfy the liability associated with the dividend with cash from other sources, including sales of our stock or debt securities.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions for U.S. stockholders taxed at individual rates. See “—Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Material federal income tax considerations

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

TAXATION OF U.S. STOCKHOLDERS ON THE DISPOSITION OF COMMON STOCK

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate absent additional congressional action, will apply until December 31, 2010). The maximum tax rate on long-term capital gain applicable to taxpayers taxed at

Material federal income tax considerations

individual rates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. In addition, for taxable years beginning after December 31, 2012, capital gains recognized by certain of our stockholders that are individuals, estates or trusts from the sale or other disposition of our common stock will be subject to a 3.8% Medicare tax.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our stockholders taxed at individual rates at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

➢	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

➢	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and

➢	either:

➢	one pension trust owns more than 25% of the value of our capital stock; or

➢	a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

Material federal income tax considerations

TAXATION OF NON-U.S. STOCKHOLDERS

The term “non-U.S. stockholder” means a holder of our common stock that is not a U.S. stockholder or a partnership (or entity treated as a partnership for federal income tax purposes). The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

➢	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

➢	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits. In the case of a taxable stock dividend with respect to which any withholding tax is imposed, we may be required to withhold or dispose of part of the shares otherwise distributable in such dividend and use such shares or the proceeds of such disposition to satisfy the withholding tax imposed. In addition, under the FIRPTA provisions discussed below, we must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI generally includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain

Material federal income tax considerations

were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We would be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

However, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 5% of our common stock at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be regularly traded on an established securities market in the United States following this offering. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 5% of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Non-U.S. stockholders could incur federal income tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We anticipate that we will be a United States real property holding corporation based on our investment strategy. However, if we are a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

➢	our common stock is treated as being regularly traded under applicable U.S. Treasury regulations on an established securities market; and

➢	the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

As noted above, we anticipate that our common stock will be regularly traded on an established securities market following this offering.

Material federal income tax considerations

If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

➢	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

➢	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common stock received by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

INFORMATION REPORTING REQUIREMENTS AND WITHHOLDING

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

➢	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

➢	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under

Material federal income tax considerations

penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common stock received by U.S. stockholders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect of any amounts withheld.

OTHER TAX CONSEQUENCES

Tax aspects of our investments in our operating partnership and subsidiary partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in any subsidiary partnership or limited liability company that is treated as a partnership for federal income tax purposes. Our operating partnership currently is a disregarded entity for federal income tax purposes because we own 100% of the equity interests in our operating partnership. If our operating partnership admits other limited partners, our operating partnership will be treated as a partnership for federal income tax purposes and will be subject to taxation as described below. We may form or acquire interests in other partnerships in the future. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.  We will be entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

➢	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and

➢	is not a “publicly-traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or (the “90% passive income exception”). Treasury regulations (the “PTP

Material federal income tax considerations

regulations”) provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Our operating partnership is expected to qualify for the private placement exclusion. If our operating partnership were a publicly-traded partnership, we believe that our operating partnership would have sufficient qualifying income to satisfy the 90% passive income exception and thus would continue to be taxed as a partnership for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a disregarded entity or a partnership for federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a disregarded entity or a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

INCOME TAXATION OF PARTNERSHIPS AND THEIR PARTNERS

Partners, not the Partnerships, Subject to Tax.  A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.  Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time

Material federal income tax considerations

of contribution (a “book-tax difference”). Any property purchased by our operating partnership for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. In the future, however, our operating partnership may admit partners in exchange for a contribution of appreciated or depreciated property, resulting in book-tax differences. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Under the Treasury Regulations, we are required to use a “reasonable method” for allocating items with respect to which there is a book-tax difference. Under certain available allocation methods, the carryover basis of contributed property in the hands of our operating partnership would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution, and a sale of that portion of our operating partnership’s properties which have a carryover basis could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. As a result of the foregoing allocations, we may recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences.

Basis in Partnership Interest.  Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

➢	the amount of cash and the basis of any other property contributed by us to our operating partnership;

➢	increased by our allocable share of our operating partnership’s income and our allocable share of indebtedness of our operating partnership; and

➢	reduced, but not below zero, by our allocable share of our operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Our Operating Partnership.  To the extent that our operating partnership acquires its properties in exchange for cash, its initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by our operating partnership. Our operating partnership’s initial basis in properties acquired in exchange for units in our operating partnership should be the same as the transferor’s basis in such properties on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally will depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our operating partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

Material federal income tax considerations

SALE OF A PARTNERSHIP’S PROPERTY

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

SUNSET OF REDUCED TAX RATE PROVISIONS

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

STATE AND LOCAL TAXES

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

ERISA considerations

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Code). Thus, a plan fiduciary considering an investment in our common stock also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL. Similar restrictions apply to many governmental and foreign plans which are not subject to ERISA. Thus, those considering investing in the shares on behalf of such a plan should consider whether the acquisition or the continued holding of the shares might violate any such similar restrictions.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common stock to be “widely held” upon completion of this offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

ERISA considerations

Accordingly, we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Underwriting

We are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC is the representative of the underwriters. We and our operating partnership have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares

UBS Securities LLC

Total

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ overallotment option described below.

Our common stock is offered subject to a number of conditions, including:

➢	receipt and acceptance of the common stock by the underwriters, and

➢	the underwriters’ right to reject orders in whole or in part.

We have been advised by the representatives that the underwriters intend to make a market in our common stock but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an aggregate of           additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Sales of shares made outside of the United States may be made by affiliates of the underwriters. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein. The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

The following table shows the per share and total underwriting discount and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional           shares:

	No exercise	Full exercise

Per Share	$	$
Total	$	$

Underwriting

We estimate that the total expenses of this offering payable by us, not including the underwriting discount and commissions, will be approximately $      million.

NO SALES OF SIMILAR SECURITIES

We, our operating partnership, our executive officers and directors have entered into lock up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, including, without limitation, OP units, or warrants or other rights to purchase our common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without public notice, UBS Securities LLC may in its sole discretion release some or all of the securities from these lock up agreements.

If:

➢	during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the one-year lock up period and ends on the last day of the one-year lock up period,

-	we issue an earnings release; or

-	material news or a material event relating to us occurs; or

➢	prior to the expiration of the one-year lock up period, we announce that we will release earnings results during the 16 day period beginning on the last day of the one-year lock up period,

then the one-year lock up period will be extended until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs.

INDEMNIFICATION AND CONTRIBUTION

We and our operating partnership have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

NEW YORK STOCK EXCHANGE LISTING

We will apply to have our common stock listed on the NYSE under the trading symbol “LRP.”

PRICE STABILIZATION AND SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions

Underwriting

may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ overallotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there was no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

➢	the information set forth in this prospectus and otherwise available to the representatives;

➢	our history and prospects and the history of, and prospects for, the industry in which we compete;

➢	our past and present financial performance and an assessment of our management;

➢	our prospects for future earnings and the present state of our development;

➢	the general condition of the securities markets at the time of this offering;

➢	the recent market prices of, and the demand for, publicly-traded common stock of generally comparable companies; and

➢	other factors deemed relevant by the underwriters and us.

AFFILIATIONS

Certain of the underwriters and their affiliates may from time to time provide certain commercial banking, financial advisory, investment banking and other services for us for which they were and will be entitled to receive separate fees.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Underwriting

NOTICE TO INVESTORS

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of our securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

a)  to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our securities;

b)  to any legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

c)  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

d)  in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase or subscribe for our securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Switzerland

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be

Underwriting

offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise

Underwriting

in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)  by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)  for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(2)  where no consideration is given for the transfer; or

(3)  where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

Legal matters

Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP and for the underwriters by Clifford Chance US LLP, New York, New York. Venable LLP will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered by this prospectus. Clifford Chance US LLP, New York, New York, will act as counsel to the underwriters. Hunton & Williams LLP and Clifford Chance US LLP may rely as to certain matters of Maryland law upon the opinion of Venable LLP.

Experts

The consolidated balance sheet of Legacy Healthcare Properties Trust Inc. as of April 16, 2010, and the consolidated financial statements of WSL Holdings IV, LLC as of December 31, 2009 and 2008 and for each of the years in the three year period ended December 31, 2009, included in this preliminary prospectus have been so included in reliance on the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

McGladrey & Pullen, LLP, an independent registered public accounting firm, has audited the combined financial statements of Senior Lifestyle 2004 Portfolio and Senior Lifestyle Jupiter, L.P. as of December 31, 2009, 2008 and 2007 and for the years then ended as set forth in their reports. We have included the aforementioned financial statements in this prospectus and elsewhere in the registration statement in reliance upon the reports of McGladrey & Pullen, LLP, given on their authority as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with this registration statement, under the Securities Act of 1933, as amended, with respect to our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference unit of the Securities and Exchange Commission, 100 F Street, N.E., Unit 1580, Washington, DC 20549. Information about the operation of the public reference unit may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference unit of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports and proxy statements and will make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

Index to financial statements

Legacy Healthcare Properties Trust Inc.
Report of independent registered public accounting firm	F-3
Consolidated balance sheet as of April 16, 2010	F-4
Notes to consolidated balance sheet	F-5
Pro forma condensed consolidated financial information	F-7
Unaudited pro forma condensed consolidated balance sheet as of March 31, 2010	F-9
Notes to unaudited pro forma condensed consolidated balance sheet as of March 31, 2010	F-10
Unaudited pro forma condensed consolidated statement of operations for the quarter ended March 31, 2010	F-12
Unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009	F-13
Notes to unaudited pro forma condensed consolidated statement of operations for the quarter ended March 31, 2010 and the year ended December 31, 2009	F-14

WSL Holdings IV, LLC
Independent auditors’ report	F-16
Consolidated statements of financial position (balance sheets) as of March 31, 2010 (unaudited) and December 31, 2009 and 2008	F-17
Consolidated statements of operations for the three month periods ended March 31, 2010 and 2009 (unaudited) and the years ended December 31, 2009, 2008 and 2007	F-18
Consolidated statements of members’ equity (deficit) for the three months ended March 31, 2010 (unaudited) and the years ended December 31, 2009, 2008 and 2007	F-19
Consolidated statements of cash flows for the three month periods ended March 31, 2010 and 2009 (unaudited) and the years ended December 31, 2009, 2008 and 2007	F-20
Notes to consolidated financial statements	F-21

Senior Lifestyle 2004 Portfolio (SL Bella Terra, LLC, SL Barrington, LLC, SL Walden, LLC, SL Sage Harbor, LLC, SL Castle Pointe, LLC, and SL Chancellor’s Village, LLC)
Condensed combined balance sheets as of March 31, 2010 (unaudited) and December 31, 2009	F-32
Condensed combined statements of operations for the three month periods ended March 31, 2010 and 2009 (unaudited)	F-33
Condensed combined statements of cash flows for the three month periods ended March 31, 2010 and 2009 (unaudited)	F-34
Notes to condensed combined financial statements	F-35
Independent auditors’ report	F-39
Combined balance sheets as of December 31, 2009, 2008 and 2007	F-40
Combined statements of operations for the years ended December 31, 2009, 2008 and 2007	F-41
Combined statements of changes in member’s deficit for the years ended December 31, 2009, 2008 and 2007	F-42
Combined statements of cash flows for the years ended December 31, 2009, 2008 and 2007	F-43
Notes to combined financial statements	F-44

Legacy Healthcare Properties Trust Inc.

Report of independent registered public accounting firm

The Board of Directors
Legacy Healthcare Properties Trust Inc.:

We have audited the accompanying consolidated balance sheet of Legacy Healthcare Properties Trust Inc. (the Company) as of April 16, 2010. This consolidated financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Legacy Healthcare Properties Trust Inc. as of April 16, 2010, in conformity with U.S. generally accepted accounting principles.

/s/
KPMG LLP

April 30, 2010
Orlando, Florida

Legacy Healthcare Properties Trust Inc.

Consolidated balance sheet

April 16, 2010

Assets
Stock subscription receivable	$1,000

Total assets	$1,000

Liabilities and Stockholders’ Equity
Liabilities:
Total liabilities	$—

Stockholders’ Equity:
Common stock, $0.01 par value per share; 1,000 shares authorized; 1,000 shares issued and outstanding	10
Additional paid-in-capital	990

Total stockholders’ equity	1,000

Total liabilities and stockholders’ equity	$1,000

The accompanying notes are an integral part of this consolidated balance sheet.

Legacy Healthcare Properties Trust Inc.

Notes to consolidated balance sheet

April 16, 2010

NOTE 1.	ORGANIZATION

Legacy Healthcare Properties Trust Inc. (the “Company”, “we,” “us” or “our”) was formed as a Maryland corporation on April 7, 2010. The Company is internally managed and was organized to acquire, own and actively asset manage income-producing senior housing facilities that derive substantially all of their revenues from private payment sources, generate stable cash flows and have the potential for long-term capital appreciation.

The Company has a stock subscription receivable as of April 16, 2010 which was collected on April 28, 2010. The Company has not yet commenced operations. The Company formed Legacy Healthcare Properties, LP (the “Operating Partnership”) on April 16, 2010. The Company will be the sole general partner of the Operating Partnership and plans to conduct substantially all of its business through the Operating Partnership following its formation.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Below is a discussion of the Company’s significant accounting policies:

Basis of presentation

The consolidated balance sheet includes all of the accounts of the Company as of April 16, 2010, presented in accordance with U.S. generally accepted accounting principles. All intercompany balances have been eliminated.

Use of estimates

The preparation of the consolidated balance sheet is in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet. Actual results could differ from those estimates.

Income taxes

The Company has elected to be taxed as a pass-through entity under subchapter S of the Internal Revenue Code, but intends to revoke the subchapter S election prior to the closing of the proposed initial public offering and the proposed concurrent private placement of the Company’s common stock, both of which are discussed in Note 4, “Initial Public Offering and Concurrent Private Placement.” The Company intends to elect to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes commencing with its short taxable year beginning on the date of the revocation of the subchapter S election and ending on December 31, 2010. The Company expects to have little or no taxable income prior to electing REIT status. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. generally accepted accounting principals). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes its taxable income to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the

Legacy Healthcare Properties Trust Inc.

Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.

NOTE 3.	STOCKHOLDERS’ EQUITY

Under the Articles of Incorporation of the Company, the total number of shares authorized for issuance is 1,000 shares of common stock.

At formation, the Company issued the sole stockholder of the Company 1,000 shares of common stock at $1.00 per share.

NOTE 4.	INITIAL PUBLIC OFFERING AND CONCURRENT PRIVATE PLACEMENT

The Company proposes to issue and sell in an underwritten initial public offering shares of its common stock for proposed gross proceeds of $250.0 million and also proposes to issue and sell in a concurrent private placement shares of its common stock.

The Company will reimburse its sole stockholder and his affiliates for out-of-pocket expenses incurred by the sole stockholder and his affiliates in connection with the formation of the Company, the proposed initial public offering of common stock and the acquisition of certain senior housing facilities. As of April 16, 2010, organizational costs and other costs relating to this offering and the proposed acquisition of the Company’s initial portfolio of facilities incurred by the sole stockholder and his affiliates were approximately $125,000. If the proposed initial public offering is terminated, the Company will have no obligation to reimburse the sole stockholder and his affiliates for any organizational, acquisition or offering costs.

NOTE 5.	SUBSEQUENT EVENTS

The Company has evaluated the need for disclosures and/or adjustments resulting from subsequent events through April 16, 2010, the date the financial statements were available to be issued. Except as described below, this evaluation did not result in any subsequent events that necessitated disclosures and/or adjustments.

On April 20, 2010, the Company entered into a consulting agreement with Mark E. Patten whereby Mr. Patten would provide financial and accounting services to the Company for which the Company would pay Mr. Patten a consulting fee, upon the completion of the Company’s proposed initial public offering, equivalent to his anticipated 2010 annual base salary pro-rated for the period of months and days worked pursuant to this arrangement. The term of the agreement expires on July 31, 2010 and payment under this agreement is entirely contingent upon the completion of the proposed initial public offering.

Upon completion of the proposed initial public offering and the proposed concurrent private placement, the Company expects to complete the acquisition of six senior housing facilities located in Florida, Illinois, New Jersey, New York and Virginia for an aggregate contractual purchase price of $246.0 million excluding transaction costs, including approximately $88.0 million in cash and the assumption of approximately $158.0 million of in-place mortgage debt. The Company expects to pay approximately $4.6 million of closing costs and assume approximately $15.8 million of liabilities related to deferred and refundable entrance fees in connection with the acquisition.

Legacy Healthcare Properties Trust Inc. and subsidiaries

Pro forma condensed consolidated financial information

The unaudited pro forma condensed consolidated balance sheet of Legacy Healthcare Properties Trust Inc. and its subsidiaries (the “Company”) as of March 31, 2010 and the unaudited pro forma condensed consolidated statement of operations of the Company for the quarter ended March 31, 2010 and the year ended December 31, 2009 have been derived from: (i) the historical audited and unaudited consolidated financial statements of WSL Holdings IV, LLC (“WSL IV”), which the Company has agreed to acquire following the closing of the Company’s initial public offering (the “WSL Acquisition”) and which owns five senior housing facilities; and (ii) the historical audited and unaudited financial statements of Senior Lifestyle Jupiter, L.P. (“SL Jupiter”), which the Company has agreed to acquire following the closing of the Company’s initial public offering (the “SLJ Acquisition”) and which owns and operates an additional senior housing facility.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2010 and the unaudited pro forma condensed consolidated statement of operations as of and for the quarter ended March 31, 2010 and the year ended December 31, 2009 reflect the WSL Acquisition and the SLJ Acquisition and the subsequent leasing of the facilities to be acquired by the Company pursuant to new or assumed and modified leases (the “New Senior Lifestyle Leases”) with affiliates (the “Tenants”) of Senior Lifestyle Management, L.L.C. (“Senior Lifestyle Management”), the manager that has historically managed these facilities.

The unaudited pro forma condensed consolidated balance sheet of the Company as of March 31, 2010 has been prepared to reflect the pro forma adjustments to the Company’s historical audited consolidated financial statements to illustrate the estimated effect of the following transactions as if they had occurred on March 31, 2010:

(i)	the initial public offering of shares of the Company’s common stock for a public offering price of $ per share, net of the underwriting discount and commissions (the “Common Stock Offering”);

(ii)	the concurrent private placement of shares of the Company’s common stock to its executive officers for a purchase price of $ per share, without payment of any placement fee (the “Concurrent Private Placement”);

(iii)	the grant pursuant to the Company’s 2010 Equity Incentive Plan (the “Plan”) of an aggregate of shares of common stock to the Company’s executive officers and the grant pursuant to the Plan of an aggregate of 25,000 shares of restricted common stock to the Company’s director nominees, in each case, upon completion of the Common Stock Offering and the Concurrent Private Placement;

(iv)	the grant pursuant to the Plan of performance-based options to purchase an aggregate of shares of the Company’s common stock to the Company’s executive officers with an exercise price per share equal to the public offering price in the Common Stock Offering, which options will be subject to performance-based vesting criteria to be determined by the compensation committee of the Company’s board of directors, upon completion of the Common Stock Offering and the Concurrent Private Placement;

(v)	following the closing of the Common Stock Offering and the Concurrent Private Placement, the WSL Acquisition and the SLJ Acquisition, pursuant to which the Company will acquire the six senior housing facilities it has under contract for approximately $88.0 million in cash, funded from the net proceeds of the Common Stock Offering and the Concurrent Private Placement, the assumption of approximately $158.0 million of long-term indebtedness, the payment of $4.6 million in closing costs and the assumption of approximately $15.9 million of liabilities related to deferred and refundable entrance fees; and

Legacy Healthcare Properties Trust Inc. and subsidiaries

(vi)	the formation of Legacy Healthcare Properties Trust Inc. and Legacy Healthcare Properties, LP.

The unaudited pro forma condensed consolidated statement of operations of the Company for the quarter ended March 31, 2010 and the year ended December 31, 2009 has been prepared to illustrate the estimated effect of the transactions described in items (i) through (vi) above, assuming such transactions were completed on January 1, 2009 and also includes the anticipated operating costs for the Company and estimated lease payments under the proposed New Senior Lifestyle Leases.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with (i) the Company’s historical audited consolidated balance sheet and the notes thereto appearing elsewhere in this prospectus, (ii) the historical audited consolidated financial statements of WSL IV and the notes thereto appearing elsewhere in this prospectus, (iii) the historical audited and unaudited financial statements of SL Jupiter and the notes thereto appearing elsewhere in this prospectus, and (iv) the “Risk Factors,” “Cautionary Note Regarding Forward-looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in this prospectus. The Company has based its unaudited pro forma adjustments on available information and assumptions that it believes are reasonable. These unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and do not purport to be indicative of the Company’s financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated. These unaudited pro forma condensed consolidated financial statements should not be viewed as indicative of the Company’s financial results or conditions in the future.

Legacy Healthcare Properties Trust Inc. and subsidiaries

Unaudited pro forma condensed consolidated balance sheet

as of March 31, 2010
(in thousands)

							Common Stock
							Offering, Private
	The	SLJ	WSL	Pro Forma		Pro Forma	Placement and		Pro Forma
	Company	Acquisition(a)	Acquisition(a)	Adjustments		Subtotal	Equity Grants		as Adjusted

Assets
Real estate
Buildings and improvements	—	$27,085	$117,026	$81,823	(b)	$225,934	—			$225,934
Furniture and fixtures	—	1,515	3,437	3,376	(b)	8,328	—			8,328
Land	—	2,362	11,780	16,568	(b)	30,710	—			30,710
Accumulated depreciation	—	(6,967)	(15,911)	22,878	(b)	—	—			—

Net real estate	—	$23,995	$116,332	$124,645		$264,972	—			$264,972

Accounts receivable (net)	—	44	1,998	(2,042	)(b)	—	—			—

Cash and cash equivalents	—	1,071	14,110	(15,181	)(b)	(92,580)	250,000	(c)		143,622
				(92,580	)(b)		(16,798	)(c)
							3,000	(c)
Restricted cash	—	367	1,317	(1,684)		—	—			—
Due from affiliates	—	313	—	(313	)(b)	—	—			—
Deferred costs	—	292	1,395	(107	)(e)	1,580	—			1,580
Other assets	—	153	254	(407	)(b)	—	—			—

Total assets	—	$26,235	$135,406	$12,331		$173,972	$236,202			$410,174

Liabilities and equity
Accounts payable and accrued liabilities	—	492	442	(934	)(b)	—	—			—

Other liabilities	—	222	—	(222	)(b)	—	—			—
Deferred and refundable entrance fees	—	874	15,369	(346	)(b)	15,897	—			15,897
Long-term debt	—	33,025	125,050	—		158,075	—			158,075

Total liabilities	—	$34,613	$140,861	$(1,502)		$173,972	—			$173,972

Commitments and contingencies	—	—	—	—		—	—			—
Common stock	—	—	—	—		—		(c)
								(c)
Additional paid-in-capital	—	—	—	—		—		(c)
							(16,798	)(c)
								(c)
Retained earnings (deficit)	—	$(8,378)	$(5,455)	$13,833	(b)	—	—			—

Total stockholders’ equity	—	$(8,378)	$(5,455)	$13,833		—	$		$

Total liabilities and stockholders’ equity	—	$26,235	$135,406	$12,331		$173,972	$		$

Legacy Healthcare Properties Trust Inc. and subsidiaries

Notes to unaudited pro forma condensed consolidated balance sheet as of March 31, 2010

(a)  The historical balance sheets of WSL IV and SL Jupiter are as of March 31, 2010.

(b)  The WSL Acquisition and SLJ Acquisition have been presented as a single transaction for purposes of the pro forma presentation (collectively, the “WSL/SLJ Acquisition”) because WSL IV and SL Jupiter have common ownership. WSL IV is owned 90% by an affiliate of WSL Holdings Fund IV LLC and 10% by an affiliate of Senior Lifestyle Management. SL Jupiter is owned 51% by an affiliate of Senior Lifestyle Management and 49% by an affiliate of WSL Holdings Fund IV LLC. The WSL/SLJ Acquisition represents a single transaction between affiliates of WSL Holdings Fund IV LLC and affiliates of Senior Lifestyle Management, as sellers, and the Company, as the purchaser. The purchase price for the WSL/SLJ Acquisition, which is expected to occur within 30 days of the completion of the Common Stock Offering and the Concurrent Private Placement, has been allocated to the health care operating assets and liabilities and between land, buildings and equipment based on the historical financial statements of both WSL IV and SL Jupiter and the Company’s estimates of fair value. These allocations are subject to change based on valuation studies obtained from third party consultants and the final purchase price allocation. As a result of the WSL/SLJ Acquisition, the Company may acquire assets with a tax basis that is lower than their carrying value. The Company has not reflected any deferred tax liabilities as a result of this transaction relating to this difference in basis due to its intent to either hold the facilities for the required ten-year period or to utilize expected net operating loss carry-forwards to achieve tax benefits or other tax planning strategies.

The purchase price for the WSL/SLJ Acquisition has been calculated as follows (in thousands) as of March 31, 2010:

Cash Paid:
Purchase price for WSL IV and SLJ Jupiter equity interests	$88,000
Closing costs	$4,580
Total cash paid		$92,580

Debt assumed		$158,075
Other liabilities (net of amounts excluded per purchase and sale agreement)
Deferred and refundable entrance fees	$15,897

Total other liabilities assumed		$15,897

Total purchase price		$266,552

The allocation of the purchase price to the assets to be acquired as a result of the WSL/SLJ Acquisition is as follows (in thousands):

Purchase price including transaction costs and assumed liabilities	$266,552
Purchase price allocated to:
Operating assets
Deferred loan costs*	$1,580

Total operating assets	$1,580
Net real estate assets
Land	$30,710
Buildings and improvements	$225,934
Furniture and fixtures	$8,328

Total net real estate assets	$264,972

Total purchase price allocation	$266,552

Legacy Healthcare Properties Trust Inc. and subsidiaries

*	Reflects an increase of $1.58 million in deferred loan costs for the estimated cost of assuming the indebtedness in the WSL/SLJ Acquisition.

In accordance with the WSL/SLJ Acquisition purchase agreement, certain current assets and liabilities included on the historical WSL IV and SL Jupiter balance sheets will not be acquired by the Company. The following is a summary of the purchase price allocation adjustments, including the effect of these excluded assets and liabilities for the WSL/SLJ Acquisition (in thousands):

		Purchase price	Pro forma
	Historical	allocation	adjustments

Assets
Net real estate assets	$140,327	$264,972	$124,645
Cash and cash equivalents	$15,181	$—	$(15,181)
Restricted cash	$1,684	$—	$(1,684)
Accounts receivable, net	$2,042	$—	$(2,042)
Due from affiliates	$313	$—	$(313)
Other assets (net)	$407	$—	$(407)
Deferred loan costs*	$1,687	$1,580	$(107)
Liabilities
Long-term debt (including current portion)	$158,075	$158,075	$—
Deferred and refundable entrance fees	$16,243	$15,897	$(346)
Accounts payable and accrued liabilities	$934	$—	$(934)
Other liabilities	$222	$—	$(222)
Retained earnings (deficit)	$(13,833)	$—	$13,833

*	Reflects an increase of $1.58 million in deferred loan costs for the estimated cost of assuming the indebtedness in the WSL/SLJ Acquisition and the elimination of the previously deferred loan costs (net) with an unamortized balance of $1.69 million as of March 31, 2010.

(c)  Represents the effects of the Common Stock Offering and the Concurrent Private Placement net of the repurchase of shares issued to the sole stockholder at the formation of the Company. In the Common Stock Offering, the Company intends to issue           shares of common stock at $      per share for $250.0 million of gross offering proceeds and, in the Concurrent Private Placement, the Company intends to issue           shares of common stock at $      per share for $           of gross private placement proceeds. In connection with the Common Stock Offering, the Company expects to incur $15.2 million in underwriting discounts and commissions, $1.0 million in accounting and legal fees and $0.6 million in other offering costs, or $16.8 million in the aggregate.

Approximately $92.6 million of the net proceeds of the Common Stock Offering and the Concurrent Private Placement will be used in connection with the WSL/SLJ Acquisition, representing approximately $88.0 million in acquisition costs and $4.6 million in transaction costs.

Legacy Healthcare Properties Trust Inc. and subsidiaries

Unaudited pro forma condensed consolidated statement of operations

For the quarter ended March 31, 2010
(in thousands)

						Common stock
						offering, private
	The	SLJ	WSL	Pro forma		placement and		Pro forma
	Company	Acquisition(1)	Acquisition(1)	adjustments		equity grants		as adjusted

Revenues
Rental income	—	$1,888	$3,591	$909	(2)	—		$4,500
				(1,888	)(1)	—		—
Net residence services	—	270	—	(270	)(1)	—		—
Membership fees	—	114	—	(114	)(1)	—		—
Interest income	—	1	—	(1	)(1)	—		—

Total revenues	—	$2,273	$3,591	$(1,364)		—		$4,500

Operating expenses	—	—	—	—		—		—
Salaries and benefits	—	559	—	(559	)(1)	—		825
				825	(3)	—	(3)
Real estate taxes	—	81	347	(428	)(4)	—		—
Insurance	—	95	—	(95	)(1)	—		32
				32	(3)

Real estate taxes and insurance	—	176	347	(491)		—		32

Administrative and office	—	273	37	(310	)(5)	—		246
				246	(3)
Professional fees	—	—	121	(121	)(5)	—		170
				170	(3)
Management and contract services	—	—	—	—		—		—

General and administrative	—	273	158	(15)		—		416

Depreciation and amortization	—	282	876	(1,158	)(7)	—		1,709
				1,709	(7)
Other expenses	—	182	20	(202	)(1)	—		—

Property operating expenses	—	1,472	1,401	109		—		2,982

Property management fees	—	114	—	(114	)(1)	—		—

Total operating expenses	—	$1,586	$1,401	$(5)		—		$2,982

Net operating income	—	$687	$2,190	$(1,359)		—		$1,518

Interest expense and loan cost amortization	—	$(177)	$(834)	$(19	)(6)	—		$(1,030)

Net income	—	$510	$1,356	$(1,378)		—		$488

Net income per share
Basic	—							—
Diluted	—							—
Weighted average shares
Basic	—							—
Diluted	—							—

Legacy Healthcare Properties Trust Inc. and subsidiaries

Unaudited pro forma condensed consolidated statement of operations

For the year ended December 31, 2009
(in thousands)

						Offering, Private
	The	SLJ	WSL	Pro Forma		Placement and		Pro Forma
	Company	Acquisition(1)	Acquisition(1)	Adjustments		Equity Grants		as Adjusted

Revenues
Rental Income	—	$7,513	$14,350	$3,651	(2)	—		$18,001
				(7,513	)(1)
Net residence services	—	983	—	(983	)(1)	—		—
Membership fees	—	468	317	(468	)(1)	—		317
Interest income	—	6	—	(6	)(1)	—		—

Total revenues	—	$8,970	$14,667	$(5,319)		—		$18,318

Operating expenses	—	—	—	—		—		—
Salaries and benefits	—	2,171	—	(2,171	)(1)	—		3,302
				3,302	(3)	—	(3)
Real estate taxes	—	313	1,370	(1,683	)(4)	—		—
Insurance	—	432	—	(432	)(1)	—		128
	—	—	—	128	(3)	—		—

Real estate taxes and insurance	—	745	1,370	(1,987)		—		128

Administrative and office	—	1,127	242	(1,369	)(5)	—		985
				985	(3)
Professional fees	—	—	—	680	(3)	—		680
Management and contract services	—	—	—	—		—		—

General and administrative	—	1,127	242	296		—		1,665

Depreciation and amortization	—	1,072	3,476	(4,548	)(7)	—		6,838
				6,838	(7)
Other expenses	—	950	—	(950	)(1)	—		—

Property operating expenses	—	6,065	5,088	780		—		11,933

Property management fees	—	448	—	(448	)(1)	—		—
Property lease payments	—	—	—	—		—		—

Total operating expenses	—	$6,513	$5,088	$332		—		$11,933

Net operating income	—	$2,457	$9,579	$(5,651)		—		$6,385

Interest expense and loan cost amortization	—	$(952)	$(3,965)	$(77	)(6)	—		$(4,994)

Net income	—	$1,505	$5,614	$(5,728)		—		$1,391

Net income per share
Basic	—							—
Diluted	—							—
Weighted average shares
Basic	—							—
Diluted	—							—

Legacy Healthcare Properties Trust Inc. and subsidiaries

Notes to unaudited pro forma condensed consolidated statements of operations

Quarter ended March 31, 2010 and Year ended December 31, 2009

(1)  For purposes of the Company’s pro forma presentation, the operating results, revenues and expenses of the Company, WSL IV, the owner of five of the six facilities under contract, and SL Jupiter, the owner/operator of the remaining facility under contract, have been included. The operating results, revenues and expenses for SL Jupiter, excluding depreciation and amortization and interest expense, have been subtracted as part of the pro forma adjustments because, although the Company is acquiring the assets and certain liabilities of SL Jupiter, the operating results reflect those of an owner/operator and therefore are not indicative of the Company’s operating results going forward under the New Senior Lifestyle Leases described above.

(2)  Reflects the adjustment necessary to present the Company’s expected rental revenue received, on a straight line basis, in connection with the New Senior Lifestyle Leases. The New Senior Lifestyle Leases have a term that expire on January 31, 2012, and provide, on an aggregate basis, for monthly rent in 2010, 2011 and 2012 based on annual rent amounts of approximately $16.3 million in 2010, $18.4 million in 2011 and $20.7 million in 2012, respectively. Based on the estimated potential total rent during the terms of the New Senior Lifestyle Leases, totalling approximately $26.9 million, the Company recognized a pro forma adjustment of $0.9 million and $3.7 million to present pro forma straight line rent of $4.5 million and $18.0 million for the quarter ended March 31, 2010 and the year ended December 31, 2009, respectively.

(3)  Represents the costs incurred by the Company attributable to its corporate infrastructure and overhead, including the salaries and benefits of the employees in place, compensation expense related to stock grants and performance-based option grants, insurance costs (including directors and officers insurance), and fees associated with operating as a public company (including accounting, auditing and other compliance costs), as if these expenses had been incurred from January 1, 2009 through the fiscal year end.

(4)  Represents the elimination of approximately $0.4 million and $1.7 million in property taxes reflected as incurred by WSL IV and SL Jupiter for the quarter ended March 31, 2010 and the year ended December 31, 2009, respectively, but for which the Company will not be responsible pursuant to the New Senior Lifestyle Leases. Under the terms of the New Senior Lifestyle Leases, the tenants will bear the sole responsibility and obligation to pay the property taxes for the facilities.

(5)  Represents a reduction of approximately $0.4 million and $1.4 million for the quarter ended March 31, 2010 and the year ended December 31, 2009, respectively, for certain general and administrative services that were historically paid by WSL IV and SL Jupiter that are not expected to be incurred subsequent to the WSL/SLJ Acquisition.

(6)  Reflects loan cost amortization expense, as a result of the Company’s assumption of indebtedness in connection with the WSL/SLJ Acquisition, pertaining to approximately $1.6 million in lender fees incurred net of the reversal of deferred loan cost amortization recognized by WSL IV and SL Jupiter. The loan costs that will be incurred by the Company will be amortized over the remaining three year term of the assumed indebtedness.

(7)  Adjustments for the estimated pro forma depreciation and amortization of real estate assets relating to the WSL/SLJ Acquisition are based on the adjusted basis of the WSL IV and SL Jupiter assets and liabilities. The Company has estimated these amounts based on the historical financial statements of both WSL IV and SL Jupiter and the Company’s estimates of fair value. These allocations are subject to change based on valuation studies obtained from third-party consultants and the final purchase price allocation.

Legacy Healthcare Properties Trust Inc. and subsidiaries

The following table summarizes the estimated adjustments to depreciation and amortization of real estate assets relating to the WSL/SLJ Acquisition (in thousands):

Historical net book value of WSL IV and SL Jupiter properties	$140,327
Allocation of purchase price to health care properties	124,645

Estimated assigned value to WSL IV and SL Jupiter properties after application of purchase accounting	264,972

Estimated allocation between land, buildings and equipment:
Land	30,710
Buildings	225,934
Furniture & equipment	8,328

Total health care properties	$264,972

	For the Quarter Ended	For the Year Ended
	March 31, 2010	December 31, 2009

Estimated depreciation expense
Buildings (40 years)	$1,412	$5,648
Furniture and equipment (7 years)	297	1,190

Total estimated depreciation expense	$1,709	$6,838

(8)  Pro forma earnings per share for the year ended December 31, 2009 was calculated based upon the number of shares of common stock issued and outstanding as a result of the Common Stock Offering and the Concurrent Private Placement and the shares issued in connection with the grants to the Company’s executive officers and director nominees and the performance-based option grants to the Company’s executive officers. Pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, adjusted as if the shares were outstanding on January 1, 2009 which equalled the total shares issued and outstanding as a result of the aforementioned transactions and grants.

WSL Holdings IV, LLC

Independent auditors’ report

The Members
WSL Holdings IV, LLC:

We have audited the accompanying consolidated statements of financial position of WSL Holdings IV, LLC (a Delaware limited liability company) and subsidiaries (collectively, the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, members’ deficit, and cash flows for each of the years in the three year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s managing member. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2009 and 2008 and the results of their operations and their cash flows for each of the years in the three years ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

April 9, 2010

WSL Holdings IV, LLC

Consolidated statements of financial position

March 31, 2010 (unaudited), December 31, 2009 and 2008

	As of March 31:	As of December 31:
	2010	2009	2008

	(unaudited)

Assets
Cash and cash equivalents	$14,110,039	$11,646,499	$4,182,150
Lender required and other escrow deposits	1,317,309	1,386,052	1,325,974
Accounts receivable	392,523	451,236	2,232,763
Notes receivable	—	—	65,000
Prepaid expenses	253,332	363,136	565,058

	16,073,203	13,846,923	8,370,945

Investment properties:
Land	11,780,344	11,780,344	11,780,344
Buildings and improvements	117,025,503	117,006,711	116,874,203
Furniture, fixtures, and equipment	3,436,718	3,436,718	3,080,609

	132,242,565	132,223,773	131,735,156
Less accumulated depreciation	(15,910,860)	(15,034,978)	(11,558,731)

Total investment properties	116,331,705	117,188,795	120,176,425

Straight-line rent receivable	1,605,431	1,560,704	787,224
Deferred expenses, net	1,394,963	1,507,065	1,944,304
Other assets	919	33,094	54,022

Total assets	$135,406,221	$134,136,581	$131,332,920

Liabilities and members’ (deficit)
Accounts payable and accrued liabilities	$442,336	$674,136	$435,381
Resident deposits	15,369,136	15,224,633	15,272,974
Notes payable	125,050,000	125,050,000	125,050,000

Total liabilities	140,861,472	140,948,769	140,758,355
Commitments and contingencies
Members’ (deficit)	(5,455,251)	(6,812,188)	(9,425,435)

Total liabilities and members’ (deficit)	$135,406,221	$134,136,581	$131,332,920

See accompanying notes to consolidated financial statements.

WSL Holdings IV, LLC

Consolidated statements of operations

Three month periods ended March 31, 2010 and 2009 (unaudited) and the years ended December 31, 2009, 2008 and 2007

	Three months ended March 31:		Year ended December 31:
	2010	2009	2009	2008	2007

	(unaudited)	(unaudited)

Revenue:
Rental income	$3,591,496	$3,593,968	$14,349,735	$13,678,080	$11,673,932
Interest and other income	410	57,604	316,698	214,947	381,950

	3,591,906	3,651,572	14,666,433	13,893,027	12,055,882

Expenses:
General and administrative	178,132	77,268	241,856	1,010,361	572,532
Real estate taxes	347,053	343,694	1,369,622	1,358,971	1,379,246
Interest	833,902	1,318,427	3,965,461	5,899,432	6,231,184
Depreciation	875,882	863,149	3,476,247	3,378,105	3,340,407

	2,234,969	2,602,538	9,053,186	11,646,869	11,523,369

Net operating income	1,356,937	1,049,034	5,613,247	2,246,158	532,513
Gain on debt extinguishment	—	—	—	5,066,815	—

Net income	$1,356,937	$1,049,034	$5,613,247	$7,312,973	$532,513

See accompanying notes to consolidated financial statements.

WSL Holdings IV, LLC

Consolidated statements of members’ equity (deficit)

Three months ended March 31, 2010 (unaudited) and years ended
December 31, 2009, 2008 and 2007

		Senior
	Walton SL	Lifestyle
	Investors IV	Investors
	LLC	2004 LLC
	90%	10%	Total

Members’ equity, December 31, 2006	$34,406,171	$3,822,908	$38,229,079
Distributions	(1,800,000)	(200,000)	(2,000,000)
Net income	479,262	53,251	532,513

Members’ equity, December 31, 2007	$33,085,433	$3,676,159	$36,761,592
Distributions	(48,150,000)	(5,350,000)	(53,500,000)
Net income	6,581,676	731,297	7,312,973

Members’ deficit, December 31, 2008	(8,482,891)	(942,544)	(9,425,435)
Distributions	(2,700,000)	(300,000)	(3,000,000)
Net income	5,051,922	561,325	5,613,247

Members’ deficit, December 31, 2009	$(6,130,969)	$(681,219)	$(6,812,188)
Net income (unaudited)	1,221,243	135,694	1,356,937

Members’ deficit, March 31, 2010 (unaudited)	$(4,909,726)	$(545,525)	$(5,455,251)

See accompanying notes to consolidated financial statements.

WSL Holdings IV, LLC

Consolidated statements of cash flows

Three month periods ended March 31, 2010 and 2009 (unaudited)
and years ended December 31, 2009, 2008 and 2007

			Year ended
	Three months ended March 31:		December 31:
	2010	2009	2009	2008	2007

	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$1,356,937	$1,049,034	$5,613,247	$7,312,973	$532,513
Adjustment to reconcile net income to net cash provided by operating activities:
Change in fair market value of the interest rate cap	32,175	20,426	20,928	396,867	32,925
Amortization of deferred mortgage costs	112,102	113,053	449,888	410,719	146,274
Amortization of loan premium	—	—	—	(858,792)	(83,132)
Gain on debt extinguishment	—	—	—	(5,066,815)	—
Depreciation	875,882	863,149	3,476,247	3,378,105	3,340,407
Straight-line rent receivable	(44,727)	(193,370)	(773,480)	(576,951)	721,709
Changes in assets and liabilities:
Lender required and other escrow deposits	143,067	20,714	(68,799)	451,449	441,911
Accounts receivable	58,713	(451,834)	1,781,527	(774,113)	(531,177)
Notes receivable	—	—	65,000	—	(65,000)
Prepaid expenses	109,804	255,949	201,922	(415,739)	(6,741)
Accounts payable and accrued liabilities	(231,800)	489,100	199,921	(318,817)	(316,704)
Resident deposits	144,503	(24,976)	(48,341)	54,104	197,044

Net cash provided by operating activities	2,556,656	2,141,245	10,918,060	3,992,990	4,410,029

Cash flows from investing activities:
Additions to investment properties, net of related payables	(18,792)	(68,658)	(449,783)	(735,928)	(112,500)
Lender required and other escrow deposits	(55,506)	41,914	(33,342)	479,505	(172,045)

Net cash used in investing activities	(74,298)	(26,744)	(483,125)	(256,423)	(284,545)

Cash flows from financing activities:
Distributions	—	(3,000,000)	(3,000,000)	(53,500,000)	(2,000,000)
Purchase of interest rate cap instruments	—	—	—	(450,889)	—
Proceeds from notes payable	—	—	—	125,050,000	—
Repayment of notes payable	—	—	—	(72,241,401)	(724,910)
Payment of deferred loan costs	—	(9,494)	(12,649)	(2,163,425)	(94,839)
Lender required and other escrow deposits	(18,818)	135,645	42,063	305,846	—

Net cash used in financing activities	(18,818)	(2,873,849)	(2,970,586)	(2,999,869)	(2,819,749)

Net increase (decrease) in cash and cash equivalents	2,463,540	(759,348)	7,464,349	736,698	1,305,735
Cash and cash equivalents, beginning of year	11,646,499	4,182,150	4,182,150	3,445,452	2,139,717

Cash and cash equivalents, end of year	$14,110,039	$3,422,802	$11,646,499	$4,182,150	$3,445,452

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$510,026	$861,393	$3,309,235	$6,007,320	$6,168,042
Noncash additions to investment properties were approximately $0 and $1,781 as of March 31, 2010 and 2009 (unaudited), respectively and $39,000, $38,000, and $532,000 as of December 31, 2009, 2008, and 2007, respectively.

See accompanying notes to consolidated financial statements.

WSL Holdings IV, LLC

Notes to consolidated financial statements

NOTE 1.  Organization and nature of activities

WSL Holdings IV, LLC, a Delaware limited liability company (WSL Holdings), was formed on January 18, 2005 by Walton SL Investors IV, LLC, managing member (Walton SL), a wholly owned subsidiary of Walton Acquisition REOC Holdings IV, LLC (REOC), Senior Lifestyle Investors 2004, LLC (SLI), and Senior Lifestyle Management, LLC (SLM) to form a number of wholly owned entities, which have acquired retirement community properties (the Communities) more fully described in note 3. On September 29, 2005, SLM transferred its interest in WSL Holdings to an affiliated party, Senior Lifestyle CI, LLC (SLCI).

The accompanying consolidated financial statements include the accounts of WSL Holdings and its wholly owned subsidiaries WSL Chancellor’s Village Investors IV, LLC, WSL Baywinde Investors IV, LLC, WSL Castle Pointe Investors IV, LLC, WSL Sage Harbor Investors IV, LLC, WSL Walden Investors IV, LLC, WSL Lake Barrington Investors IV, LLC, and WSL Bella Terra Investors IV, LLC (collectively, the Company). All intercompany transactions and balances among these entities have been eliminated in consolidation.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared on a historical cost basis in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

Unaudited Interim Information

The financial statements as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the respective interim periods. All such adjustments are of a normal recurring nature.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments, including treasury money market funds, which invest principally in U.S. Treasury notes and bills or repurchase agreements collateralized by those securities. Cash and cash equivalent balances with any one institution may be or may have been in excess of federally insured limits then in place. The Company has not experienced any losses in such accounts to date.

Lender required and other escrow deposits

Lender required and other escrow deposits consist of deposits for real estate taxes, capital improvements, replacement costs, discount fees (as defined), and future interest rate cap purchases.

Buildings and improvements

Significant betterments and improvements are capitalized and depreciated over the applicable useful lives as they are placed in service. Maintenance and repair expenses are charged to operations as incurred.

Impairment of long-lived assets

The Company periodically reviews the carrying value of the Communities for impairment if circumstances exist indicating the carrying value of the investment in the Communities may not be recoverable. Impairment indicators include, but are not limited to, significant decreases in property net

WSL Holdings IV, LLC

operating income and occupancy percentages. If events or circumstances support the possibility of impairment, the Company prepares a projection of the undiscounted future cash flows of the Communities to determine if the investment is recoverable. If impairment is indicated, an adjustment will be made to the carrying value of the Communities to reduce the carrying value to its current fair value. If an asset is held for sale, it is measured at the lower of the carrying amount or fair value less selling costs. The Company does not believe that there are any events or circumstances indicating impairment of its investment in the Communities at December 31, 2009 and 2008.

Acquisitions

The acquisitions of the Communities were accounted for utilizing the purchase method, and accordingly, the results of operations are included in the Company’s accompanying consolidated statements of operations from the respective date of acquisition. The Company used estimates of future cash flows and other valuation techniques to allocate the purchase price of acquired Communities among land, buildings and improvements, and furniture, fixtures, and equipment. The Company assumed above-market debt at acquisition for three of the Communities and recorded a related premium in the accompanying consolidated statements of financial position of $6,207,365 at acquisition. In connection with payoff of the related debt during 2008 (note 5), the aggregate unamortized loan premium was written off to gain on debt extinguishment. As the leases were executed concurrently with the acquisition of the Communities, there are no other identifiable intangibles such as acquired in-place lease or acquired above and below market lease intangibles.

Deferred expenses

Deferred expenses are comprised of deferred mortgage costs, which are amortized on a straight-line basis over the lives of the related debt, which approximates the effective interest method. Amortization of deferred mortgage costs was $449,888, $410,719 and $146,274 for the years ended December 31, 2009, 2008 and 2007, respectively.

Derivatives and hedging instruments

The Company accounts for derivatives in accordance with applicable accounting literature, which requires that all derivatives be recognized as either an asset or a liability in the combined consolidated statements of financial position and be measured at fair value. The accounting for changes in the fair value of derivative instruments is dependent upon whether the applicable instrument has been formally designated and derivative instruments that are designated and qualify as hedging instruments, that instrument must then be designated, based upon the exposure being hedged, as a fair value, cash flow hedge, or a hedge of a net investment in a foreign operation. As of December 31, 2009 and 2008, the Company’s derivatives that are measured at fair value were derived using primarily level 2 inputs.

Asset retirement obligations

The Company evaluated any potential asset retirement obligations, including those related to disposal of asbestos-containing materials and environmental remediation obligations. The Company recognizes the fair value of such obligations in the period incurred, if a reasonable estimate of fair value can be determined.

Based on this review, the Company did not identify any significant asset retirement obligations or environmental remediation obligations related to the Communities.

Fair value of financial instruments

For fair value of financial instruments, the Company estimates fair value based on the discounting of future cash flows using current market information. The carrying amount of the Company’s financial

WSL Holdings IV, LLC

instruments, principally accounts receivable, escrow deposits, accounts payable and accrued expenses, derivative instruments, and working capital items, approximate their fair value at December 31, 2009 and 2008. The approximate aggregate fair value of notes payable was $117,011,000 and $118,268,000 as of December 31, 2009 and 2008, respectively, as compared to the approximate book value of $125,050,000 and $125,050,000 as of December 31, 2009 and 2008, respectively.

Fair value measurements

In some instances, certain of the Company’s assets and liabilities are required to be measured or disclosed at fair value according to a fair value hierarchy pursuant to relevant accounting literature. This hierarchy ranks the quality and reliability of the inputs used to determine fair values, which are then classified and disclosed in one of three categories. The three levels of the fair value hierarchy are:

➢	Level 1–quoted prices in active markets for identical assets or liabilities.

➢	Level 2–quoted prices in active markets for similar assets or liabilities; quoted prices in markets that are not active; and model-derived valuations whose inputs are observable.

➢	Level 3–model-derived valuations with unobservable inputs that are supported by little or no market activity.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their classifications within the fair value hierarchy levels.

Revenue recognition

Although certain leases of the Communities provide for tenant occupancy during periods for which no rent is due and/or increases in the minimum lease payments over the terms of the leases, rental income is accrued for the full period of occupancy on a straight-line basis. Related adjustments increased rental income by $773,480 and $576,951 in 2009 and 2008, respectively and decreased rental income by $721,709 in 2007. Percentage rent is accrued when tenants’ specified sales targets have been met. Interest income is accrued as earned. Expense recoveries are recognized as revenue in the period the costs are incurred. Lease termination fees are generally recognized when fees are determinable, tenant move-out has occurred, and collectibility is reasonably assured.

Resident deposits received from residents of Chancellor’s Village are generally fully refundable upon a successor resident’s full payment of the resident fee with respect to the residential unit occupied by the terminating resident. During a resident’s occupancy, the use of the resident deposit to fund operations by the Company is generally unrestricted. As the Company bears the market risk relative to any shortfall in the replacement resident deposit, the Company does not recognize revenue associated with these resident deposits. Certain resident deposits received after February 2006 are only partially refundable based upon a successor resident’s full payment of the resident fee with respect to the residential unit occupied by the terminating resident. As it relates to these deposits, the length of residency at Chancellor’s Village determines the portion of the entrance fee that is refundable (95% if prior to first anniversary, 90% if first anniversary reached, 85% if second anniversary reached, and 80% if third anniversary reached). In January 2007, the Company further decreased the refundable portion of entrance fees at each anniversary date for incoming residents (90% if prior to first anniversary, 85% if first anniversary reached, 80% if second anniversary reached, and 75% if third anniversary reached). The Company recognizes the nonrefundable portion of the entrance fee as income using the straight-line method over five years. As of December 31, 2009 and 2008, the resident deposits liability aggregated to approximately $15.2 million and $15.3 million, respectively. For the years ended December 31, 2009, 2008 and 2007, resident fee revenue was $309,017, $93,581 and $274,220,

WSL Holdings IV, LLC

respectively, and is included in interest and other income in the accompanying consolidated statements of operations.

Income taxes

In June 2006, the Financial Accounting Standards Board issued guidance on accounting for uncertain tax positions. The guidance clarifies the accounting for uncertainty in income taxes by creating a framework for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions that they have taken or expect to take in a tax return. The guidance is effective for fiscal years beginning after December 15, 2008 and was adopted by the Company beginning January 1, 2009. The Company had no unrecognized tax benefits as of December 31, 2009. The Company expects no significant increases or decreases in unrecognized tax benefits due to changes in tax positions within one year of December 31, 2009. The Company has no significant interest or penalties relating to income taxes recognized in the consolidated financial statements.

No provision for Federal and state income taxes has been made in the accompanying consolidated financial statements, as the liability for such taxes is primarily that of the Members rather than the Company. In certain instances the Company may be subject to certain state and local taxes which are not material to the consolidated financial statements.

Depreciation

Depreciation of the Communities is computed using the straight-line method over 7 (personal property) to 39 (real property) years as assets are placed in service.

Recently Issued Accounting Standards

On July 1, 2009, the Financial Accounting Standards Board (FASB) issued the FASB Accounting Standards Codification (“ASC” or the “Codification”) that establishes the exclusive authoritative reference for U.S. GAAP for use in financial statements. The Codification references supersede all existing accounting and reporting standard references. This guidance is effective for interim periods ending after September 15, 2009. The Company adopted the guidance as of July 1, 2009, and it did not have a material impact on the consolidated financial statements and notes to the consolidated financial statements, aside from changing the nomenclature used to reference accounting literature.

Risks and uncertainties

In the normal course of business, the Company encounters economic risk, including interest rate risk, credit risk, and market risk. Interest rate risk is the result of movements in the underlying variable component of the mortgage financing rates. Credit risk is the risk of default on the Company’s real estate investments that results from an underlying tenant’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the valuation of real estate investments held by the Company.

The recent market volatility will likely make the valuations of the Communities more difficult. There may be significant uncertainty in the valuations, or in the stability of the values, that could result in substantial decreases in the values of the Communities. As a result, the Company may not be able to recover the carrying values of the Communities which may require the Company to record provisions for impairment.

Use of estimates

In preparing the consolidated financial statements in conformity with U.S. generally accepted accounting principles, management of the Company makes estimates and assumptions that affect the

WSL Holdings IV, LLC

reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation, which has not changed the results of prior year.

NOTE 3.	INVESTMENT PROPERTIES

The Company owns the following Communities at December 31, 2009 and 2008:

				Total
		Units/	Purchase	purchase
Venture, community name, and location	Operator	acres	date	price

WSL Chancellor’s Village Investors IV, LLC, Chancellor’s Village, Fredericksburg, VA	SL Chancellor’s Village, LLC	187 units	11/05	$31,730,000	(2)
WSL Baywinde Investors IV, LLC, Penfield, NY	N/A	22 acres	10/05	300,000
WSL Castle Pointe Investors IV, LLC, Castle Pointe, Penfield, NY	SL Castle Pointe, LLC	134 units	10/05	18,343,000
WSL Sage Harbor Investors IV, LLC, Sage Harbor, Penfield, NY	SL Sage Harbor, LLC	78 units	10/05	9,877,000
WSL Walden Investors IV, LLC, Walden Place, Cortlandville, NY	SL Walden, LLC	80 units	10/05	6,600,000
WSL Lake Barrington Investors IV, LLC, Lake Barrington, Lake Barrington, IL	SL Barrington, LLC	192 units	3/05	31,000,000	(1)
WSL Bella Terra Investors IV, LLC, Bella Terra, Jackson, NJ	SL Bella Terra, LLC	215 units	3/05	25,000,000	(1)

(1)	The purchase prices of Lake Barrington and Bella Terra included deferred payments totaling $6,000,000 at acquisition, all of which was subsequently paid.

(2)	The purchase price of Chancellor’s Village included the assumption of a liability for resident deposits of approximately $14,530,000 at acquisition.

In conjunction with the execution of the leases as described in note 4, the Operators entered into management agreements with SLM for each of the Communities for a period of one year with renewals for successive one-month periods unless terminated in accordance with the management agreements. Management fees are paid to SLM by the Operators based on the terms of the management agreements, and such fees are not recorded by the Company. The management agreements require a base management fee in years one and two and a Market Rate Fee (as defined) thereafter. Pursuant to the terms of the management agreements, SLM provides the operator of the Communities with various services.

WSL Holdings IV, LLC

NOTE 4.	LEASES

Venture	Operator	Term	Rent	Expenses

WSL Chancellor’s Village Investors IV, LLC	SL Chancellor’s Village, LLC	5 years	Monthly fixed rent increases annually.	Tenant responsible for operating expenses and real estate taxes.
WSL Castle Pointe Investors IV, LLC	SL Castle Pointe, LLC	5 years	Monthly fixed rent plus percentage rent based on 10% of Gross Revenues(1) in excess of the Percentage Rent Hurdle(2). Fixed rent increases annually.	Tenant responsible for operating expenses and real estate taxes.
WSL Sage Harbor Investors IV, LLC	SL Sage Harbor, LLC	5 years	Monthly fixed rent plus percentage rent based on 10% of Gross Revenues(1) in excess of the Percentage Rent Hurdle(2). Fixed rent increases annually.	Tenant responsible for operating expenses and real estate taxes.
WSL Walden Investors IV, LLC	SL Walden, LLC	5 years	Monthly fixed rent plus percentage rent based on 10% of Gross Revenues(1) in excess of the Percentage Rent Hurdle(2). Fixed rent increases annually.	Tenant responsible for operating expenses and real estate taxes.
WSL Lake Barrington Investors IV, LLC	SL Barrington, LLC	5 years	Monthly fixed rent plus percentage rent based on 10% of Gross Revenues(1) in excess of the Percentage Rent Hurdle(2). Fixed rent increases annually.	Tenant responsible for operating expenses and real estate taxes.
WSL Bella Terra Investors IV, LLC	SL Bella Terra, LLC	5 years	Monthly fixed rent plus percentage rent based on 10% of Gross Revenues(1) in excess of the Percentage Rent Hurdle(2). Fixed rent increases annually.	Tenant responsible for operating expenses and real estate taxes.

(1)	Gross Revenues—collected gross revenue without adjustment.

(2)	Percentage Rent Hurdle—an annual Gross Revenue hurdle defined in each lease.

The Company bills the Operators for reimbursement of certain costs including real estate taxes as permitted pursuant to the leases. Additionally, in certain instances, the Operator advances costs for capital expenditures on behalf of the Company. As of December 31, 2009 and 2008 approximately $308,219 and $1,337,395, respectively, of such amounts are included in accounts receivable and approximately $154,494 and $127,580, respectively, of such amounts are included in accounts payable in the accompanying consolidated statements of financial position.

Additionally, the leases allow for loans from the Company and its wholly owned subsidiaries to the Communities for operating cash shortfalls. The leases call for amounts borrowed by the Operator to be repaid plus interest at the Prime Rate. As of March 31, 2010 and December 31, 2009, 2008 and 2007, the principal drawn on the promissory notes was $0 (unaudited), $0, $65,000 and $65,000, respectively.

In connection with the debt refinancing in June 2008 (note 5), the Company amended the leases with the Communities. Under the amended leases, the terms were extended so as to expire on June 18, 2013, and any options to extend the leases were terminated.

WSL Holdings IV, LLC

The Company has determined that the tenant leases are classified as operating leases; therefore, rental income is recognized when earned. The approximate minimum lease payments to be received in the future under operating lease amounts are as follows as of December 31, 2009:

Amounts

Years:
2010	$12,654,000
2011	13,160,000
2012	13,666,000
2013	6,568,000

$46,048,000

WSL Holdings IV, LLC

NOTE 5.	NOTES PAYABLE

Notes payable consisted of the following at March 31, 2010 (unaudited) and December 31, 2009 and 2008:

				Interest rate
	March 31,	December 31				December 31				Payment		Initial	Extension
Entity	2010	2009	2008	Stated		2009		2008		terms		maturity	options

	(unaudited)

WSL Chancellor’s Village Investors IV, LLC(6)	$17,470,000	$17,470,000	$17,470,000	Variable	(2)	2.29	%(3)	4.34	%(4)	Interest only	(1)	6/1/2013	7 / 10 years	(7)

WSL Castle Pointe Investors IV, LLC(6)	17,845,000	17,845,000	17,845,000	Variable	(2)	2.29	%(3)	4.34	%(4)	Interest only	(1)	6/1/2013	7 / 10 years	(7)

WSL Sage Harbor Investors IV, LLC(6)	11,925,000	11,925,000	11,925,000	Variable	(2)	2.29	%(3)	4.34	%(4)	Interest only	(1)	6/1/2013	7 / 10 years	(7)

WSL Walden Investors IV, LLC(6)	8,550,000	8,550,000	8,550,000	Variable	(2)	2.29	%(3)	4.34	%(4)	Interest only	(1)	6/1/2013	7 / 10 years	(7)

Lake Barrington Community, LLC(5)(6)	43,512,000	43,512,000	43,512,000	Variable	(2)	2.29	%(3)	4.34	%(4)	Interest only	(1)	6/1/2013	7 / 10 years	(7)

Bella Terra Community, LLC(5)(6)	25,748,000	25,748,000	25,748,000	Variable	(2)	2.29	%(3)	4.34	%(4)	Interest only	(1)	6/1/2013	7 / 10 years	(7)

Unamortized loan premium	—	—	—

	$125,050,000	$125,050,000	$125,050,000

(1)	Note payable is interest only until June 1, 2010 and then changes to amortizing through maturity.

(2)	Interest rate, per the 2008 refinancing agreement, is variable as defined per the terms of the note payable (based on current 3-month DMBS rate plus 2.15% spread).

(3)	Interest rate equal to December 1, 2009 rollover 3-month DMBS rate (0.14%) plus spread (2.15%).

(4)	Interest rate equal to December 1, 2008 rollover 3-month DMBS rate (2.19%) plus spread (2.15%).

(5)	These entities are wholly owned subsidiaries of WSL Lake Barrington Investors IV, LLC and WSL Bella Terra Investors IV, LLC, respectively.

(6)	The notes payable related to each entity are cross-collateralized.

(7)	The Company has a one-time option to convert the variable interest rate to a fixed rate. If the conversion option is exercised, the initial maturity date shall be extended, at the Company’s election, by either 7 or 10 years from the date the fixed rate becomes effective.

WSL Holdings IV, LLC

In connection with the acquisitions of Castle Pointe, Sage Harbor, and Walden Place (the HUD Properties), notes payable in the amount of $11,519,336, $6,095,216, and $4,994,240, bearing interest at 7.75%, 8.40%, and 7.55%, respectively, were assumed by the Company. As of the acquisition dates of these Communities, based on interest rates for similar loans as of that date, the Company recorded loan premiums of $3,040,097, $2,045,831, and $1,121,437 for Castle Pointe, Sage Harbor, and Walden Place, respectively. The loan premiums were amortized as an adjustment to interest expense over the terms of the respective notes through the refinancing close date of June 5, 2008 (see below), at which time the aggregate unamortized loan premium was $5,866,397. The unamortized loan premium was netted against prepayment penalties of $799,582, and the resulting $5,066,815 was recognized as a gain on debt extinguishment in the accompanying 2008 consolidated statements of operations.

The purchases of the HUD Properties were financed through equity contributions and mortgage loans with the United States Department of Housing and Urban Development (HUD) under the terms of Section 232 of the National Housing Act. Agreements with HUD provided for the regulation and control of the operations of the HUD Properties. Under the terms thereof, the operator of the HUD Properties was regulated as to rent charges and operating methods. The Company was also regulated by HUD, which provided restrictions as to transactions with related parties, transfer of title, and payments of principal and interest on the debt, as well as established certain restricted deposit accounts for real estate taxes, insurance, capital improvements, and replacement reserves. In connection with the June 2008 refinancing, the HUD notes payable were fully repaid.

The Company extended the original maturity dates of the loans secured by Bella Terra and Lake Barrington from March 4, 2007 to June 5, 2008, at which point the loans for all of the Communities were refinanced.

On June 5, 2008, the Company obtained debt financing in the amount of $125,050,000. Proceeds from the new financing were used to pay off existing debt and remaining proceeds were distributed to the members of the Company. The new debt consists of six Fannie Mae Discount Mortgage-Backed Securities (DMBS) notes which are cross-collateralized by the Communities. The notes bear interest at the DMBS rate plus 2.15% (2.29% and 4.34% at December 31, 2009 and 2008, respectively). Pursuant to lender requirements, the spread is paid on a monthly basis and the DMBS rate is prepaid by the Company at three month intervals. As of December 31, 2009, prepaid interest relating to the January 2010 spread and the January and February 2010 DMBS rate was $253,058, and is included in prepaid expenses in the accompanying consolidated statements of financial position. As of December 31, 2008, prepaid interest relating to January and February 2009 DMBS rate was $459,397, and is included in prepaid expenses in the accompanying consolidated statements of financial position.

Lender required and other escrow deposits aggregated $1,386,052 and $1,325,974 at December 31, 2009 and 2008, respectively.

As a requirement of the June 2008 refinancing, the Company entered into interest rate cap agreements (the Caps) for each note payable, which fixed the maximum strike rate at 5.67%. The Caps have a term of three years, and subsequent interest rate caps with terms equal to the remaining terms of the notes are required to be purchased on June 1, 2011. The notional amount of each Cap is equal to the respective note’s principal amount, and the Caps were acquired at a total cost of $450,889. The approximate fair value of the Caps at December 31, 2009 and 2008 was $33,094 and $54,022, respectively, and is included in other assets in the accompanying consolidated statements of financial position. The Company elected not to designate the Caps as hedges and, as such, the decrease in the fair value of the Caps of $20,928 and $396,867 in 2009 and 2008, respectively, is reflected in general and administrative expenses in the accompanying consolidated statements of operations.

WSL Holdings IV, LLC

The aggregate maturities of the Company’s notes payable at December 31, 2009 are as follows:

Years:
2010	$938,408
2011	1,959,495
2012	2,036,090
2013	120,116,007

$125,050,000

NOTE 6.	COMMITMENTS AND CONTINGENCIES

The Company is or may be subject to a variety of claims or legal actions arising in the ordinary course of business. The outcomes of such claims are not expected to have a material adverse effect on the Company’s consolidated financial position or results of operations.

The Company generally carries such insurance coverage as commercial liability, property, fire, flood, earthquake, environmental, extended coverage, and rental loss insurance with policy specifications. The Company believes that the limits and deductibles are adequate and appropriate under the circumstances, given the relative risk of loss, the cost of such coverage, and industry practice, including the use of master policies and coverages covering multiple properties. There are, however, certain types of extraordinary losses (such as bio-terrorism) that may be either uninsurable or not economically insurable.

NOTE 7.	LIMITED LIABILITY COMPANY AGREEMENT

The company is to terminate no later than December 31, 2052. Except as provided in the Company’s Limited Liability Company agreements (the Agreements), no member shall be personally liable for any debt, obligations, or liability of the Company solely by reason of being a member of a Limited Liability Company.

The Agreements generally provide for contributions of funds needed by the Company to be made by the members in accordance with their respective percentage interests, as defined (currently 90% to Walton SL and 10% to SLI). Through December 31, 2009, contributions totaling $37,383,060 had been made by the members of the Company (exclusive of SLCI, which is not required to contribute capital) in their respective percentage interests. The acquisition of the Communities was partially funded by equity contributions from Walton SL and SLI totaling $32,583,060. Pursuant to the agreement, additional capital contributions are to be made from time to time by Walton SL and SLI to fund the Company’s costs. Subject to certain special allocations of profit and losses (as defined) to cause each member’s capital account to be in specified ratios, profits and losses are to be allocated in accordance with their respective percentage interests.

The Agreements provide that distributions of Distributable Cash (as defined) will be made as follows: (i) in the ratio of percentage interests of Walton SL and SLI until Walton SL has received an amount equal to the 20% IRR Deficiency (as defined), (ii) 20% to SLCI with any remaining Distributable Cash in the ratio of percentage interests until Walton SL has received an amount equal to the 25% IRR Deficiency (as defined), (iii) 25% to SLCI with any remaining Distributable Cash in the ratio of percentage interests until Walton SL has received an amount equal to the 30% IRR Deficiency (as defined), and (iv) 30% to SLCI with any remaining Distributable Cash in the ratio of percentage interests. In addition, if the management agreements, as described in note 3, are terminated for cause (as defined), SLCI will receive no distributions of Distributable Cash. Through December 31, 2009, cumulative distributions totaling $59,250,000 have been made by the Company to the members in their respective percentage interests.

WSL Holdings IV, LLC

NOTE 8.	SUBSEQUENT EVENT

In April 2010, the Company entered into a purchase and sale agreement with a third party purchaser to sell at a gain its membership interests in its wholly owned subsidiaries WSL Chancellor’s Village Investors IV, LLC, WSL Baywinde Investors IV, LLC, WSL Castle Pointe Investors IV, LLC, WSL Sage Harbor Investors IV, LLC, WSL Walden Investors IV, LLC, WSL Lake Barrington Investors IV, LLC and WSL Bella Terra Investors IV, LLC. There can be no assurance that the purchase and sale agreement will result in the sale of the membership interests.

Senior Lifestyle 2004 Portfolio

Condensed combined balance sheets

March 31, 2010 and December 31, 2009
(Unaudited)

	March 31,	December 31,
	2010	2009*

Assets
Cash and cash equivalents	$472,833	$201,462
Cash, security deposits	311,054	359,147
Accounts receivable, net	53,400	86,386
Prepaid expenses	140,766	217,845
Due from landlord	391,299	58,338
Leasehold improvements and equipment, net	635,746	680,494

	$2,005,098	$1,603,672

Liabilities and Members’ Deficit
Accounts payable	$574,054	$809,428
Accrued expenses	1,631,172	1,151,223
Rent advances and other	598,380	474,543
Due to affiliates	579,787	547,430
Security deposits	366,446	392,075
Deferred rent	1,528,335	1,479,311

	5,278,174	4,854,010
Members’ deficit	(3,273,076)	(3,250,338)

	$2,005,098	$1,603,672

See notes to condensed combined financial statements.

* Derived from audited financial statements.

Senior Lifestyle 2004 Portfolio

Condensed combined statements of operations

For the three month periods ended March 31, 2010 and 2009
(Unaudited)

	March 31,	March 31,
	2010	2009

Revenue
Rental	$8,212,275	$8,225,658
Net resident service	557,445	434,952
Other	20,537	56,467

	8,790,257	8,717,077

Expenses
Salaries and employee benefits	2,819,692	2,698,815
Administrative and office	205,776	147,039
Management and contract services	724,616	667,323
Rent	3,229,693	3,235,393
Insurance	74,848	68,910
Utilities	487,062	467,988
Real estate taxes	360,512	390,305
Professional fees	69,811	38,747
Depreciation and amortization	50,107	36,000
Repairs and maintenance	340,228	337,545
Marketing	88,937	67,843
Management fees	362,131	352,054
Provision for doubtful accounts	—	1,208

	8,813,413	8,509,170

Operating income (loss)	(23,156)	207,907

Other income (expense)
Interest income	418	123
Interest expense	—	(59)

	418	64

Net income (loss)	$(22,738)	$207,971

See notes to condensed combined financial statements.

Senior Lifestyle 2004 Portfolio

Condensed combined statements of cash flows

For the three month periods ended March 31, 2010 and 2009
(Unaudited)

	March 31,	March 31,
	2010	2009

Cash flows from operating activities
Net income (loss)	$(22,738)	$207,971
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	50,107	36,000
Changes in:
Cash, security deposits	48,093	24,533
Accounts receivable	32,986	17,038
Prepaid expenses	77,079	59,159
Accounts payable	(235,374)	64,296
Accrued expenses	479,949	505,166
Rent advances and other	123,837	7,648
Due to (from) landlord	(332,961)	(364,143)
Security deposits	(25,629)	(45,184)
Deferred rent	49,024	197,672

Net cash provided by operating activities	244,373	710,156

Cash flows from investing activities
Purchase of leasehold improvements and equipment	(5,359)	(1,216)
Advances to affiliates	—	(2,906,591)

Net cash (used in) investing activities	(5,359)	(2,907,807)

Cash flows from financing activities
Advances from affiliates	32,357	1,298,787

Net cash provided by financing activities	32,357	1,298,787

Net increase (decrease) in cash and cash equivalents	271,371	(898,864)
Cash and cash equivalents:
Beginning of period	201,462	1,690,946

End of period	$472,833	$792,082

See notes to condensed combined financial statements.

Senior Lifestyle 2004 Portfolio

Notes to condensed combined financial statements

NOTE 1.  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:  The financial statements of Senior Lifestyle 2004 Portfolio combine certain wholly-owned limited liability companies of Senior Lifestyle Management, LLC that are contemplated being sold. All significant intercompany balances and transactions have been eliminated in the presentation.

Nature of operations:  Included in these financial statements are SL Bella Terra, LLC (Bella Terra), a New Jersey limited liability company formed in March 2005, SL Barrington, LLC (Lake Barrington Woods), an Illinois limited liability company formed in March 2005, SL Walden, LLC (Walden Place), a Delaware limited liability company formed in October 2005, SL Sage Harbor, LLC (Sage Harbor), a Delaware limited liability company formed in October 2005, SL Castle Pointe, LLC (Castle Pointe), a Delaware limited liability company formed in October 2005, and SL Chancellor’s Village, LLC (Chancellor’s Village), an Illinois limited liability company formed in July 2005. These entities were formed to enter into leases for the purpose of operating a senior care facility at each location.

Senior Lifestyle Management, LLC (the Owner), a Delaware limited liability company, was formed on June 11, 1997 to provide management and development services to senior living facilities throughout the United States. Under the terms of the Owner’s operating agreement, the Owner is to dissolve on the earlier of certain events occurring or December 31, 2047. Bella Terra, Lake Barrington Woods and Chancellor’s Village are wholly-owned by the Owner and the Owner is the sole member.

Bella Terra operates and leases a 215-unit/bed independent, assisted and special care facility located in Jackson, New Jersey. Under the terms of Bella Terra’s operating agreement, Bella Terra will terminate at the discretion of the Owner.

Lake Barrington Woods operates and leases a 193-unit independent and assisted living facility located in Lake Barrington, Illinois. Under the terms of Lake Barrington Woods’ operating agreement, Lake Barrington Woods will terminate at the discretion of the Owner.

Chancellor’s Village operates and leases a 187-unit independent and assisted living facility located in Fredericksburg, Virginia. Under the terms of Chancellor’s Village’s operating agreement, Chancellor’s Village will terminate at the discretion of the Owner.

An affiliate of the Owner, SL New York, LLC, is the sole member of SL Walden, SL Sage Harbor and SL Castle Pointe (the New York Operators) formed to lease and operate senior care facilities located in the State of New York. The owners of SL New York, LLC are also the members of the Owner, and except for restrictions imposed by laws of the State of New York, the Owner, rather than SL New York, LLC, would be the sole member of these New York Operators. At time of formation of SL New York, LLC, an exclusive agency and nominee agreement was entered into between SL New York, LLC and the Owner to allow the Owner to retain all revenue and expenses of operating the New York Operators.

Walden Place operates and leases an 80-unit/bed assisted living and special care facility located in Cortland, New York. Under the terms of Walden Place’s operating agreement, Walden Place will terminate at the discretion of the Owner.

Sage Harbor operates and leases a 78-unit/bed assisted living and special care facility located in Webster, New York. Under the terms of Sage Harbor’s operating agreement, Sage Harbor will terminate at the discretion of the Owner.

Castle Pointe operates and leases a 134-unit independent living facility located in Webster, New York. Under the terms of Castle Pointe’s operating agreement, Castle Pointe will terminate at the discretion of the Owner.

Senior Lifestyle 2004 Portfolio

Cash and cash equivalents:  Cash and cash equivalents include cash on hand and in banks, demand deposits, and all other amounts with original maturities of three months or less. The Companies maintain cash deposits at multiple banks, which throughout the year periodically exceeded federally insured deposit limits. The Companies have not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Receivables:  Accounts receivable are comprised of billed but uncollected amounts due for rents, resident services and other charges due from senior residents. Receivables are recorded at the Companies’ estimate of the amounts that will ultimately be collected. The allowance for doubtful accounts is based on specific identification of uncollectible accounts and the Companies’ historical collection experience. At March 31, 2010 and December 31, 2009, the allowance for doubtful accounts was $18,395 and $33,308, respectively.

Prepaid expenses:  Prepaid expenses consist primarily of insurance and other expenses paid in advance and deposits

Leasehold improvements and equipment:  Leasehold improvements and equipment are stated at cost. Furniture and fixtures and equipment are depreciated over estimated useful lives on a straight-line basis, five to seven years. The cost of leasehold improvements is amortized on the straight-line basis over the shorter of estimated useful lives or the term of the related lease.

Deferred rent:  Certain operating leases contain fixed escalations of the minimum annual lease payments during the original terms of the lease. For these leases, the Companies recognize rental expense on a straight-line basis and record the difference between rent expense and the amount currently payable under the lease as deferred rent.

Revenue recognition:  Rental income is recognized as earned under resident leases that typically have terms of one year or less. Net resident service revenue consists of room and board and ancillary charges to residents for services such as nursing, therapy, meal preparation, housekeeping and laundry. Income from these services is recognized upon completion of the service. Any rental receipts received in advance are reflected as liabilities and included in rent advances and other.

Income taxes:  The Companies are not subject to federal income tax because their income and losses are includable in the tax returns of their members, but may be subject to certain state taxes. Financial Accounting Standards Board (FASB) has provided guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This requires the evaluation of tax positions taken or expected to be taken in the course of preparing the entities’ tax returns to determine whether the tax positions are more-likely-than-not of being sustained when challenged or when examined by the applicable taxing authority.

The Companies adopted the provisions of the Accounting for Uncertainty in Income Taxes section of the Income Taxes Topic of the FASB Accounting Standards Codification on January 1, 2009. Management has determined that there are no material uncertain tax positions.

Tax returns filed by the entity generally are subject to examination by U.S. and state taxing authorities for the years ended after December 31, 2005.

Use of estimates:  In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash, security deposits:  The Companies have in the past received security deposits from residents in the independent and assisted living facilities. Cash, security deposits consist of separate security deposit accounts that must be maintained pursuant to certain state’s regulations.

Senior Lifestyle 2004 Portfolio

Subsequent events:  The Companies have evaluated subsequent events for potential recognition and/or disclosure through June 8, 2010, the date the financial statements were available to be issued.

NOTE 2.  LEASEHOLD IMPROVEMENTS AND EQUIPMENT

A summary of leasehold improvements and equipment at March 31, 2010 and December 31, 2009 is as follows:

	March 31,	December 31,
	2010	2009

Leasehold improvements	$338,922	$338,922
Furniture and fixtures	658,484	658,484
Equipment	424,767	419,408

	1,422,173	1,416,814
Accumulated depreciation and amortization	(786,427)	(736,320)

	$635,746	$680,494

NOTE 3.  ACCRUED EXPENSES

Accrued expenses and other at March 31, 2010 and December 31, 2009, consist of:

	March 31,	December 31,
	2010	2009

Compensation	$912,379	$711,558
Real estate taxes	578,105	239,524
Other	140,688	200,141

	$1,631,172	$1,151,223

NOTE 4.  RELATED-PARTY TRANSACTIONS AND LEASES

The Companies have entered into various operating leases with affiliates of the Companies (the Landlords). Each lease has a two to five-year term with expirations through June 2013. The terms of the leases generally provide for the payment of base rent and all operating expenses and taxes.

The Landlords, under the terms of each of the above Companies’ leases, have made available a $2,000,000 line of credit per property for a total available line of credit of $12,000,000. The lines of credit accrue interest at the prime rate (3.25 percent at March 31, 2010 and December 31, 2009) and are due in full upon the earlier of the expiration or termination of the leases. Monthly payment of interest and principal are due based on available cash flow, as defined. No distributions to Owner can occur if any outstanding loan balance exists. At March 31, 2010 and December 31, 2009, the Companies had no amounts due to the Landlords under the lines of credit.

The rent terms and lines of credit of the Owner are cross-collateralized by the collective cash flow of the other subsidiaries of the Owner (who have similar businesses to the Companies), such that any distribution from a subsidiary to the Owner is subordinate to the outstanding unpaid rent, and unpaid principal and accrued interest (as defined) on the line of credit due to the Landlords. In the event a subsidiary is in default of any rent payment or any payment under the lines of credit, then all distributions paid by the subsidiary to the Owner during any preceding 12-month period are required to be returned to the subsidiary to be paid to the Landlord.

Senior Lifestyle 2004 Portfolio

Minimum lease payments to be paid under current lease agreements are as follows at December 31, 2009:

2010	$12,653,903
2011	13,159,564
2012	13,666,339
2013	6,516,570
2014	—

$45,996,376

The leases above contain provisions for scheduled rent increases during the term of the respective leases. Included in deferred rent is $1,528,335 and $1,479,311 of such increases at March 31, 2010 and December 31, 2009, respectively, which will be paid in the future.

Pursuant to various management agreements, the Companies pay management fees to the Owner. The management fees are either 4 percent of gross revenue or the market rate fee, as defined in the respective management agreements. For the three-month periods ended March 31, 2010 and March 31, 2009, $362,131 and $352,054 were incurred. Unpaid management fees were $0 and $3,250 at March 31, 2010 and December 31, 2009, respectively.

Due to affiliates of $579,787 and $547,430 at March 31, 2010 and December 31, 2009, respectively, consists of amounts received from affiliates for working capital purposes as well as management fees payable to the Owner.

Due from landlord of $391,299 and $58,338 at March 31, 2010 and December 31, 2009, respectively, consists of advances to the Landlords for various obligations under the leases of the Companies.

Amounts due to/from affiliates are non-interest bearing and due on demand.

NOTE 5.  401(k) SAVINGS PLAN

The Companies have created a 401(k) savings plan for all employees who are at least 21 years of age and have been employed in excess of one month. The Companies reserve the right to make matching contributions at a rate determined by management, not to exceed $1,500 per employee. Employees who participate in the plan vest in it for a six-year period commencing in year two. The Companies’ contributions for the three month periods ending March 31, 2010 and March 31, 2009 were $5,872 and $5,716, respectively, and are included in salaries and employee benefits expenses.

NOTE 6.  COMMITMENTS AND CONTINGENCIES

The Companies purchase professional and general liability insurance to cover malpractice claims. There are no known claims or litigation arising from services provided to residents.

Senior Lifestyle 2004 Portfolio

(SL Bella Terra, LLC, SL Barrington, LLC, SL Walden, LLC, SL Sage Harbor, LLC, SL Castle Pointe, LLC and SL Chancellor’s Village, LLC)

Independent auditors’ report

To the Members
Senior Lifestyle 2004 Portfolio

We have audited the accompanying combined balance sheets of Senior Lifestyle 2004 Portfolio (the Companies) as of December 31, 2009, 2008 and 2007, and the related combined statements of operations, changes in members’ deficit and cash flows for the years then ended. These combined financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Companies as of December 31, 2009, 2008 and 2007, and the results of their operations, changes in members’ deficit and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Chicago, Illinois
April 20, 2010

Senior Lifestyle 2004 Portfolio

(SL Bella Terra, LLC, SL Barrington, LLC, SL Walden, LLC, SL Sage Harbor, LLC, SL Castle Pointe, LLC and SL Chancellor’s Village, LLC)

Combined balance sheets

	As of December 31,
	2009	2008	2007

Assets
Cash and cash equivalents	$201,462	$1,690,946	$681,422
Cash, security deposits	359,147	480,142	700,351
Accounts receivable, net	86,386	102,638	111,048
Prepaid expenses	217,845	180,916	215,017
Due from landlord	58,338	—	—
Due from affiliates	—	1,380,660	27,326
Leasehold improvements and equipment, net	680,494	639,016	724,625

	$1,603,672	$4,474,318	$2,459,789

Liabilities and Member’s Deficit
Accounts payable	$809,428	$423,189	$438,704
Accrued expenses	1,151,223	1,152,705	1,118,691
Rent advances and other	474,543	326,626	307,371
Due to Landlord	—	1,911,858	870,769
Due to affiliates	547,430	27,713	75,761
Security deposits	392,075	544,405	724,431
Deferred rent	1,479,311	681,114	221,021

	4,854,010	5,067,610	3,756,748
Member’s deficit	(3,250,338)	(593,292)	(1,296,959)

	$1,603,672	$4,474,318	$2,459,789

The accompanying notes are an integral part of these combined financial statements.

Senior Lifestyle 2004 Portfolio

(SL Bella Terra, LLC, SL Barrington, LLC, SL Walden, LLC, SL Sage Harbor, LLC, SL Castle Pointe, LLC and SL Chancellor’s Village, LLC)

Combined statements of operations

	Years ended December 31,
	2009	2008	2007

Revenue
Rental	$32,479,745	$33,271,935	$30,692,765
Net resident service	1,827,111	1,511,339	1,173,243
Other	106,740	166,341	102,558

	34,413,596	34,949,615	31,968,566

Expenses
Salaries and employee benefits	11,314,070	11,205,148	10,851,413
Administrative and office	783,577	800,129	800,394
Management and contract services	2,823,812	2,848,186	2,670,681
Rent	13,108,827	12,309,905	10,474,735
Insurance	275,217	274,704	432,474
Utilities	1,686,023	1,682,428	1,723,867
Real estate taxes	1,267,046	1,342,431	1,422,858
Professional fees	137,995	216,594	174,262
Depreciation and amortization	194,564	183,146	224,902
Repairs and maintenance	1,566,388	1,597,509	1,344,565
Marketing	363,461	376,426	312,251
Management fees	1,389,221	1,407,729	1,241,886
Provision for doubtful accounts	27,650	28,426	19,395

	34,937,851	34,272,761	31,693,683

Operating income (loss)	(524,255)	676,854	274,883

Other income (expense)
Interest income	708	27,828	14,381
Interest expense	(158)	(1,015)	(19,078)

	550	26,813	(4,697)

Net income (loss)	$(523,705)	$703,667	$270,186

The accompanying notes are an integral part of these combined financial statements.

Senior Lifestyle 2004 Portfolio

(SL Bella Terra, LLC, SL Barrington, LLC, SL Walden, LLC, SL Sage Harbor, LLC, SL Castle Pointe, LLC and SL Chancellor’s Village, LLC)

Combined statements of changes in member’s deficit

Years ended December 31, 2009, 2008 and 2007

Member’s
deficit

Balance, January 1, 2007	$(1,567,145)
Net income	270,186

Balance, December 31, 2007	(1,296,959)
Net income	703,667

Balance, December 31, 2008	(593,292)
Distributions to members	(2,133,341)
Net loss	(523,705)

Balance, December 31, 2009	$(3,250,338)

The accompanying notes are an integral part of these combined financial statements.

Senior Lifestyle 2004 Portfolio

(SL Bella Terra, LLC, SL Barrington, LLC, SL Walden, LLC, SL Sage Harbor, LLC, SL Castle Pointe, LLC and SL Chancellor’s Village, LLC)

Combined statements of cash flows

	Year ended December 31,
	2009	2008	2007

Cash Flows from Operating Activities
Net income (loss)	$(523,705)	$703,667	$270,186
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	194,564	183,146	224,902
Changes in:
Cash, security deposits	120,995	220,209	344,743
Accounts receivable	16,252	8,410	162,628
Prepaid expenses	(36,929)	34,101	167,632
Accounts payable	386,239	(15,515)	101,607
Accrued expenses	(1,482)	34,014	152,808
Rent advances and other	147,917	19,255	(48,094)
Due to (from) Landlord	(1,970,196)	1,041,089	196,668
Security deposits	(152,330)	(180,026)	(209,041)
Deferred rent	798,197	460,093	(722,734)

Net cash provided by (used in) operating activities	(1,020,478)	2,508,443	641,305

Cash Flows from Investing Activities
Purchase of leasehold improvements and equipment	(236,042)	(97,537)	(252,310)
Repayments (advances) from (to) affiliates	1,380,660	(1,353,334)	(27,326)

Net cash provided by (used in) investing activities	1,144,618	(1,450,871)	(279,636)

Cash Flows from Financing Activities
Distributions to members	(2,133,341)	—	—
Advances (repayments) from (to) affiliates	519,717	(48,048)	(110,895)

Net cash used in financing activities	(1,613,624)	(48,048)	(110,895)

Net increase (decrease) in cash and cash equivalents	(1,489,484)	1,009,524	250,774
Cash and cash equivalents:
Beginning of year	1,690,946	681,422	430,648

End of year	$201,462	$1,690,946	$681,422

Supplemental Disclosure of Cash Flow Information
Interest paid	$158	$1,015	$19,078

The accompanying notes are an integral part of these combined financial statements.

Senior Lifestyle 2004 Portfolio

(SL Bella Terra, LLC, SL Barrington, LLC, SL Walden, LLC, SL Sage Harbor, LLC, SL Castle Pointe, LLC and SL Chancellor’s Village, LLC)

Notes to combined financial statements

NOTE 1.	NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:  The financial statements of Senior Lifestyle 2004 Portfolio combine certain wholly-owned limited liability companies of Senior Lifestyle Management, LLC. All significant intercompany balances and transactions have been eliminated in the presentation.

Nature of operations:  Included in these financial statements are SL Bella Terra, LLC (“Bella Terra”), a New Jersey limited liability company formed in March 2005, SL Barrington, LLC (“Lake Barrington Woods”), an Illinois limited liability company formed in March 2005, SL Walden, LLC (“Walden Place”), a Delaware limited liability company formed in October 2005, SL Sage Harbor, LLC (“Sage Harbor”), a Delaware limited liability company formed in October 2005, SL Castle Pointe, LLC (“Castle Pointe”), a Delaware limited liability company formed in October 2005, and SL Chancellor’s Village, LLC (“Chancellor’s Village”), an Illinois limited liability company formed in July 2005. These entities were formed to enter into leases for the purpose of operating a senior health care facility at each location.

Senior Lifestyle Management, LLC (the “Owner”), a Delaware limited liability company, was formed on June 11, 1997 to provide management and development services to senior living facilities throughout the United States. Under the terms of the Owner’s operating agreement, the Owner is to dissolve on the earlier of certain events occurring on or before December 31, 2047. Bella Terra, Lake Barrington Woods and Chancellor’s Village are wholly-owned by the Owner and the Owner is the sole member.

Bella Terra operates and leases a 215-unit/bed independent, assisted and special care facility located in Jackson, New Jersey. Under the terms of Bella Terra’s operating agreement, Bella Terra will terminate at the discretion of the Owner.

Lake Barrington Woods operates and leases a 192-unit independent and assisted living facility located in Lake Barrington, Illinois. Under the terms of Lake Barrington Woods’ operating agreement, Lake Barrington Woods will terminate at the discretion of the Owner.

Chancellor’s Village operates and leases a 187-unit independent and assisted living facility located in Fredericksburg, Virginia. Under the terms of Chancellor’s Village’s operating agreement, Chancellor’s Village will terminate at the discretion of the Owner.

An affiliate of the Owner, SL New York, LLC, is the sole member of Walden Place, Sage Harbor and Castle Pointe (the “New York Operators”) formed to lease and operate senior health care facilities located in the State of New York. The owners of SL New York, LLC are also members of the Owner, and except for restrictions imposed by laws of the State of New York, the Owner, rather than SL New York, LLC, would be the sole member of these New York Operators. At the time of formation of SL New York, LLC, an exclusive agency and nominee agreement was entered into between SL New York, LLC and the Owner to allow the Owner to retain all revenue and expenses of operating the New York Operators.

Walden Place operates and leases an 80-unit/bed assisted living and special care facility located in Cortland, New York. Under the terms of Walden Place’s operating agreement, Walden Place will terminate at the discretion of the Owner.

Sage Harbor operates and leases a 78-unit/bed assisted living and special care facility located in Webster, New York. Under the terms of Sage Harbor’s operating agreement, Sage Harbor will terminate at the discretion of the Owner.

Senior Lifestyle 2004 Portfolio

Castle Pointe operates and leases a 134-unit independent living facility located in Webster, New York. Under the terms of Castle Pointe’s operating agreement, Castle Pointe will terminate at the discretion of the Owner.

Cash and cash equivalents:  Cash and cash equivalents include cash on hand and in banks, demand deposits, and all other amounts with original maturities of three months or less. The Senior Lifestyle 2004 Portfolio maintains cash deposits at multiple banks, which throughout 2009 periodically exceeded federally insured deposit limits. The Senior Lifestyle 2004 Portfolio has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Receivables:  Accounts receivable are comprised of billed but uncollected amounts due for rents, resident services and other charges due from senior residents. Receivables are recorded at the Senior Lifestyle 2004 Portfolio’s estimate of the amounts that will ultimately be collected. The allowance for doubtful accounts is based on specific identification of uncollectible accounts and the Senior Lifestyle 2004 Portfolio’s historical collection experience. At December 31, 2009, 2008 and 2007, the allowance for doubtful accounts was $33,308, $11,860 and $20,753, respectively.

Prepaid expenses:  Prepaid expenses consist primarily of insurance and other expenses paid in advance and deposits.

Property and equipment:  Property and equipment are stated at cost. Property and equipment are depreciated over estimated useful lives on a straight-line basis, five to seven years. The cost of leasehold improvements is amortized on a straight-line basis over the shorter of estimated useful lives or the term of the related lease.

Deferred rent:  Certain operating leases contain fixed escalations of the minimum annual lease payments during the original terms of the lease. For these leases, the Senior Lifestyle 2004 Portfolio recognizes rental expense on a straight-line basis and records the difference between rent expense and the amount currently payable under the lease as deferred rent.

Revenue recognition:  Rental income is recognized as earned under resident leases that typically have terms of one year or less. Net resident service revenue consists of room and board and ancillary charges to residents for services such as nursing, therapy, meal preparation, housekeeping and laundry. Income from these services is recognized upon completion of the service. Any rental receipts received in advance are reflected as liabilities and included in rent advances and other.

Income taxes:  The Senior Lifestyle 2004 Portfolio is not subject to federal income tax because its income and losses are includable in the tax returns of their members, but may be subject to certain state taxes. Financial Accounting Standards Board (“FASB”) has provided guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This requires the evaluation of tax positions taken or expected to be taken in the course of preparing the entities’ tax returns to determine whether the tax positions are more-likely-than-not to be sustained when challenged or when examined by the applicable taxing authority.

The Senior Lifestyle 2004 Portfolio adopted the provisions of the Accounting for Uncertainty in Income Taxes section of the Income Taxes Topic of the FASB Accounting Standards Codification on January 1, 2009. For the year ended December 31, 2009, management has determined that there are no material uncertain tax positions.

Tax returns filed by the entity generally are subject to examination by U.S. and state taxing authorities for the years ended after December 31, 2005.

Use of estimates:  In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date

Senior Lifestyle 2004 Portfolio

of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash, security deposits:  The Senior Lifestyle 2004 Portfolio has in the past received security deposits from residents in independent and assisted living facilities. Cash, security deposits consists of separate security deposit accounts that must be maintained pursuant to certain states’ regulations.

Subsequent events:  The Senior Lifestyle 2004 Portfolio has evaluated subsequent events for potential recognition and/or disclosure through April 20, 2010, the date the combined financial statements were available to be issued.

NOTE 2.	LEASEHOLD IMPROVEMENTS AND EQUIPMENT

A summary of leasehold improvements and equipment at December 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007

Leasehold improvements	$338,922	$317,784	$249,594
Furniture and fixtures	658,484	469,681	451,066
Equipment	419,408	393,307	382,575
	1,416,814	1,180,772	1,083,235
Accumulated depreciation and amortization	(736,320)	(541,756)	(358,610)

	$680,494	$639,016	$724,625

NOTE 3.	ACCRUED EXPENSES

Accrued expenses and other at December 31, 2009, 2008 and 2007 consist of:

	2009	2008	2007

Compensation	$711,558	$640,417	$523,869
Real estate taxes—additional rent	239,524	310,214	374,132
Other	200,141	202,074	220,690

	$1,151,223	$1,152,705	$1,118,691

NOTE 4.	RELATED-PARTY TRANSACTIONS AND LEASES

The Senior Lifestyle 2004 Portfolio has entered into various operating leases with affiliates of the Companies (the “Landlords”). Each lease has a two to five-year term with expirations through June 2013. The terms of the leases generally provide for the payment of base rent and all operating expenses and taxes.

The Landlords, under the terms of each of the above Senior Lifestyle 2004 Portfolio leases, have made available a $2,000,000 line of credit per property for a total available line of credit of $12,000,000. The lines of credit accrue interest at the prime rate (3.25 percent, 3.25 percent, and 7.00 percent at December 31, 2009, 2008 and 2007, respectively) and are due in full upon the earlier of the expiration or termination of the leases. Monthly payment of interest and principal are due based on available cash flow, as defined. No distributions to the Owner can occur if any outstanding loan balance exists.

The rent terms and lines of credit of the Owner are cross-collateralized by the collective cash flow of the other subsidiaries of the Owner (who have similar businesses to the Senior Lifestyle 2004 Portfolio), such that any distribution from a subsidiary to the Owner is subordinate to the outstanding unpaid rent and unpaid principal and accrued interest (as defined) on the line of credit due to the Landlords. In the

Senior Lifestyle 2004 Portfolio

event a subsidiary is in default of any rent payment or any payment under the lines of credit, then all distributions paid by the subsidiary to the Owner during any preceding 12-month period are required to be returned to the subsidiary to be paid to the Landlord. Amounts drawn under the lines of credit at December 31, 2009, 2008 and 2007 were $0, $65,000 and $65,000, respectively, and any amounts for the Senior Lifestyle 2004 Portfolio are included in Due to Landlord in the accompanying combined balance sheets.

Other

Minimum lease payments to be paid in the future under current lease agreements are as follows:

2010	$12,653,903
2011	13,159,564
2012	13,666,339
2013	6,516,570
2014	—

$45,996,376

The leases above contain provisions for scheduled rent increases during the term of the respective leases. Included in deferred rent are $1,479,311, $681,114, and $221,021 of such increases at December 31, 2009, 2008 and 2007, respectively, which will be paid in the future.

Certain of the leases with the Senior Lifestyle 2004 Portfolio require percentage rent, as defined. These amounts are listed as follows:

	Percentage rent	Percentage rent	Percentage rent
	incurred as of	incurred as of	incurred as of
	December 31,	December 31,	December 31,
	2009	2008	2007

Bella Terra	$—	$3,559	$5,513
Barrington	62,833	134,945	72,000
Walden Place	47,929	32,900	5,000
Sage Harbor	8,645	20,520	—
Castle Pointe	30,731	38,642	11,000
Chancellor’s Village	—	—	—

	$150,138	$230,566	$93,513

Pursuant to various management agreements, the Senior Lifestyle 2004 Portfolio pays management fees to the Owner. The management fees are either four percent of gross revenue or the market rate fee, as defined in the respective management agreements. For the years ended December 31, 2009, 2008 and 2007, $1,389,222, $1,407,729 and $1,241,886 were incurred, of which $3,250, $2,758 and $6,140 was unpaid at December 31, 2009, 2008 and 2007.

The amounts due from affiliates of $0, $1,380,660, and $27,326 at December 31, 2009, 2008 and 2007, respectively, consist of advances to affiliates for working capital purposes.

The amounts due to affiliates of $547,430, $27,713 and $75,761 at December 31, 2009, 2008 and 2007, respectively, consist of amounts received from affiliates for working capital purposes as well as management fees payable to the Owner.

The amounts due from the Landlords of $58,338 at December 31, 2009 and Due to the Landlords of $1,911,858 and $870,769 at December 31, 2008 and 2007, respectively, consist of advances to or from the Landlords for various obligations under the leases of the Senior Lifestyle 2004 Portfolio.

Senior Lifestyle 2004 Portfolio

Amounts due to/from affiliates are non-interest bearing and due on demand.

Distributions to members in the year ending December 31, 2009 of $2,133,341 were made utilizing cash on hand and repayments of advances received from related parties.

NOTE 5.	401(K) SAVINGS PLAN

The Senior Lifestyle 2004 Portfolio has created a 401(k) savings plan for all employees who are at least 21 years of age and have been employed in excess of one month. The Senior Lifestyle 2004 Portfolio reserves the right to make matching contributions at a rate determined by management, not to exceed $1,500 per employee. Employees who participate in the plan vest in it for a six-year period commencing in year two. The Senior Lifestyle 2004 Portfolio’s contributions for the years ended December 31, 2009, 2008 and 2007 were $24,291, $25,886 and $5,305, respectively, and are included in salaries and employee benefits expenses.

NOTE 6.	COMMITMENTS AND CONTINGENCIES

The Senior Lifestyle 2004 Portfolio purchases professional and general liability insurance to cover malpractice claims. There are no known claims or litigation arising from services provided to residents.

Senior Lifestyle Jupiter, L.P.

Condensed balance sheets

March 31, 2010 and December 31, 2009
(Unaudited)

	March 31,	December 31,
	2010	2009*

Assets
Current assets
Cash and cash equivalents	$1,071,081	$1,773,413
Accounts receivable	43,937	42,053
Prepaid expenses	153,159	145,502
Mortgage escrows	366,936	261,205

Total current assets	1,635,113	2,222,173

Property and equipment:
Land	2,362,173	2,362,173
Buildings	27,085,490	27,078,987
Furniture, fixtures and equipment	1,514,638	1,468,352
Accumulated depreciation	(6,967,158)	(6,717,084)

	23,995,143	24,192,428

Due from affiliates	312,851	248,299

Deferred costs	291,649	323,151

	$26,234,756	$26,986,051

Liabilities and partners’ capital (deficit)
Current liabilities
Mortgage payable—current portion	$380,099	$247,828
Accounts payable	180,267	209,124
Accrued expenses	311,252	259,204
Prepaid rent	187,244	183,041
Advance deposits	8,000	8,000

Total current liabilities	1,066,862	907,197

Mortgage payable	32,644,901	32,777,172
Due to affiliates	26,891	24,785
Deferred entrance fees	874,095	913,970

	33,545,887	33,715,927
Partners’ capital (deficit)	(8,377,993)	(7,637,073)

	$26,234,756	$26,986,051

See notes to condensed financial statements.

* Derived from audited financial statements.

Senior Lifestyle Jupiter, L.P.

Condensed statements of operations

For the three month periods ended March 31, 2010 and 2009
(Unaudited)

	March 31,	March 31,
	2010	2009

Sales and revenue:
Rental income	$1,888,054	$1,884,620
Net resident services	270,132	253,833
Membership fees	113,975	124,275
Interest income	518	1,329

	2,272,679	2,264,057
Operating expenses:
Salaries and related payroll costs	559,437	539,363
Administrative and general	272,991	296,742
Utilities	92,991	135,067
Real estate taxes	81,369	80,275
Property management fees	113,608	113,136
Repairs and maintenance	71,019	64,223
Marketing	17,827	14,609
Insurance expense	95,310	100,151
Depreciation	250,074	250,074
Amortization	31,503	34,272

	1,586,129	1,627,912
Other expense:
Interest expense	177,470	184,035

Net income	$509,080	$452,110

See notes to condensed financial statements.

Senior Lifestyle Jupiter, L.P.

Condensed statements of cash flows

For the three month periods ended March 31, 2010 and 2009
(Unaudited)

	March 31,	March 31,
	2010	2009

Cash flows from operating activities
Net income	$509,080	$452,110
Depreciation and amortization	281,577	284,346
Amortization of membership contracts	(113,975)	(124,275)
Changes in:
Real estate tax and interest escrow	(91,315)	108,137
Accounts receivable	(1,883)	4,163
Prepaid expenses	(7,657)	1,362
Accounts payable	(28,862)	298,048
Accrued expenses and other	52,049	28,632
Advance deposits and prepaid rent	4,203	(3,889)
Increase in deferred revenue and refundable entrance fees	74,100	134,630

Net cash provided by operating activities	677,317	1,183,264
Cash flows from investing activities
Replacement reserve deposits	(14,416)	(14,666)
Additions to property and equipment	(52,787)	(2,312)

Net cash used in investing activities	(67,203)	(16,978)

Cash flows from financing activities
Advances (repayments) from (to) affiliates	(62,446)	24,138
Payment of deferred mortgage costs		(765)
Distributions to partners	(1,250,000)	(500,000)

Net cash used in financing activities	(1,312,446)	(476,627)

Increase (decrease) in cash and cash equivalents	(702,332)	689,659
Cash and cash equivalents:
Beginning of period	1,773,413	221,622

End of period	$1,071,081	$911,281

Supplemental disclosure of cash flow information
Interest paid	$188,962	$150,521

See notes to condensed financial statements.

Senior Lifestyle Jupiter, L.P.

Notes to condensed financial statements

NOTE 1.	PARTNERSHIP FORMATION AND ORGANIZATION

Senior Lifestyle Jupiter, L.P. (the Partnership), an Illinois limited partnership, was originally formed in 1992 as Mangrove Bay Master Limited Partnership (MBMLP). On June 30, 1999, the MBMLP partnership agreement was amended and restated to provide for, among other things, a name change and admittance of additional partners. The Partnership was formed to develop, own, and operate an independent and assisted senior living community located in Jupiter, Florida. The community is comprised of 101 independent living units, 54 assisted living units and 26 single-story villas and two guest suites. The 26 single-story villas were sold in 2002.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents:  Cash and cash equivalents includes cash on hand and in banks, demand deposits and all other amounts with original maturities of three months or less. The Partnership maintains its cash in bank deposit accounts with balances which, at times, may have exceeded federally insured limits. The Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts receivable:  Accounts receivable is comprised of billed but uncollected amounts due for rents, resident services and other charges. Receivables are recorded at an estimate of the amounts that will ultimately be collected. The allowance for doubtful accounts (if any) is based on specific identification of uncollectible accounts and the Partnership’s historical collection experience. At March 31, 2010 and December 31, 2009, the allowance for doubtful accounts was $0 and $1,844, respectively.

Property and equipment:  Depreciation of buildings, related improvements and land improvements is computed using the straight-line method over the estimated useful lives from 15 to 40 years. Depreciation of furniture, fixtures and equipment is computed using the straight-line method over the estimated useful lives from five to seven years.

Impairment:  Long-lived assets, such as investment property, and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. if the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment charges were required at March 31, 2010 and December 31, 2009.

Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Revenue recognition:  Rental income is recognized as earned under tenant leases that typically have terms of one year or less. Amounts received in advance are deferred as prepaid rent. Net resident services revenue consists of ancillary charges to tenants for services related to personal care and assistance with activities of daily living. Income from these services is recognized upon completion of the service.

Income taxes:  The Partnership is not subject to federal income tax because its income and losses are, includable in the tax returns of its partners, but may be subject to certain state taxes. The Partnership evaluates tax positions taken or expected to be taken in the course of preparing the entity’s tax returns

Senior Lifestyle Jupiter, L.P.

to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable taxing authority.

The Partnership adopted the provisions of the Accounting for Uncertainty in Income Taxes section of the Income Taxes Topic of the FASB Accounting Standards Codification on January 1, 2009. Management has determined that there are no material uncertain income tax positions.

Tax returns filed by the entity generally are subject to examination by U.S. and state taxing authorities for years ended after December 31, 2005.

Deferred and refundable entrance fees:  Residents of the rented units generally enter into membership contracts whereby the resident pays an entrance fee. Under most membership agreements, 10 to 50 percent of entrance fees are refundable to the resident in accordance with the Partnership’s residency agreements.

The remaining amount of the entrance fees is accounted for as deferred revenue included in the balance of other liabilities, and 10 to 50 percent is recognized each year, depending on the agreement, ($113,975 and $124,275 for the three month periods ending March 31, 2010 and 2009, respectively) as membership fee revenue. At March 31, 2010 and December 31, 2009, the deferred revenue and refundable deposits were:

	March 31,	December 31,
	2010	2009

Deferred entrance fees	$345,925	$359,850
Refundable entrance fees	528,170	554,120

	$874,095	$913,970

The Partnership does not have any additional obligation to perform future services related to these membership contracts.

Deferred costs:  Loan fees and costs incurred in connection with obtaining the mortgage loan have been capitalized and are being amortized over the term of the loan using the straight-line method. At March 31, 2010 and December 31, 2009, accumulated amortization totaled $168,709 and $145,703.

Use of estimates:  In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions which affect amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Subsequent events:  The Partnership has evaluated subsequent events for potential recognition and/or disclosure through June 8, 2010, the date the financial statements were available to be issued.

NOTE 3.	LONG TERM DEBT

On June 29, 2005, the Partnership amended and restated the existing promissory note and the guaranty which required monthly payments of interest and, commencing July 10, 2006, principal payments in the amount of $31,871. The loan provided for interest at varying rates, as defined (7.24 percent at December 31, 2007). The loan was guaranteed by William B. Kaplan and James B. Klutznick (the Guarantors) for the payment of losses to the lender for recourse obligations (as defined) and for the outstanding loan balance to the extent of breach of certain representations, warranties and performance.

During 2007, the Partnership paid an extension fee of $61,624 and exercised its option to extend the loan to January 23, 2008. On January 22, 2008, the Partnership entered into the Tenth Extension and Modification Agreement which extended the loan to March 24, 2008. In March 2008, the Partnership

Senior Lifestyle Jupiter, L.P.

entered into the Eleventh Extension and Modification Agreement which extended the maturity date of the loan until May 24, 2008.

On June 5, 2008, the Partnership refinanced the existing loan with a new mortgage loan in the principal amount of $33,025,000. The new mortgage loan requires monthly payments of real estate tax, replacement reserve escrows and interest only computed on a variable rate, as defined, through June 1, 2010 at which time monthly payments of mortgage escrows, principal and interest are required through June 1, 2013 (maturity date). The Partnership has the option to convert the loan to a fixed interest rate and modify the terms of the loan, as defined, provided certain conditions are met. The loan is secured by a mortgage, a security interest in the cash and escrow accounts and a collateral assignment of all rents and leases. The Partnership has the option to prepay the loan subject to prepayment penalties, as defined.

Principal maturities of long-term debt as of December 31, 2009 are as follows:

2010	$247,828
2011	517,492
2012	537,720
2013	31,721,960

$33,025,000

NOTE 4.	RELATED-PARTY TRANSACTIONS

The Partnership had the following unsecured amounts due to affiliates at March 31, 2010 and December 31, 2009:

	March 31,	December 31,
	2010	2009

Senior Lifestyle Corporation	$21,123	$15,375
SL Jupiter, LLC	3,145	3,145
Due to others	2,623	6,265

	$26,891	$24,785

The Partnership had the following unsecured amounts due from affiliates at March 31, 2010 and December 31, 2009:

	March 31,	December 31,
	2010	2009

Mangrove Bay Investors, L.L.C.	$24,650	$24,650
Mangrove Bay Property Owners Association, Inc.	283,649	223,649
Due from others	4,552	—

	$312,851	$248,299

All affiliates referenced above are related to the Partnership through common ownership and management. Amounts due from Mangrove Bay Property Owners Association, Inc. will be collected based on available cash flow. The Partnership has agreements with Senior Lifestyle Management, L.L.C. (SLM), for management of the facility. The Partnership pays a management fee to SLM equal to 5 percent of gross rental income. The amount incurred for management fees was $113,608 and $113,136 at March 31, 2010 and March 31, 2009, respectively.

Senior Lifestyle Jupiter, L.P.

Additionally, Walton entered into a consulting agreement with SLM for a fee equal to 10 percent of the management fees received by SLM from the Partnership in connection with the management and operation of the community, provided the fees received exceed 4 percent of the gross receipts of the Partnership.

Any time after December 31, 2006, Mangrove Bay Investors, LLC or Walton may elect to cause a sale of all the assets of the Partnership to a third party pursuant to certain requirements. Either Mangrove Bay or Walton, as part of the arrangement, may purchase the other’s interest, as defined.

Distributions to members for the quarter ending March 31, 2010, of $1,250,000 were made utilizing cash on hand and cash flow from operating activities.

NOTE 5.	COMMITMENTS

The Partnership is subject to quarterly and special assessments from Mangrove Bay Property Owners Association, Inc. (the Association) for its allocable share of common area grounds expenses of the community. During the three month periods ending March 31, 2010 and 2009, the Partnership was billed approximately $41,000 and $39,000, respectively, related to these costs.

NOTE 6.	PARTNERSHIP AGREEMENT

On June 25, 2004, the Partnership Amended and Restated its Agreement of Limited Partnership (Amended Agreement) to provide for all profit, loss and distributions to be allocated in proportion to partners ownership interests as follows:

SL Jupiter, LLC (General Partner)	0.188%
Mangrove Bay Investors, L.L.C. (Limited Partner) (“Mangrove”)	43.676%
Senior Lifestyle Contribution Company, L.L.C. (Limited Partner) (“SLCC”)	6.230%
Walton SL Jupiter Investors IV, L.L.C. (Limited Partner) (“Walton”)	49.906%

The partnership agreement provides for a 20 percent return, compounded monthly, on all capital contributions and partner loans made by Walton. All amounts owed to affiliates of the Partnership at June 1, 2004 are subordinate to this return. This return was distributed to Walton in its entirety in 2008.

Effective January 1, 2006, the partners executed an amendment to the Amended and Restated Agreement of Limited Partnership that provides for allocations as follows:

a.  Profits are generally allocated to the extent of losses and distributions previously allocated; the remainder in proportion to the Partnership ownership percentages.

b.  Losses are allocated to the extent of profits previously allocated; the remainder in proportion to the Partnership ownership percentages.

c.  Distributions are allocated to the partners in accordance with the terms of Amended Agreement and provide for preferential returns based on the performance of the Partnership (as defined). In July 2006, SLCC assigned some of its preferential returns to Senior Lifestyle CI-II, LLC (SLCI), an affiliate. Distributions are allocated as follows:

(i)  To all partners pro rata until Walton has received a 20 percent return (as defined).

(ii)  To SLCI and Walton, at 9.98 and 39.92 percent of the distributable cash, respectively, the remainder to General Partner, Mangrove, SLCC based on ownership percentages until Walton receives a 25 percent return (as defined).

Senior Lifestyle Jupiter, L.P.

(iii)  To SLCI and Walton, at 12.47 and 37.43 percent of the distributable cash, respectively, the remainder to General Partner, Mangrove, SLCC based on ownership percentages until Walton receives a 30 percent return (as defined).

(iv)  To SLCI and Walton, at 14.97 and 34.93 percent of the distributable cash, respectively, the remainder to General Partner, Mangrove, SLCC based on ownership percentages.

NOTE 7.	CONTINGENCIES

The Partnership is subject to legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to these actions will not materially affect the Partnership’s financial statements.

Senior Lifestyle Jupiter, L.P.

Independent auditors’ report

To the Partners
Senior Lifestyle Jupiter, L.P.

We have audited the accompanying balance sheets of Senior Lifestyle Jupiter, L.P. as of December 31, 2009, 2008 and 2007, and the related statements of operations, changes in partners’ capital (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Senior Lifestyle Jupiter, L.P. as of December 31, 2009, 2008 and 2007, and the results of its operations, changes in partners’ capital (deficit) and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Chicago, Illinois
March 22, 2010

Senior Lifestyle Jupiter, L.P.

Balance sheet

December 31, 2009, 2008 and 2007

	2009	2008	2007

Assets
Current Assets
Cash and cash equivalents	$1,773,413	$221,622	$332,189
Accounts receivable	42,053	42,866	87,183
Prepaid expenses	145,502	598,223	209,618
Mortgage escrows	261,205	221,944	—

Total current assets	2,222,173	1,084,655	628,990

Property and Equipment:
Land	2,362,173	2,362,173	2,362,173
Buildings	27,078,987	26,886,767	26,789,311
Furniture, fixtures and equipment	1,468,352	1,478,297	1,356,575
Accumulated depreciation	(6,717,084)	(5,743,613)	(4,743,395)

	24,192,428	24,983,624	25,764,664

Due from Affiliates	248,299	387,801	185,367

Deferred Costs	323,151	417,075	10,271

	$26,986,051	$26,873,155	$26,589,292

Liabilities and Partners’ Capital (Deficit)
Current Liabilities
Mortgage payable—current portion	$247,828	$—	$24,426,320
Accounts payable	209,124	156,233	148,036
Accrued expenses	259,204	184,861	388,530
Prepaid rent	183,041	131,120	125,567
Advance deposits	8,000	11,500	13,500

Total current liabilities	907,197	483,714	25,101,953

Mortgage payable	32,777,172	33,025,000	—
Due to affiliates	24,785	14,848	19,200
Deferred entrance fees	913,970	991,255	1,267,740

	33,715,927	34,031,103	1,286,940

Partners’ Capital (Deficit)	(7,637,073)	(7,641,662)	200,399

	$26,986,051	$26,873,155	$26,589,292

See Notes to Financial Statements.

Senior Lifestyle Jupiter, L.P.

Statement of operations

Years ended December 31, 2009, 2008 and 2007

	2009	2008	2007

Sales and revenue:
Rental income	$7,512,856	$7,491,856	$7,705,893
Net resident services	983,340	860,072	842,601
Membership fees	467,660	461,460	465,460
Interest income	6,485	12,969	16,456

	8,970,341	8,826,357	9,030,410

Operating expenses:
Salaries and related payroll costs	2,171,078	2,134,101	2,363,263
Administrative and general	1,127,113	1,320,047	1,242,530
Utilities	559,414	579,585	559,417
Real estate taxes	312,559	305,921	284,647
Property management fees	448,193	440,536	450,698
Repairs and maintenance	317,401	358,410	157,584
Marketing	73,869	85,278	71,140
Insurance expense	432,451	425,663	568,519
Depreciation	973,471	1,000,218	982,778
Amortization	98,029	178,356	87,826

	6,513,578	6,828,115	6,768,402

Other expense:
Interest expense	(952,174)	(1,401,692)	(1,989,196)

Net income	$1,504,589	$596,550	$272,812

See Notes to Financial Statements.

Senior Lifestyle Jupiter, L.P.

Statement of changes in partners’ capital (deficit)

Years ended December 31, 2009, 2008 and 2007

	General	Limited
	Partner	Partners	Total

Balance, January 1, 2007	$(136)	$(72,277)	$(72,413)
Net income	513	272,299	272,812

Balance, December 31, 2007	377	200,022	200,399
Net income	1,122	595,428	596,550
Distributions	(15,864)	(8,422,747)	(8,438,611)

Balance, December 31, 2008	(14,365)	(7,627,297)	(7,641,662)
Net income	2,829	1,501,760	1,504,589
Distributions	(2,820)	(1,497,180)	(1,500,000)

Balance, December 31, 2009	$(14,356)	$(7,622,717)	$(7,637,073)

See Notes to Financial Statements.

Senior Lifestyle Jupiter, L.P.

Statement of cash flows

Years ended December 31, 2009, 2008 and 2007

	2009	2008	2007

Cash Flows from Operating Activities
Net income	$1,504,589	$596,550	$272,812
Depreciation and amortization	1,071,500	1,178,574	1,070,604
Amortization of membership contracts	(467,660)	(461,460)	(465,460)
Changes in:
Real estate tax and interest escrow	18,713	83,937	—
Accounts receivable	813	44,317	11,494
Prepaid expenses	452,721	(388,605)	55,989
Other assets	—	—	71,065
Accounts payable	52,892	8,196	(57,678)
Accrued expenses and other	74,343	(203,669)	(306)
Advance deposits and prepaid rent	48,421	3,553	110,099
Increase in deferred revenue and refundable entrance fees	549,740	536,000	564,200
Refunds of membership entrance fees	(159,365)	(351,025)	(374,700)

Net cash provided by operating activities	3,146,707	1,046,368	1,258,119

Cash Flows from Investing Activities
Replacement reserve deposits	(57,974)	(68,674)	—
Additions to property and equipment	(182,276)	(219,178)	(226,748)
Real estate tax escrow funded from debt proceeds	—	(237,206)	—

Net cash used in investing activities	(240,250)	(525,058)	(226,748)

Cash Flows from Financing Activities
Proceeds from mortgage loan, net of escrows funded	—	33,025,000	—
Mortgage principal payments	—	(24,426,320)	(382,453)
Advances to affiliates	149,439	(206,786)	(400,675)
Payment of deferred mortgage costs	(4,105)	(585,160)	(61,624)
Distributions to partners	(1,500,000)	(8,438,611)	—

Net cash used in financing activities	(1,354,666)	(631,877)	(844,752)

Increase (decrease) in cash and cash equivalents	1,551,791	(110,567)	186,619
Cash and cash equivalents:
Beginning of year	221,622	332,189	145,570

End of year	$1,773,413	$221,622	$332,189

Supplemental Disclosure of Cash Flow Information Interest paid	$812,158	$1,550,011	$2,014,024

See Notes to Financial Statements

Senior Lifestyle Jupiter, L.P.

Notes to financial statements

NOTE 1.	PARTNERSHIP FORMATION AND ORGANIZATION

Senior Lifestyle Jupiter, L.P. (“SL Jupiter”), an Illinois limited partnership, was originally formed in 1992 as Mangrove Bay Master Limited Partnership (the “MBMLP”). On June 30, 1999, the MBMLP partnership agreement was amended and restated to provide for, among other things, a name change and admittance of additional partners. SL Jupiter was formed to develop, own, and operate an independent and assisted senior living community located in Jupiter, Florida. The community is comprised of 101 independent living units, 54 assisted living units and 26 single-story villas and two guest suites. The 26 single-story villas were sold in 2002.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents:  Cash and cash equivalents include cash on hand and in banks, demand deposits and all other amounts with original maturities of three months or less. SL Jupiter maintains its cash in bank deposit accounts with balances which, at times, may have exceeded federally insured limits. SL Jupiter believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts receivable:  Accounts receivable is comprised of billed but uncollected amounts due for rents, resident services and other charges. Receivables are recorded at an estimate of the amounts that will ultimately be collected. The allowance for doubtful accounts (if any) is based on specific identification of uncollectible accounts and SL Jupiter’s historical collection experience. At December 31, 2009, 2008 and 2007, the allowance for doubtful accounts was $1,844, $0 and $25,434, respectively.

Property and equipment:  Depreciation of buildings, related improvements and land improvements is computed using the straight-line method over the estimated useful lives from 15 to 40 years. Depreciation of furniture, fixtures and equipment is computed using the straight-line method over the estimated useful lives from five to seven years.

Impairment:  Long-lived assets, such as investment property, and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment charges were required at December 31, 2009, 2008 and 2007.

Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Revenue recognition:  Rental income is recognized as earned under tenant leases that typically have terms of one year or less. Amounts received in advance are deferred as prepaid rent. Net resident services revenue consists of ancillary charges to tenants for services related to personal care and assistance with activities of daily living. Income from these services is recognized upon completion of the service.

Income taxes:  SL Jupiter is not subject to federal income tax because its income and losses are includable in the tax returns of its partners, but may be subject to certain state taxes. SL Jupiter evaluates tax positions taken or expected to be taken in the course of preparing the entity’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable taxing authority.

Senior Lifestyle Jupiter, L.P.

SL Jupiter adopted the provisions of the Accounting for Uncertainty in Income Taxes section of the Income Taxes Topic of the FASB Accounting Standards Codification on January 1, 2009. For the year ended December 31, 2009, management has determined that there are no material uncertain income tax positions.

Tax returns filed by the entity generally are subject to examination by U.S. and state taxing authorities for years ended after December 31, 2005.

Deferred and refundable entrance fees:  Residents of rented units generally enter into membership contracts whereby the resident pays an entrance fee. Under most membership agreements, ten to 50 percent of entrance fees are refundable to the resident in accordance with SL Jupiter’s residency agreements.

The remaining amount of the entrance fees is accounted for as deferred revenue included in the balance of other liabilities, and 10 to 50 percent is recognized each year, depending on the agreement, ($467,660, $461,460 and $465,460 in 2009, 2008 and 2007, respectively) as membership fee revenue. At December 31, 2009, 2008 and 2007, the deferred revenue and refundable deposits were:

	2009	2008	2007

Deferred entrance fees	$359,850	$393,485	$556,820
Refundable entrance fees	554,120	597,770	710,920

	$913,970	$991,255	$1,267,740

Deferred entrance fees to be recognized as revenue in the future:
2010			$255,850
2011			104,000

			$359,850

SL Jupiter does not have any additional obligation to perform future services related to these membership contracts.

Deferred costs:  Loan fees and costs incurred in connection with obtaining the mortgage loan have been capitalized and are being amortized over the term of the loan using a straight-line method. At December 31, 2009, 2008 and 2007, accumulated amortization totaled $145,703, $53,201 and $51,353, respectively.

Use of estimates:  In preparing financial statements in conformity with GAAP, management makes estimates and assumptions which affect amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Subsequent events:  SL Jupiter has evaluated subsequent events for potential recognition and/or disclosure through March 22, 2010, the date the financial statements were available to be issued.

NOTE 3.	LONG TERM DEBT

On June 29, 2005, SL Jupiter amended and restated the existing promissory note and the guaranty which required monthly payments of interest and, commencing July 10, 2006, principal payments in the amount of $31,871. The loan provided for interest at varying rates, as defined (7.24 percent at December 31, 2007). The loan was guaranteed by William B. Kaplan and James B. Klutznick (the “Guarantors”) for the payment of losses to the lender for recourse obligations (as defined) and for the outstanding loan balance to the extent of breach of certain representations, warranties and performance.

Senior Lifestyle Jupiter, L.P.

During 2007, SL Jupiter paid an extension fee of $61,624 and exercised its option to extend the loan to January 23, 2008. On January 22, 2008, SL Jupiter entered into the Tenth Extension and Modification Agreement which extended the loan to March 24, 2008. In March 2008, SL Jupiter entered into the Eleventh Extension and Modification Agreement which extended the maturity date of the loan until May 24, 2008.

On June 5, 2008, SL Jupiter refinanced the existing loan with a new mortgage loan in the principal amount of $33,025,000. The new mortgage loan requires monthly payments of real estate tax, replacement reserve escrows and interest only computed on a variable rate, as defined, through June 1, 2010 at which time monthly payments of mortgage escrows, principal and interest are required through June 1, 2013 (maturity date). SL Jupiter has the option to convert the loan to a fixed interest rate and modify the terms of the loan, as defined, provided certain conditions are met. The loan is secured by a mortgage, a security interest in the cash and escrow accounts and a collateral assignment of all rents and leases. SL Jupiter has the option to prepay the loan subject to prepayment penalties, as defined.

Principal maturities of long-term debt are as follows:

2010	$247,828
2011	517,492
2012	537,720
2013	31,721,960

$33,025,000

NOTE 4.	RELATED-PARTY TRANSACTIONS

SL Jupiter had the following unsecured amounts due to affiliates at December 31, 2009, 2008 and 2007:

	2009	2008	2007

Senior Lifestyle Corporation	$15,375	$8,498	$14,596
SL Jupiter, LLC	3,145	3,145	3,145
Due to others	6,265	3,205	1,459

	$24,785	$14,848	$19,200

SL Jupiter had the following unsecured amounts due from affiliates at December 31, 2009, 2008 and 2007:

	2009	2008	2007

Mangrove Bay Investors, L.L.C.	$24,650	$150,650	$88,912
Mangrove Bay Property Owners Association, Inc.	223,649	227,292	84,305
Senior Lifestyle Corporation	—	—	11,400
SL Jupiter, LLC	—	—	750
Due from others	—	9,859	—

	$248,299	$387,801	$185,367

All affiliates referenced above are related to SL Jupiter through common ownership and management. Amounts due from Mangrove Bay Property Owners Association, Inc. will be collected based on available cash flow. SL Jupiter has agreements with Senior Lifestyle Management, LLC (“SLM”), for management of the facility. SL Jupiter pays a management fee to SLM equal to five percent of gross

Senior Lifestyle Jupiter, L.P.

rental income. The amount incurred for management fees was $448,193, $440,536 and $450,698 at December 31, 2009, 2008 and 2007, respectively.

Additionally, Walton entered into a consulting agreement with SLM for a fee equal to ten percent of the management fees received by SLM from SL Jupiter in connection with the management and operation of the community, provided the fees received exceed four percent of the gross receipts of SL Jupiter.

Any time after December 31, 2006, Mangrove Bay Investors, LLC or Walton may elect to cause a sale of all the assets of SL Jupiter to a third party pursuant to certain requirements. Either Mangrove Bay or Walton, as part of the arrangement, may purchase the other’s interest, as defined.

NOTE 5.	COMMITMENTS

SL Jupiter is subject to quarterly and special assessments from Mangrove Bay Property Owners Association, Inc. (the Association) for its allocable share of common area grounds expenses of the community. During 2009, 2008 and 2007, SL Jupiter was billed approximately $156,000, $214,000 and $121,000, respectively, related to these costs.

NOTE 6.	PARTNERSHIP AGREEMENT

On June 25, 2004, SL Jupiter amended and restated its agreement of limited partnership (Amended Agreement) to provide for all profit, loss and distributions to be allocated in proportion to partners ownership interests as follows:

SL Jupiter, LLC (General Partner)	0.188%
Mangrove Bay Investors, L.L.C. (Limited Partner) (“Mangrove”)	43.676%
Senior Lifestyle Contribution Company, L.L.C. (Limited Partner) (“SLCC”)	6.230%
Walton SL Jupiter Investors IV, L.L.C. (Limited Partner) (“Walton”)	49.906%

The Amended Agreement provides for a 20 percent return, compounded monthly, on all capital contributions and partner loans made by Walton. All amounts owed to affiliates of SL Jupiter at June 1, 2004 are subordinate to this return. This return was distributed to Walton in its entirety in 2008.

Effective January 1, 2006, the partners executed an amendment to the Amended Agreement that provides for allocations as follows:

a.  Profits are generally allocated to the extent of losses and distributions previously allocated; the remainder in proportion to SL Jupiter ownership percentages.

b.  Losses are allocated to the extent of profits previously allocated; the remainder in proportion to SL Jupiter ownership percentages.

c.  Distributions are allocated to the partners in accordance with the terms of Amended Agreement and provide for preferential returns based on the performance of SL Jupiter (as defined). In July 2006, SLCC assigned some of its preferential returns to Senior Lifestyle CI-II, LLC (SLCI), an affiliate. Distributions are allocated as follows:

(i)  To all partners pro rata until Walton has received a 20 percent return (as defined).

(ii)  To SLCI and Walton, at 9.98 and 39.92 percent of the distributable cash, respectively, the remainder to General Partner, Mangrove, SLCC based on ownership percentages until Walton receives a 25 percent return (as defined).

(iii)  To SLCI and Walton, at 12.47 and 37.43 percent of the distributable cash, respectively, the remainder to General Partner, Mangrove, SLCC based on ownership percentages until Walton receives a 30 percent return (as defined).

Senior Lifestyle Jupiter, L.P.

(iv)  To SLCI and Walton, at 14.97 and 34.93 percent of the distributable cash, respectively, the remainder to General Partner, Mangrove, SLCC based on ownership percentages.

NOTE 7.	CONTINGENCIES

SL Jupiter is subject to legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to these actions will not materially affect SL Jupiter’s financial statements.

Appendix A—Prior performance tables

The information that follows, including the tables set forth on subsequent pages, is based on information contained in the filings CNL Retirement and CNL Hotels made with the SEC. The information regarding the historical investment performance of CNL Retirement and CNL Hotels is not a guarantee or prediction of the returns that we may achieve in the future. We can offer no assurance that we will replicate the historical performance of CNL Retirement or CNL Hotels. CNL Financial Group, Inc. and its affiliates are not sponsors of and have no affiliation with our company, have not participated in the preparation of this prospectus and are not endorsing our company or an investment in our common stock. For additional information regarding the prior performance of CNL Retirement and CNL Hotels, please refer to the narrative prior performance summary contained in the prospectus under the heading “Prior Performance Summary.”

The following table presents the operating results for CNL Retirement for the periods shown as well as tax and distribution data for these same periods that would have been applicable to a $1,000 investment in CNL Retirement’s common stock. We believe that the investment objectives of CNL Retirement were similar to our investment objectives, primarily because CNL Retirement invested in the same types of properties that we intend to acquire, although CNL Retirement’s common stock was not listed on a national securities exchange and did not trade and we expect our common stock to trade on the NYSE.

Operating Results of CNL Retirement

	2004	2005	2006
	(note 5)	(note 2)	(note 2)

Gross revenue	$259,818,000	$381,074,000	$322,662,000
Profit (Loss) on sale of properties	—	—	(620,000)
Interest and other income	4,771,000	2,970,000	1,533,000
Equity in earnings of unconsolidated entity	178,000	227,000	328,000
Less: Operating expenses	(39,964,000)	(66,335,000)	(65,270,000)
Interest and loan cost amortization expense	(42,783,000)	(76,171,000)	(71,164,000)
Provision for doubtful accounts	(3,900,000)	(3,082,000)	(8,326,000)
Depreciation and amortization	(62,512,000)	(98,446,000)	(84,260,000)
Minority interests in income of consolidated subsidiaries	(93,000)	(706,000)	(414,000)
Income (Loss) from discontinued operations	2,403,000	(3,950,000)	(352,000)
Net income—GAAP basis	117,918,000	135,581,000	94,117,000
Taxable income
- from operations (Note 6)	56,155,000	81,871,000	48,922,000
- from gain on sales	—	—	1,298,080,000
Cash generated from operations (Notes 3 and 4)	139,573,000	188,309,000	153,175,000
Cash generated from sales	—	—	2,629,000
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
- from operating cash flow	(139,573,000)	(175,958,000)	(139,344,000)
- from cash flow from prior period	(4,842,000)	—	—
- from return of capital (Note 7)	(2,723,000)	—	—
Cash generated (deficiency) after cash distributions	(7,565,000)	12,351,000	16,460,000
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	880,268,000	215,397,000	103,183,000

Appendix A—Prior performance tables

	2004	2005	2006
	(note 5)	(note 2)	(note 2)

Stock issuance costs	(89,039,000)	(17,254,000)	(9,688,000)
Acquisition of land, building and equipment on operating leases	(921,698,000)	(371,026,000)	(253,426,000)
Investment in direct financing leases	(50,230,000)	(278,000)	(300,000)
Investment in lease intangibles	(50,064,000)	(15,044,000)	(15,415,000)
DASCO acquisition	(204,441,000)	—	—
Investment in notes receivable	—	(16,000,000)	(24,500,000)
Contributions from minority interests	997,000	3,093,000	3,286,000
Distributions to minority interests	(45,000)	(459,000)	(871,000)
Payment of acquisition fees and costs	(73,124,000)	(20,575,000)	(7,439,000)
Payment of deferred leasing costs	(864,000)	(1,039,000)	(2,745,000)
Increase (Decrease) in restricted cash	(9,448,000)	6,082,000	(1,745,000)
Proceeds from borrowings on line of credit	—	115,000,000	141,000,000
Repayments of line of credit	—	(60,000,000)	—
Proceeds from borrowings on mortgages payable	315,045,000	305,485,000	136,520,000
Principal payments on mortgages payable	(28,964,000)	(66,219,000)	(31,727,000)
Proceeds from construction loans payable	73,618,000	63,367,000	26,032,000
Repayments of construction loans payable	—	(1,315,000)	(128,149,000)
Proceeds from term loan	60,000,000	—	—
Repayment of term loan	—	(60,000,000)	—
Proceeds from issuance of bonds payable	12,063,000	12,622,000	13,280,000
Retirement of bonds payable	(7,736,000)	(9,057,000)	(6,786,000)
Payment of loan costs	(10,149,000)	(11,707,000)	(1,954,000)
Refund of loan costs	—	—	2,774,000
Retirement of shares of common stock	(3,933,000)	(40,303,000)	(16,315,000)

Cash generated (deficiency) after cash distributions and special items	$(115,309,000)	$43,121,000	$(58,525,000)

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (Note 8)
- from operations (Note 6)	27	33	18

- from recapture	—	—	—

Capital gain	—	—	481

Cash distributions to investors Source (on GAAP basis)
- from investment income	56	55	53
- from return of capital (Note 7)	14	16	—

Total distributions on GAAP basis (Note 8)	70	71	53

Source (on cash basis)
- from operations (Note 3)	66	71	53
- from cash flow from prior period	2	—	—
- from return of capital (Note 7)	2	—	—

Total distributions on cash basis (Note 8)	70	71	53

Appendix A—Prior performance tables

	2004	2005	2006
	(note 5)	(note 2)	(note 2)

Total cash distributions as a percentage of original $1,000 investment (Note 5)	7.1%	7.1%	5.3%
Total cumulative cash distributions per $1,000 investment from inception (December 22, 1997)	336	407	460
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

(1)	CNL Retirement offered securities for sale in five public offerings from 1998 to 2006. Of the funds raised as of March 26, 2006, $125,358,803 was raised pursuant to its dividend reinvestment plan.

(2)	The amounts shown represent the combined results of the initial offering, the 2000 offering, the 2002 offering, the 2003 offering and the 2004 offering. Information for 2006 represents partial year data through September 30, 2006.

(3)	Cash generated from operations includes cash received from tenants, interest and other income, less cash paid for operating expenses.

(4)	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the CNL Retirement.

(5)	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

(6)	Taxable income presented is before the dividends paid deduction.

(7)	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

(8)	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented.

Source: CNL Retirement SEC filings and HCP, Inc.’s Current Report on Form 8-K filed with the SEC on January 9, 2007.

Appendix A—Prior performance tables

The following table presents information regarding the amount of capital raised by CNL Retirement from inception until the offering of its common stock was completed, the number of properties acquired with that capital, the dates of the first property sale and the final property sale by CNL Retirement, tax and distribution data relating to a $1,000 investment in the common stock of CNL Retirement and information regarding the cash flow of CNL Retirement and distributions that were made to investors in CNL Retirement.

Results of Completed Program CNL Retirement

CNL Retirement
(note 2)

Dollar Amount Raised	$2,701,312,000
Number of Properties Purchased, Directly or Indirectly	280
Date of Closing of Offering	03/26/2006
Date of First Sale of Property	03/09/2006
Date of Final Sale of Property	10/05/2006
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
from operations	301
from recapture	—
Capital Gain (loss)	—
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
Investment Income	330
Return of Capital	130
Source (on cash basis)
Sales	—
Refinancing	—
Operations	456
Cash flow from prior period	2
Return of Capital	2
Receivable on Net Purchase Money Financing	—

(1)	Through September 30, 2006.

(2)	On October 5, 2006, CNL Retirement merged with and into a wholly owned subsidiary of HCP, Inc. at which time, for every $1,000 investment, every investor of CNL Retirement received a cash payment of $1,112.93 and 8.65 shares of HCP common stock.

Source: CNL Retirement SEC filings and HCP, Inc.’s Current Report on Form 8-K filed with the SEC on January 9, 2007.

Appendix A—Prior performance tables

The following table presents the operating results for CNL Hotels for the periods shown as well as tax and distribution data for these same periods that would have been applicable to a $1,000 investment in CNL Hotels’ common stock. We believe that the investment objectives of CNL Hotels were not similar to our investment objectives, primarily because CNL Hotels invested in a different type of property than we intend to acquire.

Operating Results of CNL Hotels

	2004	2005	2006
	(notes 1 and 2)	(notes 1 and 2)	(notes 1 and 2)

Gross revenue	$943,945,000	$1,216,789,000	$1,540,528,000
Profit on sale of properties	645,000	67,321,000	153,523,000
Interest and other income	2,512,000	4,077,000	4,234,000
Less: Operating expenses	(733,534,000)	(968,458,000)	(1,172,484,000)
Interest expense and loan cost amortization	(140,876,000)	(180,369,000)	(220,632,000)
Depreciation and amortization	(126,689,000)	(162,926,000)	(204,642,000)
Equity in earnings (loss) of unconsolidated entities	(18,469,000)	32,775,000	6,600,000
Minority interests	(2,978,000)	(5,190,000)	(6,361,000)
Benefit (Expense) from income taxes	(27,429,000)	2,979,000	(621,000)
Income from discontinued operations	33,654,000	8,689,000	10,980,000
Net income (loss)—GAAP basis	(87,113,000)	6,900,000	(3,335,000)
Taxable income
- from operations (Note 6)	1,144,668	31,821,000	27,669,000

- from gain (loss) on sales	9,882,974	93,936,000	161,414,000

Cash generated from operations (Notes 3 and 4)	213,741,000	169,813,000	213,578,000
Cash generated from sales	16,810,000	595,300,000	229,193,000
Cash generated from refinancing		—	—
Less: Cash distributions to investors
- from operating cash flow	(213,741,000)	(168,132,000)	—
- from sale of properties	—	—	(154,704,000)
- from return of capital (Note 7)	(4,602,000)	—	—

Cash generated (deficiency) after cash distributions	12,208,000	596,981,000	288,067,000
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	658,578,000	43,481,000	37,745,000
Proceeds from mortgage loans and other notes payable	1,922,508,000	400,000,000	2,215,000,000
Distributions to holders of minority interest, net of contributions	(13,213,000)	(33,418,000)	(5,935,000)
Stock issuance costs (refunds)	(59,430,000)	2,497,000	(1,185,000)
Acquisition of land, buildings and equipment	(118,213,000)	(108,559,000)	(159,669,000)
Acquisition of KSL in 2004 and Grande Lakes in 2005 and 2006	(1,426,309,000)	(15,000,000)	(735,613,000)
Investment in unconsolidated subsidiaries and acquisition of JV interests	(2,192,000)	—	(72,580,000)

Appendix A—Prior performance tables

	2004	2005	2006
	(notes 1 and 2)	(notes 1 and 2)	(notes 1 and 2)

Deposit on property and other investments	—	(1,725,000)	—
Distribution from unconsolidated entity related to sales proceeds	—	47,529,000	—
Sale of investment in equity securities	28,295,000	—	—
Decrease (Increase) in restricted cash	(37,778,000)	8,062,000	29,940,000
Proceeds of borrowing on line of credit	(24,073,000)	—	108,000,000
Payment on mortgage loans and line of credit	(802,812,000)	(903,980,000)	(1,617,154,000)
Proceeds (Payment) of other notes	(63,593,000)	—	4,892,000
Payment of loan costs	(43,979,000)	(8,004,000)	(15,516,000)
Payment of capital lease obligation	(1,823,000)	(772,000)	(805,000)
Proceeds (Payment) to sell (acquire) cash flow hedges	(4,899,000)	(3,020,000)	1,005,000
Increase in intangibles and other assets	(37,655,000)	(400,000)	—
Retirement of shares of common stock	(24,636,000)	(43,336,000)	(31,745,000)
Payment of due to related parties—operating expenses	—	—	(10,998,000)

Cash generated (deficiency) after cash distributions and special items	(39,016,000)	(19,664,000)	33,449,000

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (loss) (Note 8)
- from operations (Note 6)	—	10	9

- from recapture	—	—	—

Capital gain (loss)	3	31	53

Cash distributions to Investors Source (on GAAP basis)
- from investment income	—	2	50
- from return of capital (Note 7)	74	53	—

Total distributions on GAAP basis (Note 8)	74	55	50

Source (on cash basis)
- from sales	—	—	50
- from operations	72	55	—
- from return of capital (Note 7)	2	—	—

Total distributions on cash basis (Note 8)	74	55	50

Total cash distributions as a percentage of original $1,000 investment (Note 5)	7.45%	5.50%	5.00%
Total cumulative cash distributions per $1,000 investment from inception (June 12, 1996)	494	549	599

Appendix A—Prior performance tables

	2004	2005	2006
	(notes 1 and 2)	(notes 1 and 2)	(notes 1 and 2)

Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

(1)	CNL Hotels offered securities for sale in five public offerings since 1997. Of the funds raised as of December 31, 2006, $74,307,514 were pursuant to its reinvestment plan.

(2)	The amounts shown represent the combined results of the initial offering, the 1999 offering, the 2000 offering, 2002 offering and the 2003 offering. All years presented have been rounded to thousands and reflect the reverse stock split which occurred on August 2, 2004.

(3)	Cash generated from operations includes cash received from hotel operations and dividend, interest and other income, less cash paid for operating expenses.

(4)	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the CNL Hotels.

(5)	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

(6)	Taxable income presented is before the dividends paid deduction.

(7)	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

(8)	Tax and distribution data and total distributions on a GAAP basis were computed based on the weighted average shares outstanding during each period presented.

Source: CNL Hotels SEC filings.

Appendix A—Prior performance tables

The following table presents information regarding the amount of capital raised by CNL Hotels from its inception until the offering of its common stock was completed, the number of properties acquired with that capital, the dates of the first property sale and the final property sale by CNL Hotels, tax and distribution data relating to a $1,000 investment in the common stock of CNL Hotels and information regarding the cash flow of CNL Hotels and distributions that were made to investors in CNL Hotels.

Results of Completed Program CNL Hotels

CNL Hotels
Program Name	(note 2)

Dollar Amount Raised	$3,066,534,832
Number of Properties Purchased, Directly or Indirectly	137
Date of Closing of Offering	03/12/2004
Date of First Sale of Property	07/10/2003
Date of Final Sale of Property	04/12/2007
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	197
- from recapture	—
Capital Gain (loss)	87
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	194
- Capital Gain	50
- Return of Capital	355
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	586
- Cash flow from prior period	—
- Return of Capital	13
Receivable on Net Purchase Money Financing	—

(1)	Through December 31, 2006.

(2)	On April 12, 2007, CNL Hotels merged with and into a wholly owned subsidiary of MS Resort Holdings, LLC at which time, for every $1,000 investment, every investor of CNL Hotels received total cash of $1,025.

Source: CNL Hotels SEC filings.

The information presented above regarding CNL Retirement and CNL Hotels and their prior performance is based entirely on information contained in the SEC filings of these entities which are publicly available through the SEC’s website at www.sec.gov. KPMG, LLP, our independent registered public accounting firm, has not independently verified the accuracy of the information contained in the SEC filings of these entities.

Until          , 2010 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II. Information not required in prospectus

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

SEC registration fee		$17,825
FINRA filing fee		25,500
NYSE fees*
Printing and engraving fees*
Legal fees and expenses*
Accounting fees and expenses*
Blue Sky fees and expenses (including legal fees)*
Miscellaneous expenses*

Total	$

*	To be filed by amendment.

All expenses, except the SEC registration fee and FINRA filing fee, are estimated.

ITEM 32. SALES TO SPECIAL PARTIES.

None.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

We have issued or agreed to issue the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

On April 16, 2010, we issued 1,000 shares of common stock to Mr. Hutchison in connection with the formation and initial capitalization of our company for an aggregate purchase price of $1,000. We will redeem these shares from Mr. Hutchison for $1,000 upon completion of this offering. These shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act.

We will sell an aggregate of           shares of common stock to Messrs. Hutchison, Anderson, Patten, Hendrix and Krueger, in a private placement concurrently with the closing of the offering at a price per share equal to the public offering price in the offering. These shares will be sold in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. Each of the investors in the concurrent private placement will represent to us that he is an “accredited investor” as defined in Rule 501 under the Securities Act.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Part II. Information not required in prospectus

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

➢	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

➢	the director or officer actually received an improper personal benefit in money, property or services; or

➢	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

➢	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

➢	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

➢	any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

➢	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Part II. Information not required in prospectus

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

None of the net proceeds will be credited to an account other than the appropriate capital stock account.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b)  Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
Number		Exhibit Description

1	.1*	Form of Underwriting Agreement
3.1		Form of Articles of Amendment and Restatement of Legacy Healthcare Properties Trust Inc.
3.2		Form of Bylaws of Legacy Healthcare Properties Trust Inc.
4	.1*	Specimen common stock certificate
5	.1*	Opinion of Venable LLP
8	.1*	Tax opinion of Hunton & Williams LLP
10.1		Form of Agreement of Limited Partnership of Legacy Healthcare Properties, LP
10	.2*	Interest Purchase and Sale Agreement by and among WSL Holdings, IV, L.L.C., Walton Acquisition Holdings IV, L.P., SL Jupiter Holdings, L.L.C., Mangrove Bay Investors, L.L.C., Senior Lifestyle Contribution Company, L.L.C. and Legacy Healthcare Advisors LLC
10.3		Form of Subscription Agreement
10	.4*	Form of Legacy Healthcare Properties Trust Inc. 2010 Equity Incentive Plan
10.5		Form of Stock Award Agreement
10.6		Form of Indemnification Agreement to be entered into by Legacy Healthcare Properties Trust Inc. with each of its executive officers, directors and director nominees
10	.7*	Employment Agreement between Legacy Healthcare Properties Trust Inc. and Thomas J. Hutchison III
10	.8*	Employment Agreement between Legacy Healthcare Properties Trust Inc. and Phillip M. Anderson, Jr.
10	.9*	Employment Agreement between Legacy Healthcare Properties Trust Inc. and Mark E. Patten
10	.10*	Employment Agreement between Legacy Healthcare Properties Trust Inc. and James R. Hendrix
10	.11*	Employment Agreement between Legacy Healthcare Properties Trust Inc. and John W. Krueger
10	.12*	Amendment No. 1 to Interest Purchase and Sale Agreement by and among WSL Holdings, IV, L.L.C., Walton Acquisition Holdings IV, L.P., SL Jupiter Holdings, L.L.C., Mangrove Bay Investors, L.L.C., Senior Lifestyle Contribution Company, L.L.C. and Legacy Healthcare Advisors LLC
10	.13*	Amendment No. 2 to Interest Purchase and Sale Agreement by and among WSL Holdings, IV, L.L.C., Walton Acquisition Holdings IV, L.P., SL Jupiter Holdings, L.L.C., Mangrove Bay Investors, L.L.C., Senior Lifestyle Contribution Company, L.L.C. and Legacy Healthcare Advisors LLC
21	.1*	List of Subsidiaries of Legacy Healthcare Properties Trust Inc.
23.1		Consent of KPMG LLP
23.2		Consent of McGladrey & Pullen, LLP
23.3		Consent of McGladrey & Pullen, LLP
23	.4*	Consent of Venable LLP (included in Exhibit 5.1)
23	.5*	Consent of Hunton & Williams LLP (included in Exhibit 8.1)
23.6		Consent of KPMG LLP

Part II. Information not required in prospectus

Exhibit
Number	Exhibit Description

99.1	Consent of James W. Duncan, Jr. to being named as a director.
99.2	Consent of Joseph E. Gibbs to being named as a director.
99.3	Consent of Dianna F. Morgan to being named as a director.
99.4	Consent of Robert E. Parsons, Jr. to being named as a director.
99.5	Consent of David M. Thomas to being named as a director.

*	To be filed by amendment.

ITEM 37. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

(c)  The undersigned Registrant hereby further undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused Pre-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on the 11th day of June, 2010.

LEGACY HEALTHCARE PROPERTIES TRUST INC.

By:	/s/ Thomas J. Hutchison III
Thomas J. Hutchison III
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the registration statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas J. Hutchison III Thomas J. Hutchison III	Chairman of the Board, Sole Director, and Chief Executive Officer (Principal Executive Officer)	June 11, 2010

/s/ Mark E. Patten Mark E. Patten	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2010

Exhibit index

Exhibit
Number		Exhibit Description

1	.1*	Form of Underwriting Agreement
3.1		Form of Articles of Amendment and Restatement of Legacy Healthcare Properties Trust Inc.
3.2		Form of Bylaws of Legacy Healthcare Properties Trust Inc.
4	.1*	Specimen common stock certificate
5	.1*	Opinion of Venable LLP
8	.1*	Tax opinion of Hunton & Williams LLP
10.1		Form of Agreement of Limited Partnership of Legacy Healthcare Properties, LP
10	.2*	Interest Purchase and Sale Agreement by and among WSL Holdings, IV, L.L.C., Walton Acquisition Holdings IV, L.P., SL Jupiter Holdings, L.L.C., Mangrove Bay Investors, L.L.C., Senior Lifestyle Contribution Company, L.L.C. and Legacy Healthcare Advisors LLC
10.3		Form of Subscription Agreement
10	.4*	Form of Legacy Healthcare Properties Trust Inc. 2010 Equity Incentive Plan
10.5		Form of Stock Award Agreement
10.6		Form of Indemnification Agreement to be entered into by Legacy Healthcare Properties Trust Inc. with each of its executive officers, directors and director nominees
10	.7*	Employment Agreement between Legacy Healthcare Properties Trust Inc. and Thomas J. Hutchison III
10	.8*	Employment Agreement between Legacy Healthcare Properties Trust Inc. and Phillip M. Anderson, Jr.
10	.9*	Employment Agreement between Legacy Healthcare Properties Trust Inc. and Mark E. Patten
10	.10*	Employment Agreement between Legacy Healthcare Properties Trust Inc. and James R. Hendrix
10	.11*	Employment Agreement between Legacy Healthcare Properties Trust Inc. and John W. Krueger
10	.12*	Amendment No. 1 to Interest Purchase and Sale Agreement by and among WSL Holdings, IV, L.L.C., Walton Acquisition Holdings IV, L.P., SL Jupiter Holdings, L.L.C., Mangrove Bay Investors, L.L.C., Senior Lifestyle Contribution Company, L.L.C. and Legacy Healthcare Advisors LLC
10	.13*	Amendment No. 2 to Interest Purchase and Sale Agreement by and among WSL Holdings, IV, L.L.C., Walton Acquisition Holdings IV, L.P., SL Jupiter Holdings, L.L.C., Mangrove Bay Investors, L.L.C., Senior Lifestyle Contribution Company, L.L.C. and Legacy Healthcare Advisors LLC
21	.1*	List of Subsidiaries of Legacy Healthcare Properties Trust Inc.
23.1		Consent of KPMG LLP
23.2		Consent of McGladrey & Pullen, LLP
23.3		Consent of McGladrey & Pullen, LLP
23	.4*	Consent of Venable LLP (included in Exhibit 5.1)
23	.5*	Consent of Hunton & Williams LLP (included in Exhibit 8.1)
23.6		Consent of KPMG LLP
99.1		Consent of James W. Duncan, Jr. to being named as a director.
99.2		Consent of Joseph E. Gibbs to being named as a director.
99.3		Consent of Dianna F. Morgan to being named as a director.
99.4		Consent of Robert E. Parsons, Jr. to being named as a director.
99.5		Consent of David M. Thomas to being named as a director.

*	To be filed by amendment.